UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
MALVERN BANCORP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY JOINT PROXY STATEMENT/OFFERING CIRCULAR – SUBJECT TO COMPLETION, MARCH 9, 2023
PRELIMINARY JOINT PROXY STATEMENT	OFFERING CIRCULAR

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear fellow First Bank Shareholder:
We cordially invite you to attend the annual meeting of shareholders of First Bank, to be held on April 28, 2023 at 10:00 a.m., Eastern Time, at The Stone Terrace, 2275 Kuser Road, Hamilton, New Jersey 08690 (“First Bank Shareholder Meeting”).
At the First Bank Shareholder Meeting, shareholders will be asked to (i) elect ten (10) directors to First Bank’s board of directors to serve until the 2024 Annual Meeting, (ii) approve, on an advisory basis, the 2022 compensation paid to First Bank’s named executive officers as disclosed in the attached proxy statement/offering circular, (iii) to ratify the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, (iv) vote on annual frequency of a shareholder advisory vote on executive compensation, (v) approve the proposed merger with Malvern Bancorp, Inc. (“Malvern Bancorp”) and its wholly owned subsidiary, Malvern Bank, National Association (“Malvern Bank”) pursuant to the Agreement and Plan of Merger, dated as of December 13, 2022 by and among First Bank, Malvern Bancorp, and Malvern Bank (the “merger agreement”) and related matters (the “First Bank merger proposal”), (vi) approve a proposal to increase the size of the First Bank board of directors in order to appoint three (3) members of the Malvern Bancorp board of directors to the First Bank board of directors upon consummation of the merger (the “First Bank board increase proposal”), and (vii) approve a proposal to adjourn the First Bank annual meeting if necessary and appropriate, to solicit additional proxies in favor of the merger-related proposals listed above (the “First Bank adjournment proposal”).
On December 13, 2022, Malvern Bank, Malvern Bancorp, and First Bank agreed to a strategic business combination in which Malvern Bancorp will merge with and into First Bank (through a newly created merger subsidiary of First Bank), immediately followed by the merger of Malvern Bank with and into First Bank, with First Bank as the surviving institution (collectively, the “merger”). If the merger is completed, each share of Malvern Bancorp common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 0.7733 shares of First Bank common stock and $7.80 in cash, subject to possible adjustment as described in this joint proxy statement/offering circular. First Bank shareholders will retain their shares of First Bank common stock. Shares of First Bank common stock are listed on the Nasdaq Global Market under the ticker symbol “FRBA” and shares of Malvern Bancorp common stock are listed on the Nasdaq Global Market under the ticker symbol “MLVF.”
Malvern Bancorp will also hold a special meeting of its shareholders in connection with the merger to adopt the merger agreement and related matters as described in the accompanying joint proxy statement/offering circular.
Your vote is very important. We cannot complete the merger unless First Bank shareholders approve each of the First Bank merger proposal and the First Bank board increase proposal. The First Bank merger proposal must be approved by the affirmative vote of the holders of at least two-thirds of the shares of First Bank common stock outstanding on the record date. The First Bank board increase proposal must be approved by the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting. Only First Bank shareholders of record as of March 10, 2023 are entitled to receive notice of, and vote at, the First Bank Shareholder Meeting. Regardless of whether or not you plan to attend the First Bank Shareholder Meeting, please complete and mail the enclosed proxy card and send it to us, or vote by telephone or internet following the instructions provided on the proxy card.
The First Bank board of directors unanimously recommends that First Bank shareholders vote “FOR” the First Bank board nominees, “FOR” the advisory vote to approve the 2022 compensation paid to First Bank’s named executive officers, “FOR” the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, “1 YEAR” annual frequency of a shareholder advisory vote on executive compensation, “FOR” the First Bank merger proposal, “FOR” the First Bank board increase proposal and “FOR” any other matters to be considered at the First Bank Shareholder Meeting.
The accompanying joint proxy statement/offering circular describes the First Bank Shareholder Meeting, the Malvern Bancorp special meeting, the merger, the documents related to the merger and other related matters. Please carefully read the entire joint proxy statement/offering circular, including “Risk Factors” beginning on page 21, for a discussion of the risks relating to the proposed merger and related matters.

Patrick M. Ryan
Chairman of the Board
First Bank
Neither the Federal Deposit Insurance Corporation, the Securities and Exchange Commission, nor any other bank regulatory agency or state securities commission has determined if this joint proxy statement/offering circular is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of First Bank common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/offering circular is dated [•] 2023, and is first being mailed to the shareholders of First Bank and Malvern Bancorp on or about [•] 2023.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear fellow Malvern Bancorp Shareholder:
On December 13, 2022, Malvern Bank, National Association (“Malvern Bank”), Malvern Bancorp, Inc., the holding company for Malvern Bank (“Malvern Bancorp”), and First Bank agreed to a strategic business combination in which Malvern Bancorp will merge with and into First Bank (through a newly created merger subsidiary of First Bank), immediately followed by the merger of Malvern Bank with and into First Bank, with First Bank as the surviving institution (collectively, the “merger”). If the merger is completed, each share of Malvern Bancorp common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 0.7733 shares of First Bank common stock and $7.80 in cash, subject to possible adjustment as described in this joint proxy statement/offering circular. Shares of First Bank common stock are listed on the Nasdaq Global Market under the ticker symbol “FRBA” and shares of Malvern Bancorp common stock are listed on the Nasdaq Global Market under the ticker symbol “MLVF.”
We are sending you this joint proxy statement/offering circular to notify you of, and invite you to, the special meeting of Malvern Bancorp shareholders (the “Malvern Bancorp special meeting”) being held to consider the Agreement and Plan of Merger dated as of December 13, 2022 by and among First Bank, Malvern Bancorp and Malvern Bank (the “merger agreement”), and related matters, and to ask you to vote at the Malvern Bancorp special meeting “FOR” adoption of the merger agreement (the “Malvern merger proposal”), among other matters.
First Bank will also hold a meeting of its shareholders in connection with the merger. First Bank shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the issuance of First Bank common stock to holders of Malvern Bancorp common stock pursuant to the merger agreement (the “First Bank merger proposal”), as well as a proposal to approve an increase in the size of the First Bank board of directors in order to appoint three members of the Malvern Bancorp board of directors to the First Bank board of directors upon consummation of the merger (the “First Bank board increase proposal”) and other matters as described in the accompanying joint proxy statement/offering circular.
Your vote is very important. We cannot complete the merger unless Malvern Bancorp shareholders approve the Malvern merger proposal. The Malvern merger proposal must be approved by the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting. Only Malvern Bancorp shareholders of record as of March 10, 2023 are entitled to receive notice of, and vote at, the Malvern Bancorp special meeting. Regardless of whether or not you plan to attend the Malvern Bancorp special meeting, please complete and mail the enclosed proxy card to us, or vote by telephone or internet following the instructions provided on the proxy card. The Malvern Bancorp special meeting will be held virtually online at www.virtualshareholdersmeeting.com/MLVF2023SM on Friday, April 28, 2023 at 10:00 a.m., Eastern Time.
The Malvern Bancorp board of directors unanimously recommends that Malvern Bancorp shareholders vote “FOR” the adoption of the Malvern merger proposal and “FOR” the other matters to be considered at the Malvern Bancorp special meeting.
The accompanying joint proxy statement/offering circular describes the Malvern Bancorp special meeting, the First Bank Shareholder Meeting, the merger, the documents related to the merger, and other related matters. Please carefully read the entire joint proxy statement/offering circular, including “Risk Factors” beginning on page 21, for a discussion of the risks relating to the proposed merger and related matters.

Anthony C. Weagley
President and Chief Executive Officer
Malvern Bancorp, Inc.

Neither the Federal Deposit Insurance Corporation, the Securities and Exchange Commission, nor any other bank regulatory agency or state securities commission has determined if this joint proxy statement/offering circular is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of First Bank common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/offering circular is dated [•] 2023, and is first being mailed to the shareholders of First Bank and Malvern Bancorp on or about [•] 2023.

FIRST BANK
2465 Kuser Road
Hamilton, New Jersey 08690
NOTICE OF SHAREHOLDER MEETING OF SHAREHOLDERS
To be Held on April 28, 2023
To the Shareholders of First Bank:
A meeting of the shareholders of First Bank (the “First Bank Shareholder Meeting”) will be held on April 28, 2023 at 10:00 a.m., Eastern Time, at The Stone Terrace, 2275 Kuser Road, Hamilton, New Jersey 08690, to vote upon the following matters:
1.
a proposal to elect the ten (10) persons named in the accompanying joint proxy statement/offering circular to serve as directors of First Bank until the 2024 Annual Meeting and thereafter until their successors shall have been duly elected and qualified;

2.	a proposal to approve, on an advisory basis, the 2022 compensation paid to First Bank’s named executive officers as disclosed in the attached joint proxy statement/offering circular;
3.	to ratify the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
4.	a proposal to approve the frequency of a shareholder advisory vote on executive compensation;
5.
a proposal to approve the Agreement and Plan of Merger dated as of December 13, 2022, by and among Malvern Bank, National Association, Malvern Bancorp, Inc., and First Bank and the transactions contemplated thereby, including the issuance of First Bank common stock to holders of Malvern Bancorp common stock (the “First Bank merger proposal”);

6.
a proposal to increase the size of the First Bank board of directors in order to appoint three members of the Malvern Bancorp board of directors to the First Bank board of directors upon consummation of the merger (the “First Bank board increase proposal”); and

7.
a proposal to adjourn the annual meeting, if necessary and appropriate, to solicit additional proxies in favor of the merger-related proposals listed above, as more fully described in the accompanying joint proxy statement/offering circular (the “First Bank adjournment proposal”).

Your vote is very important. We cannot complete the merger unless the First Bank shareholders approve each of the First Bank merger proposal and the First Bank board increase proposal. Only shareholders of record on March 10, 2023 are entitled to receive notice of, and to vote at, the First Bank Shareholder Meeting.
Information regarding the merger, the documents related to the merger, and other matters to be considered at the First Bank Shareholder Meeting are contained in the accompanying joint proxy statement/offering circular and its annexes.
Regardless of whether or not you plan to attend the First Bank Shareholder Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope or vote by telephone or internet using the instructions provided on the proxy card. It is important that your interests be represented at the First Bank Shareholder Meeting.

The First Bank board of directors unanimously recommends that First Bank shareholders vote “FOR” the First Bank board nominees, “FOR” the advisory vote to approve the 2022 compensation paid to First Bank’s named executive officers, “FOR” the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, “1 YEAR” annual frequency of a shareholder advisory vote on executive compensation, “FOR” approval of the First Bank merger proposal, “FOR” the First Bank board increase proposal, and “FOR” the First Bank adjournment proposal.

By order of the board of directors,

Donna Bencivengo, Corporate Secretary
Hamilton, New Jersey
[•], 2023
Important notice regarding the availability of proxy materials for the First Bank Shareholder Meeting to be held on April 28, 2023: This joint proxy statement/offering circular, the form of proxy and our 2022 annual report are also available at www.firstbanknj.com.

MALVERN BANCORP, INC.
42 East Lancaster Avenue
Paoli, Pennsylvania 19301
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be Held on April 28, 2023
To the Shareholders of Malvern Bancorp:
A special meeting of shareholders of Malvern Bancorp, Inc. (the “Malvern Bancorp special meeting”) will be held virtually on April 28, 2023, at 10:00 a.m., Eastern Time, to vote upon the following matters:
1.
a proposal to adopt the Agreement and Plan of Merger dated as of December 13, 2022, by and among Malvern Bank, National Association (“Malvern Bank”), Malvern Bancorp, Inc. (“Malvern Bancorp”), and First Bank (the “merger agreement”), providing for the merger of Malvern Bancorp with and into First Bank (through a newly created merger subsidiary of First Bank), immediately followed by the merger of Malvern Bank with and into First Bank (collectively, the “merger”), whereby the shareholders of Malvern will receive, for each outstanding share of Malvern Bancorp common stock that they own at the effective time of the merger, 0.7733 shares of First Bank common stock and $7.80 in cash, subject to adjustment as described in the merger agreement (the “Malvern merger proposal”);

2.
a proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Malvern Bancorp in connection with the transactions contemplated by the merger agreement (the “Malvern Bancorp executive compensation proposal”); and

3.
a proposal to adjourn the Malvern Bancorp special meeting, if necessary and appropriate, to solicit additional proxies in favor of the Malvern merger proposal, as more fully described in the accompanying joint proxy statement/offering circular (the “adjournment proposal”).

Your vote is very important. We cannot complete the merger unless the Malvern Bancorp shareholders adopt the Malvern merger proposal. The Malvern merger proposal and the Malvern Bancorp executive compensation proposal must each be approved by the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting. Only shareholders of record on March 10, 2023 are entitled to receive notice of, and to vote at, the Malvern Bancorp special meeting.
Information regarding the merger, the documents related to the merger, and other matters to be considered at the Malvern Bancorp special meeting are contained in the accompanying joint proxy statement/offering circular and its annexes.
Regardless of whether or not you plan to attend the Malvern Bancorp special meeting, please complete and mail the enclosed proxy card to us, or vote by telephone or internet following the instructions provided on the proxy card. It is important that your interests be represented at the Malvern Bancorp special meeting.
The Malvern Bancorp board of directors unanimously recommends that Malvern Bancorp shareholders vote “FOR” approval of the Malvern merger proposal, “FOR” the Malvern Bancorp executive compensation proposal and “FOR” the Malvern Bancorp adjournment proposal.
By order of the Malvern Bancorp board of directors,

Anthony C. Weagley
President and Chief Executive Officer
Malvern Bancorp, Inc.
Paoli, Pennsylvania
[•], 2023

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/offering circular provides you with detailed information about the merger agreement and the merger and the other matters that will be considered at each of the shareholder meetings of First Bank and Malvern Bancorp. The boards of directors of First Bank and Malvern Bancorp encourage you to read this entire document carefully.
This joint proxy statement/offering circular also incorporates by reference important business and financial information about First Bank from documents filed by First Bank with the Federal Deposit Insurance Corporation (“FDIC”) that are not included in or delivered with this joint proxy statement/offering circular. You can obtain free copies of these documents filed with the FDIC, through the FDIC’s website at https://www.fdic.gov/ or by writing or calling:
Andrew Hibshman, Executive Vice President & Chief Financial Officer
First Bank
2465 Kuser Road
Hamilton, New Jersey 08690
Telephone: 609-643-2058
Email: andrew.hibshman@firstbanknj.com
This joint proxy statement/offering circular also incorporates by reference important business and financial information about Malvern Bancorp from documents filed by Malvern Bancorp with the Securities and Exchange Commission (“SEC”) that are not included in or delivered with this joint proxy statement/offering circular. You can obtain free copies of these documents filed with the SEC, through the SEC’s website at https://www.sec.gov/ or by writing or calling:
Joseph D. Gangemi, Executive Vice President, Chief Financial Officer & Corporate Secretary
Malvern Bancorp, Inc.
42 East Lancaster Avenue
Paoli, Pennsylvania 19301
Telephone: (610) 695-3676
Email: jgangemi@MyMalvernBank.com
In order to obtain timely delivery of these documents, you should request the information by [•], 2023. See “Where You Can Find More Information” beginning on page 150 for additional information.
Neither Malvern Bancorp nor First Bank has authorized anyone to provide you with any information other than the information included in this document and the documents to which you are referred in this document. If someone provides you with other information, please do not rely on it as being authorized by Malvern Bancorp or First Bank.
This joint proxy statement/offering circular has been prepared as of [•], 2023. You should not assume that the information contained in this joint proxy statement/offering circular is accurate as of any date other than [•], 2023. You should not assume that the information incorporated by reference into this joint proxy statement/offering circular is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/offering circular to First Bank shareholders and Malvern Bancorp shareholders nor the issuance by First Bank of shares of First Bank common stock to Malvern Bancorp shareholders in connection with the merger will create any implication to the contrary.
This joint proxy statement/offering circular offers only the shares of First Bank common stock offered in the merger to Malvern Bancorp shareholders. This joint proxy statement/offering circular shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. The information contained in this joint proxy statement/offering circular with respect to First Bank, as well as the unaudited pro forma condensed combined financial information, were provided solely by First Bank, and the information contained in this joint proxy statement/offering circular with respect to Malvern Bancorp was provided solely by Malvern Bancorp.

i

ii

ANNEXES
A.	Agreement and Plan of Merger by and among First Bank, Malvern Bancorp, Inc. and Malvern Bank, National Association, dated as of December 13, 2022, with form of Voting Agreement attached
B.	Fairness Opinion of Piper Sandler & Co.
C.	Fairness Opinion of Hovde Group, LLC
D.	First Bank Dissenters’ Rights Information
iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS
The following are some questions that you may have regarding the merger of Malvern Bancorp with and into First Bank (through a newly created merger subsidiary of First Bank), immediately followed by the merger of Malvern Bank with and into First Bank, and the meetings of shareholders of Malvern Bancorp and First Bank, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/offering circular because the information in this section does not provide all of the information that might be important to you with respect to the merger and the shareholder meetings. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/offering circular. See “Where You Can Find More Information” beginning on page 150.
Q:	What is the purpose of this document?
A:	This document serves as both a joint proxy statement of Malvern Bancorp and First Bank and as an offering circular for First Bank common stock.
As a joint proxy statement, it is being provided to:
•
Malvern Bancorp shareholders by the Malvern Bancorp board of directors in connection with that board of directors’ solicitation of proxies for the Malvern Bancorp special meeting at which the Malvern Bancorp shareholders will be asked to:

•	approve the Malvern merger proposal;
•	approve the Malvern Bancorp executive compensation proposal on an advisory (non-binding) basis; and
•	approve the Malvern Bancorp adjournment proposal, if necessary.
•
First Bank shareholders by the First Bank board of directors in connection with that board of directors’ solicitation of proxies for the First Bank Shareholder Meeting at which the First Bank shareholders will be asked to:

•	approve the First Bank board nominees;
•	approve the advisory vote to approve the 2022 compensation paid to First Bank’s named executive officers;
•	approve the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
•	approve a proposal on the frequency of a shareholder advisory vote on executive compensation;
•	approve the First Bank merger proposal;
•	approve the First Bank board increase proposal; and
•	approve the First Bank adjournment proposal, if necessary.
As an offering circular, this document is being provided to Malvern Bancorp shareholders because First Bank is offering to exchange shares of its common stock for shares of Malvern Bancorp common stock upon consummation of the merger.
This joint proxy statement/offering circular contains important information about the merger and the other proposals being voted on at the First Bank and Malvern Bancorp shareholder meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:	When and where is the Malvern Bancorp special meeting and the First Bank Shareholder Meeting?
A:
The Malvern Bancorp special meeting will be held virtually online at www.virtualshareholdersmeeting.com/MLVF2023SM on April 28, 2023, at 10:00 a.m., Eastern Time. The First Bank Shareholder Meeting will be held at The Stone Terrace, 2275 Kuser Road, Hamilton, New Jersey 08690 on April 28, 2023, at 10:00 a.m., Eastern Time.

Q:	Who is entitled to vote?
A:
Holders of record of Malvern Bancorp common stock at the close of business on March 10, 2023, which is the date that the Malvern Bancorp board of directors has fixed as the record date for the Malvern Bancorp special meeting, are entitled to vote at the Malvern Bancorp special meeting. Holders of record of First Bank common stock at the close of business on March 10, 2023, which is the date that the First Bank board of directors has fixed as the record date for the First Bank Shareholder Meeting, are entitled to vote at the First Bank Shareholder Meeting.

Q:	What constitutes a quorum for the Malvern Bancorp special meeting? What constitutes a quorum for the First Bank Shareholder Meeting?
A:
The presence of a majority of the shares of Malvern Bancorp common stock outstanding on the record date will constitute a quorum for the purposes of the Malvern Bancorp special meeting. The presence of a majority of the shares of First Bank common stock outstanding on the record date will constitute a quorum for the purposes of the First Bank Shareholder Meeting. If a quorum is not present at either special meeting, such special meeting will be postponed until the holders of the number of shares of Malvern Bancorp common stock or First Bank common stock, as applicable, required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Malvern Bancorp common stock or First Bank common stock, as applicable, will be counted for purposes of determining whether a quorum is present at the applicable special meeting. If additional votes must be solicited in order for the First Bank shareholders to approve the First Bank merger proposal or the First Bank board increase proposal and the First Bank adjournment proposal is approved, it is expected that the First Bank Shareholder Meeting will be adjourned to solicit additional proxies. If additional votes must be solicited in order for the Malvern Bancorp shareholders to approve the Malvern merger proposal and the Malvern Bancorp adjournment proposal is approved, it is expected that the Malvern Bancorp special meeting will be adjourned to solicit additional proxies.

Q:	What is the vote required to approve each proposal at the Malvern Bancorp special meeting?
A:
Approval of the Malvern merger proposal, the Malvern Bancorp executive compensation proposal and the Malvern adjournment proposal requires the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting. The merger cannot be completed unless the Malvern Bancorp shareholders approve the Malvern merger proposal.

Q:	What is the vote required to approve each proposal at the First Bank Shareholder Meeting?
A:	Approval of the First Bank director nominees is by plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees proposed is “withheld.”
The advisory vote on executive compensation and the ratification of the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm are each determined by a majority of the votes cast without regard to broker non-votes or proxies marked “abstain.”
Regarding the advisory vote on the frequency of shareholder voting on executive compensation, a shareholder may vote for one, two or three years, or may abstain, and approval of this advisory vote will be the choice (one, two or three years) that receives the most votes.
In order for the First Bank merger proposal to be approved, the merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the shares of First Bank common stock outstanding on the record date. The merger cannot be completed unless the First Bank shareholders approve the First Bank merger proposal.
Approval of the First Bank board increase proposal requires the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting. The merger cannot be completed unless the First Bank shareholders approve the First Bank board increase proposal.
Approval of the First Bank adjournment proposal requires the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting.

Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Malvern Bancorp named executive officers (i.e., the Malvern Bancorp executive compensation proposal)?

A:
Under SEC rules, Malvern Bancorp is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Malvern Bancorp’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:
What happens if Malvern Bancorp shareholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for Malvern Bancorp named executive officers (i.e., the Malvern Bancorp executive compensation proposal)?

A:
The vote on the proposal to approve the merger-related compensation arrangements for each of Malvern Bancorp’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the Malvern Bancorp special meeting. Because the votes on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Malvern Bancorp or First Bank before or following the merger. Accordingly, the merger-related compensation will be paid to Malvern Bancorp’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Malvern Bancorp shareholders do not approve the proposals to approve the merger-related executive compensation.

Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, compensation arrangements for the First Bank named executive officers (i.e., the First Bank executive compensation proposal)?

A:	Under FDIC rules, First Bank is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to First Bank’s named executive officers.
Q:
What happens if First Bank’s shareholders do not approve, by non-binding, advisory vote, compensation arrangements for First Bank’s named executive officers (i.e., the First Bank executive compensation proposal)?

A:
The vote on the proposal to approve the compensation arrangements for each of First Bank’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the First Bank Shareholder Meeting. Accordingly, the compensation will be paid to First Bank’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if First Bank’s shareholders do not approve the proposals to approve the executive compensation.

Q:	What if I hold shares in both First Bank and Malvern Bancorp?
A:
If you hold shares of both First Bank common stock and Malvern Bancorp common stock you will receive separate packages of proxy materials. A vote cast as a First Bank shareholder will not count as a vote cast as a Malvern Bancorp shareholder, and a vote cast as a Malvern Bancorp shareholder will not count as a vote cast as a First Bank shareholder. Therefore, please submit separate proxies for your shares of First Bank common stock and your shares of Malvern Bancorp common stock.

Q:	What if I do not vote or I abstain?
A:
For the Malvern merger proposal, if a Malvern Bancorp shareholder present at the Malvern Bancorp special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count regarding the Malvern merger proposal. If a Malvern Bancorp shareholder is not present at the Malvern Bancorp special meeting and does not respond by proxy, it will have no effect on the vote count regarding the Malvern merger proposal.

For the Malvern Bancorp executive compensation proposal, if a Malvern Bancorp shareholder present at the Malvern Bancorp special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count regarding the Malvern Bancorp executive compensation proposal. If a Malvern Bancorp shareholder is not present at the Malvern Bancorp special meeting and does not respond by proxy, it will have no effect on the vote count regarding the Malvern Bancorp executive compensation proposal.

For the Malvern adjournment proposal, if a Malvern Bancorp shareholder present at the Malvern Bancorp shareholder meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count regarding the Malvern Bancorp adjournment proposal. If a Malvern Bancorp shareholder is not present at the Malvern Bancorp special meeting and does not respond by proxy, it will have no effect on the vote count regarding the Malvern Bancorp adjournment proposal.
For the First Bank (i) director nominees, (ii) advisory vote on executive compensation, (iii) the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and (iv) proposal to approve the frequency of a shareholder advisory vote on executive compensation, if a First Bank shareholder present at the First Bank Shareholder Meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count regarding such proposals. If a First Bank shareholder is not present at the First Bank Shareholder Meeting and does not respond by proxy, it will have no effect on the vote count regarding proposals (i) through (iv) of the preceding sentence.
For the First Bank merger proposal, if a First Bank shareholder present at the First Bank Shareholder Meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the First Bank merger proposal. If a First Bank shareholder is not present at the First Bank Shareholder Meeting and does not respond by proxy, it will have the same effect as a vote cast “AGAINST” the First Bank merger proposal.
For the First Bank board increase proposal, if a First Bank shareholder present at the First Bank Shareholder Meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count regarding the First Bank board increase proposal. If a First Bank shareholder is not present at the First Bank Shareholder Meeting and does not respond by proxy, it will have no effect on the vote count regarding the First Bank board increase proposal.
For the First Bank adjournment proposal, if a First Bank shareholder present at the First Bank Shareholder Meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count regarding the First Bank adjournment proposal. If a First Bank shareholder is not present at the First Bank Shareholder Meeting and does not respond by proxy, it will have no effect on the vote count regarding the First Bank adjournment proposal.
Q:	Are there any voting agreements with existing Malvern Bancorp shareholders?
A:
Yes. In connection with the merger agreement, each member of the Malvern Bancorp board of directors and certain executive officers of Malvern Bancorp and Malvern Bank, in their capacities as shareholders of Malvern Bancorp, have separately entered into voting agreements with First Bank and Malvern Bancorp, the form of which is attached as Exhibit A to the merger agreement which is attached as Annex A to this joint proxy statement/offering circular, in which they have agreed to vote all shares of Malvern Bancorp common stock that they own and have the power to vote in favor of the Malvern merger proposal and any other matter that is required to be approved by the Malvern Bancorp shareholders to facilitate the transactions contemplated by the merger agreement. As of the close of business on the record date, the members of the Malvern Bancorp directors and the executive officers who signed voting agreements beneficially owned, in the aggregate, 433,534 shares of Malvern Bancorp common stock, allowing them to exercise approximately 5.7% of the voting power of Malvern Bancorp common stock.

Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for Malvern Bancorp and First Bank to obtain the necessary quorum to hold their respective shareholder meetings. The merger agreement must be adopted and approved by the affirmative vote of a majority of votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting in order for the merger to be completed. The First Bank merger proposal must be adopted and approved by the affirmative vote of the holders of at least two-thirds of the shares of First Bank common stock entitled to vote at the First Bank Shareholder Meeting, and the First Bank board increase proposal must be approved by the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank shareholders meeting, in order for the merger to be completed. The Malvern Bancorp board of directors unanimously recommends that Malvern Bancorp shareholders vote to approve the Malvern merger proposal and the First Bank board of directors unanimously recommends that First Bank shareholders vote to approve each of the First Bank merger proposal and the First Bank board increase proposal, in order to allow the merger to be consummated.
Q:	How many votes do I have?
A:
Each outstanding share of Malvern Bancorp common stock entitles its holder to cast one vote. As of the record date, there were 7,644,765 shares of Malvern Bancorp common stock outstanding and entitled to vote at the Malvern Bancorp special meeting.

Each outstanding share of First Bank common stock entitles its holder to cast one vote. As of the record date, there were 19,569,807 shares of First Bank common stock outstanding and entitled to vote at the First Bank Shareholder Meeting.
Q:	Can I attend the applicable shareholder meeting and vote my shares?
A:
Yes. All Malvern Bancorp shareholders and all First Bank shareholders are invited to attend their respective shareholder meeting. Holders of record of Malvern Bancorp common stock can attend and vote virtually at the Malvern Bancorp shareholder meeting. Holders of record of First Bank common stock can attend and vote at the First Bank Shareholder Meeting in person. Malvern Bancorp and First Bank each reserves the right to refuse admittance to anyone without proper proof of share ownership. The use of cameras, sound and video recording equipment, communications devices or any similar equipment during either shareholder meeting is prohibited without express written consent of Malvern Bancorp or First Bank, as applicable.

Q:	May I change my vote after I have mailed my signed proxy card?
A:
Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before the applicable shareholder meeting or submit a new proxy via telephone or internet before the applicable shareholder meeting by calling the telephone number or logging into the internet website specified on your proxy card. Second, you may revoke your proxy by written notice to the Secretary of Malvern or the Corporate Secretary of First Bank, as the case may be, to be received by Malvern Bancorp or First Bank, as the case may be, prior to applicable shareholder meeting. Malvern Bancorp shareholders should send any such written notice to Malvern Bancorp, Inc., 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, Attn: Corporate Secretary. First Bank shareholders should send any such written notice to First Bank, 2465 Kuser Road, Hamilton, New Jersey 08690, Attn: Corporate Secretary. Lastly, if you are a Malvern Bancorp shareholder, you may attend the special meeting virtually and vote at such meeting. Alternatively, if you are a First Bank shareholder, you may attend the shareholder meeting in person, and vote at such meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. Attending your shareholder meeting will not, in and of itself, result in a revocation of your proxy.

Q:	How do I vote my shares that are held in “street name”?
A:
If your shares of common stock are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to First Bank or Malvern Bancorp, as applicable, or by voting at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Malvern Bancorp shareholder meeting are such “non-routine” matters. It is expected that all proposals to be voted on at the First Bank Shareholder Meeting are “non-routine” matters, except for the ratification of the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, which is considered a “routine” matter. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a First Bank shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:
•
for the First Bank (i) director nominees, (ii) advisory vote on executive compensation, (iii) the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and (iv) proposal to approve the frequency of a shareholder advisory vote on executive compensation, it will have no effect on the vote count regarding such proposals;

•	your broker, bank or other nominee may not vote your shares on the First Bank merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” the First Bank merger proposal;
•	your broker, bank or other nominee may not vote your shares on the First Bank board increase proposal, which broker non-votes will have no effect on the vote count for such proposal; and
•	your broker, bank or other nominee may not vote your shares on the First Bank adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.
If you are a Malvern Bancorp shareholder, and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker bank or other nominee may not vote your shares on the Malvern merger proposal, the Malvern Bancorp executive compensation proposal, or the Malvern adjournment proposal, which broker non-votes will have no effect on the vote count for such proposals.
Q:	What will a Malvern Bancorp shareholder receive in the merger?
A:
Upon consummation of the merger, the shareholders of Malvern Bancorp will receive, for each share of Malvern Bancorp common stock they own at the effective time of the merger, 0.7733 shares of First Bank common stock and $7.80 in cash, subject to possible adjustment as described in this joint proxy statement/offering circular, including in the paragraph below. We refer to the shares of First Bank common stock and cash to be received in the merger as the “merger consideration.”

As a condition to closing, Malvern Bancorp’s adjusted shareholders’ equity must equal or exceed $140.0 million as of the 10th day prior to the closing date. If Malvern Bancorp does not meet this threshold, First Bank will not be obligated to consummate the merger at the currently set merger price. If Malvern Bancorp’s adjusted shareholders’ equity is less than $140.0 million but greater than $125.0 million, the aggregate cash component of the merger consideration will be reduced, on a dollar-for-dollar basis, in an amount equal to the difference between Malvern Bancorp’s final adjusted shareholders’ equity and $140.0 million, which will result in the reduction of the cash component of the per share merger consideration to below $7.80 (with the final amount dependent on the extent of the equity shortfall), and First Bank will not have the right to prevent closing based on the equity shortfall. If the adjusted shareholder’s equity is below $125.0 million, First Bank is not obligated to consummate the merger and may terminate the merger agreement. In calculating its adjusted shareholders’ equity, Malvern Bancorp is permitted to add back certain expenses, including, among other things, expenses related to this transaction, losses incurred or accrued by Malvern Bancorp relating to certain previously identified loans, unrealized losses in its securities portfolio, and any changes to shareholders’ equity as a result of the initial adoption of Current Expected Credit Losses accounting methodology.
Q:	What will a First Bank shareholder receive in the merger?
A:
In the merger, the shareholders of First Bank will not receive any consideration, and their shares of First Bank common stock will remain outstanding and will constitute shares of First Bank following the merger. Following the merger, shares of First Bank common stock will continue to be traded on the Nasdaq Global Market.

Q:	What are the material United States federal tax consequences of the merger to Malvern Bancorp shareholders?
A:
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the merger, Luse Gorman, P.C. (“Luse Gorman”) will deliver to First Bank as a condition of closing, and Holland & Knight LLP

(“Holland & Knight”) will deliver to Malvern Bancorp as a condition of closing, an opinion that, for U.S. federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material U.S. Federal Income Tax Consequences of the Merger,” the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither First Bank nor Malvern Bancorp currently intends to waive this opinion condition to its obligation to consummate the merger.
Accordingly, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of Malvern Bancorp generally will recognize gain, but not loss, in an amount equal to the lesser of (a) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the First Bank common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Malvern Bancorp common stock surrendered) and (b) the amount of cash received pursuant to the merger. Further, a Malvern Bancorp common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of First Bank common stock that the Malvern Bancorp common shareholder would otherwise be entitled to receive. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 129.
The U.S. federal income tax consequences described above may not apply to all shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:	What are the material United States federal tax consequences of the merger to First Bank shareholders who do not hold any Malvern common stock?
A:
Since First Bank shareholders will retain their common stock in the merger, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of First Bank common stock will not recognize gain or loss as a result of the merger. However, any cash received by a U.S. holder of First Bank common stock as a result of dissenting from the merger and exercising appraisal rights will recognize gain to the extent the cash received exceeds the U.S. holder’s tax basis in the First Bank common stock.

The U.S. federal income tax consequences described above may not apply to all shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:	Am I entitled to appraisal rights?
A:
First Bank shareholders who dissent from the merger may exercise appraisal rights and receive the cash value of their shares of First Bank common stock in accordance with the New Jersey Banking Act of 1948, as amended (the “NJBA”). For more information, see the section entitled “The Merger Agreement — First Bank Dissenters’ Appraisal Rights.”

Malvern Bancorp shareholders are not entitled to appraisal rights under the Pennsylvania Business Corporation Law. For more information, see the section entitled “The Merger Agreement — Malvern Bancorp Dissenters’ Appraisal Rights.”
Q:	Are there any regulatory or other conditions to the merger occurring?
A:
Yes. The merger of Malvern Bank into First Bank must be approved by the FDIC, the New Jersey Department of Banking and Insurance (the “NJDOBI”), and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). These approvals, or a waiver from requiring such approval, have been applied for as of the date of this joint proxy statement/offering circular.

The merger agreement must be adopted and approved by the affirmative vote of a majority of votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting. The First Bank merger proposal must be adopted and approved by the affirmative vote of the holders of at least two-thirds of the shares of First Bank common stock outstanding on the record date, and the First Bank board increase proposal must be adopted and approved by the affirmative vote of the majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting.
Consummation of the merger is also subject to certain other conditions. See “The Merger Agreement — Conditions to Consummation of the Merger.”

Q:	What do the respective boards of directors recommend?
A:
The Malvern Bancorp board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of Malvern Bancorp and its shareholders. Accordingly, the Malvern Bancorp board of directors unanimously recommends that Malvern Bancorp shareholders vote “FOR” adoption of the Malvern merger proposal, “FOR” the Malvern Bancorp executive compensation proposal, and “FOR” approval of the Malvern adjournment proposal.

Similarly, the First Bank board of directors has unanimously approved the merger agreement, the merger and related transactions, including the issuance of shares of First Bank common stock pursuant to the merger agreement, and believes that the proposed merger is in the best interests of First Bank and its shareholders. Additionally, the First Bank board of directors has unanimously approved the First Bank board nominees, the 2022 compensation paid to First Bank’s named executive officers, the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and a proposal to approve the frequency of a shareholder advisory vote on executive compensation. Accordingly, the First Bank board of directors unanimously recommends that First Bank shareholders vote “FOR” the First Bank board nominees, “FOR” the advisory vote to approve the 2022 compensation paid to First Bank’s named executive officers, “FOR” the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, “1 YEAR” annual frequency of a shareholder advisory vote on executive compensation, “FOR” approval of the First Bank merger proposal, “FOR” the First Bank board increase proposal, and “FOR” approval of the First Bank adjournment proposal.
Q:	What do I need to do now?
A:
After you have carefully read this joint proxy statement/offering circular, you should indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the applicable shareholders’ meeting. Alternatively, shareholders may instead vote their shares by telephone or internet as instructed on their proxy card. In addition, you may attend your shareholders’ meeting (virtually in the case of Malvern Bancorp shareholders and in person in the case of First Bank shareholders) and vote, whether or not you have signed and mailed your proxy card.

If you are a Malvern Bancorp shareholder and you sign, date and mail your proxy card but fail to indicate how you wish to vote, your proxy will be counted as a vote “FOR” approval of the Malvern merger proposal, the Malvern Bancorp executive compensation proposal, and the Malvern adjournment proposal.
If you are a First Bank shareholder and you sign, date and mail your proxy card but fail to indicate how you wish to vote, your proxy will be counted as a vote “FOR” the First Bank board nominees, “FOR” the advisory vote to approve the 2022 compensation paid to First Bank’s named executive officers, “FOR” the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, “1 YEAR” annual frequency of a shareholder advisory vote on executive compensation, “FOR” the First Bank merger proposal, “FOR” the First Bank board increase proposal, and “FOR” approval of the First Bank adjournment proposal.
Q:	If I am a Malvern Bancorp shareholder, should I send in my stock certificates now?
A:	No. First Bank will mail you instructions for exchanging your stock certificates promptly after the merger is consummated.
Q:	How many shares of First Bank common stock are issuable pursuant to the merger?
A:	First Bank expects to issue an aggregate of approximately 6,301,500 shares of its common stock in the merger.
Q:	When do you expect the merger to be complete?
A:
We are working toward completing the merger as quickly as possible. We cannot close the merger until after the shareholders of Malvern Bancorp and the shareholders of First Bank have approved their respective merger-related proposals and any other closing conditions have been satisfied, including obtaining regulatory approval. Assuming receipt of all such approvals and satisfaction of the other closing conditions, we expect to complete the merger during the second calendar quarter of 2023.

Q:	Are there risks associated with First Bank’s common stock or the merger?
A:	Yes. For a description of some of the risks, see “Risk Factors,” beginning on page 21.
Q:	What happens if the merger is not completed?
A:
If the First Bank merger proposal or the First Bank board increase proposal is not adopted and approved by the First Bank shareholders, or the merger agreement is not adopted and approved by the Malvern Bancorp shareholders, or if the merger is not completed for any other reason, Malvern Bancorp shareholders will not receive any consideration for their shares of Malvern Bancorp common stock. Instead, Malvern Bancorp will remain an independent company. Under certain circumstances specified in the merger agreement, if the merger is not completed, Malvern Bancorp may be required to pay First Bank a termination fee of $5.9 million, or either Malvern Bancorp or First Bank may be required to reimburse the other party for its out-of-pocket costs and expenses incurred in connection with the merger, up to $350,000.

Q:	Whom should I call with questions or to obtain additional copies of this joint proxy statement/offering circular?
A:
If you are a Malvern Bancorp shareholder and you have questions about the Malvern Bancorp special meeting or if you need additional copies of this joint proxy statement/offering circular, you should contact:

Joseph D. Gangemi, Executive Vice President, Chief Financial Officer & Corporate Secretary
Malvern Bancorp, Inc.
42 East Lancaster Avenue
Paoli, Pennsylvania 19301
Telephone: (610) 695-3676
Email: jgangemi@MyMalvernBank.com
If you are a First Bank shareholder and you have questions about the First Bank Shareholder Meeting or if you need additional copies of this joint proxy statement/offering circular, you should contact:
Andrew Hibshman, Executive Vice President & Chief Financial Officer
First Bank
2465 Kuser Road
Hamilton, New Jersey 08690
Telephone: 609-643-2058
Email: andrew.hibshman@firstbanknj.com
Additional Information for First Bank Shareholders
Your vote is important. Accordingly, regardless of whether or not you plan to attend the First Bank Shareholder Meeting, we urge you to promptly submit your vote by telephone or internet according to the instructions on the proxy card or by signing, dating, and returning the accompanying proxy card. If you do attend, you may vote by ballot at the First Bank Shareholder Meeting, thereby canceling any proxy previously given. You can obtain additional information on voting, or request additional materials, by calling the First Bank proxy solicitor, Alliance Advisors, LLC at 973-873-7700.
Additional Information for Malvern Bancorp Shareholders
Your vote is important. Accordingly, regardless of whether or not you plan to attend the Malvern Bancorp special meeting, we urge you to promptly submit your vote by telephone or internet according to the instructions on the proxy card, signing, dating, and returning the accompanying proxy card. If you do attend, you may vote virtually at the Malvern Bancorp special meeting, thereby canceling any proxy previously given. You can obtain additional information on voting, or request additional materials, by calling the Malvern Bancorp proxy solicitor, Alliance Advisors, LLC, at 866-584-0581

SUMMARY
This summary highlights selected information from this joint proxy statement/offering circular and may not contain all of the information that may be important to you. We urge you to carefully read this entire joint proxy statement/offering circular and the other documents we refer to in, and attached to, this document to fully consider the matters being voted on at the shareholder meetings and before you decide how to vote. Each item in this summary refers to the page in this joint proxy statement/offering circular on which that subject is discussed in more detail.
Parties to the Merger (See pages–68 - 68)
Malvern Bancorp, Inc.
Malvern Bank, National Association
42 East Lancaster Avenue
Paoli, Pennsylvania 19301
Telephone: 610-644-9400
Malvern Bancorp is the holding company for Malvern Bank, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank now serves as one of the oldest banks headquartered on the Philadelphia Main Line. Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach, Florida. The Bank also maintains a representative office in Allentown, Pennsylvania. Malvern Bank’s primary market niche is providing personalized service to its client base.
Malvern Bank, through its Private Banking division, provides personalized investment advisory services to individuals, families, businesses, and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. Malvern Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.
At December 31, 2022, Malvern Bank had total assets, total loans, total deposits and total shareholders’ equity of $1.0 billion, $798.9 million, $737.4 million and $148.7 million, respectively. Malvern Bancorp’s common stock is traded on the Nasdaq Global Market under the ticker symbol “MLVF.”
First Bank
2465 Kuser Road
Hamilton, New Jersey 08690
Telephone: 877-821-2265
First Bank is a New Jersey chartered bank with 18 branch offices, 14 of which are located in New Jersey: four in First Bank’s primary market of Mercer County; two in each of the neighboring counties of Middlesex, Somerset, and Hunterdon; one in Morris County in northern New Jersey, and two in Burlington County; and one in Gloucester County in southern New Jersey. First Bank also has three branches in Bucks County, Pennsylvania, which borders Mercer and Hunterdon Counties and one branch in Chester County, Pennsylvania.
First Bank offers a full range of deposit and loan products to individuals and businesses throughout the New York City to Philadelphia corridor. As of December 31, 2022, First Bank had consolidated total assets, total loans, total deposits and total shareholders’ equity of $2.7 billion, $2.3 billion, $2.3 billion and $289.6 million, respectively. First Bank’s common stock is traded on the Nasdaq Global Market under the ticker symbol “FRBA.”
Merger Sub
FB Interim Corporation, a direct, wholly owned subsidiary of First Bank (“Merger Sub”), is a New Jersey corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Malvern Bancorp will merge with and into Merger Sub, immediately followed by the merger of Malvern Bank with and into First Bank with First Bank continuing as the surviving institution of the merger.
Merger Sub’s principal administrative office is located at c/o First Bank, 2465 Kuser Road, Hamilton, New Jersey 08690 and its telephone number is 877-821-2265.

The Merger and the Merger Agreement (See page 113)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/offering circular. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this joint proxy statement/offering circular of the terms and conditions of the merger are qualified by reference to the merger agreement.
Under the merger agreement, Malvern Bancorp will merge with and into First Bank (through Merger Sub), immediately followed by the merger of Malvern Bank with and into First Bank with First Bank continuing as the surviving institution of the merger. Upon consummation of the merger, the shareholders of Malvern Bancorp will have the right to receive the merger consideration.
First Bank will not issue any fractional shares of common stock. Rather, First Bank will pay cash (without interest) for any fractional share interest any Malvern Bancorp shareholder would otherwise receive in the merger. All shares of Malvern Bancorp common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.
Board Recommendations (See pages 84 and 84)
The Malvern Bancorp board of directors unanimously approved the Malvern merger proposal and the Malvern Bancorp executive compensation proposal, and unanimously recommends that Malvern Bancorp shareholders vote “FOR” approval of the Malvern merger proposal and the Malvern Bancorp executive compensation proposal, as described in this joint proxy statement/offering circular. The First Bank board of directors unanimously approved the First Bank board nominees, the advisory vote to approve the 2022 compensation paid to First Bank’s named executive officers, the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, a proposal to approve the frequency of a shareholder advisory vote on executive compensation, the First Bank merger proposal, and the First Bank board increase proposal, and therefore the First Bank board of directors unanimously recommends that First Bank shareholders vote “FOR” the First Bank board nominees, “FOR” the advisory vote to approve the 2022 compensation paid to First Bank’s named executive officers, “FOR” the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, “1 YEAR” annual frequency of a shareholder advisory vote on executive compensation, “FOR” approval of the First Bank merger proposal and the First Bank board increase proposal, as described in this joint proxy statement/offering circular.
Opinion of Malvern Bancorp’s Financial Advisor (See page 84)
Malvern Bancorp retained Piper Sandler & Co. (“Piper Sandler”) to act as financial advisor to the Malvern Bancorp board of directors in connection with Malvern Bancorp’s consideration of a possible business combination. Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
In connection with the merger, Piper Sandler delivered to the Malvern Bancorp board of directors its oral opinion on December 13, 2022, which was subsequently confirmed in writing as of the same date, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in the opinion, the merger consideration provided for in the merger agreement was fair to Malvern Bancorp’s shareholders from a financial point of view. The full text of Piper Sandler’s opinion is attached to this joint proxy statement/offering circular as Annex B. Piper Sandler’s opinion speaks only as of the date of the opinion and is not a recommendation to any Malvern Bancorp shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and on the Malvern merger proposal. You should read the entire opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the review undertaken by Piper Sandler in providing its opinion. Piper Sandler’s opinion was directed only as to the fairness, from a financial point of view, of the merger consideration to the holders of Malvern Bancorp common stock and does not address the underlying business decision of Malvern Bancorp to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Malvern Bancorp or the effect of any other transaction in which Malvern Bancorp might engage.
You should read Piper Sandler’s opinion in its entirety as attached to this joint proxy statement/offering circular as Annex B.
Opinion of First Bank’s Financial Advisor (See page 95)
First Bank retained Hovde Group, LLC (“Hovde”) to act as financial advisor to the First Bank board of directors in connection with First Bank’s consideration of a possible business combination. Hovde is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Hovde is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
In connection with the merger, Hovde delivered to the First Bank board of directors its oral opinion on December 13, 2022, which was subsequently confirmed in writing as of the same date, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in the opinion, the Total Merger Value, as defined in The Merger — Opinion of First Bank’s Financial Advisor, to be paid to Malvern Bancorp by First Bank in connection with the merger was fair from a financial point of view to the shareholders of First Bank. The full text of Hovde’s opinion is attached to this joint proxy statement/offering circular as Annex C. First Bank’s opinion speaks only as of the date of the opinion and is not a recommendation to any First Bank shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and on the First Bank merger proposal. You should read the entire opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the review undertaken by Hovde in providing its opinion. Hovde’s opinion was directed only as to the fairness, from a financial point of view, of the merger consideration to the holders of First Bank common stock and does not address the underlying business decision of First Bank to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for First Bank or the effect of any other transaction in which First Bank might engage.
You should read Hovde’s opinion in its entirety as attached to this joint proxy statement/offering circular as Annex C.
Information about the Malvern Bancorp Special Meeting (See page 31)
A special meeting of Malvern Bancorp shareholders will be held virtually online at www.virtualshareholdersmeeting.com/MLVF2023SM, on Friday, April 28, 2023 at 10:00 a.m., Eastern Time, for the following purposes:
1.	To approve the Malvern merger proposal;
2.
To approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Malvern Bancorp in connection with the transactions contemplated by the merger agreement; and

3.	To approve the Malvern adjournment proposal, if necessary.
Only holders of record of Malvern Bancorp common stock at the close of business on March 10, 2023, which is the record date for the Malvern Bancorp special meeting, will be entitled to vote at the Malvern Bancorp special meeting. Each share of Malvern Bancorp common stock outstanding is entitled to one vote on each proposal to be considered at the Malvern Bancorp special meeting. As of the record date, there were 7,664,765 shares of Malvern Bancorp common stock entitled to vote at the Malvern Bancorp special meeting. As of the record date, First Bank beneficially held no shares of Malvern Bancorp common stock.
Approval of the Malvern merger proposal requires the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting.
Approval of the Malvern Bancorp executive compensation proposal requires the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting.

Approval of the Malvern adjournment proposal requires the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting.
If a Malvern Bancorp shareholder present at the Malvern Bancorp special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count regarding the Malvern merger proposal, the Malvern Bancorp executive compensation proposal or the Malvern adjournment proposal. If a Malvern Bancorp shareholder is not present at the Malvern Bancorp special meeting and does not respond by proxy, it will have no effect on the vote count regarding the Malvern merger proposal, the Malvern Bancorp executive compensation proposal or the Malvern adjournment proposal.
Information about the First Bank Shareholder Meeting (See page 31)
A shareholder meeting of First Bank shareholders will be held at The Stone Terrace, 2275 Kuser Road, Hamilton, New Jersey 08690 on April 28, 2023 at 10:00 a.m., Eastern Time, for the following purposes:
1.	To approve the First Bank board nominees;
2.	To approve the 2022 compensation paid to First Bank’s named executive officers;
3.	To approve the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
4.	To approve a proposal on the frequency of a shareholder advisory vote on executive compensation;
5.	To approve the First Bank merger proposal;
6.	To approve the First Bank board increase proposal; and
7.	To approve the First Bank adjournment proposal, if necessary.
Only holders of record at the close of business on March 10, 2023, which is the record date for the First Bank Shareholder Meeting, will be entitled to vote at the First Bank Shareholder Meeting. Each share of First Bank common stock is entitled to one vote on each proposal to be considered at the First Bank Shareholder Meeting. As of the record date, there were 19,569,807 shares of First Bank common stock entitled to vote at the First Bank Shareholder Meeting. As of the record date, Malvern Bancorp beneficially held no shares of First Bank common stock.
Approval of the First Bank director nominees requires a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees proposed is “withheld.”
Approval of the First Bank advisory vote on executive compensation requires a majority of the votes cast without regard to broker non-votes or proxies marked “abstain.”
Approval of the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023 requires a majority of the votes cast without regard to broker non-votes or proxies marked “abstain.”
Regarding the advisory vote on the frequency of shareholder voting on executive compensation, a shareholder may vote for one, two or three years, or may abstain, and approval of this advisory vote will be the choice (one, two or three years) that receives the most votes.
Approval of the First Bank merger proposal requires the affirmative vote of the holders of at least two-thirds of the shares of First Bank common stock outstanding on the record date.
Approval of the First Bank board increase proposal requires the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting.
Approval of the First Bank adjournment proposal requires the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting.
If a First Bank shareholder present at the First Bank Shareholder Meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the First Bank merger proposal. If a First Bank shareholder is not present at the First Bank Shareholder Meeting and does not respond by proxy, it will have the same effect as a vote cast “AGAINST” the First Bank merger proposal.

If a First Bank shareholder present at the First Bank Shareholder Meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for the First Bank board increase proposal or the First Bank adjournment proposal. If a First Bank shareholder is not present at the First Bank Shareholder Meeting and does not respond by proxy, it will have no effect on the vote count for the First Bank board increase proposal or the First Bank adjournment proposal.
Malvern Bancorp Directors and Certain Executive Officers Have Agreed to Vote in Favor of the Merger Agreement (See page [•])
Malvern Bancorp directors and certain executive officers have entered into agreements with First Bank and Malvern Bancorp in which they have agreed to vote all shares of Malvern Bancorp common stock which they own on the record date in favor of the Malvern merger proposal.
On Malvern Bancorp’s record date, those directors and certain executive officers of Malvern Bancorp had sole or shared voting power over 433,534 shares of Malvern Bancorp common stock, or approximately 5.7% of the shares of Malvern Bancorp common stock outstanding on the record date.
Interests of Malvern Bancorp’s Management and Others in the Merger (See page 105)
The directors and executive officers of Malvern Bancorp may have interests in the merger as directors and employees that are different from the interests of the other Malvern Bancorp shareholders. These interests include, among others:
•
Each outstanding award of Malvern Bancorp restricted stock issued pursuant to the Malvern Bancorp, Inc. 2014 Long-Term Incentive Compensation Plan (the “Malvern Bancorp LTIP”) held by an individual, including the directors and executive officers of Malvern Bancorp, will automatically vest in full and all restrictions on such restricted stock shall lapse, effective as of the effective time of the merger.

•
Each outstanding stock option issued pursuant to the Malvern Bancorp LTIP held by an individual, including the directors and executive officers of Malvern Bancorp, whether vested or unvested, will be cancelled and converted into a right to receive a cash payment by First Bank. The amount in cash paid in exchange for the cancelled options will be equal to (1) the product of (a) the number of shares of Malvern Bancorp Common Stock underlying such stock option multiplied by (b) the excess, if any, of (i) the 0.7733 exchange ratio multiplied by the average closing price of First Bank common stock for the 20 trading days preceding the 10th day prior to the closing date of the merger, plus $7.80 in cash over (ii) the per share exercise price of such option, minus (2) all applicable withholding taxes.

•
Pursuant to the terms of the merger agreement, First Bank has agreed that, effective as of the effective time of the merger, the size of the First Bank board of directors shall be increased by three (3) members, who shall be individuals serving on the Malvern Bancorp board of directors as of the date of the merger agreement determined by First Bank in consultation with Malvern Bancorp.

•
Malvern Bancorp is party to employment agreements with each of Mr. Weagley and Mr. Boylan, as well as a change of control agreement with Mr. Gangemi. Each of these agreements provides for severance benefits in the event of certain qualifying terminations of employment, including a termination due to a change of control (such as the merger).

•
Malvern Bancorp is party to seven (7) other change in control agreements with non-named executive officers. Each of these agreements provides for severance benefits in the event of certain qualifying terminations of employment, including a termination due to a change of control (such as the merger).

The Malvern Bancorp board of directors was aware of these interests and considered them in approving and recommending the merger.
Regulatory Approvals Required for the Merger (See page 105)
Under the terms of the merger agreement, the parties agreed to use reasonable best efforts to obtain all regulatory approvals, non-objections or waivers required to complete the transactions contemplated by the merger agreement. These regulatory determinations include, among others, the approval of the FDIC and the NJDOBI in connection with the acquisition of Malvern Bancorp by First Bank, and the Federal Reserve for the merger of Malvern Bancorp with and into First Bank (through Merger Sub). First Bank and Malvern Bancorp have filed applications, requests, letters and notifications to obtain the required regulatory determinations as of the date of this joint proxy statement/offering circular.
Conditions That Must Be Satisfied Before the Merger Can Be Completed (See page 124)
Currently, we expect to consummate the merger in the second quarter of 2023, subject to satisfaction of the below conditions. As more fully described in this joint proxy statement/offering circular and in the merger agreement, consummation of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The conditions to each party’s obligation to complete the merger include, among others:
•	the approval by Malvern Bancorp shareholders of the Malvern merger proposal;
•	the approval by First Bank shareholders of each of the First Bank merger proposal and the First Bank board increase proposal;
•
the receipt of all regulatory approvals, consents, non-objections and waivers required from the Federal Reserve, the FDIC and NJDOBI, and any other required regulatory approvals or consents, the failure of which to obtain would reasonably be expected to have a material adverse effect on First Bank or Malvern Bancorp (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement, and expiration of all related statutory waiting periods;

•
the absence of any court or regulatory authority of competent jurisdiction enacting, issuing, promulgating, enforcing or entering any law or order (whether temporary or permanent) or taking any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the merger agreement, in each case that remains in effect;

•
the filing of this joint proxy statement/offering circular with the FDIC and the SEC, and the absence of any action, suit, proceeding or investigation by the FDIC or the SEC to suspend the effectiveness of this joint proxy statement/offering circular;

•	the approval of the listing on the Nasdaq Global Market of the First Bank common stock to be issued in the merger;
•	receipt by First Bank of an opinion of Luse Gorman as to certain tax matters;
•	receipt by Malvern Bancorp of an opinion of Holland & Knight as to certain tax matters;
•
the accuracy of the representations and warranties of both parties in the merger agreement as of the date of the merger agreement and as of the effective time of the merger, subject to the materiality standards provided in the merger agreement, and the performance by both parties, in all material respects, of all their agreements and covenants in the merger agreement prior to the effective time of the merger (and the receipt by each party of a certificate from the other party to such effect); and

•
Malvern Bancorp meeting certain adjusted shareholder equity metrics as of a specified date prior to the effective time of the merger, as noted in more detail in “The Merger Agreement – Conditions to Consummation of the Merger.”

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed in the second quarter of 2023, or at all.
No Solicitation or Negotiation of Acquisition Proposals (See page 37)
As more fully described in this joint proxy/offering circular, Malvern Bancorp has agreed that it will not, and will cause its representatives not to, (i) take any action to solicit, encourage (including by providing information or assistance), initiate, facilitate or induce any third party acquisition proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any nonpublic information with respect to, or take any action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to a third party acquisition proposal, except to notify a person that has made or, to the knowledge of Malvern Bancorp, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of these restrictions, (iii) approve, agree to, accept, endorse or recommend any third party acquisition proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any third party acquisition transaction.
Notwithstanding these restrictions, prior to the approval of the merger agreement by Malvern Bancorp shareholders, Malvern Bancorp may, in response to an unsolicited bona fide written acquisition proposal by a third party that the Malvern Bancorp board of directors determines (in accordance with the merger agreement and after consultation with its financial advisor and outside legal counsel) constitutes a superior proposal from a financial point of view, and after causing such third party to enter into a confidentiality agreement at least as restrictive as the confidentiality agreement entered into by First Bank, make a change in its recommendation to the Malvern Bancorp shareholders that they approve the merger agreement if the Malvern Bancorp board of directors determines (in accordance with the merger agreement and after consultation with its outside legal counsel) that the failure to take such action would be a violation of the Malvern Bancorp board of directors’ fiduciary duties under applicable law.
Notwithstanding any change in the recommendation of the Malvern Bancorp board of directors that the Malvern Bancorp shareholders approve the merger agreement, the merger agreement is required to be submitted to Malvern Bancorp shareholders (which is being done at the Malvern Bancorp special meeting) for the purpose of voting on the approval of the merger agreement.
Termination of the Merger Agreement (See page 126)
We may mutually agree to terminate the merger agreement before completing the merger, even after receiving shareholder approval from the First Bank and/or Malvern Bancorp shareholders.
In addition, either of us may decide to terminate the merger agreement:
•
if the merger has not been consummated by the 12-month anniversary of the date of the merger agreement, so long as the failure to complete the merger was not caused by the party seeking to terminate the merger agreement;

•
if the transaction fails to receive regulatory approval, or by First Bank if any regulatory approval contains a condition that would have a material adverse effect on First Bank after giving effect to the merger;

•
if there is any law or order enjoining or prohibiting the consummation of the transaction, so long as the failure to satisfy any condition under such law or order was not caused by the party seeking to terminate the merger agreement;

•
if Malvern Bancorp shareholder approval or First Bank shareholder approval is not received, so long as the party seeking to terminate the merger agreement is not in material breach of its obligations under the merger agreement; or

•
if any of the conditions to its obligation to complete the merger cannot be satisfied by the 12-month anniversary of the date of the merger agreement and which failure is not cured within 45 days of written notice to the other party, provided that such failure is not a result of a breach of the merger agreement or failure to perform obligations under the merger agreement by the party seeking termination.

In addition, First Bank may terminate the merger agreement if the Malvern Bancorp board of directors (i) fails to recommend approval of the merger agreement to Malvern Bancorp shareholders or changes its recommendation in a manner adverse in any respect to the interests of First Bank, (ii) breaches its non-solicitation obligations in a manner adverse to First Bank, or (iii) breaches its obligation to call and hold a shareholder meeting.
Additionally, First Bank may terminate the merger if Malvern Bancorp’s adjusted shareholders’ equity is less than $125.0 million as of the 10th day prior to the closing date. In calculating its adjusted shareholders’ equity, Malvern Bancorp is permitted to add back certain expenses, including, among others, expenses related to this transaction, losses incurred or accrued by Malvern Bancorp relating to certain previously identified loans, unrealized losses in the securities portfolio, and any changes to shareholders’ equity as a result of the initial adoption of Current Expected Credit Losses methodology.

In addition, Malvern Bancorp may terminate the merger agreement if the First Bank board of directors (i) fails to recommend approval of the merger agreement or the increase in the First Bank board of directors to Malvern Bancorp shareholders or changes its recommendation in a manner adverse in any respect to the interests of Malvern Bancorp, (ii) breaches the terms of Section 7.2 of the merger agreement in a manner adverse to Malvern Bancorp, or (iii) breaches its obligation to call and hold a shareholder meeting.
Termination Fee (See page 127)
If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by the Malvern Bancorp board of directors, Malvern Bancorp may be required to pay First Bank a termination fee of $5.9 million. The termination fee could discourage other companies from seeking to acquire or merge with Malvern Bancorp. Additionally, if the merger agreement is terminated under certain circumstances, either Malvern Bancorp or First Bank may be required to reimburse the other party for its out-of-pocket costs and expenses incurred in connection with the merger, up to $350,000.
Board of Directors and Officers of First Bank After the Merger (See page 110)
The directors and officers of First Bank immediately prior to the effective time of the merger will continue as the directors and officers of the surviving institution of the merger, except that at the effective time of the merger, the number of directors constituting the First Bank board of directors immediately prior to the effective time of the merger will be increased by three (3), and three (3) members of the Malvern Bancorp board of directors will be appointed by First Bank, after consultation with Malvern Bancorp, to the First Bank board of directors upon consummation of the merger.
The Rights of Malvern Bancorp Shareholders Will Change as a Result of the Merger (See page 145)
The rights of Malvern Bancorp shareholders will change as a result of the merger due to differences in First Bank’s and Malvern Bancorp’s governing documents and governing law. Upon the effective time of the merger, the rights of Malvern Bancorp shareholders will be governed by First Bank’s certificate of incorporation and bylaws and New Jersey law. This joint proxy statement/offering circular contains descriptions of the material differences in shareholder rights in the section entitled “Comparison of Shareholders’ Rights.”
Stock Certificates to Be Submitted After the Merger Is Complete (See page [•])
Holders of record of Malvern Bancorp common stock as of the closing date will receive a letter and instructions on how to surrender their Malvern Bancorp stock certificates in exchange for First Bank stock certificates promptly after the merger is completed. Malvern Bancorp shareholders will need to carefully review and complete these materials and return them as instructed along with their stock certificates for Malvern Bancorp common stock.
First Bank Shareholders Have Dissenters’ Appraisal Rights (See page 111)
First Bank shareholders may dissent from the merger, demand appraisal rights and receive the cash value of their shares in accordance with the NJBA.
Malvern Bancorp Shareholders Do Not Have Dissenters’ Appraisal Rights (See page 111)
Malvern Bancorp shareholders do not have dissenters’ appraisal rights under Pennsylvania law.
Merger Expected to Occur in the Second Calendar Quarter of 2023 (See page [•])
The merger of Malvern Bancorp with and into First Bank (through Merger Sub), immediately followed by the merger of Malvern Bank with and into First Bank, will become final when a certificate of merger is filed with the NJDOBI and a Statement of Merger is filed with the Commonwealth of Pennsylvania. These certificates may not be filed until Malvern Bancorp and First Bank shareholders have approved their respective merger-related proposals and all other closing conditions have been met or waived. Assuming receipt of shareholder and regulatory approvals and that the other closing conditions have been met, we currently anticipate that the merger will be completed in the second calendar quarter of 2023, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder approvals or that the other conditions precedent to the merger can or will be satisfied.
Material U.S. Federal Tax Consequences of the Merger (See page 129)
•
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As a condition to closing the merger, Luse Gorman will deliver to First Bank and Holland & Knight will deliver to Malvern Bancorp an opinion that, for U.S. federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material U.S. Federal Income Tax Consequences of the Merger,” the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•
Accordingly, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of Malvern Bancorp shares will not recognize any gain or loss, except with respect to the cash consideration portion of the merger consideration and the cash received instead of a fractional share of First Bank common stock. Notwithstanding the foregoing, the tax treatment of a particular Malvern Bancorp shareholder will depend on its specific situation and many variables not within First Bank’s or Malvern Bancorp’s control.

•
The merger generally is not expected to result in any U.S. federal income tax to a holder of shares of First Bank common stock. However, any cash received by First Bank shareholders who dissent from the merger and exercise their appraisal rights may be taxable as ordinary income or capital gain or loss, depending upon the circumstances of the individual shareholder.

The U.S. federal income tax consequences described above may not apply to all shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Comparative Market Prices of Securities (See page [•])
First Bank common stock is listed on the Nasdaq Global Market under the symbol “FRBA.” Malvern Bancorp common stock is listed on the Nasdaq Global Market under the symbol “MLVF.” The market value of the merger consideration will fluctuate with the market price of First Bank common stock. The following table presents the closing prices of First Bank common stock on December 13, 2022, the date immediately preceding the public announcement of the merger, and on [•], 2023, the last practicable trading day before the distribution of this joint proxy statement/offering circular. The table also presents the implied value of the merger consideration proposed for each share of Malvern Bancorp common stock converted into the merger consideration on those dates, as determined by multiplying the closing price of First Bank common stock on those dates by the exchange ratio of 0.7733 plus $7.80 in cash provided for in the merger agreement. Please note that the cash portion of the merger consideration may be subject to downward adjustment based on Malvern Bancorp’s adjusted shareholders’ equity prior to the closing date of the merger, as described elsewhere in this joint proxy statement/offering circular.
Malvern Bancorp shareholders are urged to obtain current market quotations for shares of First Bank common stock. The market price of First Bank common stock will fluctuate between the date of this joint proxy statement/offering circular and the effective time of the merger. No assurance can be given concerning the market price of First Bank common stock before or after the effective time of the merger. Any change in the market price of First Bank common stock prior to the effective time of the merger will affect the market value of the consideration that Malvern Bancorp shareholders will receive upon the effective time of the merger.
	First Bank Common Stock	Implied Value of Merger Consideration for One Share of Malvern Bancorp Common Stock
At December 13, 2022	$15.31	$19.64
At [•], 2023	$	$
Risk Factors (See page 21)
In evaluating the merger agreement, the merger or the issuance of shares of First Bank common stock, you should carefully read this joint proxy statement/offering circular and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 21.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this joint proxy statement/offering circular are “forward-looking statements” within the meaning of the Private Securities litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to First Bank’s and Malvern Bancorp’s beliefs, goals, intentions and expectations regarding the proposed transaction, revenues, earnings, loan production, asset quality and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.
Forward-looking statements can typically be identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about First Bank’s and Malvern Bancorp’s businesses, beliefs of First Bank’s and Malvern Bancorp’s management and assumptions made by First Bank’s and Malvern Bancorp’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (together, “Future Factors”) that are difficult to predict, change over time, and many of which are beyond the control of First Bank and Malvern Bancorp. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
Future Factors include, among others:
•	changes in First Bank’s or Malvern Bancorp’s operating or growth strategies;
•	availability of and costs associated with obtaining adequate and timely sources of liquidity;
•	First Bank’s and Malvern Bank’s ability to maintain credit quality;
•	possible adverse rulings, judgments, settlements and other outcomes of pending litigation and regulatory proceedings;
•	the ability of First Bank and Malvern Bank to collect amounts due under loan agreements;
•	changes in consumer preferences and customer borrowing, repayment, investment and deposit practices;
•	the effectiveness of First Bank’s and Malvern Bancorp’s risk management strategies and internal controls;
•	possible changes in trade, monetary and fiscal policies, accounting standards, laws and regulations and other activities of governments, agencies, and similar organizations;
•	changes in interest rates and capital markets;
•
difficult market conditions, risks related to the potential impact of political factors and unfavorable economic trends in the markets in which First Bank and Malvern Bancorp operate and in the United States generally;

•	changes and trends in the securities markets;
•	inflation;
•	the introduction, withdrawal, success and timing of business initiatives;
•	competitive conditions; and
•	conditions relating to the COVID-19 pandemic.
Future Factors relating to the proposed merger include, among others:
•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the outcome of any legal proceedings that may be instituted against First Bank or Malvern Bancorp;
•
the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated;

•	the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction;
•	the ability of First Bank and Malvern Bancorp to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;
•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction;
•
the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two (2) companies or as a result of the strength of the economy and competitive factors in the areas where First Bank and Malvern Bancorp do business;

•	certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;
•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	diversion of management’s attention from ongoing business operations and opportunities;
•
the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes, or at all, and successfully integrate Malvern Bancorp’s operations and those of First Bank;

•	such integration may be more difficult, time consuming or costly than expected;
•	revenues following the proposed transaction may be lower than expected;
•	First Bank’s and Malvern Bancorp’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;
•	the dilution caused by First Bank’s issuance of additional shares of its capital stock in connection with the proposed transaction; and
•
effects of the announcement, pendency or completion of the proposed transaction on the ability of First Bank and Malvern Bancorp to retain customers, retain and hire key personnel, maintain relationships with their suppliers, and on their operating results and businesses generally.

For any forward-looking statements made in this joint proxy statement/offering circular or in any documents incorporated by reference into this joint proxy statement/offering circular, First Bank and Malvern Bancorp claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/offering circular or the dates of the documents incorporated by reference in this joint proxy statement/offering circular. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither First Bank nor Malvern Bancorp undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that First Bank and Malvern Bancorp have filed with the FDIC and SEC, respectively, as described under “Where You Can Find More Information” beginning on page 150.
First Bank and Malvern Bancorp expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/offering circular.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/offering circular, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements” beginning on page 19 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by First Bank with the FDIC for the year ended December 31, 2022, as updated by subsequently filed Forms 10-Q and other reports filed by First Bank with the FDIC from time to time, and the matters discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by Malvern Bancorp with the SEC for the fiscal year ended September 30, 2022, as updated by subsequently filed Forms 10-Q and other reports filed by Malvern Bancorp with the SEC from time to time, you should carefully consider the following risk factors in deciding how to vote on approval of the merger-related proposals.
Risks Relating to the Merger
Because the market price of First Bank common stock will fluctuate, and because the cash portion of the merger consideration may be subject to downward adjustment, Malvern Bancorp shareholders cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of Malvern Bancorp common stock issued and outstanding immediately prior to the effective time will be converted into $7.80 cash and 0.7733 of a share of First Bank common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either First Bank common stock or Malvern Bancorp common stock; however, the cash portion of the merger consideration may be subject to downward adjustment as described below under “—First Bank’s obligation to consummate the merger and/or the amount of the cash component of the merger consideration may be affected by Malvern Bancorp’s shareholders’ equity.”
Additionally, changes in the price of First Bank common stock between now and the time of the merger will affect the value that Malvern Bancorp shareholders will receive in the merger. Neither First Bank nor Malvern Bancorp is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Bank common stock or Malvern Bancorp common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in First Bank’s and Malvern Bancorp’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of First Bank, Malvern Bancorp and other banking companies, market interest rates and regulatory considerations and tax laws, many of which are beyond First Bank’s and Malvern Bancorp’s control. Therefore, at the time of the First Bank Shareholder Meeting and the Malvern Bancorp special meeting, First Bank shareholders and Malvern Bancorp shareholders will not know the market value of the consideration that Malvern Bancorp shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of First Bank common stock (NASDAQ: FRBA) and for shares of Malvern Bancorp common stock (NASDAQ: MLVN).
First Bank’s obligation to consummate the merger and/or the amount of the cash component of the merger consideration may be affected by Malvern Bancorp’s shareholders’ equity.
As a condition to closing, Malvern Bancorp’s adjusted shareholders’ equity must equal or exceed $140.0 million as of the 10th day prior to the closing date. If Malvern Bancorp does not meet this threshold, First Bank will not be obligated to consummate the merger at the currently set merger price. If Malvern Bancorp’s adjusted shareholders’ equity is less than $140.0 million but greater than $125.0 million, the cash component of the merger consideration will be reduced, on a dollar-for-dollar basis, in an amount equal to the difference between Malvern Bancorp’s final adjusted shareholders’ equity and $140.0 million (which will result in the reduction of the cash component of the per share merger consideration to below $7.80, with the final amount dependent on the extent of the equity shortfall), and First Bank will not have the right to prevent closing based on the equity shortfall. If the adjusted shareholder’s equity is below $125.0 million, First Bank is not obligated to consummate the merger and may terminate the merger agreement. In calculating its adjusted shareholders’ equity, Malvern Bancorp is permitted to add back certain expenses, including, among others, expenses related to this transaction, losses incurred or accrued by Malvern Bancorp relating to certain previously identified loans, unrealized losses in the securities portfolio, and any changes to shareholders’ equity as a result of the initial adoption of Current Expected Credit Losses methodology.

Some of the conditions to the merger may be waived by Malvern Bancorp or First Bank without resoliciting shareholder approval of the merger agreement.
Some of the conditions set forth in the merger agreement may be waived by Malvern Bancorp or First Bank, subject to the agreement of the other party in specific cases. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 124. If any conditions are waived, Malvern Bancorp and First Bank will evaluate whether an amendment of this joint proxy statement/ offering circular and resolicitation of proxies is warranted. In the event that the Malvern Bancorp board of directors or the First Bank board of directors, as applicable, determines that resolicitation of shareholders is not warranted, Malvern Bancorp and First Bank will have the discretion to complete the transaction without seeking further Malvern Bancorp shareholder or First Bank shareholder approval, as applicable.
The fairness opinion delivered to the Malvern Bancorp board of directors by its financial advisor does not reflect any changes in circumstances that occur after the date of the opinion.
The opinion of Malvern Bancorp’s financial advisor, Piper Sandler, was delivered to the Malvern Bancorp board of directors on December 13, 2022 and speaks only as of the date of such opinion and not as of the effective time of the merger or as of any other date. Accordingly, the opinion does not reflect any changes in circumstances that occur after the date of the opinion. Changes in the operations and prospects of Malvern Bancorp or First Bank, general market and economic conditions, and other factors that may be beyond the control of Malvern Bancorp and First Bank, may alter the value of Malvern Bancorp or First Bank or the price of shares of First Bank or Malvern Bancorp common stock by the time the merger is completed. For a description of the opinion that Malvern Bancorp received from its financial advisor, please refer to “The Merger — Opinion of Malvern Bancorp’s Financial Advisor” beginning on page 84. For a description of the other factors considered by the Malvern Bancorp board of directors in determining to approve the merger, please refer to “The Merger — Malvern Bancorp’s Reasons for the Merger” and “The Merger — Recommendation of the Malvern Bancorp board of directors” beginning on page 84.
The fairness opinion delivered to the First Bank board of directors by its financial advisor does not reflect any changes in circumstances that occur after the date of the opinion.
The opinion of First Bank’s financial advisor, Hovde, was delivered to the First Bank board of directors on December 13, 2022 and speaks only as of the date of such opinion and not as of the effective time of the merger or as of any other date. Accordingly, the opinion does not reflect any changes in circumstances that occur after the date of the opinion. Changes in the operations and prospects of First Bank or Malvern Bancorp, general market and economic conditions, and other factors that may be beyond the control of First Bank and Malvern Bancorp, may alter the value of First Bank or Malvern Bancorp or the price of shares of First Bank or Malvern Bancorp common stock by the time the merger is completed. For a description of the opinion that First Bank received from its financial advisor, please refer to “The Merger — Opinion of First Bank’s Financial Advisor” beginning on page 95. For a description of the other factors considered by the First Bank board of directors in determining to approve the merger, please refer to “The Merger — First Bank’s Reasons for the Merger” and “The Merger — Recommendation of the First Bank board of directors” beginning on page 95.
Some of the directors and officers of Malvern Bancorp may have interests and arrangements that are different from, or in addition to, holders of Malvern Bancorp common stock.
The interests of the directors and officers of Malvern Bancorp may be different from those of holders of Malvern Bancorp common stock, and directors and officers of Malvern Bancorp may be participants in arrangements that are different from, or in addition to, those of holders of Malvern Bancorp common stock. These interests include the following:
•
Each outstanding award of Malvern Bancorp restricted stock issued pursuant to the Malvern Bancorp, Inc. 2014 Long-Term Incentive Compensation Plan (the “Malvern Bancorp LTIP”) held by an individual, including the directors and executive officers of Malvern Bancorp, will automatically vest in full and all restrictions on such restricted stock shall lapse, effective as of the effective time of the merger.

•	Each outstanding stock option issued pursuant to the Malvern Bancorp LTIP held by an individual, including the directors and executive officers of Malvern Bancorp, whether vested or unvested, will be cancelled and converted into a right to receive a cash payment by First Bank. The amount in cash paid in exchange for the cancelled options will be equal to (1) the product of (a) the number of shares of Malvern Bancorp Common Stock underlying such stock option multiplied by (b) the excess, if any, of (i) the 0.7733 exchange ratio multiplied by the average closing price of First Bank common stock for the 20 trading days preceding the 10th day prior to the closing date of the Merger, plus $7.80 in cash over (ii) the per share exercise price of such option, minus (2) all applicable withholding taxes.
•
Pursuant to the terms of the merger agreement, First Bank has agreed that, effective as of the effective time of the merger, the size of the First Bank board of directors of directors shall be increased by three (3) members, who shall be individuals serving on the Malvern Bancorp board of directors of directors as of the date of the merger agreement, as determined by First Bank in consultation with Malvern Bancorp.

•
Malvern Bancorp is party to employment agreements with each of Mr. Weagley and Mr. Boylan, as well as a change of control agreement with Mr. Gangemi. Each of these agreements provides for severance benefits in the event of certain qualifying terminations of employment, including a termination due to a change of control (such as the merger).

Malvern Bancorp is party to seven other change in control agreements with non-named executive officers. Each of these agreements provides for severance benefits in the event of certain qualifying terminations of employment, including a termination due to a change of control (such as the merger).
Malvern Bancorp shareholders should be aware of these interests when they consider the recommendation of Malvern Bancorp’s board of directors that they vote in favor of the Malvern merger proposal and the other merger-related proposals. The Malvern Bancorp board of directors was aware of and considered these interests when it declared advisable the merger agreement, determined that the terms of the merger agreement were in the best interests of their shareholders, and recommended that their shareholders approve the merger agreement. These interests are described in more detail in the section entitled “The Merger — Interests of Malvern Bancorp’s Management and Others in the Merger” beginning on page 105.
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may negatively impact Malvern Bancorp or First Bank.
The merger is subject to customary conditions to closing, including the approval of the merger by Malvern Bancorp shareholders and First Bank shareholders. If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. In addition, First Bank and/or Malvern Bancorp may terminate the merger agreement under certain circumstances even if the merger agreement is adopted by Malvern Bancorp and First Bank shareholders.
If the merger agreement is terminated, there may be various consequences. For example, First Bank’s or Malvern Bancorp’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger (and the restrictions on Malvern Bancorp’s ability to do so under the merger agreement), without realizing any of the anticipated benefits of completing the merger. In addition, termination of the merger agreement would increase the possibility of adverse regulatory actions which could adversely affect First Bank’s or Malvern Bancorp’s business. If the merger agreement is terminated and the Malvern Bancorp board of directors seeks another merger or business combination, Malvern Bancorp shareholders cannot be certain that Malvern Bancorp will be able to find a party willing to pay the equivalent or greater consideration than that which First Bank has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by the Malvern Bancorp board of directors, Malvern Bancorp may be required to pay First Bank a termination fee of $5.9 million. If the merger agreement is terminated under certain other circumstances, either Malvern Bancorp or First Bank may be required to reimburse the other party for its out-of-pocket costs and expenses incurred in connection with the merger up to $350,000. For a complete summary of the conditions that must be satisfied or waived prior to consummation of the merger, see the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 124.
If the merger is not completed for any reason, First Bank and/or Malvern Bancorp may also experience negative reactions from the financial markets and from their respective customers and employees. For example, First Bank’s or Malvern Bancorp’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of First Bank common stock or Malvern Bancorp common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. First Bank and/or Malvern Bancorp also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against First Bank or Malvern Bancorp to perform their respective obligations under the merger agreement.
Provisions of the merger agreement may deter alternative business combinations.
The merger agreement generally prohibits Malvern Bancorp from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to Malvern Bancorp shareholders when compared to the terms and conditions of the merger described in this joint proxy statement/offering circular. In addition, if the merger agreement is terminated under certain circumstances, Malvern Bancorp may be required to pay First Bank a termination fee of $5.9 million. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to holders of Malvern Bancorp common stock than the transaction. See the sections entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 123 and “The Merger Agreement — Termination Fee” beginning on page 127 for a more complete discussion of these restrictions and consequences.
If the merger is not consummated, Malvern Bancorp and First Bank will have incurred substantial costs that may adversely affect Malvern Bancorp’s and First Bank’s financial results and operations.
Malvern Bancorp and First Bank have incurred and will continue to incur substantial costs in connection with the proposed merger. These costs and expenses include fees paid to financial, legal and accounting advisors, severance and other potential employment-related costs, filing fees, printing expenses and other related charges. Some of these costs are payable by First Bank and Malvern Bancorp regardless of whether the merger is completed. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. If the merger is not consummated, Malvern Bancorp and First Bank will have incurred these costs from which they will have received little or no benefit. Also, if the merger is not consummated under certain circumstances specified in the merger agreement, Malvern Bancorp may be required to pay First Bank a termination fee of $5.9 million. Additionally, if either (1) First Bank terminates the merger agreement due to failure of Malvern Bancorp to obtain shareholder approval, and at the time of the Malvern Bancorp shareholder meeting no third party acquisition proposal was made or announced, or (2) Malvern Bancorp terminates the merger agreement due to the failure of First Bank to obtain shareholder approval, then the party exercising the termination right is entitled to reimbursement from the other party for transaction expenses up to $350,000.
There may also be additional unanticipated significant costs in connection with the merger that First Bank and Malvern Bancorp may not recoup. These costs and expenses could further reduce the realization of efficiencies, strategic benefits and additional income First Bank expects to achieve from the merger. Although First Bank expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.
Malvern Bancorp and First Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Malvern Bancorp and/or First Bank. These uncertainties may impair Malvern Bancorp’s and/or First Bank’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers and others who deal with Malvern Bancorp or First Bank to seek to change existing business relationships with Malvern Bancorp or First Bank. Malvern Bancorp employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.
The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Malvern Bancorp’s and/or First Bank’s financial results.

In addition, the merger agreement requires that, subject to certain exceptions, each of Malvern Bancorp and First Bank operate in the ordinary course of business consistent with past practice prior to the effective time of the merger or termination of the merger agreement, and Malvern Bancorp is subject to further restrictions on the conduct of its business while the merger is pending, as described in “The Merger Agreement—Covenants and Agreements.”
The current volatile interest rate environment may adversely impact the fair value adjustments of investments and loans acquired in the merger.
Upon the closing of the merger, the combined company will need to adjust the fair value of Malvern Bancorp’s investment and loan portfolios. The rising interest rate environment could have the effect of increasing the magnitude of the purchase accounting marks relating to such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the combined company’s capital ratios, which may result in the combined company taking steps to strengthen its capital position.
If the merger does not constitute a reorganization under Section 368(a) of the United States Internal Revenue Code, then each Malvern Bancorp shareholder may be responsible for payment of U.S. income taxes related to the merger.
Despite both Malvern Bancorp and First Bank receiving, as a condition to closing, an opinion from their respective counsels that the merger will qualify as a tax free reorganization under the Code, the U.S. Internal Revenue Service, or the IRS, may subsequently determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Malvern Bancorp shareholder would recognize gain or loss as a result of receiving First Bank common stock and cash in exchange for Malvern Bancorp common stock. This gain or loss would be equal to the difference between (1) the sum of the fair market value of First Bank common stock and cash received by the Malvern Bancorp shareholder in the merger and (2) the Malvern Bancorp shareholder’s adjusted tax basis in the shares of Malvern Bancorp common stock exchanged therefor.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger may be completed, various approvals and consents must be obtained from the Federal Reserve, the FDIC and the NJDOBI and other regulatory authorities. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger— Regulatory Approvals” beginning on page 105. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. Additionally, over the past several years, mergers of banking organizations have encountered greater regulatory, governmental and community scrutiny and have taken substantially longer to receive the necessary regulatory approvals and other required governmental clearances than in the past.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenue of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. The consummation of the merger is conditioned on the receipt of the requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any material burdensome regulatory condition.
Additionally, the consummation of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to using their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, First Bank shall not be required to take any action, or agree to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. See “The Merger—Regulatory Approvals” beginning on page 105.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/offering circular is preliminary and the actual consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this joint proxy statement/offering circular is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Malvern Bancorp identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of Malvern Bancorp as of the date of the consummation of the merger. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.
The announcement of the proposed merger could disrupt First Bank’s and Malvern Bancorp’s relationships with their customers, suppliers, business partners and others, as well as their operating results and businesses generally.
Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transaction, risks relating to the impact of the announcement of the merger on First Bank’s and Malvern Bancorp’s businesses include the following:
•	their employees may experience uncertainty about their future roles, which might adversely affect First Bank’s and Malvern Bancorp’s ability to retain and hire key personnel and other employees; and
•
customers, suppliers, business partners and other parties with which First Bank and Malvern Bancorp maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with First Bank and Malvern Bancorp or fail to extend an existing relationship with First Bank and Malvern Bancorp.

If any of the aforementioned risks were to materialize, they may impact each party’s results of operations and financial condition.
Malvern Bancorp shareholders will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair cash value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Under Pennsylvania Business Corporation Law, Malvern Bancorp shareholders are not entitled to appraisal rights in connection with the merger.
Shareholder litigation could prevent or delay the consummation of the merger or otherwise negatively impact the business and operations of First Bank and Malvern Bancorp.
Shareholders of First Bank and/or Malvern Bancorp may file lawsuits against First Bank, Malvern Bancorp and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting First Bank or Malvern Bancorp from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to First Bank and/or Malvern Bancorp, including any cost associated with the indemnification of directors and officers of each company. First Bank and Malvern Bancorp may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of First Bank and Malvern Bancorp and could prevent or delay the consummation of the merger.
Issuance of shares of First Bank common stock in connection with the merger may adversely affect the market price of First Bank common stock.
In connection with the payment of the merger consideration, First Bank expects to issue approximately 6,301,500 shares of First Bank common stock to Malvern Bancorp shareholders. The issuance of these new shares of First Bank common stock may result in fluctuations in the market price of First Bank common stock, including a stock price decrease.
Risks Relating to First Bank’s Business Following the Merger
The market price of First Bank common stock after the merger may be affected by factors different from those affecting the shares of First Bank or shares of Malvern Bancorp currently.
Upon the effective time of the merger, holders of Malvern Bancorp common stock will become holders of First Bank common stock. First Bank’s business differs from that of Malvern Bancorp, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of First Bank and Malvern Bancorp. For a discussion of the business of First Bank and Malvern Bancorp, respectively, and associated risks, see “Information About First Bank” beginning on page 30, “Information About Malvern Bancorp and Malvern” beginning on page 30, and the documents incorporated by reference in this joint proxy statement/offering circular and referred to under “Where You Can Find More Information” beginning on page 150.
Combining the two companies may be more difficult, costly or time-consuming than expected, and the combined company may be unable to retain personnel successfully after the merger is completed.
First Bank and Malvern Bancorp have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on First Bank’s ability to successfully combine the businesses of First Bank and Malvern Bancorp. To realize these anticipated benefits, after the effective time of the merger, First Bank expects to integrate Malvern Bancorp’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, computer systems and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect First Bank’s ability to successfully conduct its business in the markets in which Malvern Bancorp now operates, which could have an adverse effect on First Bank’s financial results and the value of its common stock. If First Bank experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Malvern Bancorp or First Bank to lose current customers or cause current customers to remove their accounts from Malvern Bancorp or First Bank and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Malvern Bancorp and First Bank during this transition period and on First Bank for an undetermined period after consummation of the merger.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the size of the business of the combined company will increase beyond the current size of either First Bank’s or Malvern Bancorp’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.
First Bank may fail to realize the cost savings estimated for the merger.
First Bank estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While First Bank continues to be comfortable with these expectations as of the date of this joint proxy statement/offering circular, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what First Bank expects and may take longer to achieve than anticipated. If First Bank is not able to adequately address integration challenges, First Bank may be unable to successfully integrate First Bank’s and Malvern Bancorp’s operations or to realize the anticipated benefits of the integration of the two companies.
The shares of First Bank common stock to be received by Malvern Bancorp shareholders in the merger will have different rights from the shares of Malvern Bancorp common stock they currently hold.
Following the effective time of the merger, holders of Malvern Bancorp common stock will no longer be shareholders of Malvern Bancorp, a Pennsylvania corporation, but will instead be shareholders of First Bank, a New Jersey state chartered bank. The rights associated with Malvern Bancorp common stock are different from the rights associated with First Bank common stock. For a more complete description of these rights, see the section entitled “Comparison of Shareholders’ Rights” beginning on page 145.
Malvern Bancorp shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Malvern Bancorp shareholders currently have the right to vote in the election of the Malvern Bancorp board of directors and on other matters affecting Malvern Bancorp. When the merger occurs, each Malvern Bancorp shareholder will become a First Bank shareholder with a percentage ownership of the combined organization that is much smaller than such shareholder’s current percentage ownership of Malvern Bancorp. Because of this, Malvern Bancorp shareholders will have less influence on the management and policies of First Bank than they currently may have on the management and policies of Malvern Bancorp.
First Bank and Malvern Bancorp will incur significant transaction and merger-related costs in connection with the merger.
First Bank and Malvern Bancorp have incurred and expect to incur a number of non-recurring costs associated with the merger. While both First Bank and Malvern Bancorp have assumed that a certain level of expenses would be incurred in connection with the merger, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
Sales of substantial amounts of First Bank’s common stock in the open market by former Malvern Bancorp shareholders could depress First Bank’s stock price.
Shares of First Bank common stock that are issued to Malvern Bancorp shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. As of the close of business on the record date, March 10, 2023, First Bank had approximately 19,569,807 shares of common stock outstanding. Based on the Malvern Bancorp shares currently outstanding, First Bank currently expects to issue approximately 6,301,500 shares of its common stock in connection with the merger.
Because of the enhanced liquidity of First Bank common stock as compared to Malvern Bancorp shares due to the greater public float and trading volume of First Bank common stock relative to Malvern Bancorp shares, if the merger is completed, Malvern Bancorp’s former shareholders may be able to sell substantial amounts of First Bank common stock in the public market following completion of the merger. Any such sales may cause the market price of First Bank common stock to decrease. These sales might also make it more difficult for First Bank to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Future issuances of First Bank equity securities could dilute shareholder ownership and voting interest.
First Bank’s articles of incorporation authorize the issuance of up to 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. Any future issuance of equity securities by First Bank may result in dilution in the percentage ownership and voting interest of First Bank shareholders. Also, any securities First Bank issues in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by First Bank shareholders.
There is no assurance that First Bank will continue paying dividends at the current rate.
The First Bank board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. This practice can be changed at any time at the discretion of the First Bank board of directors, and First Bank’s shareholders will have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations, and these outcomes could cause capital not to be available when needed in an amount sufficient to support First Bank’s dividend practice. The amount of dividends that First Bank may distribute will also be subject to restrictions under New Jersey law and applicable bank regulatory provisions. If the First Bank board of directors were to adopt a change to First Bank’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of First Bank’s common stock.
First Bank’s decisions regarding the credit risk associated with Malvern Bank’s loan portfolio could be incorrect and its credit mark may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the closing of the merger.
Before signing the merger agreement, First Bank conducted extensive due diligence on a significant portion of the Malvern Bank loan portfolio. However, First Bank’s review did not encompass each and every loan in the Malvern Bank loan portfolio. In accordance with customary industry practices, First Bank evaluated the Malvern Bank loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions. In this process, First Bank’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate securing the loans, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. First Bank will account for the merger using the acquisition method of accounting. Under the acquisition method, First Bank will record Malvern Bank’s loans at the estimated fair market value of such loans, with each loan assessed for a “credit mark”, or discount, based on yield and audit adjustments. If First Bank’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, First Bank’s estimated credit mark against the Malvern Bank loan portfolio in total may be insufficient to cover actual loan losses after the merger is completed, and adjustments may be necessary to allow for different economic conditions or adverse developments in the Malvern Bank loan portfolio. Additionally, deterioration in economic conditions affecting borrowers (including further increase in interest rates), new information regarding existing loans, identification of additional problem loans and other factors, both within and outside First Bank or Malvern Bancorp’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease First Bank’s net income and would result in extra regulatory scrutiny and possibly supervisory action.

INFORMATION ABOUT FIRST BANK
General
First Bank is a New Jersey chartered bank with 18 branch offices, with 14 in New Jersey: four in the Bank’s primary market of Mercer County; two in each of the neighboring counties of Middlesex, Burlington, and Hunterdon; one in the neighboring county of Somerset; one in Morris County in northern New Jersey, and one in Gloucester County in southern New Jersey. First Bank also has three branches in Bucks County, Pennsylvania, which borders Mercer and Hunterdon Counties and one branch in Chester County, Pennsylvania.
First Bank offers a full range of deposit and loan products to individuals and businesses throughout the New York City to Philadelphia corridor. As of December 31, 2022, First Bank had consolidated total assets, total loans, total deposits and total shareholders’ equity of $2.7 billion, $2.3 billion, $2.3 billion and $289.6 million, respectively. First Bank’s common stock is traded on the Nasdaq Global Market under the ticker symbol “FRBA.”
Corporate Information
First Bank’s corporate office is located at 2465 Kuser Road, Hamilton, New Jersey 08690, and its telephone number is (877) 821-2265. First Bank’s website is www.firstbanknj.com. First Bank’s website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this document.
INFORMATION ABOUT MALVERN BANCORP AND MALVERN BANK
Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank now serves as one of the oldest banks headquartered on the Philadelphia Main Line. Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach Florida. The Bank also maintains a representative office in Allentown, Pennsylvania. Malvern Bank’s primary market niche is providing personalized service to its client base.
Malvern Bank, through its Private Banking division, provides personalized investment advisory services to individuals, families, businesses, and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. Malvern Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.
At December 31, 2022, Malvern Bank had total assets, total loans, total deposits and total shareholders’ equity of $1.0 billion, $798.9 million, $737.4 million and $148.7 million, respectively. Malvern Bancorp’s common stock is traded on the Nasdaq Global Market under the ticker symbol “MLVF.”

THE SHAREHOLDER MEETINGS
Information about the Malvern Bancorp Special Meeting (See page 12)
A special meeting of Malvern Bancorp shareholders will be held virtually online at www.virtualshareholdersmeeting.com/MLVF2023SM, on Friday, April 28, 2023 at 10:00 a.m., Eastern Time to vote upon the following matters:
1.
a proposal to adopt the Agreement and Plan of Merger dated as of December 13, 2022, by and among Malvern Bank, National Association (“Malvern Bank”), Malvern Bancorp, Inc. (“Malvern Bancorp”), and First Bank (the “merger agreement”), providing for the merger of Malvern Bancorp with and into First Bank (through a newly created merger subsidiary of First Bank), immediately followed by the merger of Malvern Bank with and into First Bank (collectively, the “merger”), whereby the shareholders of Malvern Bancorp will receive, for each outstanding share of Malvern Bancorp common stock that they own at the effective time of the merger, 0.7733 shares of First Bank common stock and $7.80 in cash, subject to adjustment as described in the merger agreement (the “Malvern merger proposal”);

2.
a proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Malvern Bancorp in connection with the transactions contemplated by the merger agreement (the “Malvern Bancorp executive compensation proposal”); and

3.
a proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies in favor of the Malvern merger proposal, as more fully described in the accompanying joint proxy statement/offering circular and referred to therein as the Malvern adjournment proposal.

Only holders of record of Malvern Bancorp common stock at the close of business on March 10, 2023, which is the record date for the Malvern Bancorp special meeting, will be entitled to vote at the Malvern Bancorp special meeting. Each whole share of Malvern Bancorp common stock outstanding is entitled to one vote on each proposal to be considered at the Malvern Bancorp special meeting. As of the record date, there were 7,644,765 shares of Malvern Bancorp common stock entitled to vote at the Malvern Bancorp special meeting. As of the record date, directors and executive officers of Malvern Bancorp and their affiliates owned and were entitled to vote 433,534 shares of Malvern Bancorp common stock, representing approximately 5.7% of the shares of Malvern Bancorp common stock outstanding on that date. As of the record date, First Bank beneficially held no shares of Malvern Bancorp common stock. As of the record date, directors and executive officers of First Bank and their affiliates owned no shares of Malvern Bancorp common stock.
Approval of the Malvern merger proposal requires the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting.
Approval of the Malvern Bancorp executive compensation proposal requires the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting.
Approval of the Malvern Bancorp adjournment proposal requires the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting.
If a Malvern Bancorp shareholder abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for the Malvern merger proposal, the Malvern Bancorp executive compensation proposal or the Malvern adjournment proposal.
Information about the First Bank Shareholder Meeting (See page [0])
A meeting of First Bank shareholders will be held at The Stone Terrace, 2275 Kuser Road, Hamilton, New Jersey 08690, on April 28, 2023 at 10:00 a.m., Eastern Time, to vote upon the following matters:
1.
a proposal to approve the Agreement and Plan of Merger dated as of December 13, 2022, by and among Malvern Bank, Malvern Bancorp, and First Bank and the transactions contemplated thereby, including the issuance of First Bank common stock to holders of Malvern Bancorp common stock (the “First Bank merger proposal”);

2.
a proposal to increase the size of the First Bank board of directors in order to appoint three (3) members of the Malvern Bancorp board of directors to the First Bank board of directors upon consummation of the merger (the “First Bank board increase proposal”); and

3.
a proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies in favor of the proposals listed above, as more fully described in the accompanying joint proxy statement/offering circular.

Only holders of record at the close of business on March 10, 2023, which is the record date for the First Bank Shareholder Meeting, will be entitled to vote at the First Bank Shareholder Meeting. Each share of First Bank common stock is entitled to one vote on each proposal to be considered at the First Bank Shareholder Meeting. As of the record date, there were 19,569,807 shares of First Bank common stock entitled to vote at the First Bank Shareholder Meeting. As of the record date, directors and executive officers of First Bank and their affiliates owned and were entitled to vote 1,678,472 shares of First Bank common stock, representing approximately 8.6% of the shares of First Bank common stock outstanding on that date. As of the record date, Malvern Bancorp beneficially held no shares of First Bank common stock. As of the record date, directors and executive officers of Malvern Bancorp and their affiliates owned and were entitled to vote 5,000 shares of First Bank common stock.
Approval of the First Bank director nominees requires a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees proposed is “withheld.”
Approval of the First Bank advisory vote on executive compensation requires a majority of the votes cast without regard to broker non-votes or proxies marked “abstain.”
Approval of the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023 requires a majority of the votes cast without regard to broker non-votes or proxies marked “abstain.”
Regarding the advisory vote on the frequency of shareholder voting on executive compensation, a shareholder may vote for one, two or three years, or may abstain, and approval of this advisory vote will be the choice (one, two or three years) that receives the most votes.
Approval of the First Bank merger proposal requires the affirmative vote of the holders of at least two-thirds of the shares of First Bank common stock outstanding on the record date.
Approval of the First Bank board increase proposal requires the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting.
Approval of the First Bank adjournment proposal requires the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting.
For the First Bank (i) director nominees, (ii) advisory vote on executive compensation, (iii) the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and (iv) proposal to approve the frequency of a shareholder advisory vote on executive compensation, if a First Bank shareholder present at the First Bank Shareholder Meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count regarding such proposals. If a First Bank shareholder is not present at the First Bank Shareholder Meeting and does not respond by proxy, it will have no effect on the vote count regarding such proposals.
For the First Bank merger proposal, if a First Bank shareholder abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the proposal. If a First Bank shareholder is not present at the First Bank Shareholder Meeting and does not respond by proxy, it will have the same effect as a vote cast “AGAINST” the proposal.
For the First Bank board increase proposal and First Bank adjournment proposal, if a First Bank shareholder abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for the First Bank board increase proposal and First Bank adjournment proposal. If a First Bank shareholder is not present at the First Bank Shareholder Meeting and does not respond by proxy, it will have no effect on the vote count for the First Bank board increase proposal and First Bank adjournment proposal, as described in this joint proxy statement/offering circular.

Recommendation of the Malvern Bancorp and First Bank boards of directors
The Malvern Bancorp board of directors unanimously approved the merger agreement and the merger, and unanimously recommends that Malvern Bancorp shareholders vote “FOR” approval of the Malvern merger proposal, the Malvern Bancorp executive compensation proposal, and the Malvern adjournment proposal. The First Bank board of directors unanimously approved the merger agreement and the merger, and unanimously recommends that First Bank shareholders vote “FOR” approval of: the First Bank board nominees; the advisory vote to approve the 2022 compensation paid to First Bank’s named executive officers; the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023; annual frequency of a shareholder advisory vote on executive compensation, the First Bank merger proposal; the First Bank board increase proposal; and the First Bank adjournment proposal, as described in this joint proxy statement/offering circular.
See the sections entitled “The Merger — Malvern Bancorp’s Reasons for the Merger” and “The Merger — Recommendation of the Malvern Bancorp board of directors” beginning on page 84 and “The Merger — First Bank’s Reasons for the Merger” and “The Merger — Recommendation of the First Bank Board of Directors” beginning on page 95 for a more detailed discussion of the factors considered by the Malvern Bancorp board of directors and the First Bank board of directors in reaching their decisions to approve the merger agreement and the merger.
Shareholders Entitled to Vote
Malvern Bancorp has set March 10, 2023 as the record date to determine which Malvern Bancorp shareholders will be entitled to vote at the Malvern Bancorp special meeting. Only Malvern Bancorp shareholders at the close of business on this record date will be entitled to vote at the Malvern Bancorp special meeting. As of the record date, there were 7,644,765 shares of Malvern Bancorp common stock outstanding and entitled to be voted at the Malvern Bancorp special meeting, held by approximately [0] shareholders of record. Each holder of shares of Malvern Bancorp common stock outstanding on the record date will be entitled to one vote for each share held of record.
First Bank has set March 10, 2023 as the record date to determine which First Bank shareholders will be entitled to vote at the First Bank Shareholder Meeting. Only First Bank shareholders at the close of business on this record date will be entitled to vote at the First Bank Shareholder Meeting. As of the record date, there were 19,569,807 shares of First Bank common stock outstanding and entitled to be voted at the First Bank Shareholder Meeting, held by approximately [•] shareholders of record. Each holder of shares of First Bank common stock outstanding on the record date will be entitled to one vote for each share held of record.
Quorum
The presence of a majority of the shares of Malvern Bancorp common stock outstanding on the record date will constitute a quorum for the purposes of the Malvern Bancorp special meeting. The presence of a majority of the shares of First Bank common stock outstanding on the record date will constitute a quorum for the purposes of the First Bank Shareholder Meeting.
We will count as present at each of the Malvern Bancorp special meeting and the First Bank Shareholders meeting, for purposes of determining the presence or absence of a quorum:
•	shares of common stock held by persons attending the meeting, whether or not they are voting; and
•	shares of common stock for which the applicable company has received proxies, including proxies with respect to which holders of those shares have abstained from voting.
If a quorum is not present at either meeting, such meeting will be postponed until the holders of the number of shares of Malvern Bancorp common stock or First Bank common stock, as applicable, required to constitute a quorum attend. If additional votes must be solicited in order for the First Bank shareholders to approve the First Bank merger proposal or the First Bank board increase proposal and the First Bank adjournment proposal is approved, the First Bank Shareholder Meeting will be adjourned to solicit additional proxies. If additional votes must be solicited in order for the Malvern Bancorp shareholders to approve the Malvern merger proposal and the Malvern adjournment proposal is approved, the Malvern Bancorp special meeting will be adjourned to solicit additional proxies.

Vote Required; Voting Agreements
The approval of the Malvern merger proposal by Malvern Bancorp shareholders will require the affirmative vote of the majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting. The approval of the Malvern Bancorp executive compensation proposal by Malvern Bancorp shareholders will require the affirmative vote of the majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting. Approval of the Malvern adjournment proposal requires the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting. If you vote to abstain, or fail to either submit a proxy or vote at the Malvern Bancorp special meeting, it will have no effect on the vote count for the Malvern merger proposal, the Malvern Bancorp executive compensation proposal or the Malvern adjournment proposal. If you are a Malvern Bancorp shareholder and you sign, date and mail your proxy card but fail to indicate how you wish to vote, your proxy will be counted as a vote “FOR” approval of the Malvern merger proposal, the Malvern Bancorp executive compensation proposal and the Malvern adjournment proposal.
The approval of the First Bank director nominees requires a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees proposed is “withheld.” The approval of the First Bank advisory vote on executive compensation requires a majority of the votes cast without regard to broker non-votes or proxies marked “abstain.” The approval of the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2022 requires a majority of the votes cast without regard to broker non-votes or proxies marked “abstain.” Regarding the advisory vote on the frequency of shareholder voting on executive compensation, a shareholder may vote for one, two or three years, or may abstain, and approval of this advisory vote will be the choice (one, two or three years) that receives the most votes. The approval of the First Bank merger proposal by the First Bank shareholders will require the affirmative vote of the holders of at least two-thirds of the shares of First Bank common stock outstanding on the record date. The approval of the First Bank board increase proposal by the First Bank shareholders will require the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting. Approval of the First Bank adjournment proposal requires the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting. If you vote to abstain, or fail to either submit a proxy or vote at the First Bank Shareholder Meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the First Bank merger proposal, it will have the same effect as voting against the First Bank merger proposal. If you vote to abstain, or fail to either submit a proxy or vote at the First Bank Shareholder Meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the First Bank board increase proposal or First Bank adjournment proposal, it will have no effect on the vote count for the First Bank board increase proposal or First Bank adjournment proposal. If you are a First Bank shareholder and you sign, date and mail your proxy card but fail to indicate how you wish to vote, your proxy will be counted as a vote “FOR” the approval of the First Bank board nominees, the 2022 compensation paid to First Bank’s named executive officers, the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, annual frequency of a shareholder advisory vote on executive compensation, the First Bank merger proposal, the First Bank board increase proposal and the First Bank adjournment proposal.
The directors and certain named executive officers of Malvern Bancorp, in their capacities as shareholders of Malvern Bancorp have separately entered into voting agreements with First Bank and Malvern Bancorp, the form of which is attached as Exhibit A to the merger agreement which is attached as Annex A to this joint proxy statement/offering circular, in which they have agreed to vote all shares of Malvern Bancorp common stock for which they have voting power on the record date in favor of the approval of the merger agreement and the merger and any other matter that is required to be approved by the Malvern Bancorp shareholders in order to facilitate the transactions contemplated by the merger agreement. On the record date, such directors and officers had sole or shared voting power over 433,534 shares of Malvern Bancorp common stock, or approximately 5.7% of the shares of Malvern Bancorp common stock outstanding on the record date.

Voting Your Shares
The Malvern Bancorp board of directors is soliciting proxies from the Malvern Bancorp shareholders and the First Bank board of directors is soliciting proxies from the First Bank shareholders. This will give shareholders an opportunity to vote at the Malvern Bancorp special meeting or the First Bank Shareholder Meeting, as applicable, regardless of whether a shareholder plans to attend the meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by the proxy holder in accordance with your instructions.
Voting. If you attend the First Bank Shareholder Meeting or the Malvern Bancorp special meeting and you are a holder of record of the applicable company, you may deliver your completed proxy card at such time or you may vote by completing a ballot, which will be available at the meeting. Malvern Bancorp and First Bank each reserves the right to refuse admittance to anyone without proper proof of share ownership. The use of cameras, sound and video recording equipment, communications devices or any similar equipment during either meeting is prohibited without express written consent of Malvern Bancorp or First Bank, as applicable.
If your shares of common stock are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to First Bank or Malvern Bancorp, as applicable, or by voting at the meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.
Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Malvern Bancorp shareholder meeting are such “non-routine” matters. It is expected that all proposals to be voted on at the First Bank Shareholder Meeting are “non-routine” matters, except for the ratification of the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, which is considered a “routine” matter. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are a First Bank shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:
•
your broker, bank or other nominee may not vote your shares on the First Bank merger proposal or the First Bank board increase proposal, which broker non-votes will have the same effect as a vote “AGAINST” the First Bank merger proposal and will have no effect on the vote count for the First Bank board increase proposal; and

•	your broker, bank or other nominee may not vote your shares on the First Bank adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.
If you are a Malvern Bancorp shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:
•
your broker, bank or other nominee may not vote your shares on the Malvern merger proposal, the Malvern executive compensation proposal, or the Malvern adjournment proposal, which broker non-votes will have no effect on the vote count for each proposal.

Voting by Proxy Card. If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. As stated above, if you are a First Bank shareholder and you sign, date and mail your proxy card but fail to indicate how you wish to vote, your proxy will be counted as a vote “FOR” approval of the First Bank board nominees, the 2022 compensation paid to First Bank’s named executive officers, the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023, annual frequency of a shareholder advisory vote on executive compensation, the First Bank merger proposal, the First Bank board increase proposal, and the First Bank adjournment proposal. If you are a Malvern Bancorp shareholder and you sign, date and mail your proxy card but fail to indicate how you wish to vote, your proxy will be counted as a vote “FOR” approval of the Malvern merger proposal, the Malvern Bancorp executive compensation proposal, and the Malvern adjournment proposal.
Voting by Telephone by First Bank shareholders. If you wish to vote by telephone and you are a shareholder of record of First Bank, use a touch-tone telephone to call toll-free 1-800-652-8683 and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.
Voting by Internet by First Bank shareholders. If you wish to vote through the internet and you are a shareholder of record of First Bank, you can access the web page at www.investorvote.com/FRBA and follow the on-screen instructions. If you vote through the internet, you must have your control number and the proxy card available when you access the web page.
Voting by Telephone by Malvern Bancorp shareholders. If you wish to vote by telephone and you are a shareholder of record of Malvern Bancorp, use a touch-tone telephone to call toll-free 1-800-690-6903 and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.
Voting by the Internet by Malvern Bancorp shareholders. If you wish to vote through the internet and you are a shareholder of record of Malvern Bancorp, you can access the web page at www.proxyvote.com and follow the on-screen instructions. If you vote through the internet, you must have your control number and the proxy card available when you access the web page.
If your shares are registered in the name of a bank, broker or other nominee, the voting form your bank, broker or other nominee sent you will provide telephone and internet voting instructions.
The deadline for voting by telephone or through the internet as a First Bank shareholder of record is 10:00 a.m., Eastern Time, on Friday, April 28, 2023. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting.
The deadline for voting by telephone or through the internet as a Malvern Bancorp shareholder of record is 11:59 p.m., Eastern Time, on Thursday, April 27, 2023. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting.
Changing Your Vote
Any Malvern Bancorp shareholder may revoke a proxy or change his or her vote at any time before or at the Malvern Bancorp special meeting in one or both of the following ways:
•
delivering a written notice of revocation, bearing a later date than the proxy, to be received by the Malvern Bancorp Corporate Secretary prior to the vote at the Malvern Bancorp special meeting (in which case you may deliver a new proxy or attend the Malvern Bancorp special meeting and vote at such meeting); or

•
submitting a later-dated proxy card to be received by the Malvern Bancorp Corporate Secretary prior to the vote at the Malvern Bancorp special meeting or submitting a later-dated proxy via telephone or internet prior to the Malvern Bancorp special meeting.

A Malvern Bancorp shareholder should send any written notice of revocation or subsequent proxy to Malvern Bancorp, Inc., 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, Attn: Corporate Secretary. A Malvern Bancorp shareholder may also revoke a proxy or change his or her vote by attending the special meeting of shareholders and voting at such time . Attendance at the Malvern Bancorp special meeting will not by itself constitute a revocation of a proxy.

Any First Bank shareholder may revoke a proxy or change his or her vote at any time before or at the First Bank Shareholder Meeting in one or more of the following ways:
•
delivering a written notice of revocation, bearing a later date than the proxy, to be received by the First Bank Corporate Secretary prior to the vote at the First Bank Shareholder Meeting (in which case you may deliver a new proxy or attend the First Bank Shareholder Meeting and vote); or

•
submitting a later-dated proxy card to be received by the First Bank Corporate Secretary prior to the vote at the First Bank Shareholder Meeting or a later-dated proxy via telephone or internet prior to the First Bank Shareholder Meeting.

A First Bank shareholder should send any written notice of revocation or subsequent proxy card to First Bank, 2465 Kuser Road, Hamilton, New Jersey 08690, Attn: Corporate Secretary. Attendance at the First Bank Shareholder Meeting will not by itself constitute a revocation of a proxy.
If you provided instructions to a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change your vote.
Solicitation of Proxies and Costs
Malvern Bancorp and First Bank will each pay the costs of soliciting proxies with respect to their separate meetings. In addition to solicitation by mail, directors, officers and employees acting on behalf of Malvern Bancorp or First Bank may solicit proxies for the meetings or by telephone, email or other means of communication. Malvern Bancorp and First Bank will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out of pocket expenses.
First Bank has retained Alliance Advisors, LLC at an estimated cost of approximately $7,500 plus reimbursement of expenses to assist in the solicitation of proxies. First Bank has agreed to indemnify Alliance Advisors, LLC against certain liabilities in connection with this proxy solicitation. Malvern Bancorp has retained Alliance Advisors, LLC at an estimated cost of approximately $7,500 plus reimbursement of expenses to assist in the solicitation of proxies. Malvern Bancorp has agreed to indemnify Alliance Advisors, LLC against certain liabilities in connection with this proxy solicitation.

THE MALVERN BANCORP PROPOSALS
Proposal 1: Approval of the Malvern Bancorp Merger Proposal
Malvern Bancorp is asking its shareholders to adopt the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 113. As discussed in the sections entitled “The Merger — Malvern Bancorp’s Reasons for the Merger” and “The Merger — Recommendation of the Malvern Bancorp Board of Directors,” after careful consideration, Malvern Bancorp’s board of directors approved the Malvern merger proposal and deemed it to be advisable and in the best interest of Malvern Bancorp and Malvern Bancorp’s shareholders, and unanimously recommends the Malvern merger proposal be approved by Malvern Bancorp shareholders.
Recommendation and Vote Required for Approval
The adoption of the Malvern merger proposal will require the affirmative vote of a majority of the votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting. Each holder of shares of Malvern Bancorp’s common stock outstanding on the record date will be entitled to one vote for each whole share held of record. Abstentions will be counted for purposes of determining whether a quorum is present and will have no effect on the vote count for the merger proposal.
THE MALVERN BANCORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MALVERN MERGER PROPOSAL.
Proposal 2: Approval of the Malvern Bancorp Executive Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Malvern Bancorp is seeking a non-binding, advisory shareholder approval of the compensation of Malvern Bancorp’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Malvern Bancorp’s Management and Others in the Merger” beginning on page 105. The Malvern Bancorp executive compensation proposal gives Malvern Bancorp shareholders the opportunity to express their views on the merger-related compensation of Malvern Bancorp’s named executive officers.
Accordingly, Malvern Bancorp is asking Malvern Bancorp shareholders to vote “FOR” the adoption of the following resolution, on an advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Malvern Bancorp named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Malvern Bancorp’s Management and Others in the Merger,” are hereby APPROVED.”
Recommendation and Vote Required for Approval
The advisory vote on the Malvern Bancorp executive compensation proposal is a vote separate and apart from the votes on the Malvern merger proposal and the Malvern adjournment proposal. Accordingly, if you are a holder of Malvern Bancorp common stock, you may vote to approve the Malvern merger proposal and/or the Malvern adjournment proposal and vote not to approve the Malvern Bancorp executive compensation proposal, and vice versa. The approval of the Malvern Bancorp executive compensation proposal by Malvern Bancorp shareholders is not a condition to the consummation of the merger. If the merger is completed, the merger-related compensation will be paid to Malvern Bancorp’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Malvern Bancorp shareholders fail to approve the advisory vote regarding merger-related compensation.
The adoption of the Malvern Bancorp executive compensation proposal will require the affirmative vote of a majority of votes cast by Malvern Bancorp shareholders at the Malvern Bancorp special meeting. Each holder of shares of Malvern Bancorp’s common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions will be counted for purposes of determining whether a quorum is present and will have no effect on the vote count for the Malvern Bancorp executive compensation proposal.
THE MALVERN BANCORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY MALVERN BANCORP EXECUTIVE COMPENSATION PROPOSAL.

Proposal 3: Approval of the Malvern Bancorp Adjournment Proposal
Malvern Bancorp’s shareholders are being asked to approve the adjournment of the Malvern Bancorp special meeting, if necessary, to solicit additional proxies in favor of the merger agreement if there are insufficient votes at the time of such adjournment to approve the Malvern merger proposal.
If, at Malvern Bancorp’s special meeting, there are an insufficient number of shares of Malvern Bancorp common stock present or represented by proxy and voting in favor of the Malvern merger proposal, Malvern Bancorp may move to adjourn the special meeting in order to enable the Malvern Bancorp board of directors to solicit additional proxies for approval of the Malvern merger proposal. If Malvern Bancorp shareholders approve the Malvern adjournment proposal, Malvern Bancorp could adjourn the Malvern Bancorp special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Malvern Bancorp’s shareholders who have previously voted. If the date of the adjournment is not announced at Malvern Bancorp’s special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.
Recommendation and Vote Required for Approval
Approval of the Malvern adjournment proposal will require the affirmative vote of a majority of the votes cast by Malvern Bancorp’s shareholders at the special meeting. Abstentions will be counted for purposes of determining whether a quorum is present and will have no effect on the vote count for the Malvern adjournment proposal, except to the extent this results in there being insufficient shares present at the Malvern Bancorp special meeting to establish a quorum.
THE MALVERN BANCORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MALVERN ADJOURNMENT PROPOSAL.

THE FIRST BANK PROPOSALS
Proposal 1: Approval of the First Bank Board Nominees
First Bank is asking its shareholders to approve the First Bank board nominees. For a detailed discussion of First Bank’s board nominees, see “First Bank Proposal 1 – Election of Directors” beginning on page 43.
Recommendation and Vote Required for Approval
Approval of the First Bank director nominees requires a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees proposed is “withheld.”
THE FIRST BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF ALL OF THE FIRST BANK BOARD NOMINEES.
Proposal 2: Approval of First Bank’s 2022 Executive Compensation
First Bank is asking its shareholders to approve the 2022 compensation paid to First Bank’s named executive officers. For a detailed discussion, see “First Bank Proposal 2 – Advisory Vote to Approve First Bank’s Named Executive Officers Compensation” beginning on page 65.
Recommendation and Vote Required for Approval
Approval of the First Bank advisory vote on executive compensation requires a majority of the votes cast without regard to broker non-votes or proxies marked “abstain.”
THE FIRST BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FIRST BANK 2022 EXECUTIVE COMPENSATION.
Proposal 3: Approval of First Bank’s Independent Registered Public Accounting Firm
First Bank is asking its shareholders to approve the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023. For a detailed discussion, see “First Bank Proposal 3 – Ratification of First Bank’s Independent Registered Public Accounting Firm” beginning on page 66.
Recommendation and Vote Required for Approval
Approval of the appointment of BDO USA, LLP as First Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2023 requires a majority of the votes cast without regard to broker non-votes or proxies marked “abstain.”
THE FIRST BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF BDO USA, LLP AS FIRST BANK’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
Proposal 4: Approval of the Frequency of a Shareholder Advisory Vote on Executive Compensation
First Bank is asking its shareholders to approve a proposal to approve the frequency of a shareholder advisory vote on executive compensation. For a detailed discussion, see “First Bank Proposal 4 – Advisory Vote to Approve on Frequency of Future Advisory Votes on Executive Compensation” beginning on page 67.
Recommendation and Vote Required for Approval
Regarding the advisory vote on the frequency of shareholder voting on executive compensation, a shareholder may vote for one, two or three years, or may abstain, and approval of this advisory vote will be the choice (one, two or three years) that receives the most votes.
THE FIRST BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR “ANNUAL” FREQUENCY OF A SHAREHOLDER ADVISORY VOTE ON
EXECUTIVE COMPENSATION.

Proposal 5: Approval of the First Bank Merger Proposal
First Bank is asking its shareholders to approve the merger agreement and the transactions contemplated thereby, including the issuance of First Bank common stock to the holders of Malvern Bancorp pursuant to the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 113. As discussed in the sections entitled “The Merger — First Bank’s Reasons for the Merger” and “The Merger — Recommendation of the First Bank Board of Directors,” after careful consideration, the First Bank board of directors approved the First Bank share issuance pursuant to the merger agreement. The First Bank share issuance will be implemented only upon the consummation of the merger.
Recommendation and Vote Required for Approval
Approval of the First Bank merger proposal requires the affirmative vote of the holders of at least two-thirds of the shares of First Bank common stock outstanding on the record date. If your shares of First Bank common stock are present at the First Bank Shareholder Meeting but are not voted on the First Bank merger proposal, or if you vote to abstain on the First Bank merger proposal, each will have the same effect as a vote “AGAINST” the First Bank merger proposal. If you fail to submit a proxy card and fail to attend the First Bank Shareholder Meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of First Bank common stock in favor of the First Bank merger proposal, your shares of First Bank common stock will not be voted, and this will have the same effect as a vote “AGAINST” the First Bank merger proposal.
THE FIRST BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FIRST BANK MERGER PROPOSAL.
Proposal 6: Approval of the First Bank Board Increase Proposal
First Bank is asking its shareholders to approve an increase in the size of the First Bank board of directors in order to appoint three members of the Malvern Bancorp board of directors upon consummation of the merger pursuant to the merger agreement. Without shareholder approval, the First Bank board of directors only has the authority to increase the size of the board of directors by two members between annual meetings. For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 113. As discussed in the section entitled “The Merger — First Bank’s Reasons for the Merger” and “The Merger — Recommendation of the First Bank board of directors,” after careful consideration, the First Bank board of directors approved the First Bank board increase pursuant to the merger agreement. The merger cannot be completed unless the First Bank shareholders approve the First Bank board increase proposal. The First Bank board increase will be implemented only upon the consummation of the merger.
Recommendation and Vote Required for Approval
Approval of the First Bank board increase proposal requires the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting. If your shares of First Bank common stock are present at the First Bank Shareholder Meeting but are not voted on the First Bank board increase proposal, or if you vote to abstain on the First Bank board increase proposal, it will not have an effect on the vote to approve the First Bank board increase proposal. If you fail to submit a proxy card and fail to attend the First Bank Shareholder Meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of First Bank common stock in favor of the First Bank board increase proposal, your shares of First Bank common stock will not be voted, but this will not have an effect on the vote to approve the First Bank board increase proposal except to the extent this results in there being insufficient shares present at the First Bank Shareholder Meeting to establish a quorum.
THE FIRST BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FIRST BANK BOARD INCREASE PROPOSAL.

Proposal 7: Approval of the First Bank Adjournment Proposal
First Bank shareholders are being asked to approve the adjournment of the First Bank Shareholder Meeting, if necessary, to solicit additional proxies in favor of the approval of the First Bank merger proposal and the First Bank board increase proposal if there are insufficient votes at the time of such adjournment to approve the First Bank merger proposal or the First Bank board increase proposal.
If, at the First Bank Shareholder Meeting, there are an insufficient number of shares of First Bank common stock present or represented by proxy and voting in favor of the First Bank merger proposal or the First Bank board increase proposal, First Bank may move to adjourn the First Bank Shareholder Meeting in order to enable the First Bank board of directors to solicit additional proxies for approval of the First Bank merger proposal and the First Bank board increase proposal. If the First Bank shareholders approve the First Bank adjournment proposal, First Bank could adjourn the First Bank Shareholder Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from First Bank shareholders who have previously voted. If the date of the adjournment is not announced at the First Bank Shareholder Meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.
Recommendation and Vote Required for Approval
Approval of the First Bank adjournment proposal will require the affirmative vote of a majority of the votes cast by First Bank shareholders at the First Bank Shareholder Meeting. If your shares of First Bank common stock are present at the First Bank Shareholder Meeting but are not voted on the First Bank adjournment proposal, or if you vote to abstain on the First Bank adjournment proposal, each will have no effect on the vote on the First Bank adjournment proposal. If you fail to submit a proxy card and fail to attend the First Bank Shareholder Meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of First Bank common stock in favor of the First Bank adjournment proposal, your shares of First Bank common stock will not be voted, but this will not have an effect on the vote to approve the First Bank adjournment proposal except to the extent this results in there being insufficient shares present at the First Bank Shareholder Meeting to establish a quorum.
THE FIRST BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FIRST BANK ADJOURNMENT PROPOSAL, IF NECESSARY.

FIRST BANK PROPOSAL 1

ELECTION OF DIRECTORS
First Bank’s Certificate of Incorporation provides that the number of directors shall not be fewer than five (5) or more than twenty five (25) and permits the exact number to be determined from time to time by the board of directors. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was selected as a director or nominee.
The First Bank board of directors has nominated for election to the board of directors the persons named below. Each nominee currently serves as a member of the board of directors. If elected, each director will serve until the 2024 Annual Meeting of Shareholders or until his or her replacement has been duly elected and qualified.
The board of directors has no reason to believe that any of the nominees will be unavailable to serve if elected. As of the First Bank Shareholder Meeting, the board of directors will consist of ten (10) members. Mr. Patrick M. Ryan, Chairman, is the father of Director, President and Chief Executive Officer Patrick L. Ryan.
The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the board of directors, if any.
First Bank Director Nominees
Name and Position with First Bank	Age	Principal Occupation for Past Five Years	Director Since
Patrick M. Ryan, Chairman	78	Owner and real estate investor for North Buffalo Advisors, LLC; Chairman of First Bank; former President and Chief Executive Officer of Yardville National Bank	2011
Leslie E. Goodman, Vice Chairman	79	Principal of The Eagle Group of Princeton, Inc.	2008
Patrick L. Ryan, President and Chief Executive Officer	47	President and Chief Executive Officer of First Bank; former Executive Vice President and Chief Operating Officer of First Bank	2008
Douglas C. Borden	62	Northeast President for CBIZ Insurance Services; former Partner, Borden Perlman Insurance Agency; former Director of Hopewell Valley Community Bank	2017
Scott R. Gamble	63	Principal at Patriot Financial Partners, L.P.; former regional president at BB&T Bank	2020
Deborah Paige Hanson	61	Principal, Executive Vice President and Fund Manager of the Hampshire Companies	2016
Glenn M. Josephs	68	Partner, Friedman, LLP, formerly Partner, Bagell, Josephs, Levine and Company, LLC	2008
Peter Pantages	68	President and owner of McCay Real Estate Group and vice chairman of Anchor Commercial Bank; former Chairman, President and Chief Executive Officer of Grand Bank, N.A.	2019
Michael E. Salz	52	President of Linden Bulk Transportation, LLC, a subsidiary of Odyssey Logistics & Technology Corporation; former Chief Operating Officer of Linden Bulk Transportation, LLC; former owner of Linden Bulk Transportation Co. Inc.	2017
John E. Strydesky	74	Certified Public Accountant; owner of Strydesky & Company, CPAs/Business Consultants; real estate investor in commercial and residential properties	2010

No director is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Bank Act of 1940.
There are no material proceedings to which any director or executive officer is a party adverse to First Bank or has a material interest adverse to First Bank.
First Bank encourages all directors to attend First Bank Shareholder Meeting, but attendance is not mandatory. All of First Bank’s directors who were then in office attended the 2022 First Bank Shareholder Meeting.
Required Vote
DIRECTORS WILL BE ELECTED BY THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE FIRST BANK SHAREHOLDER MEETING WHETHER IN PERSON OR BY PROXY.
Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Information About the First Bank Board of Directors and Management
Patrick M. Ryan, 78, Chairman. Mr. Ryan is the owner of North Buffalo Advisors, LLC and P. Ryan Consulting, LLC, both financial and real estate investment advisory companies. He was the President and Chief Executive Officer (“CEO”) of Yardville National Bank and its holding company from 1991 through its sale to PNC Corporation in 2007. Mr. Ryan has over 54 years of banking experience working for Yardville National Bank, Howard Savings Bank, Marine Midland Bank, Manufacturers Hanover and M&T Bank. Mr. Ryan joined the board in 2011. Mr. Ryan is the father of Patrick L. Ryan, First Bank’s President and CEO. In his capacity as the First Bank’s Chairman of the Board, Mr. Ryan brings extensive knowledge of the commercial banking industry, gained over 54 years of experience, to the governance and leadership of the board of directors at First Bank.
Leslie E. Goodman, 79, Vice Chairman. Mr. Goodman has been involved in banking since 1966, having served in a variety of senior management roles with regional and super regional banks through the late 1990s. He also served as an investor in and board member of a number of community banks since 2000. He is a Principal in The Eagle Group of Princeton, Inc., a commercial real estate investment and management company. Mr. Goodman joined the board in 2008. Mr. Goodman’s substantial banking experience as an officer and a director qualify him to serve on First Bank’s board of directors. This experience, coupled with his lack of any relationship which would interfere with his exercise of independent judgment in carrying out the responsibilities of a director, make him the best candidate to serve as Lead Independent Director.
Patrick L. Ryan, 47, President and Chief Executive Officer. Mr. Ryan started his financial services career with Goldman Sachs followed by Medsite, Inc., an internet healthcare and technology company, and Bain Consulting, a management consulting firm. Mr. Ryan joined Yardville National Bank in 2005 as head of Strategic Planning and Corporate Development, responsible for strategy, mergers and acquisitions, branch expansion, investor relations, research and analysis. He became First Senior Vice President, Emerging Markets Manager with responsibility for building and managing operations in Middlesex County, New Jersey. He remained with Yardville National Bank until it was sold to PNC Corporation in 2007. He then worked with the investor group that recapitalized First Bank. Mr. Ryan joined the board in 2008, and initially served as Chief Operating Officer. He became President and CEO in 2013. Mr. Ryan is the son of Patrick M. Ryan, Chairman of the Board. Mr. Ryan’s position as First Bank’s President and CEO, and his 20 years of banking experience, qualify him to serve on the board of directors at First Bank.
Douglas C. Borden, 62. Mr. Borden is responsible for the management and sales of commercial and personal insurance with CBIZ Borden Perlman Agency. He was previously with W.S. Borden Company since 1983 until the formation of Borden Perlman Insurance Agency in 1995. Mr. Borden provides property & casualty risk management/brokerage services to more than 20 banks in three states. He served on the Board of the Rescue Mission of Trenton for 33 years. Mr. Borden previously served on the Board of Hopewell Valley Community Bank, then on the Advisory Board of Northfield Bank. He serves as First Bank’s Chair of the Nominating & Governance Committee and serves on the committees of Compensation & Personal and Information Technology. His experience in the banking and insurance business qualifies him to serve on the board of directors at First Bank.
Scott R. Gamble, 63. Mr. Gamble is a Principal at Patriot Financial Partners, L.P. and has more than 38 years of banking experience. Prior to joining Patriot, Mr. Gamble was the Regional President for BB&T’s Greater Delaware Valley Region. He was responsible for BB&T’s commercial and retail management teams, covering the Greater Delaware Valley. In addition, he was responsible for the commercial real estate and regional corporate lending teams. He also serves on the Board of Directors of Fortis Financial Inc. (a privately held company). A graduate of Grove City College with a B.A. in Business Administration, Mr. Gamble has also pursued additional training in management and capital markets. His vast experience throughout his banking career in the management of commercial banking, retail banking and business development for community offices and business centers qualifies Mr. Gamble to serve on the board of directors at First Bank.
Deborah Paige Hanson, 61. Ms. Hanson is a Principal, Executive Vice President, Chief Risk Officer and Fund Manager of The Hampshire Companies, a real estate operating company offering a diversified investment platform. Ms. Hanson has been with The Hampshire Companies since 1983 and focuses on the oversight and coordination of its acquisitions, dispositions, leasing, financing, development and operations. Additionally, she serves as the Chair of Hampshire’s Risk Committee, is a member of its Legal and Compliance Committee, Investment Management Committee and Executive Committee. Within her community, she serves as Trustee on the Foundation Board for Morristown Memorial Center and is on the Board of Carol G. Simon Cancer Center Philanthropic Council. Additionally, Ms. Hanson is a Board Member of NJ-NAIOP, a statewide commercial real estate trade organization. Ms. Hanson graduated Magna Cum Laude and holds a B.A. degree from Hope College. Ms. Hanson serves as First Bank’s Chair of the Compensation and Personnel Committee. Her substantial experience in real estate, operations, and leadership, qualifies Ms. Hanson to serve on the board of directors at First Bank.
Glenn M. Josephs, 68. Mr. Josephs is a Certified Public Accountant and retired from the accounting firm Friedman, LLP. Mr. Josephs has over 44 years of experience providing accounting and consulting services. Mr. Josephs works closely with many commercial and residential real estate developers, owners, investors, syndicators and management companies, including those involved in affordable housing. He also has experience with nonprofit organizations, and healthcare and medical practices. Mr. Josephs joined the board in 2008. His accounting experience qualifies him to serve as First Bank’s “audit committee financial expert” under the relevant criteria established under SEC regulation, which is essential to the board, as well as Chairman of the Audit and Risk Management Committee at First Bank.
Peter Pantages, 68. Mr. Pantages is the President and owner of McCay Real Estate Group, a developer and manager of, and an investor in, real estate and other investments. He also serves as Vice Chairman of Anchor Commercial Bank of Palm Beach Gardens, Florida. He has previously served on the Board of Grand Bank, N.A., Admiralty Bank, a Florida based commercial bank and as a Director of Met Life Bank. His vast experience in Banking and Real Estate Development qualifies Mr. Pantages to serve on the board of directors at First Bank.
Michael E. Salz, 52. Mr. Salz was the owner of Linden Bulk Transportation Co, which was acquired in 2016 and he continues his leadership position as President of the company now operating under the name of Linden Bulk Transportation LLC. Mr. Salz has over 25 years’ experience in the trucking industry and currently holds a Vice Chair position with the National Tank Truck Carriers’ Association, is a Director on their Board, and is Chairman of the Chemical Committee. Mr. Salz is also a member of the Linden Industrial Association. Mr. Salz also has an ownership interest in Linden Warehouse and Distribution Co., Inc., a New Jersey based third party logistics provider and serves on their board of directors. He earned his B.A. in Urban Studies specializing in Government and Politics from the University of Maryland. Mr. Salz also owns several investment properties including a hotel business. Mr. Salz’s real estate and business background qualifies him to serve on the board of directors at First Bank.
John E. Strydesky, 74. Mr. Strydesky is a Certified Public Accountant with over 46 years’ experience in public accounting of which over 30 years in his own public accounting practice located in Linden, New Jersey. His firm specializes in finance and business consulting. He has secured debt financing and tax exempt bond financing for his clients through banks, the New Jersey Economic Development Authority, the U.S. Small Business Administration and other financial lending institutions. Mr. Strydesky holds an M.B.A. from Farleigh Dickenson University. He has served as a Trustee for the New Jersey Society of Certified Accountants and other various professional organizations. Mr. Strydesky is also a real estate investor in commercial and residential properties. Mr. Strydesky joined the First Bank board of directors in 2010. His accounting experience as well as his commercial real estate and small business lending experience qualifies him to serve on the board of directors at First Bank.

2022 First Bank Director Compensation
The following table sets forth information concerning compensation accrued or paid to First Bank’s non- employee directors during the year ended December 31, 2022 for their service on the board of directors.
Directors who are also employees receive no additional compensation for their services as directors and are not set forth in the table below.
Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Restricted Stock Awards(1) ($)	Total ($)
Patrick M. Ryan	77,500	19,375	58,125	155,000
Leslie E. Goodman	45,000	11,250	33,750	90,000
Douglas C. Borden(2)	35,000	6,875	20,625	62,500
Scott R. Gamble(3)	55,000	—	—	55,000
Deborah Paige Hanson(2)	35,000	6,875	20,625	62,500
Glenn M. Josephs(2)	37,500	6,875	20,625	65,000
Peter Pantages(2)	27,500	6,875	20,625	55,000
Michael E. Salz(2)	32,500	6,875	20,625	60,000
John E. Strydesky(2)	32,500	6,875	20,625	60,000
(1)
Amounts reflect the grant date fair value of options and restricted stock awards granted under the Director Compensation Plan on April 27, 2022 in accordance with ASC Topic 718. See Note 14 to First Bank’s audited consolidated financial statements for the fiscal years ended December 31, 2022 filed with First Bank’s Form 10-K for assumptions made in the valuation. These amounts do not correspond to the actual value that the directors will recognize. Option awards and restricted stock awards are subject to a one-year vesting schedule under the Director Compensation Plan.

(2)	Participated in the Director Fee Deferral Plan and elected to defer 100% of his or her fees.
(3)	Scott R. Gamble’s fees are paid in cash directly to Patriot Financial Partners where Mr. Gamble is a Principal.
The Director Compensation Plan is a retainer based compensation plan. Non-employee directors are paid a service retainer of $55,000 annually with 50% payable in cash and 50% payable in equity. No meeting or committee fees are paid under the Director Compensation Plan. The Audit and Risk Management Committee Chair, the Nominating and Governance Committee Chair, the Compensation and Personnel Committee Chair, the Information Technology Committee Chair and the Compliance Committee Chair receive an additional $10,000, $7,500, $7,500, $5,000 and $5,000, respectively. The total retainers for the Chairman of the Board and Vice Chairman of the Board/Lead Independent Director are $155,000 and $90,000, respectively. The Chairman and Vice Chairman do not receive additional fees as Committee chairs.
As part of the Director Compensation Plan, on April 27, 2022, Chairman of the Board Ryan was granted 4,383 option awards and 4,096 restricted stock awards. Vice Chairman and Lead Independent Director Goodman was granted 2,545 option awards and 2,378 restricted stock awards. All other non- employee directors were granted 1,555 option awards and 1,453 restricted stock awards except for Director Gamble. As previously noted. Mr. Gamble’s fees are paid in cash directly to Patriot Financial Partners.
The Compensation and Personnel Committee (the “Compensation Committee”) reviews all elements of non-employee compensation, just described, and makes an annual compensation recommendation to the board. Working with First Bank’s compensation consultant, the Compensation Committee annually reviews that director compensation is aligned with business and shareholder interests, that compensation is competitive relative to First Bank’s peer group and recommends any adjustments to director compensation based on the competitive environment.
First Bank has a Director Fee Deferral Plan (the “Plan”) for non-employee directors. Under a Director Fee Deferral Agreement each non-employee director elects annually to defer 0% to 100% of his or her fees. In 2022, interest was credited on each director’s deferral account at 4%. The minimum crediting rate is 4% with a maximum of 10%, adjusted annually. Upon retirement, the Plan will pay the accrued benefits over a period of up to ten years (with interest), or lump sum, at the discretion of each participating director.

Executive Officers of First Bank
Peter J. Cahill, 66, Executive Vice President and Chief Lending Officer. Mr. Cahill joined First Bank in 2008. Previously he served as Senior Vice President/Sales Manager for PNC Financial Services Group, overseeing a portfolio of commercial banking customers in New Jersey. Mr. Cahill has over 40 years of banking experience including positions with Midlantic National Bank, Fleet Boston and Yardville National Bank. Mr. Cahill earned a B.A. Degree in Political Science from Dickinson College and graduated with honors from Stonier Graduate School of Banking.
Andrew L. Hibshman, 41, Executive Vice President and Chief Financial Officer. Mr. Hibshman has served as Executive Vice President and Chief Financial Officer of First Bank since July 2021. Mr. Hibshman joined First Bank in 2016 as its Chief Accounting Officer. Outside of his experience with First Bank, Mr. Hibshman was the Chief Financial Officer of a community bank in Philadelphia and worked at Grant Thornton LLP in the company’s financial institutions audit practice. Mr. Hibshman earned a B.S. Degree in Accounting from Drexel University and holds a Certified Public Accountant designation.
John F. Shepardson, 48, Executive Vice President and Chief Operating Officer. Mr. Shepardson has served as Executive Vice President and Chief Operating Officer of First Bank since January 2021, working directly with First Bank’s Strategic Planning, Compliance, Information Technology, Retail, and Facilities teams. Mr. Shepardson joined First Bank in 2018 as its Chief Administrative Officer. Outside of his experience with First Bank, Mr. Shepardson worked in consulting, including roles as an Executive Director with Ernst & Young, and a Senior Consultant with Arthur Andersen. Mr. Shepardson earned a Master of Business Administration degree from the Carroll School of Management at Boston College, and holds a Bachelor of Science in Civil Engineering degree from the University of Michigan.
Maria E. Mayshura, 57, Executive Vice President and Chief Risk Officer. Ms. Mayshura has served as Chief Risk Officer for First Bank since 2020 and was appointed an Executive Vice President in January 2021. Ms. Mayshura has more than 30 years of experience in banking as an internal auditor, during which time she has been responsible for compliance regulations, Sarbanes Oxley implementation and most recently COSO implementation. She has been an active member of the New Jersey Banking Association and Institute of Internal Auditors since 1993. Ms. Mayshura earned a Master of Business Administration and Management degree from Thomas Edison State College, and holds a Bachelor of Science in Accounting degree from Caldwell College.
First Bank Diversity
The First Bank board of directors considers the enhancement of the diversity of perspectives and experiences when selecting candidates for board service, among other criteria. To that end First Bank has varied ages and perspectives on its board. The First Bank board is committed to being constituted of highly qualified individuals with a broad spectrum of competencies and an appropriate mix of experience, expertise and perspectives. This commitment is key to enabling the First Bank board to carry out its wide-ranging responsibilities. The First Bank board recognizes the benefits of diversity in its membership as a competitive advantage, which is in keeping with First Bank’s commitment to diversity and inclusion at all levels of First Bank’s workforce. For purposes of board composition, diversity includes, but is not limited to: skills and experience, gender, race, culture and ethnicity, sexual orientation, income, ability, age, and language. The First Bank board will make good use of these differences and distinctions among individuals to determine the optimum composition of the board. While education and skills are important factors, the First Bank board of directors also considers how candidates will contribute to the overall balance of the board, so that First Bank and the First Bank board will benefit from directors with different perspectives, varying view points and diverse backgrounds and experiences.

Board Diversity Matrix
	Female	Male	Non-Binary
Part 1: Gender Identity
Directors	1	9	0
Executive Officers	1	3	0
Part 2: Demographic Background
Non-Minority
Directors	1	9	0
Executive Officers	0	3	0
Minority
Directors	0	0	0
Executive Officers	1	0	0
LGBTQ
Directors	0	0	0
Executive Officers	0	0	0
First Bank Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of March 10, 2023 regarding the number of shares of First Bank common stock beneficially owned by (i) each of First Bank’s current directors, (ii) each of First Bank’s named executive officers, (iii) all of First Bank’s directors and executive officers as a group and (iv) each person, or group of affiliated persons known by First Bank to beneficially own more than 5% of First Bank’s common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the director or executive, living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself or herself at once or within 60 days. Unless otherwise noted, the beneficial owners have sole voting and investment power with respect to the shares listed below.
Name	Shares Beneficially Owned	Percentage of Class Outstanding*
Directors:***
Patrick M. Ryan(1)	373,148	1.90%
Leslie E. Goodman(2)	238,305	1.22%
Patrick L. Ryan(3)	459,701	2.32%
Douglas C. Borden(4)	137,538	**
Scott R. Gamble(5)	230	**
Deborah Paige Hanson(6)	57,629	**
Glenn M. Josephs(7)	91,461	**
Peter Pantages(8)	178,537	**
Michael E. Salz(9)	66,017	**
John E. Strydesky(10)	335,553	1.71%

Named Executive Officers who are not Directors
Peter J. Cahill(11)	115,206	**
Andrew L. Hibshman(12)	36,356	**
John F. Shepardson(13)	33,893	**

Directors, Nominees and Executive Officers as a group (14 persons)(14)	2,139,711	10.64%

5% Shareholders:
Patriot Financial Partners GP, LP(15)	1,594,437	8.15%
Banc Funds Co LLC(16)	1,283,721	6.56%

(*)	Based on a total of 19,569,807 shares of common stock outstanding as of March 10, 2023, plus any shares of common stock such person or group has the right to acquire within 60 days of March 10, 2023.
(**)	Less than 1%.
(***)
All stock options and restricted shares issued to directors prior to 2018 are subject to a three-year vesting schedule. All stock options and restricted shares issued to directors, excluding Patrick L. Ryan, during or after 2018 are subject to a one-year vesting schedule. All stock options and restricted shares issued to executive officers, including Patrick L. Ryan, are subject to a three-year vesting schedule. The shares of restricted stock can be voted immediately upon issuance but are subject to a one or three-year vesting schedule.

(1)
Includes 31,955 shares held by Mr. Ryan’s spouse as to which Mr. Ryan disclaims beneficial ownership. Also includes 68,149 shares issuable upon the exercise of stock options within 60 days of March 10, 2023 and 4,096 shares of restricted stock granted on April 27, 2022 vesting within 60 days of March 10, 2023.

(2)
Includes 113,000 shares held by Goodman Family Holdings, LLC, a Delaware limited liability company, of which Mr. Goodman has a 1% membership interest and 99% of which is owned by an irrevocable trust established for the benefit of his wife and children as to which Mr. Goodman disclaims beneficial ownership. Also includes 14,654 shares held in the Leslie Eugene Goodman 2012 GST Exempt Trust which is a trust established for the benefit of Mr. Goodman’s wife and Mr. Goodman is the Trustee as to which Mr. Goodman disclaims beneficial ownership. Also includes 34,680 shares issuable upon the exercise of stock options within 60 days of March 10, 2023 and 2,378 shares of restricted stock granted on April 27, 2022 vesting within 60 days of March 10, 2023.

(3)
Includes 185,706 shares issuable upon the exercise of stock options within 60 days of March 10, 2023, and 13,727, 9,292 and 1,803 shares of restricted stock granted on February 21, 2023, February 22, 2022 and February 16, 2021, respectively.

(4)
Includes 69,000 shares held by BP Ins. Investments LLC. Mr. Borden owns a 50% membership interest in such company and through his position exercises voting and investment power over these shares. Also includes 12,810 shares issuable upon the exercise of stock options and 1,453 shares of restricted stock granted on April 27, 2022 vesting within 60 days of March 10, 2023.

(5)
Mr. Gamble is a principal of Patriot Financial Manager, L.P., which is an affiliate of Patriot Financial Partners III, L.P. (“Patriot Fund III”). Mr. Gamble has no voting or investment power over any shares held by Patriot Fund III or its affiliates. See footnote 15 below for further details.

(6)
Includes 30,000 shares held in the Hanson Family LP of which Ms. Hanson has a voting membership interest. Also includes 12,810 shares issuable upon the exercise of stock options within 60 days of March 10, 2023 and 1,453 shares of restricted stock granted on April 27, 2022 vesting within 60 days of March 10, 2023.

(7)
Includes 12,810 shares issuable upon the exercise of stock options within 60 days of March 10, 2023. Also includes 1,453 shares of restricted stock granted on April 27, 2022 vesting within 60 days of March 10, 2023.

(8)
Includes 17,444 shares held by Mr. Pantages’s spouse’s revocable trust, 19,577 shares held by a relative for which Mr. Pantages is the Power of Attorney and 13,051 shares held in an irrevocable trust for a family member. Also includes 7,349 shares issuable upon the exercise of stock options within 60 days of March 10, 2023 and 1,453 shares of restricted stock granted on April 27, 2022 vesting within 60 days of March 10, 2023.

(9)
Includes 12,810 shares issuable upon the exercise of stock options within 60 days of March 10, 2023. Also includes 1,453 shares of restricted stock granted on April 27, 2022 vesting within 60 days of March 10, 2023.

(10)
Includes 22,810 shares issuable upon the exercise of stock options within 60 days of March 10, 2023. Also includes 1,453 shares of restricted stock granted on April 27, 2022 vesting within 60 days of March 10, 2023.

(11)
Includes 46,348 shares issuable upon the exercise of stock options within 60 days of March 10, 2023, and 5,943, 3,228 and 1,203 shares of restricted stock granted on February 21, 2023, February 22, 2022 and February 16, 2021, respectively.

(12)
Includes 18,4571 shares issuable upon the exercise of stock options within 60 days of March 10, 2023, and 4,488, 3,048 and 843 shares of restricted stock granted on February 21, 2023, February 22, 2022 and February 16, 2021, respectively.

(13)
Includes 20,294 shares issuable upon the exercise of stock options within 60 days of March 10, 2023, and 4,224, 3,048 and 843 shares of restricted stock granted on February 21, 2023, February 22, 2022 and February 16, 2021, respectively.

(14)	Includes executive officers for beneficial ownership purposes on March 10, 2023.
(15)
Based on Schedule 13F filing for the year ended December 31, 2022. Voting and investment power with respect to these shares may be deemed to be shared by Patriot GP III, which is the general partner of Patriot Fund III, by Patriot GP III LLC, which is the general partner of Patriot GP III, and by W. Kirk Wycoff, James F. Deutsch, and James J. Lynch, who serve as the general partners of the Patriot Fund III and Patriot GP III, as members of Patriot GP III, LLC, and as members of the investment committee of Patriot Fund III. The address of each of the foregoing entities and persons is c/o Patriot Financial Partners III, L.P., Four Radnor Center, 100 Matsonford Rd., Suite #210 Radnor, Pennsylvania 19087.

(16)	Based on Schedule 13F filing for the year ended December 31, 2022.
Director Patrick M. Ryan pledged 139,646 shares of First Bank’s Common Stock to secure credit from third party financial institutions. Director Patrick L. Ryan pledged 103,560 shares of First Bank Common Stock to secure credit from a third party financial institution. Director John E. Strydesky pledged 91,000 shares of First Bank Common Stock to secure credit from a third party financial institution. None of these pledges would result in a change of control.
First Bank has not adopted a policy regarding the ability of officers, directors and employees to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities.

First Bank Board Independence
A majority of First Bank’s directors are independent under the NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”). Patrick L. Ryan, who serves as President and CEO, is not considered “independent” by virtue of his current employment with First Bank. Patrick M. Ryan, Chairman, is not considered “independent” as he is the father of Patrick L. Ryan, President and Chief Executive Officer. In making the independence determinations the board of directors considered the transactions and relationships disclosed under the “Related Party Transactions” section below.
First Bank Board of Directors and Committees
The business affairs of First Bank are overseen by a board of directors. The First Bank board of directors meets on a monthly and on an “as-needed” basis. During 2022, the First Bank board of directors met fifteen (15) times.
For the year ended December 31, 2022, each director attended at least 75% of the aggregate total number of meetings of the First Bank board of directors and board committees on which the director served.
The First Bank board of directors has a standing Audit and Risk Management Committee, a Nominating and Governance Committee and a Compensation and Personnel Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The First Bank board of directors has adopted a written charter for each aforementioned standing committee, which are available on First Bank’s website at www.firstbanknj.com.
Committee:	Audit and Risk Management	Nominating and Governance	Compensation and Personnel
Number of Meetings:	6	3	4
Name of Director:
Patrick M. Ryan, Chairman
Leslie E. Goodman, Vice Chairman	X		X
Patrick L. Ryan, President and Chief Executive Officer
Douglas C. Borden		*	X
Scott R. Gamble	X		X
Deborah Paige Hanson		X	*
Glenn M. Josephs	*	X	X
Peter Pantages		X
Michael E. Salz	X		X
John E. Strydesky	X
X = committee member, * = committee chair
The First Bank board of directors also has the following standing committees: Asset and Liability Management Committee, Compliance Committee, Board Loan Committee, Information Technology Committee and Strategic Planning Committee.
First Bank Audit and Risk Management Committee
The Audit and Risk Management Committee is responsible for the selection and recommendation of the independent registered public accounting firm for the annual financial statements audit and to oversee First Bank’s adherence to a system of internal controls over financial reporting. The Audit and Risk Management Committee reviews and accepts the reports of First Bank’s independent registered public accountants, federal and state examiners and internal auditors. During 2022, the Audit and Risk Management Committee was chaired by Mr. Josephs and the other members were Messrs. Gamble, Goodman, Salz and Strydesky.
Each member of the Audit and Risk Management Committee is “independent” as defined by the NASDAQ Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act. Each member of the Audit and Risk Management Committee is able to read and understand fundamental financial statements, including First Bank’s statements of financial condition, statements of income and statements of cash flows. First Bank’s board of directors has designated Glenn M. Josephs as its “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Audit and Risk Management Committee met six times in 2022.
First Bank Audit and Risk Management Committee Report
The Audit and Risk Management Committee meets periodically to consider the adequacy of First Bank’s internal control over financial reporting and the objectivity of its financial reporting. The Audit and Risk Management Committee meets with First Bank’s independent registered public accountants and internal auditors, all of whom have unrestricted access to the Audit and Risk Management Committee.
The Audit and Risk Management Committee has reviewed and discussed First Bank’s audited consolidated financial statements for the fiscal year 2022 with management and BDO USA, LLP, First Bank’s independent registered public accountants. The Audit and Risk Management Committee also discussed with BDO USA, LLP the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301. The Audit and Risk Management Committee has received the written disclosures and letters from BDO USA, LLP required by PCAOB Rule 3526 “Communication with Audit Committees Concerning Independence,” and has discussed with representatives of BDO USA, LLP their independence.
Based on these reviews and discussions, the Audit and Risk Management Committee recommended to the board of directors that the audited consolidated financial statements be included in First Bank’s Annual Report on Form 10-K for the fiscal year 2022 for filing with the FDIC.
Glenn M. Josephs, Chairperson
Scott R. Gamble
Leslie E. Goodman
Michael E. Salz
John E. Strydesky
First Bank Nominating and Governance Committee
The purpose of the Nominating and Governance Committee is primarily to:
•
assess board and Committee composition, size, additional skills and talents needed and identify and evaluate candidates and make recommendations to the board of directors regarding those assessments and/or candidates;

•	develop and implement a process to assess board effectiveness and develop and implement corporate governance guidelines; and
•	recommend to the board of directors the nominees for election as directors and consider performance of incumbent directors to determine whether to nominate them for re-election.
For the three (3) meetings held in 2022, the Nominating and Governance Committee was chaired by Mr. Borden and the other members were Ms. Hanson and Messrs. Josephs and Pantages. Each member of the Nominating and Governance Committee is an independent director as defined by the NASDAQ Listing Rules.
In evaluating new candidates for nomination to the board of directors, the Nominating and Governance Committee considers one or more of the following factors, as well as any other factors deemed relevant by the Nominating and Governance Committee: independence, integrity, knowledge, judgment, character, leadership skills, education, experience, financial literacy, diversity, technical background, standing in the community and the needs of the board of directors in light of the current mix of directors’ skills and attributes. In evaluating incumbent directors as candidates for re-election, the Nominating and Governance Committee shall consider that director’s overall service to First Bank, including the number of meetings attended, level of participation, quality of performance, and any other factors deemed relevant by the Nominating and Governance Committee.
The Nominating and Governance Committee will consider qualified nominations for directors recommended by First Bank’s shareholders. All shareholder recommendations are evaluated on the same basis as any recommendation from members of the board of directors or management. Recommendations should be sent in writing to Patrick L. Ryan, 2465 Kuser Road, Hamilton, New Jersey 08690, and must include the same information as that required to be included by First Bank in its proxy statement with respect to nominees of the board of directors. Mr. Ryan will forward all recommendations to the Nominating and Governance Committee.
First Bank Compensation and Personnel Committee
The Compensation and Personnel Committee (the “Compensation Committee”) assists, advises and makes recommendations to the board of directors on executive and director compensation matters, including evaluating and recommending to the board compensation and benefit plans for First Bank executives and directors, as well as evaluating the performance of First Bank’s executives. The Compensation Committee also has been delegated responsibility for making certain compensation decisions relating to First Bank’s executives and equity compensation plans.
The Compensation Committee also may request others, including compensation consultants and legal counsel, to attend meetings or to provide relevant information to assist the committee in its work. The Compensation Committee also has the authority to retain compensation and benefits consultants and legal counsel to assist the Committee in fulfilling its responsibilities and determine their independence.
For 2022 executive compensation, the Compensation Committee engaged Aon Human Capital Solutions, a division of Aon plc (“Aon”), for these services. The Compensation Committee considers competitive market data, advice and recommendations provided by its compensation consultant in making compensation decisions. The compensation consultant is independent of management, reports directly to the Compensation Committee, and has no economic relationship with First Bank other than the compensation consultant’s role as advisor to the Compensation Committee. The Compensation Committee does not delegate its authority regarding compensation.
The Compensation Committee is chaired by Ms. Hanson and the other members are Messrs. Borden, Gamble, Goodman, Josephs, and Salz, all of whom are “independent” as determined under the definition of independence set forth in NASDAQ’s rules and listing standards. Each member of the Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. During 2022, the Compensation Committee met four times.
First Bank Executive Compensation
First Bank Compensation Discussion & Analysis
First Bank is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although SEC rules allow First Bank, as a smaller reporting company, to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help shareholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the 2022 executive compensation program for First Bank’s named executive officers. You are encouraged to refer to the compensation tables that appear later in this joint proxy statement/offering circular while reviewing this section in order to understand how the compensation philosophy is put into action.
Performance Highlights
In 2022, First Bank achieved record earnings per dilutive share of $1.84, representing a 2.8% increase over 2021. Net income for 2022 was $36.3 million, an increase of $858,000 or 2.4%, compared to $35.4 million in 2021. In addition, First Bank’s return on average assets and return on average equity during 2022 were 1.40% and 13.07%, respectively, compared to 1.46% and 13.96% in 2021. First Bank’s increased net income was driven by a year-over-year increase to First Bank’s net interest income. While First Bank has experienced pressure on expenses, due primarily to First Bank’s growth, First Bank’s focus has remained on cost containment, reflective of an efficiency ratio of below 50% for the fourth quarter of 2022 and the last eight consecutive quarters. The increase in net interest income of 11.3%, First Bank’s most significant component of operating income, was driven by notably higher interest and dividend income in a period of rapidly increasing interest rates and uncertain economic conditions. Finally, First Bank’s credit quality profile remained strong. Nonperforming assets as a percentage of total assets, declined from 0.55% as of December 31, 2021 to only 0.23% as of December 31, 2022. In 2022, First Bank realized only $1.1 million in net charge offs compared to $4,000 in net recoveries in 2021.
The following Compensation Philosophy outlines First Bank’s pay-for-performance philosophy, and First Bank believes that First Bank’s executive compensation is consistent with First Bank’s recent performance.

Compensation Philosophy
First Bank’s executive compensation program reflects First Bank’s pay-for-performance philosophy and is designed to align the interests of management with First Bank’s long-term success and the interests of its shareholders. The governing principle behind First Bank’s executive compensation policies and programs is aligning executive compensation with the financial strength and long-term profitability of First Bank as well as long-term shareholder value creation. The Compensation Committee achieves this objective by rewarding successful annual performance through short-term cash incentives and granting meaningful equity awards to executives to align their interests with shareholder interests. First Bank is committed to the compensation principle of paying for performance, and First Bank believes that First Bank’s compensation mix encourages prudent risk taking and aligns individual rewards with the success of First Bank.
The Compensation Committee also recognizes that attracting and retaining high-quality management is critical to First Bank’s long-term success in a highly regulated and competitive industry. First Bank’s goal is to be a high-performing company, so First Bank’s executive compensation package is designed to attract, retain, motivate and reward high-quality executives for strong performance. Accordingly, First Bank believes that executive compensation should be determined according to a market-competitive framework and should reflect a combination of overall financial and non-financial performance results, collaboration and individual contributions. The Compensation Committee believes the following executive compensation policies and programs are consistent with this philosophy:
•	First Bank strives to be competitive in base pay, taking into consideration salaries of similar positions at comparable banks in First Bank’s peer group.
•
First Bank structured the incentive compensation system to provide rewards based on performance metrics that reflect First Bank’s strategic plan and balance executives’ focus on both short-term goals and long-term success, without creating undue risk.

•
First Bank generally targets total compensation for expected performance levels that is similar to that of First Bank’s peer group of comparable banks. For exceptional performance, First Bank provides total compensation reflecting that performance.

Benchmarking
Prior to establishing 2022 compensation levels for First Bank’s named executive officers (“NEOs”), the Compensation Committee once again engaged Aon Human Capital Solutions, a division of Aon to undertake a comprehensive review of its executive compensation practices in relation to peer institutions. This review included competitive assessments of base salary, short-term cash incentive awards, long-term equity incentive awards and executive benefits and perquisites. The compensation review by Aon was utilized by the Compensation Committee as one of several considerations in establishing the 2022 executive compensation program for First Bank’s executives.
The peer group utilized in the executive compensation review was established based on a number of factors, including location, asset size and business profile. Each of the companies is publicly-traded and was within a range of approximately 0.7-2.2 times First Bank’s asset size as of the time the peer group was selected.
For 2022, First Bank’s peer group consisted of the following companies:
Company Name	Ticker	Company Name	Ticker
Financial Institutions Inc.	FISI	First of Long Island Corp.	FLIC
CNB Financial Corporation	CCNE	Chemung Financial Corporation	CHMG
Arrow Financial Corporation	AROW	Unity Bancorp Inc.	UNTY
Orrstown Financial Services	ORRF	ACNB Corp.	ACNB
Primis Financial Corp.	FRST	Parke Bancorp, Inc.	PKBK
Republic First Bancorp, Inc.	FRBK	First Bank of Princeton	BPRN
BCB Bancorp, Inc.	BCBP	1st Constitution Bancorp	FCCY
Peoples Financial Services Corp.	PFIS	Community Financial Corp.	TCFC
Howard Bancorp, Inc.	HBMD	Evans Bancorp Inc.	EVBN
Mid Penn Bancorp Inc.	MPB	Penns Woods Bancorp Inc.	PWOD
Codorus Valley Bancorp, Inc.	CVLY

Components of First Bank Executive Compensation
There are three major components of First Bank’s executive compensation program:
•	base annual salary;
•	annual cash incentives through First Bank’s Employee Incentive Plan; and
•	long-term incentives through First Bank’s Long-Term Incentive Plan.
Base Salary
In setting base annual salary levels for executive officers, the Compensation Committee evaluates the responsibilities of the position held, job complexity, knowledge and the required experience of the individual, and considers compensation practices for comparable positions within the banking industry and at First Bank’s peer companies. In addition, the performance of each individual executive officer is considered, as well as First Bank’s overall financial performance for the previous fiscal year and the contributions to such performance made by the executive officer and his or her department.
The table below outlines the 2021 and 2022 salaries for each of First Bank’s named executive officers:
Executive	2021 Salary	2022 Salary	% Change from 2021 to 2022
Patrick L. Ryan	$513,000	$560,000	9.2%
Peter J. Cahill	$255,500	$275,000	7.6%
Andrew L. Hibshman	$235,000	$260,000	10.6%
John F. Shepardson	$235,000	$250,000	6.4%
Employee Incentive Plan
The Employee Incentive Plan was developed as a meaningful compensation tool to encourage and reward all employees, including executive officers, for the part that they play in the overall success of First Bank. The plan is designed to provide results-oriented variable compensation which is directly linked to overall Bank performance and to provide for recognition of varied individual contributions to team and corporate First Bank success. The plan is based upon overall company performance against pre-defined performance factors which may change from year to year. For 2022, the plan objectives and pre-defined performance levels were as follows:
	Performance Level
Metric	Weighting	Threshold	Target	Maximum	Actual
Pre-Tax Income, Excluding M&A Expenses ($000)	30%	$35,146	$43,933	$52,720	$48,340
Return on Average Assets, Excluding M&A Expenses	25%	1.02%	1.28%	1.48%	1.40%
Non-Interest Expense, Excluding M&A Expenses / Avg. Assets	15%	1.83%	1.74%	1.65%	1.81%
Non-Interest Bearing Deposits / Total Deposits*	15%	22.94%	26.68%	30.15%	24.24%
Non-Performing Assets / Total Assets	15%	0.86%	0.57%	0.30%	0.23%
* This metric is calculated based on a 50/50 weighting of actual December 31, 2022 year-end deposits and 2022 annual average deposits.
As shown above, First Bank achieved strong performance results in 2022 compared to the approved plan goals. Based on the performance results shown above, the cash incentive pool under the Employee Incentive Plan funded at 112% of target.
After approval of the plan pool funding based on corporate performance, the CEO, or the Compensation Committee in the case of the CEO’s incentive, approves the allocation of cash incentive awards to each individual. In the case of the CEO, the Committee determined to award him a cash incentive equal to 112% of his target award, commensurate with corporate performance of 112% of target.

Cash incentives awarded to First Bank’s NEOs under First Bank’s Employee Incentive Plan for 2022 performance were as follows:
Executive	2022 Cash Incentive Award
Patrick L. Ryan	$251,479
Peter J. Cahill	$90,000
Andrew L. Hibshman	$90,000
John F. Shepardson	$85,000
Long-term Incentives
In March 2021, the Compensation Committee approved a Long-Term Incentive Plan that formalized the process for issuing long-term incentive compensation for First Bank. The Long-Term Incentive Plan determines which employees are eligible for long-term incentive compensation and outlines certain financial metrics that will be utilized to assist the Compensation Committee in determining the dollar amount of long-term incentive compensation that will be issued. The Long-Term Incentive Plan includes a discretionary portion that allows for flexibility when the Compensation Committee is determining long-term incentive amounts for executives and other eligible employees.
For long-term incentive awards issued in February 2022, the performance metrics under the Long-Term Incentive Plan, as reflected below, were both measured utilizing 2021 results, as well as the Committee’s discretionary evaluation of performance. The plan objectives and pre-defined performance levels were as follows:
	Performance Level
Metric	Weighting	Threshold	Target	Maximum	Actual
Pre-Tax, Pre-provision Income Excluding M&A Expenses ($000)	30%	$33,542	$41,927	$50,312	$47,135
Return on Average Assets, Excluding M&A Expenses	25%	0.87%	1.07%	1.20%	1.48%
Discretion	45%	50%	100%	150%	150%
Long-term incentive awards consist of options to acquire shares of First Bank common stock and restricted stock awards under First Bank’s equity compensation plan. Per SEC rules, the awards reported in the following table as well as the Summary Compensation Table later in this joint proxy statement/offering circular reflect equity granted in February 2022 based on performance in 2021.
Executive	Stock Options Granted in 2022	Restricted Stock Granted in 2022	Total LTI Grant Date Fair Value
Patrick L. Ryan	20,067	13,938	$259,199
Peter J. Cahill	6,970	4,841	$89,999
John F. Shepardson	6,583	4,572	$85,000
Andrew L. Hibshman	6,583	4,572	$85,000
The stock options and shares of restricted stock granted in 2022 and prior years vest on each of the first three anniversaries of the grant date. Restricted shares granted to our NEOs in 2022 are also subject to a one-year post-vesting holding period, during which time shares may not be sold or otherwise transferred.
The Compensation Committee believes making these various long-term compensation vehicles available to executive officers, coupled with annual base salaries and annual cash incentives, further the objectives of the Compensation Committee of aligning the interests of executive officers with the long-term interests of shareholders.
Other Compensation
In addition, as part of the total compensation provided for First Bank’s NEOs, First Bank maintains a 401(k) plan and a group term life insurance plan. Under First Bank’s 401(k) plan First Bank matches 50% of employee contributions, not to exceed 6% of their salary. Under First Bank’s group term life insurance plan, employees receive life insurance coverage equal to one (1) times salary up to a maximum of $250,000. First Bank also has an enhanced group term life insurance plan, in which participants receive an additional two times salary life insurance benefit. Each of the NEOs participate in this plan.
First Bank also maintains a Supplemental Executive Retirement Plan (the “SERP”) benefit for Mr. Ryan. The SERP provides additional retirement benefits to Mr. Ryan, who has contributed significantly to the success and growth of First Bank, and whose continued services are vital to its continued growth and success. For further details on Mr. Ryan’s Employment Agreement and SERP please see disclosures located elsewhere in this joint proxy statement/offering circular.
First Bank Clawback Policy
The Compensation Committee has a general clawback policy in place to give First Bank the flexibility to recover previously paid incentive awards in certain circumstances.
The policy applies to current and former executive officers. In the case of a restatement of financial reports and fraud or intentional misconduct by an executive officer that contributed to the circumstances requiring restatement, First Bank can recover up to 100% of the incentive compensation paid to that individual in the three years prior to the restatement. The policy applies to all incentive compensation, including both cash and equity awards, issued to First Bank’s executives.
Role of Executives in First Bank Compensation Committee Deliberations
The Compensation Committee works closely with the CEO to evaluate and establish executive compensation programs and pay levels, and the CEO attends Committee meetings to discuss compensation programs and their alignment with performance. In addition, certain of other executive officers attend Committee meetings to facilitate discussion in administrative roles.
For each executive other than himself, the CEO presents information regarding performance along with recommendations regarding pay levels and program design features for approval by the Committee. In establishing compensation for the CEO, the Committee meets in executive session without the presence of the CEO for the discussion and approval of his compensation.
No executive is present for the Committee’s discussion of his or her compensation.
First Bank Compensation and Personnel Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the “CD&A”) with management and based on the review and discussions with management of the CD&A, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in First Bank’s Annual Report on Form 10-K for the year ended December 31, 2022.
Submitted by the Compensation and Personnel Committee:
Deborah Paige Hanson, Chairperson
Douglas C. Borden
Scott R. Gamble
Leslie E. Goodman
Glenn M. Josephs
Michael E. Salz
First Bank Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent directors and none of First Bank’s executive officers served on the Compensation Committee or on the board of any company that employed any member of the Compensation Committee or the board of directors during the year ended December 31, 2022.
First Bank Board Leadership
Historically, First Bank has had the separate positions of Chief Executive Officer and Chairman of the Board. The board of directors believes that this structure is currently the most appropriate for First Bank because it allows the Chief Executive Officer to focus on his main responsibility, the day-to-day management of First Bank, while allowing the Chairman to focus on overseeing the board of directors and making sure it is appropriately performing its duties. It also provides the board of directors with additional diversity of views on managing First Bank. Because the Chief Executive Officer and Chairman of the Board are related, the board of directors has appointed Leslie E. Goodman as Lead Independent Director. However, the board of directors will continue to review its governance structures as First Bank grows.
First Bank Risk Oversight
Risk is an inherent part of the business of banking. Risks faced by First Bank includes, among other things, accounting and financial controls, credit risk, interest rate risk and cybersecurity. The board of directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit and Risk Management Committee. The Compensation and Personnel Committee is responsible for oversight of compensation-related risks. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.
First Bank Code of Ethics
The board of directors has adopted a Code of Ethics governing the Chief Executive Officer and senior financial officers, as required by the Sarbanes Oxley Act and FDIC regulations, and the board of directors and all other officers and employees. This Code of Ethics governs matters such as conflicts of interest, use of corporate opportunity, confidentiality and compliance with laws. First Bank’s Code of Ethics is available on its website, https://frba.q4ir.com/corporate-profile/default.aspx. Any amendments to First Bank’s Code of Ethics, or waivers of its requirements, will be disclosed on First Bank’s website.
First Bank Shareholder Communications
First Bank shareholders and other interested persons may communicate with members of the board of directors by writing to:
Leslie E. Goodman, Vice Chairman and Lead Independent Director
First Bank
2465 Kuser Road
Hamilton, New Jersey 08690
First Bank Summary Compensation Table
The following table sets forth for the prior two (2) years the compensation paid to First Bank’s Chief Executive Officer and its three (3) other most highly compensated executive officers as of the fiscal year ended December 31, 2022.
Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation ($)	Total ($)
Patrick L. Ryan President and Chief Executive Officer	2022	560,000	86,288	172,831	251,479	60,208(2)	1,130,806
	2021	513,000	90,001	59,997	299,836	69,664(2)	1,032,498

Peter J. Cahill Executive Vice President and Chief Lending Officer	2022	275,000	29,971	60,028	90,000	12,451(3)	467,450
	2021	255,500	10,001	40,002	112,000	11,188(3)	428,691

Andrew L.Hibshman Executive Vice President and Chief Financial Officer	2022	260,000	28,307	56,693	90,000	7,531	442,531
	2021	235,000	7,000	28,002	103,000	3,465	376,467

John F. Shepardson Executive Vice President and Chief Operating Officer	2022	250,000	28,307	56,693	85,000	9,590	429,590
	2021	235,000	7,000	28,002	103,000	7,800	380,802

(1)
Amounts reflect the grant date fair value of the awards computed in accordance with ASC Topic 718. See Note 14 to First Bank’s audited consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 filed with First Bank’s Form 10-K for assumptions made in the valuation. Option awards and stock awards are subject to a 3-year vesting schedule with one-third vesting every 12 months.

(2)
Represents $46,628 in SERP allocation, $8,040 in 401(k) matching contributions, $4,782 in dividends on unvested restricted stock awards and $758 in split dollar life insurance benefits in 2022. Represents $63,652 in SERP allocation, $3,350 in 401(k) matching contributions, $2,012 in dividends on unvested restricted stock awards and $650 in split dollar life insurance benefits in 2021.

(3)
Represents $8,700 in 401(k) matching contributions, $1,963 in dividends on unvested restricted stock awards and $1,788 in split dollar life insurance benefits in 2022. Represents $8,700 in 401(k) matching contributions, $983 in dividends on unvested restricted stock awards and $1,505 in split dollar life insurance benefits in 2021.

First Bank Employment Agreements
On June 4, 2021, Patrick L. Ryan, Peter J. Cahill and John F. Shepardson (collectively, the “Executives”) signed employment agreements (collectively, the “Agreements”) which were previously approved by First Bank’s board of directors. The Agreements continue Mr. Ryan’s role as First Bank’s President and Chief Executive Officer, Mr. Cahill’s role as First Bank’s Executive Vice President and Chief Lending Officer, and Mr. Shepardson’s role as First Bank’s Executive Vice President and Chief Operating Officer. The Agreements supersede any and all previous employment agreements. Capitalized terms not defined in this joint proxy statement/offering circular shall have the meaning set forth in the Agreements.
The current base annual salaries under the Agreements are $610,000, $300,000 and $280,000, respectively, for Mr. Ryan, Mr. Cahill and Mr. Shepardson. The Executives will continue to be eligible for insurance coverages and benefits available to First Bank’s senior management pursuant to the terms of such plans. The initial term of the Agreements will be three years from June 4, 2021 (the “Effective Date”). Commencing on the first anniversary of the Effective Date and continuing on each subsequent anniversary of the Effective Date (each anniversary referred to as a “Renewal Date”), the term will extend automatically for one additional year, so that the term will be three (3) years from the applicable Renewal Date, unless either First Bank or the Executive, by written notice to the other prior to the Renewal Date, notifies the other of its intent not to extend the term.
Mr. Ryan’s employment agreement provides that upon a termination of employment without cause or for good reason, within thirty (30) days following the termination of employment, the executive shall be entitled to receive a lump sum severance payment equal to 2.99 times the executive’s current annual base salary and the average of the annual cash bonus earned by the executive during the three calendar years prior to the termination of employment (or, if a termination of employment occurs in connection with a change in control, the annual cash bonus at target in the year of a change in control, if greater), and the amount of any bonus payment (without any multiplier) finally approved in accordance with First Bank’s then applicable policies and remaining unpaid on the date of such termination. In addition, all outstanding stock options, shares of restricted stock, and other equity awards held by Mr. Ryan shall fully vest, become free of any restrictions, and be immediately exercisable in accordance with their terms. To the extent permissible, First Bank also shall continue to provide to Mr. Ryan, at the same level of cost to Mr. Ryan as prior to such termination, the non-taxable hospital, health, disability and medical benefits which may be available from time to time to officers of First Bank, in accordance with the terms thereof, for thirty-six (36) months. If First Bank cannot provide the continued welfare benefits described in the preceding sentence, First Bank shall pay the executive a lump sum payment equal to First Bank’s portion of the premiums for such benefits for any months for which such benefits cannot be provided.
Upon the termination of Messrs. Cahill or Shepardson’s employment by First Bank (or any successor) without cause or with good reason within two years at or after a change in control, the Agreements provide that First Bank (or any successor) will pay or provide the executives, or the executive’s estate in the event of the executive’s subsequent death, with the following change in control severance:
(i)	any accrued obligations;
(ii)
a gross cash payment equal to the sum of the following amounts: (A) two times base salary at the date of termination (or the executive’s base salary in effect during any of the prior three years, if higher); and (B) two times the annual cash bonus (at target) in the year of a change in control or, if greater, two times the average of the annual cash bonus earned by the executive during the three years prior to a change in control; payable in a lump sum within thirty (30) days of the executive’s date of termination; and

(iii)
continued non-taxable medical and dental coverage for twenty-four (24) months substantially comparable to (and on substantially the same terms and conditions) to the coverage maintained by First Bank for the executive and their dependents immediately prior to their date of termination. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject First Bank to penalties, then First Bank shall pay the executive a cash lump sum payment reasonably estimated to be equal to the value of such non- taxable medical and dental benefits, with such payment to be made by lump sum within ten business days of the date of termination, or if later, the date on which First Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

In addition, the board of directors may immediately terminate Messrs. Cahill or Shepardson’s employment at any time without cause, and Messrs. Cahill or Shepardson may, by written notice to the board of directors, terminate their employment at any time with good reason and First Bank will pay or provide the executive the following non-change in control severance:
(i)	any accrued obligations;
(ii)	a gross cash payment equal to one and one-half (1.5) times base salary, payable in a lump sum within sixty (60) days of the executive’s date of termination; and
(iii)
continued non-taxable medical and dental coverage for eighteen (18) months substantially comparable to (and on substantially the same terms and conditions) to the coverage maintained by First Bank for the Executive and his dependents immediately prior to his date of termination. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject First Bank to penalties, then First Bank shall pay the executive a cash lump sum payment reasonably estimated to be equal to the value of such non- taxable medical and dental benefits, with such payment to be made by lump sum within ten business days of the date of termination, or if later, the date on which First Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

The Agreements also provides benefits upon death and disability.
On May 18, 2021, First Bank’s board of directors approved an employment agreement with Andrew L. Hibshman (the “Hibshman Agreement”). The Hibshman Agreement maintained Mr. Hibshman’s role as First Bank’s Chief Accounting Officer through June 30, 2021 and then Mr. Hibshman transitioned into First Bank’s Executive Vice President and Chief Financial Officer on July 1, 2021.
The current annual base salary under the Hibshman Agreement is $290,000. The other terms of Mr. Hibshman’s agreement are consistent with Messrs. Cahill and Shepardson’s agreements.
Supplemental Executive Retirement Plan
First Bank maintains a supplemental executive retirement plan (the “SERP”) for Patrick L. Ryan, First Bank’s President and Chief Executive Officer. Under the terms of the SERP, upon attaining age 65, Mr. Ryan will be entitled to an annual benefit in the amount of his “final average compensation,” as described below, payable in monthly installments over a period of 10 years, commencing the month following the attainment of age 65. In the event of a termination of employment prior to age 65 (including due to disability) if not following a change in control or for cause (each as defined in the SERP), Mr. Ryan will be entitled to the vested percentage of his “final average compensation,” payable in monthly installments over a period of 10 years, commencing the month following the attainment of age 65. Mr. Ryan will vest in 4.348% of the “final average compensation” annually and will be 100% vested upon attainment of age 65. “Final average compensation” is defined as 25% of the average annual base salary paid to Mr. Ryan in the three calendar years immediately prior to the year in which (i) he attains age 65 or (ii) a termination of employment (as defined in the SERP), which does not include termination following a change in control or for cause, occurs. If Mr. Ryan’s employment terminates involuntarily or for good reason (as defined in the SERP) within 24 months following a change in control, Mr. Ryan will be entitled to the greater of (i) $1,991,124 or (ii) the present value of the normal retirement benefit (i.e., the present value of the 10 annual payments he would otherwise be entitled to at age 65), payable in two equal installments, with the first installment paid on the first anniversary of the date of the change in control and the second installment paid on the second anniversary of the date of the change in control. In the event Mr. Ryan dies while in active service to First Bank and before receipt of any payments under the SERP, First Bank will pay his beneficiary a lump sum cash payment in the amount of $1,991,124 within 60 days following death. In the event Mr. Ryan is terminated by First Bank for cause, he will not receive any benefits under the SERP.
Outstanding First Bank Equity Awards at Fiscal Year-End
The following table provides information regarding equity awards held by the named executive officers at December 31, 2022.
	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)
Patrick L. Ryan	15,000	—	6.07	12/17/2023	2,381(2)	$32,763
	15,000	—	6.00	2/25/2025	3,606(3)	$49,619
	68,441	—	6.50	3/1/2026	13,938(4)	$191,787
	10,715	—	14.25	2/21/2027
	13,043	—	14.00	2/20/2028
	11,943	—	11.57	2/19/2029
	13,590	6,794	10.70	2/18/2030
	12,245	24,490	11.09	2/16/2031
	—	20,067	14.50	2/22/2032

Peter J. Cahill	5,000	—	6.07	12/17/2023	934(2)	$12,852
	6,500	—	6.00	2/25/2025	2,404(3)	$33,079
	11,000	—	6.50	3/1/2026	4,841(4)	$66,612
	5,084	—	14.25	2/21/2027
	5,736	—	14.00	2/20/2028
	3,981	—	11.57	2/19/2029
	2,667	1,333	10.70	2/18/2030
	1,362	2,720	11.09	2/16/2031
	—	6,970	14.50	2/22/2032

Andrew L. Hibshman	5,000	—	6.95	5/17/2026	701(2)	$9,646
	1,362	—	14.25	2/21/2027	1,682(3)	$23,144
	3,019	—	14.00	2/20/2028	4,572(4)	$62,911
	1,990	—	11.57	2/19/2029
	2,000	1,000	10.70	2/18/2030
	953	1,904	11.09	2/16/2031
	—	6,583	14.50	2/22/2032

John F. Shepardson	12,500	—	13.95	2/26/2028	584(2)	$8,036
	1,194	—	11.57	2/19/2029	1,682(3)	$23,144
	1,667	833	10.70	2/18/2030	4,572(4)	$62,911
	953	1,904	11.09	2/16/2031
	—	6,583	14.50	2/22/2032
(1)	Option awards are subject to a three-year vesting schedule with 1/3 vesting every 12 months.

(2)
These stock awards were granted on February 18, 2020, and the remaining one-third increment vested on February 18, 2023. First Bank granted these awards under the First Bank 2017 Equity Compensation Plan (the “2017 Plan”).

(3)
These stock awards were granted on February 16, 2021, and vest ratably in annual one-third increments over the three-year period ending February 16, 2024. First Bank granted these awards under the 2017 Plan.

(4)
These stock awards were granted on February 22, 2022, and vest ratably in annual one-third increments over the three-year period ending February 22, 2025. First Bank granted these awards under the First Bank 2021 Equity Incentive Plan.

2022 First Bank CEO Pay Ratio Disclosure
For 2022, the ratio of total compensation of First Bank’s median employee to the CEO’s total compensation was 1 to 14.68. To calculate this ratio, First Bank initially identified its median employee as of December 31, 2020 based on all employees’ 2020 taxable income. As allowed by the SEC, First Bank chose not to reidentify First Bank’s median employee for 2022 because there have been no material changes to First Bank’s employee population or compensation arrangements that First Bank believes would significantly impact the pay ratio disclosure. The median employee’s total compensation for 2022 was determined in accordance with SEC rules to be $77,015, as compared to total compensation of $1,130,806 for First Bank’s CEO.
The pay ratio reported above is a reasonable estimate calculated in a manner that is based on First Bank’s internal records and the methodology described above. Because the rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. In addition, First Bank expects its annually reported pay ratio may vary significantly year over year, given the size of First Bank and the potential variability in Bank employee compensation.
First Bank Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, First Bank is providing the following information about the relationship between executive compensation actually paid and certain financial performance of First Bank’s.
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEO s(3)	Average Compensation Actually Paid to Non-CEO NEO s(4)	Value of Intitial Fixed $100 Investment Total Shareholder Return(5)	Net Income(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$1,130,806	$1,116,425	$446,524	$446,863	146.70	$36,287,000
2021	1,032,498	1,293,075	395,320	441,714	154.69	35,429,000
(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for CEO Ryan for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Ryan, as computed in accordance with Item 402(v) of SEC Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Ryan during the applicable year. In accordance with the requirements of Item 402(v) of SEC Regulation S-K, the following adjustments were made to Mr. Ryan’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for CEO	Reported Value of Equity Awards(#)	Equity Award Adjustements(*)	Compensation Actually Paid to CEO
2022	$1,130,806	$(259,119)	$244,738	$1,116,425
2021	1,032,498	(149,998)	410,575	1,293,075
(#)	The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” and “Stock Awards” columns in the Summary Compensation Table for the applicable year.

(*)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for First Bank’s named executive officers as a group (excluding Mr. Ryan) in the “Total” column of the Summary Compensation Table in each applicable year.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Ryan), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Ryan) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Ryan) for each year to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-CEO NEO s	Average Reported Value of Equity Awards	Equity Award Adjustements	Average Compensation Actually Pade to Non-CEO NEO s
2022	$446,524	$ (86,666)	$87,005	$446,863
2021	395,320	(40,002)	86,396	441,714
(5)	The Total Shareholder Return (“TSR”) calculation assumes $100 was invested in the Company for the period starting December 31, 2020, through the end of the listed year.
(6)	The dollar amounts reported for net income reflect the amounts reported in First Bank’s consolidated audited financial statements for the applicable year.
Analysis of the Information Presented in the Pay Versus Performance Table
The following graphs describe the relationship between CEO and other NEOs actual compensation to TSR and Net Income.

Description of Relationship Between NEO Compensation Actually Paid and TSR
$1,293,075
$1,116,425
$441,714
$446,863
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
180.00
170.00
160.00
150.00
140.00
130.00
120.00
110.00
100.00
2021
2022
Compensation Actually Paid to CEO
Avg Compensation Actually Paid to Non-CEO NEOs
First Bank TSR

Description of Relationship Between NEO Compensation Actually Paid and Net Income
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
$40.0
$35.0
$30.0
$25.0
$20.0
$1,293,075
$441,714
$1,116,425
$446,863
2021
2022
Compensation Actually Paid to CEO
Avg Compensation Actually Paid to Non-CEO NEOs
Net Income (in millions)

First Bank Related Party Transactions
First Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, executive officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other customers of First Bank. Those transactions do not involve more than the normal risk of collectability or present other unfavorable features.
Pursuant to First Bank’s policy, all related party transactions must be approved or ratified by the board of directors. Discussion and subsequent approval by the board of directors, if appropriate, for related party transactions takes place with the specific director not involved in that portion of the board meeting.
The following is a description of transactions to which First Bank has been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of First Bank’s executive officers, directors or holders of more than 5% of any class of First Bank’s voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Executive Compensation.” First Bank believes the terms obtained or consideration that was paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that First Bank would pay or receive, as applicable, in arm’s length transactions with unrelated third parties.
1)
First Bank has a lease agreement for its corporate office space and main office branch with North Buffalo Advisors II, LLC. North Buffalo Advisors II, LLC is a privately held company which includes North Buffalo Advisors LLC, an entity which is owned and managed by Chairman of the Board Patrick M. Ryan. Chairman Ryan has a significant interest in North Buffalo Advisors II, LLC. On February 24, 2022 an amendment to the lease was signed which, effective June 1, 2022, increased First Bank’s rentable space in the building and extended the lease term to May 2028. The amendment also included additional options to extend the term of the lease. The aggregate amount of minimum lease payments under the amended lease term due to the lessor on or after January 1, 2023 are $3.0 million. Mr. Ryan’s interest in such amount is approximately $663,000.

2)
First Bank has a lease agreement for administrative office space with Danch Farm II, LLC. Danch Farm II, LLC is a privately held company for which Chairman of the Board Patrick M. Ryan is a 15% owner. The lease has an initial term of five years and four months with options to extend. The aggregate amount of minimum lease payments due to the lessor on or after January 1, 2023 are $220,000. Mr. Ryan’s interest in such amount is approximately $33,000.

FIRST BANK PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION
First Bank’s executive compensation program is designed to be closely linked to corporate performance and return to First Bank’s shareholders. The Compensation and Personnel Committee has a strong pay for performance philosophy and as a result, the compensation paid to First Bank’s named executive officers is generally aligned with First Bank’s performance on both a short-term and a long-term basis. First Bank’s compensation program also reflects First Bank’s response to competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management.
The 2022 compensation of First Bank’s named executive officers is described in the compensation tables and the accompanying narrative in “First Bank Proposal 1 Election of Directors−First Bank Executive Compensation”. You are urged to read this disclosure before voting on this proposal.
Pursuant to the proxy rules under the Exchange Act and as required by Section 14A of the Exchange Act, First Bank is required to provide its shareholders with a separate non-binding shareholder vote to approve the compensation of First Bank’s named executive officers, including the compensation tables, and any other narrative disclosure in this joint proxy statement/offering circular. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse First Bank’s executive compensation as described in this proxy statement. First Bank shareholders may also abstain from voting. Accordingly, First Bank is requesting your non-binding approval of the following resolution:
“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the 2022 compensation of First Bank’s named executive officers, as disclosed in the joint proxy statement/offering circular for the 2023 First Bank Shareholder Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
The board of directors values the opinions that First Bank’s shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions, as it deems appropriate. First Bank holds an advisory vote on its named executive officers’ compensation annually, with the next vote to occur at the 2024 Annual Meeting.
First Bank Required Vote
IN ORDER FOR THE RESOLUTION SET FORTH ABOVE TO BE APPROVED, THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE VOTES CAST ON SUCH PROPOSAL AT THE FIRST BANK SHAREHOLDER MEETING IS REQUIRED.
First Bank Recommendation
FIRST BANK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY PROPOSAL APPROVING THE 2022 COMPENSATION OF FIRST BANK’S NAMED EXECUTIVE OFFICERS.

FIRST BANK PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Management Committee appointed BDO USA, LLP, to act as First Bank’s independent registered public accounting firm and to audit First Bank’s consolidated financial statements for the fiscal year ending December 31, 2023. Although ratification is not required by First Bank’s bylaws or otherwise, this proposal is presented to the shareholders as a matter of good governance. In the event that this appointment is not ratified by First Bank’s shareholders, the Audit and Risk Management Committee will reconsider whether or not to retain that firm, and if it decides to retain them, will consider their failure to be ratified when it selects independent auditors for the following fiscal year.
One or more representatives of BDO USA, LLP will be present at the First Bank Shareholder Meeting. These representatives will be provided an opportunity to make a statement at the First Bank Shareholder Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.
First Bank Principal Accounting Firm Fees
Aggregate fees billed to First Bank for the fiscal years ended December 31, 2022 and 2021 by First Bank’s principal accounting firm BDO USA, LLP are shown in the following table. The Audit and Risk Management Committee pre-approves audit services and permitted non-audit services by First Bank’s independent registered public accounting firm in order to ensure that the provision of such services does not impair the independence of the independent registered public accounting firm from First Bank and is consistent with SEC rules. All of the services performed by BDO USA, LLP in the years ended December 31, 2022 and 2021 were pre-approved.
	Fiscal Year Ended(1) December 31,
	2022	2021
Audit fees	$338,831	$294,787
Audit-related fees	16,000	15,000
Total fees	$354,831	$309,787
(1)	Audit-related fees in 2022 and 2021 include benefit plan audit procedures performed by BDO USA, LLP.
First Bank Required Vote
THE PROPOSAL TO RATIFY THE SELECTION OF BDO USA, LLP AS FIRST BANK’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF VOTES CAST ON THE PROPOSAL AT THE FIRST BANK SHAREHOLDER MEETING.
First Bank Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS FIRST BANK’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR.

FIRST BANK PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION
Pursuant to the proxy rules under the Securities Exchange Act of 1934 and as required by the Dodd-Frank Act, First Bank is required, not less frequently than once every six years, to provide its shareholders with an advisory non-binding shareholder vote on the frequency of the advisory vote on executive compensation (Proposal No. 2). First Bank’s shareholders may indicate whether they would prefer an advisory vote on executive compensation every one (annually), two (biennially) or three (triennially) years. Shareholders may also abstain from voting. As provided by the Dodd-Frank Act, this vote will not be binding on First Bank’s board of directors or the Compensation and Personnel Committee and may not be construed as overruling a decision by the board of directors or the Compensation and Personnel Committee or create or imply any additional fiduciary duty of the board of directors. However, the Compensation and Personnel Committee and the board of directors recognizes the importance of receiving input from First Bank’s shareholders on important issues and expect to take into account the outcome of the vote when considering the frequency with which future say-on-pay votes will be held. Although the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote thereon at the shareholder meeting is required to approve the particular frequency of these future advisory votes, First Bank expects to give weight to the option receiving the highest number of votes in determining the frequency of advisory votes on executive compensation in the future.
First Bank’s board of directors is recommending an annual non-binding advisory vote on executive compensation because the Compensation and Personnel Committee reviews and considers executive compensation and First Bank’s compensation policies and procedures on an annual basis. As a result, the board of directors believes that input from shareholders on executive compensation annually, although not binding, would be beneficial to the Compensation and Personnel Committee as it considers these matters. The accompanying form of proxy provides four choices (every one, two or three years, or abstain). Shareholders are voting on one of these frequencies, and are not voting to approve or disapprove First Bank’s recommendation.
First Bank Required Vote
THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE FIRST BANK SHAREHOLDER MEETING IS REQUIRED TO APPROVE THE PARTICULAR FREQUENCY OF THESE FUTURE ADVISORY VOTES.
First Bank Recommendation
FIRST BANK’S BOARD OF DIRECTORS OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” AN ANNUAL NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION.

MALVERN BANCORP PROPOSALS 1, 2 AND 3
FIRST BANK PROPOSALS 5, 6 AND 7
THE MERGER
The following discussion describes the material terms and provisions of the merger. This discussion is subject to, and is qualified in its entirety by reference to the merger agreement which we incorporate by reference in this joint proxy statement/offering circular. A copy of the merger agreement is attached hereto as Annex A. We urge you to read carefully this entire joint proxy statement/offering circular, including the merger agreement, for a more complete understanding of the merger.
The boards of directors of Malvern Bancorp and First Bank have unanimously approved and adopted the merger agreement and believe that the merger is in the best interests of their respective shareholders. The Malvern Bancorp board of directors unanimously recommends that Malvern Bancorp shareholders vote “FOR” the Malvern merger proposal and the First Bank board of directors unanimously recommends that First Bank shareholders vote “FOR” the First Bank merger proposal and First Bank board increase proposal, which First Bank board increase proposal will only be implemented at the consummation of the merger.
The merger agreement provides that Malvern Bancorp will merge with and into First Bank (through a newly created merger subsidiary of First Bank), immediately followed by the merger of Malvern Bank with and into First Bank, with First Bank as the surviving bank in the merger. Upon consummation of the merger, the shareholders of Malvern Bancorp will receive, for each outstanding share of Malvern Bancorp common stock that they own at the effective time of the merger, the merger consideration of 0.7733 shares of First Bank common stock and $7.80 in cash. See “The Merger Agreement — The Merger Consideration” beginning on page 113.
As a condition to closing, Malvern Bancorp’s adjusted shareholders’ equity must equal or exceed $140.0 million as of the 10th day prior to the closing date. If Malvern Bancorp does not meet this threshold, First Bank will not be obligated to consummate the merger at the currently set merger price. If Malvern Bancorp’s adjusted shareholders’ equity is less than $140.0 million but greater than $125.0 million, the cash component of the merger consideration will be reduced, on a dollar-for-dollar basis, in an amount equal to the difference between Malvern Bancorp’s final adjusted shareholders’ equity and $140.0 million, and First Bank will not have the right to prevent closing based on the equity shortfall. If the adjusted shareholder’s equity is below $125.0 million, First Bank is not obligated to consummate the merger and may terminate the merger agreement. In calculating its adjusted shareholders’ equity, Malvern Bancorp is permitted to add back certain expenses, including, among others, expenses related to this transaction, losses incurred or accrued by Malvern Bancorp relating to certain previously identified loans, unrealized losses in the securities portfolio, and any changes to shareholders’ equity as a result of the initial adoption of Current Expected Credit Losses methodology. See “The Merger Agreement — Malvern Bancorp’s Shareholders’ Equity and Price Adjustment” beginning on page 113.
The exchange ratio will be adjusted proportionately if First Bank makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.
The directors and executive officers of Malvern Bancorp have interests in the merger as directors that are different from the interests of Malvern Bancorp shareholders in general. See “The Merger Agreement — Interests of Malvern Bancorp’s Management and Others in the Merger” herein. These interests were considered by the Malvern Bancorp board of directors before approving and recommending the merger.
Background of the Merger
Over the last several years, the Malvern Bancorp board of directors has regularly discussed Malvern Bancorp’s business strategy, performance, and prospects in the context of the national and local economic environments, developments in the regulation of financial institutions, and the competitive landscape of financial institutions operating in Malvern Bancorp’s market. These discussions have included, among other things, strategic initiatives or alternatives available to Malvern Bancorp, such as capital management strategies and organic growth, as well as potential acquisitions and business combinations involving Malvern Bancorp and other financial institutions (including acquisitions by or of Malvern Bancorp and “merger of equals” transactions with similarly-sized banks).
From time to time, the Malvern Bancorp board of directors and Malvern Bancorp’s executive management team, separately or together with Malvern Bancorp’s financial advisor, Piper Sandler, routinely reviewed, and the

Malvern Bancorp board of directors periodically discussed and evaluated, Malvern Bancorp’s strategic plan and its prospects for creation of shareholder value through organic growth, the viability of growth through acquisitions, and the potential creation of value through a business combination with another financial institution. These reviews, discussions and evaluations included analyses of the mergers and acquisitions environment, including deal volume, multiples and premiums being paid in merger transactions, and assessments of potential merger partners for Malvern Bancorp, should a partner make strategic sense.
Similarly, as part of its business strategy and objectives, First Bank has been an active participant in the mergers and acquisitions market, having completed four whole-bank acquisitions and one branch acquisition since 2014.
As part of First Bank’s ongoing strategic planning activities, Patrick L. Ryan has periodically engaged in high-level, exploratory discussions with representatives of other financial institutions, including Malvern Bancorp, relating to potential strategic matters, including business combination opportunities, and regularly updated the First Bank board regarding these discussions.
In the course of its evaluations of Malvern Bancorp’s strategic path forward, the Malvern Bancorp board of directors consistently encouraged efforts by Malvern Bancorp’s Chief Executive Officer, Anthony Weagley, to meet with chief executive officers of financial institutions and other industry participants to explore potential strategic opportunities. Some of these meetings arose from direct outreach by Mr. Weagley, members of the Malvern Bancorp board of directors, or Piper Sandler, while other meetings resulted from outreach initiated by other financial institutions or their financial advisers.
In September 2018, the Malvern Bancorp board of directors directed Piper Sandler to conduct an outreach process to gauge market appetite for a strategic transaction as a possible alternative to Malvern Bancorp’s organic growth strategy. Pursuant to the directive of the Malvern Bancorp board of directors, Piper Sandler made outreaches to an identified list of potential strategic partners. Of these targeted partners, five provided preliminary proposals to Piper Sandler. Another potential candidate, a similarly-sized, in-market community bank (“Party A”), also independently expressed to Piper Sandler an interest in exploring a strategic business combination with Malvern Bancorp. Upon discussion with Piper Sandler and Malvern Bancorp’s executive management team of these six parties and their respective proposals and indications of interest, the Malvern Bancorp board of directors did not readily identify any attractive opportunities to explore or pursue in the near term.
Malvern Bancorp’s first interaction with First Bank regarding a potential transaction occurred in early January 2019, when the Chairman of the Malvern Bancorp board of directors, Howard Kent, received an unsolicited call from Mr. Ryan, during which call Mr. Ryan suggested that Malvern Bancorp and First Bank explore a possible business combination. Mr. Kent discussed his conversation with Mr. Weagley, who advised Mr. Kent that he would speak with Piper Sandler to assess this prospect and invite Piper Sandler to present on the prospect at its January 8, 2019 board meeting.
At its regular meeting held on January 8, 2019, the Malvern Bancorp board of directors discussed First Bank’s outreach and invited representatives of Piper Sandler to review and discuss a potential strategic business combination with First Bank. It was discussed that a business combination with First Bank likely would result in a “merger of equals” transaction given the relative size of First Bank and Malvern Bancorp at the time. Consequently, the Malvern Bancorp board of directors discussed that a business combination with First Bank may not provide a meaningful premium to Malvern Bancorp’s shareholders, and whether it would be in the best interests of Malvern Bancorp and its shareholders to explore a transaction with other, larger financial institutions that might be in a position to provide a greater premium. The Malvern Bancorp board of directors’ preference at the time was to focus first on outreach to larger financial institutions with the ability to pay a meaningful premium to Malvern Bancorp shareholders. The consensus of the Malvern Bancorp board of directors was that if such a process were conducted and unsuccessful, Malvern Bancorp could thereafter explore opportunities with similar-sized financial institutions and other “merger of equal” candidates.
Accordingly, shortly after the Malvern Bancorp board of directors’ meeting, Malvern Bancorp informed First Bank that Malvern Bancorp was not currently interested in advancing discussions with First Bank as to a strategic business combination, but that the parties should remain in contact in the event circumstances change.

On March 8, 2019, Piper Sandler provided the Malvern Bancorp board of directors with an update on Malvern Bancorp’s strategic planning alternatives, including an overview of potential acquirers. At this time, other strategic partners, such as those suitable for a potential “merger of equals” transaction, were also discussed. These discussions included reference to First Bank.
On April 30, 2019, at a regular meeting of the Malvern Bancorp board of directors, Piper Sandler provided an update with respect to Malvern Bancorp’s evaluation of strategic alternatives, including updates on the timing of Piper Sandler’s informal outreaches to potential acquisition parties and partners for a “merger of equals” transaction, again including First Bank, consistent with Malvern Bancorp’s “tiered” approach to focus initially on contacting potential larger acquirers and, thereafter, on potential “merger of equals” partners or similar candidates, including Party A. Piper Sandler initially identified 19 potential acquirers. Piper Sandler provided an overview of the financial institutions with the most potential, including a comparison of certain financial data and other details. After discussion with Piper Sandler, the Malvern Bancorp board of directors directed Piper Sandler and the Malvern Bancorp executive management team to continue their outreaches to these financial institutions to advance discussions as to a possible strategic transaction.
On May 30, 2019, at a regular meeting of the Malvern Bancorp board of directors, Mr. Weagley provided a brief update on Malvern Bancorp’s strategic planning, which included a summary of his and Piper Sandler’s informal discussions with certain parties. Beginning in August 2019, the Malvern Bancorp board of directors began holding special meetings to discuss those potential strategic alternatives in a more formalized manner.
On August 19, 2019, the Malvern Bancorp board of directors held a special meeting during which Mr. Weagley and Malvern Bancorp’s Chief Financial Officer, Joseph Gangemi, discussed their efforts to coordinate with Piper Sandler and meet with potential business combination partners. Representatives of Piper Sandler were invited to present on, among other things, a formalized timeline and process for exploring a strategic business combination. Piper Sandler also informed the Malvern Bancorp board of directors of the potential interest in a strategic transaction expressed by a large, regional bank. Following a discussion with respect to timeline and process, the Malvern Bancorp board of directors resolved to formalize its strategic process in line with Piper Sandler’s recommendation and proceed with limited outreach to potential business combination partners that, in Piper Sandler’s view, might have the interest and capacity to consummate a transaction, including the large, regional bank. The Malvern Bancorp board of directors also made clear its willingness to engage in conversations with other financial institutions, to the extent initiated by such parties.
On September 24, 2019, the Malvern Bancorp board of directors held a special meeting to provide a strategic planning update, at which meeting representatives of Piper Sandler and Holland & Knight, external counsel to Malvern Bancorp, were present. At the meeting, representatives of Piper Sandler reviewed the initial outcome of its discussions with potential business combination partners. Of the 19 banks in Piper Sandler’s possible universe of potential acquirers identified (not including similarly-sized financial institutions and other “merger of equals” candidates), Piper Sandler contacted 11 of these parties, eight of which were eventually considered by Piper as legitimate candidates, and five of whom signed non-disclosure agreements (“NDAs”) and were granted access to Malvern Bancorp’s virtual data room and other due diligence materials. The NDAs contained customary provisions, including restrictions on trading in Malvern Bancorp’s securities. The large, regional bank referenced above had declined to engage.
Pursuant to the terms of the Piper Sandler process letter submitted to potential bidders, one of these parties, an in-state regional bank, submitted an indication of interest on October 11, 2019, but subsequently withdrew from the process. All of the other potential bidders decided not to move forward with discussions.
2020
During the first half of 2020, Mr. Weagley held informal discussions with the president and chief executive officer of Party A, about exploring a possible “merger of equals” transaction. However, both CEOs were also focused on current challenges facing their institutions, particularly the COVID-19 pandemic.
At a special meeting of the Malvern Bancorp board of directors on May 26, 2020, Piper Sandler provided an overview of Malvern Bancorp’s strategic initiatives and focused particularly on “merger of equals” transactions, including a possible combination with Party A. The general consensus of the Malvern Bancorp board of directors was that a business combination with Party A should continue to be explored. The Malvern Bancorp board of directors continued its evaluation of this opportunity, with the assistance of Piper Sandler, at a regular meeting on June 30, 2020.

Talks regarding this potential transaction effectively stalled during July, August and September 2020, but conversations between Mr. Weagley and his counterpart at Party A picked up again in mid-October 2020. Mr. Weagley described these conversations to the Malvern Bancorp board of directors at a special meeting on October 29, 2020. Representatives of Holland & Knight and Piper Sandler also were present at this meeting to assist the Malvern Bancorp board of directors in determining whether a possible combination with Party A would be in the best interests of Malvern Bancorp’s shareholders. Piper Sandler presented the Malvern Bancorp board of directors with the strategic and financial rationale of a possible business combination with Party A,. After engaging in discussion about a possible business combination and evaluating the information presented by Piper Sandler, the Malvern Bancorp board of directors determined that it was in the best interests of Malvern Bancorp’s shareholders to continue discussions with Party A with respect to a possible “merger of equals” transaction and authorized the Malvern Bancorp executive management team, with the assistance of Holland & Knight and Piper Sandler, to continue with such discussions and conduct due diligence.
Following this meeting, little progress was made on this potential combination, and at a special meeting of the Malvern Bancorp board of directors on December 22, 2020 Mr. Weagley informed the Malvern Bancorp board of directors that the opportunity had again effectively failed to gain any traction due to Party A’s inability to proceed in light of its own challenges and priorities.
2021
On February 10, 2021, Mr. Weagley met with Patrick L. Ryan to discuss the banking industry generally, including mergers and acquisitions. Mr. Weagley indicated that the Malvern Bancorp board of directors had directed the executive management team to continue to review strategic alternatives and that, based on such direction and the view of one of Malvern Bancorp’s largest shareholders, it was possible that Malvern Bancorp might now be open to consider a “merger of equals” or similar business combination, depending on fit of the counterparty, valuation and terms. Mr. Weagley and Mr. Ryan both indicated that they would speak to their respective boards of directors and investment bankers to gauge interest in pursuing discussions between the two companies.
On February 23, 2021, the Malvern Bancorp board of directors held a special meeting, at which Mr. Weagley detailed his conversation with Mr. Ryan. The Malvern Bancorp board of directors authorized and directed Mr. Weagley to pursue exploratory merger discussions with First Bank with the assistance of Piper Sandler.
On March 5, 2021, First Bank delivered to Malvern Bancorp a non-binding deal outline (the “First Bank Outline”) which described high-level terms of a merger transaction, including that consideration payable to Malvern Bancorp shareholders would be in the form of 80% common stock of First Bank and 20% cash. The First Bank Outline did not provide any indicated or per share valuation information, but the Malvern Bancorp board of directors considered a possible range of values with the assistance of Piper Sandler. The First Bank Outline also contemplated a termination fee of between 3% and 5%, that Malvern Bancorp would be granted the right to appoint four members to the board of directors of the combined company, and that Mr. Weagley would be named the Pennsylvania regional president of the combined company. The First Bank Outline provided a credible basis for further discussions between the parties and their representatives.
On March 24, 2021, the Malvern Bancorp board of directors held a special meeting at which representatives from Holland & Knight were present. Mr. Weagley briefed the Malvern Bancorp board of directors on his communications with Mr. Ryan. He stated that he had directed Piper Sandler to continue to assist in Malvern Bancorp’s exploration of a merger transaction with First Bank. Mr. Weagley also informed the Malvern Bancorp board of directors that he had received a call from, and had a meeting with, the president and chief executive officer of another larger, out-of-market financial institution (“Party B”), to discuss a possible acquisition of Malvern Bancorp and that he had contacted Piper Sandler to provide an assessment of a potential transaction with Party B as well.
Malvern Bancorp and Party B subsequently executed an NDA with customary terms and conditions and, on March 30, 2021, the Malvern Bancorp board of directors received a written, non-binding indication of interest (“IOI”) from Party B. Per the terms of Party B’s IOI, consideration payable to Malvern Bancorp shareholders would be in the form of 70% common stock of Party B based on a fixed exchange ratio and 30% cash, reflecting an offer price of approximately $20.50 per share and aggregate merger consideration of approximately $156 million. The IOI included that Malvern Bancorp would be granted the right to appoint one director to the board of directors of the combined company and that Mr. Weagley would continue in a senior leadership role.

On April 1, 2021, the Malvern Bancorp board of directors held a special meeting at which representatives of Piper Sandler and Holland & Knight were present. Piper Sandler detailed and compared various considerations with respect to pursuing a transaction with Party B and First Bank in order to allow the Malvern Bancorp board of directors to make a determination as to whether Malvern Bancorp should continue to pursue discussions with one or both counterparties, or neither of them. Piper Sandler provided an overview of, among other things, the financial condition of each institution, dividend information, a list of strategic and pro forma financial benefits of a business combination with each institution, and a comparison of the First Bank Outline and the IOI. Following a discussion by the Malvern Bancorp board of directors of the side-by-side comparison of the two parties, including assessment of the relative strengths and weaknesses of the two potential transactions, as well as examination of the terms of the First Bank Outline and the IOI, the Malvern Bancorp board of directors determined that pursuing a transaction with Party B provided more compelling prospects for Malvern Bancorp’s shareholders and pursuing such transaction was in the best interests of Malvern Bancorp’s shareholders. This determination was made based on a number of factors differentiating Party B from First Bank. Representatives of Holland & Knight outlined and discussed with the Malvern Bancorp board of directors the legal aspects of the potential transaction and fiduciary duties of the Malvern Bancorp board of directors associated with evaluating such a business combination. The Malvern Bancorp board of directors directed Malvern Bancorp’s executive management team and representatives to move forward with due diligence and to negotiate pricing and other terms with Party B. Party B required in its IOI a 45-day exclusivity period, which the Malvern Bancorp board of directors considered to be reasonable.
Malvern Bancorp informed First Bank that it would be focusing its efforts on another potential business combination and would not be pursuing a potential transaction with First Bank at this time.
On April 14, 2021, at a special meeting of the Malvern Bancorp board of directors at which representatives of Holland & Knight were present, the Malvern Bancorp board of directors considered and unanimously approved an engagement letter with Piper Sandler in connection with the possible business combination with Party B, which letter had been negotiated by Holland & Knight and Mr. Weagley. Mr. Weagley also informed the Malvern Bancorp board of directors of the upcoming due diligence schedule to further evaluate a potential transaction with Party B, including Malvern Bancorp’s reverse due diligence of Party B.
On April 15, 2021 and April 16, 2021, members of Malvern Bancorp’s executive management team and Piper Sandler participated in due diligence interviews with representatives of Party B. For the next several weeks, representatives of Party B continued its due diligence evaluation of Malvern Bancorp. However, Party B subsequently terminated discussions.
Following Party B’s decision to terminate discussions, Mr. Weagley, upon advice and consent of the Malvern Bancorp board of directors, re-engaged in discussions with Mr. Ryan. These discussions resulted in the delivery by First Bank of a written non-binding indication of interest, dated April 30, 2021 (the “First Bank April 30 LOI”). The terms of the First Bank April 30 LOI were nearly identical to the terms of the First Bank Outline, although the First Bank April 30 LOI included a provision that Malvern Bancorp engage in exclusive discussions with First Bank through June 30, 2021.
On May 3, 2021, the Malvern Bancorp board of directors held a special meeting, at which representatives of Holland & Knight were present, to discuss the First Bank April 30 LOI. After discussion among the Malvern Bancorp board of directors and Holland & Knight about the terms of the First Bank April 30 LOI, it was the unanimous view of the Malvern Bancorp board of directors that pursuing a transaction with First Bank, including granting exclusivity until June 30, 2021, was in the best interests of Malvern Bancorp’s shareholders. Mr. Weagley was authorized by the Malvern Bancorp board of directors to execute the First Bank April 30 LOI and an updated NDA with First Bank. Consequently, the First Bank April 30 LOI was executed by Malvern Bancorp.
Following this meeting, Malvern Bancorp and First Bank, together with their respective financial and legal advisers, conducted due diligence reviews. Through the due diligence process and as a result of continuing discussions between the parties and their financial advisers, it became clear that certain key financial and other terms required significant clarification and negotiation.
In response, First Bank submitted a new written non-binding indication of interest to Malvern Bancorp, dated June 30, 2021 (the “First Bank June 30 LOI”). Per the terms of First Bank June 30 LOI, consideration payable to Malvern Bancorp shareholders would be in the form of 88% common stock of First Bank based on a fixed exchange ratio and 12% cash, reflecting an offer price of approximately $17.00 per share and aggregate merger consideration of approximately $129.6 million. The First Bank June 30 LOI also contained what was, in the view of Malvern Bancorp and its legal and financial advisers, an ambiguous concept for a price increase to up to $142.9 million, or $18.75 per share, based on the performance of certain of Malvern Bancorp’s problem loans, as well as undefined walk-away rights on the part of First Bank. The First Bank June 30 LOI also contemplated a termination fee of 4.5%, that Malvern Bancorp would be granted the right to appoint three directors to the board of directors of the combined company, and an unspecified post-closing role for Mr. Weagley.
Malvern Bancorp and Piper Sandler proceeded to have phone conversations with First Bank and Hovde, First Bank’s financial advisor, regarding the terms of the First Bank June 30 LOI, and negotiations continued between the parties. These conversations heightened material disagreements on structural issues that would ultimately affect valuation.
Mr. Weagley kept the Malvern Bancorp board of directors apprised of these developments, and on July 20, 2021, with representatives of Holland & Knight and Piper Sandler present, the Malvern Bancorp board of directors met to assess the situation and review the possibility of a transaction in light of and based on the recent discussions. Piper Sandler provided an update on First Bank’s due diligence activities, including a review of Malvern Bancorp’s loan portfolio, as well as a general overview of First Bank, synergies with Malvern Bancorp from a potential transaction, loan mark assumptions made by First Bank, and pro forma financial information. Piper Sandler expressed its view that further negotiation and clarification were required with respect to valuation, structure and other material terms. The consensus of the Malvern Bancorp board of directors was that it lacked sufficient information to make an informed evaluation. The Malvern Bancorp board of directors also wanted to understand certain valuation assumptions being made by First Bank. The Malvern Bancorp board of directors consequently directed Malvern Bancorp’s executive management team, along with Piper Sandler, to continue to negotiate the terms of a transaction with First Bank, specifically a firmer proposal with respect to valuation, structure and governance of a combined Malvern Bancorp-First Bank enterprise. At this meeting, Mr. Weagley informed the Malvern Bancorp board of directors that two additional parties had reached out to him to explore a business combination. The Malvern Bancorp board of directors expressed its view that while First Bank was the highest priority, it should keep other options open in the event that Malvern Bancorp and First Bank could not reach agreement on material terms.
Following the July 20, 2021 special meeting, Piper Sandler and Mr. Weagley continued discussions and negotiation with Hovde and Mr. Ryan, respectively.
On July 27, 2021, the Malvern Bancorp board of directors held a special meeting, at which representatives of Piper Sandler and Holland & Knight were present, to discuss the status of Mr. Weagley’s and Piper Sandler’s efforts to clarify and negotiate terms for a potential transaction with First Bank. The consensus of the Malvern Bancorp board of directors was that further pursuit of a transaction with First Bank without obtaining additional clarity from First Bank with respect to, among other things, valuation, structure and assumptions was no longer in the best interests of Malvern Bancorp and its shareholders. Accordingly, the Malvern Bancorp board of directors directed Mr. Weagley to inform First Bank of its decision to cease discussions, which discussions could re-open at a later date if the parties deemed it productive to do so. In addition, the Malvern Bancorp board of directors directed Mr. Weagley to continue his outreach to and discussions with the two potential financial institutions identified at the July 20, 2021 special meeting to assess whether those strategic alternatives had potential. Malvern Bancorp did not re-engage in deal-related discussions with First Bank until early 2022.
At the regular meeting of the Malvern Bancorp board of directors on August 5, 2021, and again at the regular meetings of the Malvern Bancorp board of directors on September 1, 2021 and September 28, 2021, Mr. Weagley provided an update on all of Malvern Bancorp’s strategic initiatives, including a discussion of the merger and acquisition related activities being explored by Malvern Bancorp. Mr. Weagley briefed the Malvern Bancorp board of directors on discussions with the two financial institutions that had expressed interest in a potential transaction, as well as his and Piper Sandler’s outreach to institutions that had also expressed interest in the past. The Malvern Bancorp board of directors supported the executive management team’s and Piper Sandler’s continuing discussions and outreach with potentially interested parties while simultaneously pursuing internal growth-oriented strategies. Ultimately, the discussions with the two institutions noted above did not continue, and Malvern Bancorp continued to execute on its own strategic plan for the remainder of 2021.

2022
In late December 2021 and early January 2022, Mr. Weagley, following an introduction made by one of the largest shareholders of Malvern Bancorp, held exploratory discussions with senior management of a privately-held bank that had expressed interest in a potential transaction (“Party C”). As a result of these discussions, Party C presented Malvern Bancorp with a preliminary non-binding written indication of interest, dated January 10, 2021 (the “Party C IOI”). Per the terms of the Party C IOI, consideration payable to Malvern Bancorp shareholders would be in the form of common stock of Party C based on a fixed exchange ratio as well as $3.00 to $4.00 per share paid to Malvern Bancorp shareholders by Malvern Bancorp in a special cash dividend prior to closing. The Party C IOI indicated an offer price per share of approximately $18.00 to $20.00 (including the special dividend) and aggregate merger consideration of between $137.7 million and $153.0 million. The Party C IOI contemplated that Malvern Bancorp would be granted the right to appoint two directors to the board of directors of the combined company and did not specify a post-closing role for Mr. Weagley or a termination fee. The Party C IOI also included a 45-day exclusivity period. The Malvern Bancorp board of directors addressed the Party C IOI at its regular meeting on January 25, 2022. The Malvern Bancorp board of directors determined, following consultation with its legal and financial advisers, that proceeding with discussions with Party C on an exclusive basis would not serve the best interests of Malvern Bancorp or its shareholders, citing, among other reasons, that Party C was an unseasoned acquirer, whose illiquid stock was not traded on a major stock exchange. The Malvern Bancorp board of directors also believed that regulatory approval of a transaction with Party C would be difficult. Despite being informed of the Malvern Bancorp board of directors’ decision not to proceed, Party C submitted a revised IOI (the “Revised Party C IOI”) with a higher indicated per share consideration of $19.00 to $21.00. However, the Revised Party C IOI did not change the Malvern Bancorp board of directors’ view of the proposed transaction.
During the course of January 2022 Mr. Weagley and Piper Sandler engaged in renewed discussions with Mr. Ryan and Hovde, respectively, and First Bank requested additional due diligence to enable it to submit another letter of intent for evaluation by the Malvern Bancorp board of directors.
On February 1, 2022, the Malvern Bancorp board of directors received a revised non-binding written indication of interest from First Bank (the “First Bank February 1 LOI”), which included a 45-day exclusivity period and expressed that, subject to First Bank’s ongoing due diligence, merger consideration payable to Malvern Bancorp shareholders would be in the form of 80% common stock of First Bank based on a fixed exchange ratio and 20% cash. The First Bank February 1 LOI represented an aggregate transaction value of approximately $147.2 million, with an implied price per share of approximately $19.50. Specifically, holders of Malvern Bancorp common stock would be entitled to received $3.90 per share in cash consideration and $15.60 per share in First Bank common stock based on an exchange ratio of 1.0533 (using First Bank’s closing stock price of $14.81 on January 25, 2022). The First Bank February 1 LOI removed the structural components that the Malvern Bancorp board of directors previously viewed as problematic and included an offer of three board seats to Malvern Bancorp, a termination fee of 4.5% and other customary terms. It was anticipated that Malvern Bancorp’s shareholders would own approximately 29.1% of the combined company.
On February 7, 2022, the Malvern Bancorp board of directors held a special meeting, at which representatives of Piper Sandler and Holland & Knight were present, for the purpose of discussing the First Bank February 1 LOI and to evaluate the terms of the First Bank February 1 LOI against the Revised Party C IOI, which had not been signed, withdrawn or formally rejected. At the meeting, Piper Sandler modeled the details of each proposal for the Malvern Bancorp board of directors, including the respective business strategies, financial profiles, stock liquidity, amount and nature of proposed consideration, valuations, analyst coverage, acquisition experience, integration and regulatory and shareholder approval prospects, social and governance considerations and due diligence required. Representatives of Holland & Knight also discussed legal elements of the two proposals and the Malvern Bancorp board of directors’ fiduciary duties. Following discussion and review, the Malvern Bancorp board of directors authorized Mr. Weagley and Piper Sandler to continue to negotiate the terms of the First Bank February 1 LOI, including an increase in consideration as well as issues that required revision or clarification. The Malvern Bancorp board of directors concluded that, in light of the First Bank February 1 LOI and the other considerations discussed at the special meeting, and the prior issues noted at the January 25, 2022 meeting regarding risks with respect to a transaction with Party C, it was not in the best interests of Malvern Bancorp’s shareholders to continue to explore a transaction with Party C. The Malvern Bancorp board of directors unanimously concluded that First Bank’s improved transaction terms as presented in the First Bank February 1 LOI warranted priority focus. Following this meeting, Mr. Weagley invited Mr. Ryan to revise the

First Bank February 1 LOI and submit another indication of interest to the Malvern Bancorp board of directors in line with the directive of the Malvern Bancorp board of directors at the February 7, 2022 meeting.
On February 24, 2022, First Bank submitted its further revised non-binding written indication of interest (the “First Bank February 24 LOI”) to the Malvern Bancorp board of directors with terms substantially similar to the terms of the First Bank February 1 LOI, but with an increase in the aggregate deal consideration to a range of $152.4 to $154.0 million, or an implied price per share of Malvern Bancorp common stock of $20.00 to $20.20 (subject to the results of continued due diligence).
The Malvern Bancorp board of directors held a special meeting on March 1, 2022 to consider the First Bank February 24 LOI, at which meeting representatives of Piper Sandler and Holland & Knight were present. At the meeting, Mr. Weagley and representatives of Piper Sandler discussed the First Bank February 24 LOI in detail. In this discussion, the Malvern Bancorp board of directors focused again on the numerous positive attributes of this proposed combination. Representatives of Holland & Knight also addressed the fiduciary duties of the Malvern Bancorp board of directors, and various legal matters that would need to be negotiated in a definitive agreement. Following review and discussion, the Malvern Bancorp board of directors authorized Mr. Weagley to execute the First Bank February 24 LOI and to participate with Malvern Bancorp’s advisers in a continuing due diligence process and the negotiation of a definitive agreement.
On March 8, 2022, Malvern Bancorp and Piper Sandler executed an engagement letter with respect to services to be provided by Piper Sandler in connection with a strategic business combination.
Throughout the course of the months of March and April 2022, representatives of First Bank continued due diligence efforts with respect to First Bank’s evaluation of Malvern Bancorp, and likewise representatives of Malvern Bancorp conducted enhanced due diligence of First Bank. This included the management of Malvern Bancorp and First Bank, Holland & Knight, as well as Luse Gorman, external counsel to First Bank, participating in due diligence calls with respect to certain regulatory and legal matters.
Mr. Weagley provided updates to the Malvern Bancorp board of directors on March 29, 2022 and again on April 26, 2022 on the status of the due diligence efforts and of the proposed transaction with First Bank in general.
On May 12, 2022, Mr. Ryan called Mr. Weagley to discuss certain details of the transaction. On this call, Mr. Ryan outlined certain updates that First Bank intended to make to its proposal in light of its continued due diligence evaluation, including the concept of an escrow for a portion of the merger consideration that would only be released post-closing upon certain criteria being achieved with respect to certain of Malvern Bancorp’s problem loans. Mr. Weagley informed Mr. Ryan that, while he would discuss any and all revisions to the First Bank February 24 LOI with the Malvern Bancorp board of directors, he did not expect that material changes to merger consideration or transaction structure would be received favorably. Mr. Weagley nonetheless requested that Mr. Ryan memorialize any proposed changes to the First Bank February 24 LOI for full consideration by the Malvern Bancorp board of directors, but Mr. Ryan expressed that First Bank was unlikely to change its current proposal with regard to the proposed escrow and instead might choose to pause its current evaluation of a business combination in the event of disagreement on the point.
At a special meeting held on May 16, 2022, Mr. Weagley apprised the Malvern Bancorp board of directors of his May 12th conversation with Mr. Ryan, and that communications between the parties had seemingly halted. The Malvern Bancorp board of directors agreed with Mr. Weagley’s views expressed to Mr. Ryan. In particular, the Malvern Bancorp board of directors continued to believe that First Bank’s focus on the performance of particular loans in the Malvern Bancorp portfolio (and the uncertainty that basing performance of such loans brings to ultimate valuation) represented a return to a deal structure that had consistently been rejected by the Malvern Bancorp board of directors and, thus in its view, was unacceptable. In light of the foregoing, the Malvern Bancorp board of directors concluded that it was comfortable continuing to execute on its own strategic plan and that such a path might be more beneficial to Malvern Bancorp shareholders than agreeing to a transaction with First Bank under the proposed financial terms and structure. The Malvern Bancorp board of directors did, however, direct Mr. Weagley to re-engage with Party C, which had continued to show interest in a business combination and was eager to discuss its own strategic plan, which the Malvern Bancorp board of directors might find compelling enough to warrant additional consideration. This re-engagement led to a revised written indication of interest, dated May 27, 2022, received by Malvern Bancorp from Party C (the “Party C May 27 IOI”), which provided that merger consideration payable to Malvern Bancorp shareholders would be in the form of 80% common stock of Party C based on a fixed exchange ratio and 20% cash. The Party C May 27

IOI represented an aggregate transaction value of approximately $144.0 million to $159.3 million, at a price per share of approximately $19.00 to $21.00. The Party C May 27 IOI included an offer of two board seats of the combined company to Malvern Bancorp and a 45-day exclusivity period. The Party C May 27 IOI also contemplated Party C undertaking a public offering prior to the closing of the proposed transaction with Malvern Bancorp.
On June 3, 2022, the Malvern Bancorp board of directors held a special meeting, at which representatives of Piper Sandler and Holland & Knight were present, to discuss the terms of the Party C May 27 IOI. Representatives of Piper Sandler presented the terms of the Party C May 27 IOI to the Malvern Bancorp board of directors and the per share consideration and post-closing governance proposals. Representatives of Piper Sandler also updated the Malvern Bancorp board of directors on Party C’s financial information. Representatives of Holland & Knight discussed with the Malvern Bancorp board of directors the legal matters related to the proposal and its fiduciary duties with respect thereto. While the Malvern Bancorp board of directors considered the indicated price per share of between $19.00 and $21.00 to be potentially attractive, it again concluded that the myriad risks associated with a combination with Party C, including, but not limited to, Party C’s proposed public offering, were too great and consequently determined not to proceed with Party C.
On August 17, 2022, despite its intended focus on the execution of its own strategic plan, the Malvern Bancorp board of directors met again, in a special meeting, to discuss strategic alternatives. This meeting resulted from the outreach to Mr. Weagley from one of Malvern Bancorp’s largest shareholders who believed that a transaction with a particular in-market financial institution (“Party D”) might make strategic sense. Mr. Weagley informed the Malvern Bancorp board of directors that he intended to meet with the CEO of Party D, and the Malvern Bancorp board of directors preliminarily discussed a hypothetical transaction with Party D. The discussions at the meeting evolved into an analysis as to whether another, broader, formal outreach process should be explored, which would include Party D. The Malvern Bancorp board of directors decided that the interests of its shareholders would be best served by inviting representatives of Piper Sandler to once again address the Malvern Bancorp board of directors on prospects and possibilities for a business combination, particularly to see if perceptions of Malvern Bancorp by potential partners had shifted, along with exploring whether the mergers and acquisitions market had improved and might yield favorable terms for Malvern Bancorp. At this same meeting, Holland & Knight and the Malvern Bancorp board of directors further discussed the Malvern Bancorp board of directors’ fiduciary duties and related considerations with respect to undertaking such an exploratory process.
On August 24, 2022, the Malvern Bancorp board of directors held a special meeting, at which meeting representatives of Piper Sandler and Holland & Knight were present. Piper Sandler presented on recent merger and acquisition trends and outlined potential strategies for the Malvern Bancorp board of directors to consider should it determine that a formal process for evaluation of strategic alternatives would be in the best interests of Malvern Bancorp’s shareholders. The presentations also addressed outreach to certain potential partners and/or re-engaging with First Bank by allowing First Bank to re-commence due diligence on Malvern Bancorp, which Piper Sandler believed First Bank remained interested in doing. After a discussion of the merits of exploring transactions with potential acquirers including Party D, the Malvern Bancorp board of directors directed that Mr. Weagley and Piper Sandler explore Party D’s interest and make inquiries of other potential partners and report back as soon as practicable so as not to extend these deliberations if they were unlikely to yield success. The Malvern Bancorp board of directors was also agreeable to another discussion with First Bank.
On September 1, 2022, the Malvern Bancorp board of directors held a special meeting, at which representatives of Piper Sandler and Holland & Knight were present. Piper Sandler discussed its outreach to potential partners per the Malvern Bancorp board of directors’ directive. Piper Sandler informed the Malvern Bancorp board of directors that it had contacted Party D, First Bank and a third financial institution (which ultimately declined to evaluate a potential acquisition), to gauge their interest in commencing or continuing, as the case may be, discussions with Malvern Bancorp about a strategic business combination. Piper Sandler specifically discussed its outreach to Hovde, which had confirmed that First Bank would be interested in re-engaging in discussions. Hovde suggested that Malvern Bancorp advance discussions by stating the mix and amount of consideration and other terms that might be acceptable to Malvern Bancorp. Mr. Weagley also reported to the Malvern Bancorp board of directors on his discussions with Party D, which indicated a preliminary interest in discussions about a strategic transaction. Mr. Weagley also noted that he received a call earlier in the week from Mr. Ryan to set up a meeting, which call derived from a conversation between Mr. Kent and Les Goodman, the co-chairman of First Bank. Mr. Weagley informed the Malvern Bancorp board of directors that he had indicated a willingness to re-open a line of communication with Mr. Ryan, but that he would seek direction from the Malvern Bancorp board of directors. Together with Piper Sandler and Holland & Knight, the Malvern Bancorp board of directors discussed the prospects of re-engaging with First Bank and the substantial risk, as noted by Piper Sandler based on information received from Hovde, that First Bank might be unwilling to proceed in a non-exclusive manner especially given another opportunity that First Bank was currently evaluating. After discussion and evaluation, the Malvern Bancorp board of directors directed Mr. Weagley to meet with Mr. Ryan to validate First Bank’s interest. The Malvern Bancorp board of directors, despite disagreements in the past relating to valuation and structure, believed that First Bank could still emerge as the most desirable partner for a combination.
Mr. Weagley met with Mr. Ryan on September 2, 2022 to discuss the possible terms of a transaction. Mr. Weagley and Mr. Ryan continued their discussions into the Labor Day holiday weekend.
Mr. Weagley summarized his discussions with First Bank at a special meeting of the Malvern Bancorp board of directors on September 5, 2022, but cautioned the Malvern Bancorp board of directors that such discussions had not yet resulted in a concrete proposal.
Later in the evening on September 5, 2022, Mr. Weagley received a call from Mr. Ryan, during which Mr. Ryan provided an overview of an updated proposal that First Bank was considering to address the previous concerns of the Malvern Bancorp board of directors about valuation certainty and transaction structure. Mr. Ryan indicated that with limited additional due diligence First Bank would provide an updated letter of intent.
At a special meeting of the Malvern Bancorp board of directors on September 6, 2022, at which meeting representatives of Holland & Knight were present, Mr. Weagley summarized his recent discussions with Mr. Ryan. The Malvern Bancorp board of directors’ assessment was that it appeared that First Bank was making headway in potentially addressing certain terms of its prior proposals. As noted above, however, First Bank indicated that it still needed to conduct additional due diligence to make a fully-informed revised proposal. As a result, the Malvern Bancorp board of directors approved a limited due diligence review. The Malvern Bancorp board of directors also decided to have Piper Sandler model a potential transaction with Party D, which remained interested, with emphasis on Party D’s capacity to pay certain levels of consideration.
On September 7, 2022, Malvern Bancorp and First Bank refreshed and executed an NDA, which contained customary provisions binding both parties. On the same date, representatives of First Bank and representatives of Malvern Bancorp exchanged emails with respect to business, regulatory, legal and financial due diligence requests, which continued throughout the month.
On September 21, 2022, First Bank delivered a revised non-binding written indication of interest (the “First Bank September 21 LOI”) to Malvern Bancorp. Per the terms of the First Bank September 21 LOI, the merger consideration payable to Malvern Bancorp shareholders would be in the form of 60% common stock of First Bank based on a fixed exchange ratio and 40% cash, reflecting a per share offer price of approximately $19.50. The exchange ratio offered per the terms of the First Bank September 21 LOI was 0.7733 per share, with a cash component of $7.80. The First Bank September 21 LOI reiterated a 4.5% termination fee and the offer of three board seats of the combined company to Malvern Bancorp. The First Bank September 21 LOI also included up to $1.00 per share of additional cash consideration, but such additional cash consideration was subject to resolution of certain of Malvern Bancorp’s problem loans prior to closing. The First Bank September 21 LOI remained subject to First Bank’s further due diligence and included exclusivity from Malvern Bancorp for a period of 45 days.
The Malvern Bancorp board of directors discussed the First Bank September 21 LOI at a regular meeting held on September 29, 2022. At the meeting, Piper Sandler outlined the terms of the First Bank September 21 LOI. Piper Sandler presented the financial metrics of the proposed transaction and expressed its view that the combination continued to offer all of the significantly positive attributes for Malvern Bancorp shareholders previously discussed, including fair financial terms, the ability of Malvern Bancorp shareholders to receive a dividend by virtue of owning First Bank common stock and board representation proportionate to the pro forma ownership of Malvern Bancorp shareholders. The Malvern Bancorp board of directors discussed market volatility and fluctuations in First Bank’s stock price and the per share consideration implied by the fixed exchange ratio as of the meeting date. The Malvern Bancorp board of directors acknowledged that with a fixed exchange ratio, the implied value could and would change, but focused positively on the fairness of the exchange ratio, the enhanced liquidity in shares, the ability of Malvern Bancorp shareholders to receive a dividend by virtue of owning First Bank common stock and the liquidity provided by the certainty of a material cash component. The Malvern Bancorp board of directors discounted the additional consideration component as unattainable and concluded that its existence in the potential transaction would not inure to the benefit of Malvern Bancorp’s shareholders and actually would limit Malvern Bancorp’s ability to resolve certain problem assets in a way that would be beneficial to the organization on a stand-alone basis. Piper Sandler further compared the pro forma financials of a combined company with First Bank to projections of Malvern Bancorp continuing on a standalone basis, which pro forma analyses indicated that Malvern Bancorp pursuing a transaction with First Bank would lead to a stronger and more profitable company in the long term. The Malvern Bancorp board of directors engaged in discussion, including with respect to the foregoing and the fact that any additional discussions with other parties would need to terminate due to the proposed exclusivity arrangement with First Bank. The Malvern Bancorp board of directors also discussed and concluded, based on information provided by Piper Sandler, that pursuing a transaction with Party D would not yield greater value to Malvern Bancorp’s shareholders than First Bank’s proposal and that such pursuit would cause delay and risk losing the more desirable partner in First Bank. As a result of the foregoing analysis, the Malvern Bancorp board of directors concluded the meeting by agreeing to further analyze the proposed transaction with First Bank, including inquiring as to whether the First Bank offer reflected in the First Bank September 21 LOI was its best and final.
At a special meeting on September 30, 2022, the Malvern Bancorp board of directors expressed concern about continued market volatility and fluctuations in First Bank’s stock price, but remained positive about the First Bank transaction. Consequently, the Malvern Bancorp board of directors reaffirmed its intent in securing a best and final price from First Bank and an updated letter of intent.
On October 4, 2022, First Bank delivered a revised non-binding written indication of interest (the “First Bank October 4 LOI”) to Malvern Bancorp. The exchange ratio was again 0.7733 per share, with a cash component of $7.80. The terms of the First Bank October 4 LOI were identical to the First Bank September 21 LOI, except for the removal of the additional consideration component and the reduction of the termination fee from 4.5% to 4.0%. The Malvern Bancorp board of directors discussed the terms of the First Bank October 4 LOI and focused on the exchange ratio and the designated mix of consideration (along with the Malvern Bancorp shareholders’ anticipated post-closing 23% ownership of the combined company). The Malvern Bancorp board of directors believed it had, unlike on prior occasions, secured an LOI that had a high degree of probability that would translate into a merger agreement that could be seriously considered by the Malvern Bancorp board of directors. The Malvern Bancorp board of directors consequently determined the terms and structure presented in the First Bank October 4 LOI were favorable and that it was in the best interests of Malvern Bancorp’s shareholders for Malvern Bancorp to execute the First Bank October 4 LOI.
Following execution of the First Bank October 4 LOI and throughout the months of October 2022 and November 2022, Malvern Bancorp, together with Piper Sandler and Holland & Knight, conducted a more robust due diligence assessment of First Bank. Likewise, First Bank, Hovde and Luse Gorman continued its due diligence with respect Malvern Bancorp. During the course of these two months, Malvern Bancorp, First Bank and each of their respective representatives attended management calls and were granted access to additional information with respect to due diligence matters regarding each institution.
On November 4, 2022, Luse Gorman delivered a preliminary draft of the merger agreement to Holland & Knight, along with preliminary drafts of the related transaction documents, including voting agreements to be entered into by certain directors and officers of Malvern Bancorp in connection with the transaction, which voting agreements required that the shareholders party thereto vote all of their shares of Malvern Bancorp’s common stock in favor of the merger and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of their shares of Malvern Bancorp’s common stock, subject to certain exceptions. Over the next month, Luse Gorman and Holland & Knight negotiated and exchanged drafts of the merger agreement and related transaction documents.
The Malvern Bancorp board of directors was kept apprised by Mr. Weagley of the negotiations during this time and was updated on the terms of the draft merger agreement by representatives of Holland & Knight at a special meeting of the Malvern Bancorp board of directors held on November 29, 2022.
Throughout this process, the First Bank board of directors met numerous times at both regularly scheduled and special board meetings, often with assistance from Hovde and/or Luse Gorman, to evaluate the possibility of acquiring Malvern Bancorp, the material terms of such an acquisition and to be updated on the status of the negotiations. The First Bank board of directors considered and ultimately authorized the submission to Malvern Bancorp of each of the First Bank April 30 LOI, June 30 LOI, February 1 LOI, February 24 LOI,

September 21 LOI and the October 4 LOI. The First Bank board of directors was kept apprised by Mr. Ryan of the negotiations of the merger agreement throughout this process and was updated on the terms of the draft merger agreement by representatives of Luse Gorman and Hovde.
A special meeting of the First Bank board of directors was held on December 13, 2022, at which meeting representatives of Hovde and Luse Gorman were present. The First Bank board of directors considered the approval of the merger agreement in its final form and the transactions contemplated thereby. The First Bank board of directors had previously been provided with a set of meeting materials in advance of the meeting, including a copy of the merger agreement, a financial presentation by Hovde and a summary of the proposed material terms of the merger agreement prepared by Luse Gorman. At the meeting, representatives of Luse Gorman reviewed in detail, among other matters, the pricing and other financial terms and aspects of the transaction and the proposed merger agreement, including financial analyses performed by Hovde, including the analyses set forth under the section of this joint proxy statement/offering circular entitled “—Opinion of First Bank’s Financial Advisor”. Representatives of Hovde then rendered an oral opinion, which was subsequently confirmed in writing on December 13, 2022 (a copy of which written opinion is attached to this joint proxy statement/offering circular as Annex C), to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in such opinion, the merger consideration was fair to the holders of First Bank’s common stock from a financial point of view. Representatives of Luse Gorman discussed in detail with the First Bank board of directors the terms of the merger agreement and related transaction documents.
After evaluating and considering the First Bank board of director’s fiduciary duties, the proposed terms of the merger agreement and related transaction documents, as well as the various presentations of management, Hovde and Luse Gorman, and taking into consideration the matters discussed during such meeting and the prior meetings of the First Bank board of directors, including, without limitation, the strategic alternatives evaluated and discussed at those meetings as well as all of the factors described under the section of this joint proxy statement/offering circular entitled “—First Bank’s Reasons for the Merger; Recommendation of the First Bank board of directors”, the First Bank board of directors unanimously determined that the Merger, the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of First Bank and its shareholders, and unanimously approved the Merger, the merger agreement and the transactions contemplated thereby and unanimously determined that the First Bank board of directors should recommend that First Bank’s shareholders approve the merger and the First Bank board increase proposal.
A special meeting of the Malvern Bancorp board of directors was held after the market close on December 13, 2022, at which meeting representatives of Piper Sandler and Holland & Knight were present. The Malvern Bancorp board of directors considered the approval of the merger agreement in its final form and the transactions contemplated thereby. The Malvern Bancorp board of directors had previously been provided with a set of meeting materials in advance of the meeting, including a copy of the merger agreement, a financial presentation by Piper Sandler, and a summary of the proposed material terms of the merger agreement prepared by Holland & Knight. At the meeting, representatives of Piper Sandler reviewed in detail, among other matters, the pricing and other financial terms and aspects of the transaction and the proposed merger agreement, including financial analyses performed by Piper Sandler, including the analyses set forth under the section of this joint proxy statement/offering circular entitled “—Opinion of Malvern Bancorp’s Financial Advisor”. Representatives of Piper Sandler then rendered an oral opinion, which was subsequently confirmed in writing on December 13, 2022 (a copy of which written opinion is attached to this joint proxy statement/offering circular as Annex B), to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in such opinion, the merger consideration was fair to the holders of Malvern Bancorp’s common stock from a financial point of view. Representatives of Holland & Knight discussed in detail with the Malvern Bancorp board of directors the terms of the merger agreement and related transaction documents (including, without limitation, the termination fee, the ability in certain circumstances to evaluate a superior proposal, the circumstances in which the merger consideration could be adjusted, the voting agreements to be executed by each member of the Malvern Bancorp board of directors and certain officers of Malvern Bancorp and the number of shares represented thereby), and the fiduciary duties of the Malvern Bancorp board of directors in this specific context.
After evaluating and considering the Malvern Bancorp board of directors’ fiduciary duties, proposed terms of the merger agreement and related transaction documents, as well as the various presentations of Piper Sandler and Holland

& Knight, and taking into consideration the matters discussed during such meeting and the prior meetings of the Malvern Bancorp board of directors, including, without limitation, the strategic alternatives evaluated and discussed at those meetings as well as all of the factors described under the section of this joint proxy statement/offering circular entitled “—Malvern Bancorp’s Reasons for the Merger; Recommendation of the Malvern Bancorp board of directors”, the Malvern Bancorp board of directors unanimously determined that the Merger, the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Malvern Bancorp and its shareholders. Accordingly, the Malvern Bancorp board of directors unanimously approved the Merger, the merger agreement and the transactions contemplated thereby and unanimously determined that the Malvern Bancorp board of directors should recommend that Malvern Bancorp’s shareholders approve the Merger.
Malvern Bancorp’s Reasons for the Merger
After careful consideration, the Malvern Bancorp board of directors, at a meeting held on December 13, 2022, determined that the merger with First Bank is in the best interests of Malvern Bancorp and its shareholders and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. The Malvern Bancorp board of directors unanimously recommends that Malvern Bancorp’s shareholders vote “FOR” the approval of the Malvern Bancorp merger proposal. In reaching its decision to approve and recommend the approval of the merger agreement, the Malvern Bancorp board of directors evaluated the merger agreement and the merger in consultation with Malvern Bancorp’s management, as well as Malvern Bancorp’s financial and legal advisors, and considered a number of factors, including the following material factors. The following factors are neither intended to be exhaustive nor are presented in any relative order of importance:
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the consideration offered by First Bank which represented a 25.7% premium over the closing price of Malvern Bancorp common stock on December 9, 2022, 101% of Malvern Bancorp’s tangible book value per share, 21.1x Malvern Bancorp’s Last Twelve Month (“LTM”) earnings per share, 14.7x Malvern Bancorp’s 2023 estimated earnings per share, and a 90% pay-to-trade ratio;

•
the belief that the merger consideration offered by First Bank equals or exceeds the consideration that could reasonably be expected from other potential acquirers with the apparent interest and ability to consummate an acquisition of Malvern Bancorp;

•	the expected value of Malvern Bancorp’s common stock should Malvern Bancorp not enter into the merger agreement versus the merger consideration being paid pursuant to the merger agreement;
•	the expectation that the merger, other than the cash consideration, will be generally tax-free for United States federal income tax purposes to Malvern Bancorp’s shareholders;
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the stock component of the merger consideration which offers Malvern Bancorp shareholders the opportunity to participate as shareholders of First Bank in the future performance of the combined company;

•	the expectation that, upon consummation of the merger, Malvern Bancorp’s shareholders will own approximately 23% of the combined company;
•	the opportunity for Malvern Bancorp shareholders to receive First Bank common stock which has historically paid a cash dividend and the fact that Malvern Bancorp does not currently pay one;
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the fact that the exchange ratio is fixed, which the Malvern Bancorp board of directors believes is a standard market practice for transactions of this type and with the strategic purpose of the transaction, and which will result in an increase in value to the extent that the market price of First Bank common stock is higher at the time of the closing of the merger;

•	the immediate liquidity to Malvern Bancorp shareholders reflected by the cash portion of the merger consideration;
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the financial analyses of Piper Sandler presented on December 13, 2022 to the Malvern Bancorp board of directors, as well as the related opinion of Piper Sandler, dated December 13, 2022, to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Piper Sandler, as more fully described in “The Merger — Opinion of Malvern Bancorp’s Financial Advisor”, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of Malvern Bancorp common stock;

•	the fact that Malvern Bancorp’s shareholders will have a chance to vote on the merger;
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its review with Malvern Bancorp’s independent legal advisor, Holland & Knight, of the material terms of the merger agreement, including, without limitation, deal protection and fee reimbursement provisions, the board’s ability, under certain circumstances, to withdraw or change its recommendation to Malvern Bancorp shareholders that they approve the merger agreement (subject to payment of a termination fee), as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement;

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the belief that significant growth in earnings is required for Malvern Bancorp to be in a position to deliver a competitive return to its shareholders and that achieving such growth in earnings would require significant investment in both resources and time to achieve those results;

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the significant efforts recently made to solicit interest from financial institutions considered to have the ability and potential interest in acquiring Malvern Bancorp, and the low probability of securing a more attractive proposal from another institution capable of consummating the transaction based upon the process undertaken;

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the low probability of Malvern Bancorp, as acquirer, completing a desirable acquisition in the near term to contribute to significant earnings growth, and the belief that Malvern Bancorp is unlikely to have sufficient assets and resources to do so;

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the understanding of the current and prospective environment in which Malvern Bancorp operates, including national and local economic conditions, the interest rate environment and volatility in interest rates, concentration in commercial real estate loans, the competitive environment for financial institutions generally and especially with respect to deposit gathering and retention and pricing, and the likely effect of these factors on Malvern Bancorp both with and without the proposed merger and the execution risks of attempting to address the foregoing considerations as a stand-alone entity;

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each of First Bank’s, Malvern Bancorp’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Malvern Bancorp board of directors considered its view that First Bank’s financial condition and asset quality were sound, that First Bank’s business and operations complemented those of Malvern Bancorp, and that the merger would result in a combined company with larger market presence and resources and what is anticipated to provide greater value to Malvern Bancorp shareholders. The Malvern Bancorp board of directors further considered that First Bank’s earnings and prospects, and synergies potentially available in the proposed transaction, create an opportunity for the combined company to have superior future earnings and prospects compared to Malvern Bancorp’s earnings and prospects on a stand-alone basis. In particular, the Malvern Bancorp board of directors considered, among other things, the following:

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Malvern Bancorp’s future potential growth and business model without doing a business combination, especially in light of factors such as increased competition and uncertainty in the banking sector and the marketplace as a whole;

•	the belief that First Bank has extensive experience successfully integrating with merger partners;
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the participation of three Malvern Bancorp directors on the board of the combined company, which the Malvern Bancorp board of directors believed would enhance the likelihood of realizing the strategic benefits expected from the merger;

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the belief that the merger will result in a more competitive banking franchise with strong capital ratios, enhanced prospects for growth in tangible book value per share, and an attractive funding base that has the potential to deliver a higher value to Malvern Bancorp shareholders as compared to continuing to operate as a stand-alone entity;

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the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and the combined company being better able to capitalize on technological developments that significantly impact industry competitive conditions;

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the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

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the belief that the merger will create an attractive footprint for a larger traditional community bank throughout the New York City to Philadelphia corridor, thereby adding expected value to Malvern Bancorp shareholders through a combined company;

•	the complementary banking model of First Bank and Malvern Bancorp utilizing the same or similar core systems creating economies of scale with anticipated synergies and cost-savings;
•	the complementary nature of the cultures of the two companies, which Malvern Bancorp management believes should facilitate integration and implementation of the merger;
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that Malvern Bancorp and First Bank have similar strategic outlooks and corporate cultures, as well as similarities between Malvern Bancorp’s and First Bank’s commercial real estate loan portfolios and the overlap in certain institutional shareholders of both companies;

•	its high level of familiarity with First Bank’s franchise and client base;
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the fact that Malvern Bancorp’s and First Bank’s respective geographic reach, products, customers and businesses complement each other, including strong community banking franchises with core deposits and the potential for incremental revenue opportunities from the addition of each company’s business lines;

•	its review and discussions with First Bank’s management and advisors as part of Malvern Bancorp’s due diligence examination of First Bank’s business;
•	that both Malvern Bancorp and First Bank have similar commitments to their respective customers and communities;
•	the anticipated pro forma financial impact of the merger on the combined company, including the estimated accretion to earnings of fully phased-in cost-savings; and
•
the ability of First Bank to complete the merger from a financial and regulatory perspective, and the expectation that the regulatory approvals required in connection with the merger will be received in a timely manner and without the imposition of unacceptable conditions.

The Malvern Bancorp board of directors also considered potential risks relating to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included, without limitation:
•
the restrictions on the conduct of Malvern Bancorp’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Malvern Bancorp from undertaking business opportunities that may arise or any other action it would otherwise take with respect to operations and strategies of Malvern Bancorp absent the pending merger;

•	the risk of losing key Malvern Bancorp employees during the pendency of the merger and thereafter, particularly due to the nature of the merger being an “in market” transaction;
•	diversion of management attention and resources from the operation of Malvern Bancorp’s business towards the completion of the merger;
•	the potential effect of the merger on Malvern Bancorp’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the fact that Malvern Bancorp’s shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;
•
the possibility of encountering difficulties in successfully integrating Malvern Bancorp’s business, operations, and workforce with those of First Bank, and achieving anticipated cost-savings in the amounts estimated or in the time frame contemplated;

•
the possibility of First Bank’s stock price fluctuating and decreasing between signing the merger agreement and the completion of the merger, and the fact that any such decrease in stock price would result in a decrease in value for Malvern Bancorp shareholders;

•
the possibility of Malvern Bancorp’s adjusted shareholders’ equity decreasing between signing the merger agreement and the completion of the merger, which could decrease the consideration to be paid to Malvern Bancorp shareholders;

•	the merger’s effect on First Bank’s regulatory capital levels;
•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner, or at all, or may otherwise impose unacceptable conditions;

•	the risk of having to pay a termination fee should the merger agreement be terminated under certain circumstances;
•	the risk of having to reimburse First Bank for fees and expenses under certain circumstances;
•
the risk that other third parties might be deterred from making a superior acquisition proposal in light of the termination fee and Malvern Bancorp’s requirement to conduct a shareholder meeting to vote on the merger rather than terminate the merger agreement to more rapidly pursue a superior acquisition proposal, and that Malvern Bancorp would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement;

•
the possibility that Malvern Bancorp and First Bank may each be subject to negative reactions from the financial markets and from their respective customers and employees that could materially affect their respective businesses, financial results and stock prices;

•
the possibility that the market price of Malvern Bancorp common stock could decline to the extent that current market prices of Malvern Bancorp common stock reflect a market assumption that the merger will be completed;

•	the possibility of litigation;
•
certain merger-related costs, including the payments and other benefits to be received by Malvern Bancorp personnel in connection with the merger pursuant to existing Malvern Bancorp equity plans, employment and change of control agreements, and the merger agreement; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
The Malvern Bancorp board of directors unanimously determined that the benefits of the merger proposal substantially outweighed the potential risks, and concluded that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Malvern Bancorp and its shareholders. For the reasons stated above, the Malvern Bancorp board of directors unanimously voted to approve the merger, the merger agreement, and the transactions contemplated thereby, and to recommend that Malvern Bancorp’s shareholders approve the merger agreement.
Accordingly, the Malvern Bancorp board of directors unanimously recommends that Malvern Bancorp shareholders vote “FOR” the Malvern Bancorp merger proposal, “FOR” the Malvern Bancorp compensation proposal, and “FOR” the Malvern Bancorp adjournment proposal.
It should be noted that this explanation of the Malvern Bancorp board of directors’ reasoning presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Note Regarding Forward-Looking Statements.”
In addition, the Malvern Bancorp board of directors was aware of the fact that some of Malvern Bancorp’s directors and executive officers may have other interests in the merger that may be different from, or in addition to, their interests as Malvern Bancorp shareholders, as more fully described under “—Interests of Malvern Bancorp Directors and Management in the Merger.” The Malvern Bancorp board of directors also realized that there can be no assurance about future results, including results expected or considered in the factors listed above.
The foregoing discussion of the information and factors considered by the Malvern Bancorp board of directors is not intended to be exhaustive, but includes the material factors considered by the Malvern Bancorp board of directors. The Malvern Bancorp board of directors also considered various other factors that are set forth in the section under the heading “The Merger — Background of the Merger.” In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Malvern Bancorp board of directors did not quantify or assign any relative weight to the factors considered and individual directors may have given different weight to different factors. The Malvern Bancorp board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.
Recommendation of the Malvern Bancorp Board of Directors
The Malvern Bancorp board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Malvern Bancorp and its shareholders. Accordingly, the Malvern Bancorp board of directors unanimously recommends that Malvern Bancorp shareholders vote “FOR” adoption the merger agreement.
Opinion of Malvern Bancorp’s Financial Advisor
Malvern Bancorp retained Piper Sandler to act as financial advisor to Malvern Bancorp’s board of directors in connection with Malvern Bancorp’s consideration of a possible business combination. Malvern Bancorp selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to Malvern Bancorp’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the agreement and plan of merger. At the December 13, 2022 meeting at which Malvern Bancorp’s board of directors considered the merger and the agreement and plan of merger, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on December 13, 2022, to the effect that, as of such date, the merger consideration was fair to the holders of Malvern Bancorp’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement/offering circular. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Malvern Bancorp common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of Malvern Bancorp in connection with its consideration of the merger and the agreement and plan of merger and does not constitute a recommendation to any shareholder of Malvern Bancorp as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the agreement and plan of merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Malvern Bancorp common stock and did not address the underlying business decision of Malvern Bancorp to engage in the merger, the form or structure of the merger or any other transactions contemplated in the agreement and plan of merger, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Malvern Bancorp or the effect of any other transaction in which Malvern Bancorp might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Malvern Bancorp, or any class of such persons, if any, relative to the amount of compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•	a draft of the agreement and plan of merger, dated December 13, 2022;
•	certain publicly available financial statements and other historical financial information of Malvern Bancorp and Malvern Bank that Piper Sandler deemed relevant;
•	certain publicly available financial statements and other historical financial information of First Bank that Piper Sandler deemed relevant;

•
certain internal financial projections for Malvern Bancorp for the fiscal year ending September 30, 2023 with an estimated annual long-term asset, loan and deposit growth rate for the fiscal years ending September 30, 2024 through September 30, 2027, as provided by the senior management of Malvern Bancorp;

•
publicly available median analyst net income estimates for First Bank for the years ending December 31, 2022 through December 31, 2024 with an annual long-term earnings per share growth rate for First Bank for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of First Bank;

•
the pro forma financial impact of the merger on First Bank based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for current expected credit losses (“CECL”) accounting standards, as provided by the senior management of First Bank;

•
the publicly reported historical price and trading activity for Malvern Bancorp common stock and First Bank common stock, including a comparison of certain stock trading information for Malvern Bancorp common stock and First Bank common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Malvern Bancorp and First Bank with similar financial institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.
Piper Sandler also discussed with certain members of the senior management of Malvern Bancorp and its representatives the business, financial condition, results of operations and prospects of Malvern Bancorp and held similar discussions with certain members of the senior management of First Bank and its representatives regarding the business, financial condition, results of operations and prospects of First Bank.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Malvern Bancorp or First Bank or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of Malvern Bancorp and First Bank that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to its analyses. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Malvern Bancorp or First Bank, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Malvern Bancorp or First Bank. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Malvern Bancorp or First Bank, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Malvern Bancorp or First Bank. Piper Sandler assumed, with Malvern Bancorp’s consent, that the respective allowances for loan losses for both Malvern Bancorp and First Bank were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for Malvern Bancorp for the fiscal year ending September 30, 2023 with an estimated annual long-term asset, loan and deposit growth rate for the fiscal years ending September 30, 2024 through September 30, 2027, as provided by the senior management of Malvern Bancorp. In addition, Piper Sandler used publicly available median analyst net income estimates for First Bank for the years ending December 31, 2022 through December 31, 2024 with an annual long-term earnings per share growth rate for First Bank for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of First Bank. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of First Bank. With respect to the foregoing information, the respective senior managements of Malvern Bancorp and First Bank confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Malvern Bancorp and First Bank, respectively, and the other matters covered thereby, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Malvern Bancorp or First Bank since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that Malvern Bancorp and First Bank would remain as going concerns for all periods relevant to its analysis.
Piper Sandler also assumed, with Malvern Bancorp’s consent, that (i) each of the parties to the agreement and plan of merger would comply in all material respects with all material terms and conditions of the agreement and plan of merger and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Malvern Bancorp, First Bank, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the agreement and plan of merger without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Malvern Bancorp’s consent, Piper Sandler relied upon the advice that Malvern Bancorp received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the agreement and plan of merger. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of First Bank common stock at any time or what the value of First Bank common stock would be once it is actually received by the holders of Malvern Bancorp common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Malvern Bancorp’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Malvern Bancorp or First Bank and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Malvern Bancorp and First Bank and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of Malvern Bancorp common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Malvern Bancorp, First Bank, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Malvern Bancorp’s board of directors at its December 13, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Malvern Bancorp common stock or First Bank common stock or the prices at which Malvern Bancorp or First Bank common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Malvern Bancorp’s board of directors in making its determination to approve the agreement and plan of merger and the analyses described below should not be viewed as determinative of the decision of Malvern Bancorp’s board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the agreement and plan of merger, at the effective time of the merger, each share of Malvern Bancorp common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the agreement and plan of merger, shall be converted into the right to receive, without interest, 0.7733 shares of First Bank Common Stock and $7.80 in cash; provided, however, the merger consideration may be reduced as described more fully in the agreement and plan of merger. For purposes of Piper Sandler’s analyses, Piper Sandler assumed, at Malvern Bancorp’s direction and with Malvern Bancorp’s consent, that the merger consideration would not be adjusted or reduced. Piper Sandler calculated an aggregate implied transaction value of approximately $148.2 million and an implied purchase price per share of $19.41 consisting of the implied value of 7,633,828 shares of Malvern Bancorp common stock based on the closing price of First Bank common stock on December 9, 2022. Based upon financial information for Malvern Bancorp as of or for the LTM ended September 30, 2022 and the closing price of Malvern Bancorp’s common stock on December 9, 2022, Piper Sandler calculated the following implied transaction metrics:
Market Premium as of December 9, 2022	25.7%
Transaction Price Per Share/ LTM Earnings Per Share	21.1x
Transaction Price Per Share/ Estimated FY2023 Earnings Per Share(¹)	14.7x
Transaction Price Per Share/ Tangible Book Value Per Share	101%
Pay-to-Trade Ratio(2)	90%
Tangible Book Premium/ Core Deposits (CDs > $100,000)(3)	0.3%
Tangible Book Premium/ Core Deposits (CDs > $250,000)(4)	0.2%
(1)	For the twelve months ending September 30, 2023, as provided by Malvern Bancorp senior management
(2)	Pay-to-Trade ratio defined as the quotient of the merger Price per share/ Tangible Book Value per share divided by First Bank common stock Price per share/ Tangible Book Value per share
(3)	Core deposits defined as total deposits less time deposits with balances greater than $100,000
(4)	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Stock Trading History
Piper Sandler reviewed the publicly available historical reported trading prices of Malvern Bancorp common stock and First Bank common stock for the one-year and three-year periods ended December 9, 2022. Piper Sandler then compared the relationship between the movements in the price of Malvern Bancorp common stock and First Bank common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices (NASDAQ Bank and S&P 500).
Malvern Bancorp’s One-Year Stock Performance
	Beginning Value December 9, 2021	Ending Value December 9, 2022
Malvern Bancorp	100%	97.7%
Malvern Bancorp Peer Group	100%	99.9%
S&P 500 Index	100%	84.3%
NASDAQ Bank Index	100%	84.1%
Malvern Bancorp’s Three-Year Stock Performance
	Beginning Value December 9, 2019	Ending Value December 9, 2022
Malvern Bancorp	100%	66.9%
Malvern Bancorp Peer Group	100%	115.6%
S&P 500 Index	100%	125.5%
NASDAQ Bank Index	100%	106.7%
First Bank’s One-Year Stock Performance
	Beginning Value December 9, 2021	Ending Value December 9, 2022
First Bank	100%	105.3%
First Bank Peer Group	100%	104.4%
S&P 500 Index	100%	84.3%
NASDAQ Bank Index	100%	84.1%
First Bank’s Three-Year Stock Performance
	Beginning Value December 9, 2019	Ending Value December 9, 2022
First Bank	100%	138.6%
First Bank Peer Group	100%	108.7%
S&P 500 Index	100%	125.5%
NASDAQ Bank Index	100%	106.7%

Comparable Company Analyses
Piper Sandler used publicly available information to compare selected financial information for Malvern Bancorp with a group of financial institutions selected by Piper Sandler based on its experience and professional judgment. The Malvern Bancorp peer group included banks headquartered in the Mid-Atlantic region of the United States with securities traded on a major exchange (NASDAQ, NYSE, NYSEAM), with total assets between $750 million and $2.5 billion and tangible common equity to tangible assets greater than 10.0%, but excluded mutuals, targets of announced merger transactions and Esquire Financial Holdings, Inc. due to its differentiated business model (the “Malvern Bancorp Peer Group”). The Malvern Bancorp Peer Group consisted of the following companies:
Blue Foundry Bancorp	Parke Bancorp, Inc.
Capital Bancorp, Inc.	Ponce Financial Group, Inc.
ESSA Bancorp, Inc.	The Bank of Princeton
Magyar Bancorp, Inc.	William Penn Bancorporation
Northeast Community Bancorp, Inc.
The analysis compared financial information for Malvern Bancorp with corresponding data for the Malvern Bancorp Peer Group as of or for the year ended September 30, 2022 (as well as estimated 2023 earnings) with pricing data as of December 9, 2022. The table below sets forth the data for Malvern Bancorp and the median, mean, low and high data for the Malvern Bancorp Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Malvern Bancorp’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
Malvern Bancorp Comparable Company Analysis
	Malvern Bancorp	Malvern Bancorp Peer Group	Malvern Bancorp Peer Group	Malvern Bancorp Peer Group	Malvern Bancorp Peer Group
		Median	Mean	Low	High
Total assets ($mm)	1,044	1,862	1,611	799	2,158
Loans/ Deposits (%)	103.3	104.9	102.2	79.3	118.0
Non-performing assets/Total assets (%)(1)(2)	1.85	0.63	0.71	0.21	1.27
Tangible common equity/Tangible assets (%)	14.02	12.77	14.80	10.65	20.77
Tier 1 Leverage Ratio (%)(3)	16.30	14.03	14.76	10.47	22.91
Total RBC Ratio (%)(4)	20.34	16.47	18.81	13.33	33.39
CRE/ Total RBC Ratio (%)(5)	252	252	269	94	486
LTM Return on average assets (%)	0.63	1.08	0.96	(0.91)	2.09
LTM Return on average equity (%)	4.8	8.1	7.9	(4.2)	20.9
LTM Net interest margin (%)	2.95	3.58	4.04	2.73	6.90
LTM Efficiency ratio (%)	72.0	63.4	64.4	28.6	100.7
Price/ Tangible book value (%)	81	96	102	88	158
Price/ LTM Earnings per share (x)(6)	16.8	9.3	9.1	6.0	10.9
Price/ Estimated 2023 Earnings per share (x)(7)	11.7	7.9	8.3	7.6	9.8
Current Dividend Yield (%)	0.0	1.0	1.6	0.0	3.5
Market Capitalization ($mm)	118	212	225	86	352
(1)	Malvern Bancorp non-performing assets defined as non-performing loans plus other real estate owned and held for investment
(2)	Bank level regulatory data as of September 30, 2022 used for Blue Foundry Bancorp, ESSA Bancorp, Inc., Magyar Bancorp, Inc. and Ponce Financial Group, Inc.
(3)
Bank level regulatory data as of September 30, 2022 used for Blue Foundry Bancorp, ESSA Bancorp, Inc., Magyar Bancorp, Inc., Malvern Bancorp, Northeast Community Bancorp, Inc., Ponce Financial Group, Inc. and William Penn Bancorporation

(4)
Bank level regulatory data as of September 30, 2022 used for Blue Foundry Bancorp, ESSA Bancorp, Inc., Magyar Bancorp, Inc., Malvern Bancorp, Northeast Community Bancorp, Inc. and Ponce Financial Group, Inc.,

(5)	Bank level regulatory data as of September 30, 2022 used for all companies except for The Bank of Princeton, which shows consolidated financial data as of September 30, 2022
(6)	LTM ended September 30, 2022 earnings per share of $0.92 used for Malvern Bancorp, as provided by Malvern Bancorp management
(7)	Estimated fiscal year ending September 30, 2023 earnings per share of $1.32 used for Malvern Bancorp, as provided by Malvern Bancorp management
Note: Financial data not shown pro forma for pending acquisitions

Piper Sandler used publicly available information to perform a similar analysis for First Bank by comparing selected financial information for First Bank with a group of financial institutions selected by Piper Sandler based on its experience and professional judgment. The First Bank peer group included banks headquartered in the Mid-Atlantic region of the United States with securities traded on a major exchange (NASDAQ, NYSE, NYSEAM), with total assets between $2.0 billion and $3.5 billion, but excluded mutuals and targets of announced merger transactions (the “First Bank Peer Group”). The First Bank Peer Group consisted of the following companies:
ACNB Corporation	Fidelity D & D Bancorp, Inc.
BCB Bancorp, Inc.	Norwood Financial Corp.
Blue Foundry Bancorp	Orange County Bancorp, Inc.
Capital Bancorp, Inc.	Orrstown Financial Services, Inc.
Chemung Financial Corporation	Ponce Financial Group, Inc.
Citizens & Northern Corporation	Shore Bancshares, Inc.
Citizens Financial Services, Inc.	The Community Financial Corporation
Codorus Valley Bancorp, Inc.	Unity Bancorp, Inc.
Evans Bancorp, Inc.
The analysis compared publicly available financial information for First Bank with corresponding data for the First Bank Peer Group as of or for the year ended September 30, 2022 (as well as estimated 2023 earnings) with pricing data as of December 9, 2022. The table below sets forth the data for First Bank and the median, mean, low and high data for the First Bank Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in First Bank’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
First Bank Comparable Company Analysis
	First Bank	First Bank Peer Group	First Bank Peer Group	First Bank Peer Group	First Bank Peer Group
		Median	Mean	Low	High
Total assets ($mm)	2,625	2,360	2,448	2,009	3,447
Loans/ Deposits (%)	102.8	82.9	86.7	65.4	118.0
Non-performing assets/ Total assets (%)(1)	0.22	0.42	0.53	0.05	1.40
Tangible common equity/ Tangible assets (%)	10.02	7.14	8.30	5.19	19.72
Tier 1 Leverage Ratio (%)(2)	10.51	9.36	10.50	8.35	22.91
Total RBC Ratio (%)(3)	12.47	14.34	16.16	12.49	33.39
CRE/ Total RBC Ratio (%)(4)	395	271	276	113	464
LTM Return on average assets (%)	1.39	1.11	0.98	(0.91)	2.09
LTM Return on average equity (%)	12.9	12.8	11.2	(4.2)	20.9
LTM Net interest margin (%)	3.71	3.40	3.61	2.73	6.90
LTM Efficiency ratio (%)	47.7	61.3	61.7	43.9	100.7
Price/ Tangible book value (%)	112	153	155	88	216
Price/ LTM Earnings per share (x)	8.4	9.7	10.6	7.3	15.1
Price/ Estimated 2022 Earnings per share (x)(5)	7.9	8.1	9.2	6.4	14.1
Price/ Estimated 2023 Earnings per share (x)(5)	7.3	7.9	8.5	6.8	12.3
Current Dividend Yield (%)	1.6	2.6	2.4	0.0	4.7
Market Capitalization ($mm)	292	277	284	206	384
(1)	Bank level regulatory data as of September 30, 2022 used for Blue Foundry Bancorp, Citizens Financial Services, Inc. and Ponce Financial Group, Inc.
(2)	Bank level regulatory data as of September 30, 2022 used for ACNB Corporation, BCB Bancorp, Inc., Blue Foundry Bancorp, Orange County Bancorp, Inc. and Ponce Financial Group, Inc.
(3)	Bank level regulatory data as of September 30, 2022 used for ACNB Corporation, Blue Foundry Bancorp, Orange County Bancorp, Inc. and Ponce Financial Group, Inc.
(4)	Bank level regulatory data as of September 30, 2022 used for all companies except Chemung Financial Corporation, Orrstown Financial Services, Inc. and Shore Bancshares, Inc.
(5)	Based on median consensus analyst estimates
Note: Financial data not shown pro forma for pending acquisitions

Analysis of Precedent Transactions
Piper Sandler reviewed a nationwide group of merger and acquisition transactions. The group consisted of nationwide transactions involving bank and thrift targets announced between January 1, 2021 and December 9, 2022 with each target’s total assets between $750 million and $1.5 billion at announcement and tangible common equity to tangible assets greater than 10.0%, but excluded merger-of-equals transactions, transactions with non-disclosed deal values, transactions with private investors, private equity buyers or credit union buyers, and the Marlin Business Services transaction due to transaction structuring and differentiated business model (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
First Busey Corporation	Cummins-American Corp.
Shore Bancshares, Inc.	Severn Bancorp, Inc.
Equity Bancshares, Inc.	American State Bancshares, Inc.
Simmons First National Corporation	Landmark Community Bank
Nicolet Bankshares, Inc.	County Bancorp, Inc.
Farmers National Banc Corp.	Cortland Bancorp
Valley National Bancorp	The Westchester Bank Holding Corporation
Fulton Financial Corporation	Prudential Bancorp, Inc.
Hometown Financial Group (MHC)	Randolph Bancorp, Inc.
Nicolet Bankshares, Inc.	Charter Bankshares, Inc.
Byline Bancorp, Inc.	Inland Bancorp, Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, pay-to-trade ratio, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
		Nationwide Precedent Transactions
	First Bank/ Malvern Bancorp	Median	Mean	Low	High
Deal Value ($mm)	148	146	152	77	220
Transaction Price/ LTM Earnings Per Share (x)	21.1	17.1	17.0	11.8	22.2
Transaction Price/ Estimated 2023 Earnings Per Share (x)(1)	14.7	21.4	20.2	15.8	23.5
Transaction Price/ Tangible Book Value Per Share (%)	101	135	136	107	170
Pay-to-Trade Ratio (%)	90	81	85	68	123
Tangible Book Value Premium to Core Deposits (%)	0.3	6.7	5.5	1.3	9.0
1-Day Market Premium (%)	25.7	29.4	30.4	12.1	49.6
(1)	For the twelve months ending September 30, 2023 used for the merger, as provided by Malvern Bancorp management

Net Present Value Analyses
Piper Sandler performed an analysis that estimated the net present value of a share of Malvern Bancorp common stock assuming Malvern Bancorp performed in accordance with certain internal financial projections for Malvern Bancorp for the fiscal year ending September 30, 2023 with an estimated annual long-term asset, loan and deposit growth rate for the fiscal years ending September 30, 2024 through September 30, 2027, as provided by the senior management of Malvern Bancorp. To approximate the terminal value of a share of Malvern Bancorp common stock at September 30, 2027, Piper Sandler applied price to 2027 earnings per share multiples ranging from 7.0x to 12.0x and multiples of September 30, 2027 tangible book value ranging from 80% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen by Piper Sandler to reflect different assumptions regarding required rates of return of holders or prospective buyers of Malvern Bancorp common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Malvern Bancorp common stock of $7.03 to $14.42 when applying multiples of earnings and $11.36 to $22.06 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
10.0%	$8.41	$9.61	$10.81	$12.01	$13.21	$14.42
11.0%	$8.04	$9.18	$10.33	$11.48	$12.63	$13.78
12.0%	$7.68	$8.78	$9.88	$10.98	$12.08	$13.17
13.0%	$7.35	$8.40	$9.45	$10.50	$11.55	$12.60
14.0%	$7.03	$8.04	$9.04	$10.05	$11.05	$12.06
Tangible Book Value Per Share Multiples
Discount Rate	80%	90%	100%	110%	120%	130%
10.0%	$13.58	$15.27	$16.97	$18.67	$20.37	$22.06
11.0%	$12.98	$14.60	$16.22	$17.84	$19.47	$21.09
12.0%	$12.41	$13.96	$15.51	$17.06	$18.61	$20.16
13.0%	$11.87	$13.35	$14.84	$16.32	$17.80	$19.29
14.0%	$11.36	$12.78	$14.20	$15.62	$17.04	$18.45
Piper Sandler also considered and discussed with the Malvern Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Malvern Bancorp’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for Malvern Bancorp’s common stock, applying the price to the 2027 earnings multiples range of 7.0x to 12.0x referred to above and a discount rate of 12.04%.
Earnings Per Share Multiples
Annual Estimate Variance	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0%)	$6.14	$7.01	$7.89	$8.77	$9.64	$10.52
(10.0%)	$6.90	$7.89	$8.88	$9.86	$10.85	$11.83
0.0%	$7.67	$8.77	$9.86	$10.96	$12.05	$13.15
10.0%	$8.44	$9.64	$10.85	$12.05	$13.26	$14.46
20.0%	$9.20	$10.52	$11.83	$13.15	$14.46	$15.78
Piper Sandler also performed an analysis that estimated the net present value per share of First Bank common stock, assuming First Bank performed in accordance with publicly available median analyst net income estimates for First Bank for the years ending December 31, 2022 through December 31, 2024 with an annual long-term earnings per share growth rate for First Bank for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of First Bank. To approximate the terminal value of a share of First Bank common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings per share multiples ranging from 8.0x to 13.0x and multiples of December 31, 2026 tangible book value ranging from 90% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen by Piper Sandler to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bank common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Bank common stock of $12.04 to $22.20 when applying multiples of earnings and $12.12 to $28.79 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
10.0%	$13.96	$15.61	$17.26	$18.90	$20.55	$22.20
11.0%	$13.45	$15.03	$16.62	$18.20	$19.79	$21.37
12.0%	$12.96	$14.48	$16.01	$17.53	$19.06	$20.58
13.0%	$12.49	$13.96	$15.43	$16.90	$18.36	$19.83
14.0%	$12.04	$13.46	$14.87	$16.29	$17.70	$19.12
Tangible Book Value Per Share Multiples
Discount Rate	90%	110%	130%	150%	170%	190%
10.0%	$14.06	$17.00	$19.95	$22.89	$25.84	$28.79
11.0%	$13.54	$16.37	$19.21	$22.04	$24.88	$27.71
12.0%	$13.05	$15.77	$18.50	$21.23	$23.96	$26.69
13.0%	$12.57	$15.20	$17.83	$20.46	$23.08	$25.71
14.0%	$12.12	$14.65	$17.19	$19.72	$22.25	$24.78
Piper Sandler also considered and discussed with the Malvern Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming First Bank’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for First Bank common stock, applying the price to the 2026 earnings multiples range of 8.0x to 13.0x referred to above and a discount rate of 12.04%.
Earnings Per Share Multiples
Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(20.0%)	$10.50	$11.72	$12.94	$14.16	$15.38	$16.59
(10.0%)	$11.72	$13.09	$14.46	$15.83	$17.20	$18.57
0.0%	$12.94	$14.46	$15.99	$17.51	$19.03	$20.55
10.0%	$14.16	$15.83	$17.51	$19.18	$20.86	$22.53
20.0%	$15.38	$17.20	$19.03	$20.86	$22.69	$24.51
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis
Piper Sandler analyzed certain potential pro forma effects of the merger on First Bank assuming the transaction closes on June 30, 2023. Piper Sandler utilized the following information and assumptions: (a) net income projections for Malvern Bancorp for the calendar years ending December 31, 2023 through December 31, 2027 and estimated dividends per share for the calendar years ending December 31, 2023 through December 31, 2027, as provided by the senior management of Malvern Bancorp and adjusted by the senior management of First Bank, (b) publicly available median analyst net income estimates for First Bank for the years ending December 31, 2022 through December 31, 2024 with an annual long-term earnings per share growth rate for First Bank for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of First Bank, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of First Bank. The analysis indicated that the transaction could be accretive to First Bank’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2023 through December 31, 2026 and dilutive to First Bank’s estimated tangible book value per share at closing of the merger and in the years ended December 31, 2023 and December 31, 2024 and accretive to First Bank’s estimated tangible book value per share in the years ended December 31, 2025 and December 31, 2026.
In connection with this analysis, Piper Sandler considered and discussed with the Malvern Bancorp board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Compensation and Relationships
Piper Sandler is acting as Malvern Bancorp’s financial advisor in connection with the merger and will receive an advisory fee for such services in an amount equal to 1.45% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the merger, Piper Sandler’s advisory fee was estimated at approximately $2.2 million. Piper Sandler also received a $250,000 opinion fee from Malvern Bancorp upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the merger. Malvern Bancorp has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its reasonable and documented out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to Malvern Bancorp. Piper Sandler did not provide any investment banking services to First Bank in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Malvern Bancorp, First Bank and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Malvern Bancorp and First Bank for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
First Bank’s Reasons for the Merger
The First Bank board of directors and management believe that both Malvern Bancorp and First Bank share a focus on community banking in local markets. In evaluating acquisition opportunities, First Bank generally considers potential revenue enhancements and operating efficiencies, strategic fit and interest rate risk.
In determining the terms of its proposal for Malvern Bancorp and whether to enter into the merger agreement, the board of directors of First Bank considered a number of factors, including the following:
•	the financial condition, operating results and future prospects of First Bank and Malvern Bancorp;
•	the terms of the merger agreement, including the financial terms of the transaction;
•	Malvern Bank’s service-oriented emphasis on community banking, as well as its small-to- medium-sized businesses and retail customers, which is consistent with First Bank’s general business approach;
•	a comparison of the expenses associated with the pending transaction with the expenses of organic growth;
•	enhancing market share in First Bank’s southeastern Pennsylvania market, specifically Chester County;
•	expanding First Bank’s market presence into Delaware County, Pennsylvania;
•	enhancing First Bank’s market share in Morris County, New Jersey;
•	perceived opportunities to increase the combined company’s lending opportunities, and to reduce the combined company’s operating expenses, following the merger; and
•
the acquisition also provides First Bank a significant opportunity to generate additional revenue by providing its full suite of banking services to Malvern Bank’s customers as well as leverage First Bank’s operating platform.

The board of directors of First Bank approved the merger agreement after First Bank’s senior management discussed with the board of directors of First Bank a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Malvern Bank. The First Bank board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The First Bank board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.
There can be no certainty that the above benefits of the merger anticipated by the First Bank board of directors will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “Risk Factors” on page 21 and “Cautionary Note Regarding Forward-Looking Statements” on page 19.
Recommendation of the First Bank Board of Directors
The First Bank board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of First Bank and its shareholders.
Accordingly, the board of directors of First Bank unanimously recommends that First Bank shareholders vote “FOR” the approval of the First Bank merger proposal and First Bank board increase proposal.
Opinion of First Bank’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of First Bank’s financial advisor, Hovde are described below. Capitalized terms not otherwise defined in the following summary and description shall have the meanings as set forth in the merger agreement, which is attached as Annex A. The summary and description contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of First Bank and Malvern Bancorp. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by First Bank or Malvern Bancorp. You should review the copy of the Hovde fairness opinion, which is attached as Annex C.
Hovde was engaged by First Bank to provide the board of directors of First Bank with a fairness opinion with respect to the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First Bank and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with First Bank. First Bank’s board of directors selected Hovde to provide a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with First Bank’s board of directors and, on December 13, 2022, delivered a written opinion to First Bank’s board of directors that, subject to the review, assumptions and limitations set forth in the opinion, the Total Merger Value, as defined below, to be paid to Malvern Bancorp shareholders by First Bank in connection with the merger is fair from a financial point of view to the shareholders of First Bank. In requesting Hovde’s advice and opinion, no limitations were imposed by First Bank upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this joint proxy statement/offering circular as Annex C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement/offering circular is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to First Bank’s board of directors and addresses only the fairness of the Total Merger Value to be paid to Malvern Bancorp shareholders by First Bank pursuant to the merger agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to First Bank as to whether or not First Bank should enter into the merger agreement or to any shareholders of First Bank as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger. Hovde’s opinion should not be construed as implying that the Total Merger Value is necessarily the lowest or best price that could be obtained by First Bank in an acquisition, merger, or combination transaction with Malvern Bancorp. Other than as specifically set forth herein, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of First Bank or Malvern Bancorp.
First Bank engaged Hovde on March 23, 2022 to issue a fairness opinion to First Bank’s board of directors in connection with the proposed merger. Pursuant to First Bank’s engagement agreement with Hovde, Hovde received from First Bank a fairness opinion fee upon the delivery of the fairness opinion to First Bank, and upon consummation of the merger, Hovde will receive a completion fee less the fairness opinion fee. Additionally, First Bank has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and has agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
In addition to this present engagement, during the two years preceding the date of the opinion, Hovde has provided investment banking or financial advisory services to First Bank for which it received a fee. During the two years preceding the date of this opinion Hovde has not provided any investment banking or financial advisory services to Malvern Bancorp for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from First Bank in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge, none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, First Bank or Malvern Bancorp or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Bank for its own accounts and for the accounts of customers. Except for the foregoing, during the two years preceding the date of the opinion there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and First Bank.
Subject to the terms and conditions of the merger agreement, at the effective time, Malvern Bancorp shall be merged with and into First Bank (as used in this section, the “merger”). First Bank shall be the surviving institution resulting from the merger and shall succeed to and assume all the rights and obligations of Malvern Bancorp. Malvern Bancorp shall dissolve as a Pennsylvania corporation as of the effective time of the merger, and upon consummation of the merger the separate corporate existence of Malvern Bancorp shall terminate, and First Bank shall continue as a New Jersey-chartered bank. Immediately following the effective time of the merger, Malvern Bank will merge with and into First Bank (the “Bank merger”) pursuant to a plan of merger by and between Malvern Bank and First Bank as set forth in the Bank merger agreement. First Bank shall be the surviving entity in the Bank merger and, following the Bank merger, the separate corporate existence of Malvern Bank shall cease.
Pursuant to the terms of the merger agreement at the effective time, by virtue of the merger each share of Malvern Bancorp common stock issued and outstanding immediately prior to the effective time (excluding Canceled Shares) shall be converted into the right to receive, without interest, (i) 0.7733 shares (the “Exchange Ratio”) of First Bank Common Stock (the “Stock Consideration”) and (ii) $7.80 in cash (the “Per Share Cash Consideration,” and together with the Stock Consideration, the “merger consideration”); provided, however, the merger consideration may be reduced in the event Malvern Bancorp’s adjusted shareholders’ equity as of the 10th day prior to the closing date on which shares of First Bank common stock actually trade on NASDAQ (“Determination Date”) (calculated as set forth in Section 8.2(f) of the merger agreement) is below the Minimum Shareholders’ Equity of $140.0 million but is greater than $125.0 million (the amount of such adjusted shareholders’ equity, the “Floor Shareholders’ Equity”). In the event that the adjusted shareholders’ equity is below the Minimum Shareholders’ Equity but greater than the Floor Shareholders’ Equity, the merger will be consummated with the cash consideration being reduced, on a dollar for dollar basis, in amount equal to the difference between the Minimum Shareholders’ Equity and the Floor Shareholders’ Equity; provided, that any change in the composition of cash and stock components of the merger consideration due to such reduction shall not result in the merger failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Additionally, at the effective time of the merger, each stock option granted by Malvern Bancorp to purchase shares of Malvern Bancorp common stock under a Malvern Bancorp stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time (a “Malvern Bancorp stock option” and the holders of any Malvern Bancorp stock option, the “Malvern Bancorp stock optionholders”) shall be canceled and converted into the right to receive a cash payment by First Bank equal to (1) the product of (a) the number of shares of Malvern Bancorp common stock underlying such Malvern Bancorp stock option multiplied by (b) the excess, if any, of the Stock Option Price over the per share exercise price of the Malvern Bancorp stock option, minus (2) all applicable taxes required to be withheld. Any Malvern Bancorp stock option with a per share exercise price that equals or exceeds the Stock Option Price shall be canceled with no consideration being paid to the Malvern Bancorp stock optionholder. As set forth in the merger agreement, the term “Stock Option Price” means the product of (i) the Exchange Ratio multiplied by (ii) the Average Closing Price plus the Per Share Cash Consideration.
With the knowledge and consent of First Bank and for purposes of Hovde’s analysis and opinion, Hovde assumed that the merger consideration shall not be adjusted pursuant to the provisions of the merger agreement and shall remain as consisting of 0.7733 shares of First Bank common stock and $7.80 in cash for each share of Malvern Bancorp common stock. Therefore, based on the closing price of First Bank common stock as of December 9, 2022 of $15.02 per share and 7,612,349 shares Malvern Bancorp common stock outstanding, the merger consideration would equal $147,793,497, comprised of total Stock Consideration of $88,417,175 and total Per Share Cash Consideration of $59,376,322. Additionally, based on 14,000 Malvern Bancorp in-the-money stock options outstanding as of December 9, 2022, at a weighted average exercise price per share of $17.18, the total value of the consideration paid to the Malvern Bancorp stock optionholders is $31,330. Therefore, for purposes of Hovde’s analysis and opinion Hovde assumed that the total merger value is equal to $147,824,827 and is comprised of the merger consideration of $147,793,497 and $31,330 to be paid to the Malvern Bancorp stock optionholders (collectively, the “Total Merger Value”).
With the consent of First Bank and for purposes of its analysis and opinion, Hovde assumed that (i) the merger agreement will not be terminated pursuant to the termination provisions of the merger agreement, (ii) there will be no adjustment to the merger consideration, and (iii) the merger will proceed and be consummated in accordance with the terms of the merger agreement.
The following is a summary of the analyses performed and matters considered by Hovde in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of all of the analyses performed by Hovde in rendering its opinion, but it does summarize all of the material analyses performed by Hovde. During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)	reviewed a draft of the draft merger agreement dated December 10, 2022 as provided to Hovde by First Bank;
(ii)	reviewed financial statements of Malvern Bancorp for the twelve-month periods ended September 30, 2022, September 30, 2021 and September 30, 2020;
(iii)	reviewed certain historical publicly available business and financial information concerning Malvern Bancorp;
(iv)	reviewed certain internal financial statements and other financial and operating data concerning Malvern Bancorp;
(v)	worked with First Bank and Malvern Bancorp to develop a financial forecast for Malvern Bancorp and a pro forma projection of the combined company following the merger;
(vi)
discussed with certain members of senior management of First Bank the business, financial condition, results of operations and future prospects of each entity, the history and past and current operations of First Bank and Malvern Bancorp, First Bank’s and Malvern Bancorp’s historical financial performance, and their assessment of the rationale for the merger;

(vii)
reviewed and analyzed materials detailing the merger prepared by First Bank, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (the “Merger Adjustments”);

(viii)
analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics Hovde deemed relevant, giving effect to the merger based on assumptions relating to the Merger Adjustments;

(ix)	assessed current general economic, market and financial conditions;
(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(xi)	took into consideration Hovde’s experience in other similar transactions and securities valuations as well as its knowledge of the banking and financial services industry;
(xii)	reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and
(xiii)	performed such other analyses and considered such other factors as Hovde deemed appropriate.
Hovde assumed, without investigation, that there have been, and from the date hereof through the effective time of the merger there will be, no material changes in the financial condition and results of operations of Malvern Bancorp or First Bank since latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by Malvern Bancorp and First Bank are true and complete. Hovde relied upon the management of First Bank and Malvern Bancorp as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by First Bank and Malvern Bancorp, and assumed such forecasts, projections and other forward-looking information have been reasonably prepared by First Bank and Malvern Bancorp on a basis reflecting the best currently available information and First Bank’s and Malvern Bancorp’s judgments and estimates. Additionally, Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde did not assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by First Bank to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to it by First Bank or Malvern Bancorp or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective management of First Bank and Malvern Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Additionally, Hovde assumed that each party to the merger agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.
Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for First Bank and Malvern Bancorp are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of First Bank or Malvern Bancorp, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals nor did Hovde review any loan or credit files of First Bank or Malvern Bancorp.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which First Bank or Malvern Bancorp is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde has also assumed, with First Bank’s consent, that neither First Bank nor Malvern Bancorp is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the merger agreement.
Hovde relied upon and assumed with the consent of First Bank and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by First Bank or Malvern Bancorp or any other party to the merger agreement and that the final merger agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. First Bank has advised Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Additionally, First Bank advised Hovde and Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on First Bank or Malvern Bancorp or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on First Bank or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of First Bank; (iii) any other strategic alternatives that might be available to First Bank; or (iv) whether First Bank has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing its opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.
In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to First Bank’s board of directors on December 13, 2022 in connection with the delivery of its fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables below alone are not a complete description of the financial analyses.
Market Approach – Comparable Merger and Acquisition Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Delaware, District of Columbia, Maryland, New Jersey, New York and Pennsylvania announced since January 1, 2019 in which the targets’ total assets were between $750 million and $1.25 billion and LTM return on average assets less than 1.00%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2021 in which the targets’ total assets were between $750 million and $1.25 billion, LTM return on average assets less than 1.00%, and nonperforming assets-to-total assets greater than 0.50%. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the 12 months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (10 transactions for the Regional Group and 11 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
First Commonwealth Financial Corp. (PA)	Centric Financial Corporation (PA)
Farmers National Banc Corp. (OH)	Emclaire Financial Corp (PA)
Fulton Financial Corporation (PA)	Prudential Bancorp, Inc. (PA)
Mid Penn Bancorp, Inc. (PA)	Riverview Financial Corporation (PA)
Shore Bancshares, Inc. (MD)	Severn Bancorp, Inc. (MD)
Dollar Mutual Bancorp (PA)	Standard AVB Financial Corp. (PA)
Flushing Financial Corporation (NY)	Empire Bancorp, Inc. (NY)
ConnectOne Bancorp, Inc. (NJ)	Bancorp of New Jersey, Inc. (NJ)
Columbia Financial, Inc. (MHC) (NJ)	Stewardship Financial Corporation (NJ)
S&T Bancorp, Inc. (PA)	DNB Financial Corporation (PA)
Nationwide Group:
Buyer (State)	Target (State)
Byline Bancorp, Inc. (IL)	Inland Bancorp, Inc. (IL)
Southern Missouri Bancorp, Inc. (MO)	Citizens Bancshares Co. (MO)
First Commonwealth Financial Corp. (PA)	Centric Financial Corporation (PA)
Fulton Financial Corporation (PA)	Prudential Bancorp, Inc. (PA)
QCR Holdings, Inc. (IL)	Guaranty Federal Bancshares, Inc. (MO)
Mid Penn Bancorp, Inc. (PA)	Riverview Financial Corporation (PA)
Simmons First National Corporation (AR)	Triumph Bancshares, Inc. (TN)
Equity Bancshares, Inc. (KS)	American State Bancshares, Inc. (KS)
Bank of Marin Bancorp (CA)	American River Bankshaers (CA)
Shore Bancshares, Inc. (MD)	Severn Bancorp, Inc. (MD)
BancorpSouth Bank (MS)	FNS Bancshares, Inc. (AL)
For each precedent transaction, Hovde compared the implied multiple of the merger consideration to certain financial characteristics of Malvern Bancorp as follows:
•	the multiple of the value of the merger consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”);
•	the multiple of the value of the merger consideration to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);
•	the multiple of the value of the merger consideration to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and
•
the multiple of the difference between the value of the merger consideration and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the Total Merger Value of $147.8 million and were based on September 30, 2022 financial results for Malvern Bancorp.
	Price-to- LTM Earnings Multiple	Price-to- Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple(1)	Premium-to-Core Deposits Multiple(2)
Total Merger Value	21.3x	100.9%	101.7%	0.21%
Precedent merger Transactions Regional Group:
Minimum	10.4x	106.9%	110.4%	1.74%
Median	18.5x	133.6%	141.5%	4.67%
Maximum	31.0x	206.4%	215.3%	13.7%
Precedent merger Transactions Nationwide Group:
Minimum	12.2x	106.9%	110.4%	1.47%
Median	18.7x	133.7%	148.4%	5.22%
Maximum	27.0x	173.7%	183.8%	8.85%
(1)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of the merger consideration less excess capital (assumes dollar-for-dollar payment of excess capital).

(2)
Represents the premium of the merger consideration over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of Malvern Bancorp with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on September 30, 2022 financial results of Malvern Bancorp.
	Tangible Equity/ Tangible Assets	Net Loans/ Deposits	LTM ROAA(1)	LTM ROAE(1)	Efficiency Ratio	NPAs/ Assets(2)	LLR/ NPLS(3)
Malvern Bancorp	14.0%	103.9%	0.63%	4.79%	71.0%	0.56%	48.4%
Precedent Transactions – Regional Group Median:	9.36%	91.8%	0.76%	7.91%	69.6%	0.97%	99.2%
Precedent Transactions – Nationwide Group Median:	9.21%	81.2%	0.75%	6.98%	71.9%	0.98%	104.2%
(1)	LTM ROAA and LTM ROAE are shown tax-affected for S Corporations.
(2)	Nonperforming assets as a percentage of total assets (excludes restructured loans and leases).
(3)	Loan Loss Reserve (“LLR”) as a percentage nonperforming loans (“NPLs”).
No company or transaction used as a comparison in the above transaction analyses is identical to Malvern Bancorp, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Regional Group and Nationwide Group, as previously defined, using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $128.9 million and $195.6 million with a four factor valuation average of $170.8 million compared to the Total Merger Value of $147.8 million. The resulting values of the Regional Group and Nationwide Group, using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $130.1 million and $195.8 million with a four factor valuation average of $173.5 million compared to the Total Merger Value of $147.8 million.

Market Approach – Pay-to-Trade Ratio Analysis. As part of its analysis, using the publicly available information, Hovde compared the pay-to-trade ratio of the merger with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.
Pay-to-Trade Ratios(1)
Merger Pay-to-Trade Ratio	90.2%
Precedent merger Transactions Regional Group:
Minimum	73.1%
Median	97.4%
Maximum	127.5%
Precedent merger Transactions Nationwide Group:
Minimum	73.1%
Median	88.9%
Maximum	127.5%
(1)	Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.
The resulting values of the Regional Group using the minimum and maximum values set forth above indicated an implied aggregate valuation ranging between $119.7 million and $208.9 million with a median valuation of $159.5 million compared to the Total Merger Value of $147.8 million. The resulting values of the Nationwide Group using the minimum and maximum values set forth above indicated an implied aggregate valuation ranging between $119.7 million and $208.9 million with a median valuation of $145.6 million compared to the Total Merger Value of $147.8 million.
Income Approach – Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Malvern Bancorp’s recent performance, the current banking environment and the local economy in which Malvern Bancorp operates, Hovde developed, in consultation with and based on information provided by management of First Bank and Malvern Bancorp, net income, after-tax cost savings and after-tax noninterest income enhancement estimates for Malvern Bancorp over a forward looking four and one quarter year period, and in consultation with First Bank’s and Malvern Bancorp’s management, developed the forward-looking projections and key assumptions which formed the basis for the discounted cash flow analyses. The resulting projections estimated Malvern Bancorp’s net income plus after-tax cost savings and after-tax noninterest income enhancement used for the analysis to be $7.4 million for 2022, $14.3 million for 2023, $19.7 million for 2024, $21.4 million for 2025 and $22.8 million for 2026. No dividends were assumed to be paid by Malvern Bancorp over the projection period.
To determine present values of Malvern Bancorp based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Adjusted Tangible Book Value Multiple (“DCF Terminal Adjusted P/ TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of Malvern Bancorp stock was calculated based on the present value of Malvern Bancorp’s net income plus after-tax cost savings and after-tax noninterest income enhancement utilizing the projections developed as described above for Malvern Bancorp over the four and one quarter year projection period. The projected 2026 net income amount was $22.8 million and served as the basis of the terminal earnings value in the discount cash flow for the DCF Terminal P/E Multiple analysis. Hovde utilized a terminal value at the end of 2026 by applying a five point range of price-to-earnings multiples of 17.6x to 19.6x, which is based around the average median price-to-earnings multiple from the two comparable merger and acquisition transactions groups of 18.6x. The present value of Malvern Bancorp’s projected terminal value was then calculated assuming a range of discount rates between 14.50% and 16.50%, with a midpoint of 15.50% discounted over a period of 4.25 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Malvern Bancorp’s common stock. The range of discount rates utilized the build-up method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 15.50% used as the midpoint of the five point range of discount rates of 14.50% to 16.50%. The resulting aggregate values of Malvern Bancorp stock based on the DCF Terminal P/E Multiple applied to the 2026 projected net income plus after-tax cost savings and after-tax noninterest income enhancement of $22.8 million and then discounted over a 4.25 year period utilizing the five point range of discount rates set forth above indicated an implied aggregate valuation ranging between $210.1 million and $251.8 million with a midpoint of $230.3 million compared to the Total Merger Value of $147.8 million.
In the DCF Terminal Adjusted P/TBV Multiple analysis, the same earnings estimates and projected annual dividends were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected common tangible book value for Malvern Bancorp as of December 31, 2026 of $227.1 million, an adjusted tangible book value of $111.4 million and an excess tangible book value of $115.7 million. For purposes of the analysis Hovde applied a five point range of price-to-adjusted common tangible book value multiples of 1.25x to 1.65x utilizing as a midpoint of the range the average median price-to-adjusted common tangible book value multiple from the Regional Group and Nationwide Group of 1.45x. The present value of the projected terminal value (including the Excess Tangible Book Value of $115.7 million for an aggregate terminal value of $277.2 million) was then calculated assuming the same range of discount rates between 14.50% and 16.50%, with a midpoint of 15.50% discounted over a period of 4.25 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied aggregate values of Malvern Bancorp stock based on the DCF Terminal Adjusted P/TBV Multiple analysis ranged between $133.2 million and $168.5 million with a midpoint of $150.3 million compared to the Total Merger Value of $147.8 million.
These analyses and their underlying assumptions yielded a range of implied multiple values for Malvern Bancorp stock which are outlined in the table below:
Implied Multiple Value for Malvern Bancorp stock Based On:	Aggregate merger Consideration ($m)	Price-to-LTM Earnings Multiple(1)	Price-to- Tangible Book Value Multiple(1)	Price-to- Adjusted Tangible Book Value Multiple(1)(2)	Premium-to- Core Deposits Multiple(1)(3)
Total Merger Value	$147.8	21.3x	100.9%	101.7%	0.21%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$230.3	33.1x	157.3%	200.4%	12.6%
DCF Analysis – Terminal Adjusted P/ TBV Multiple
Midpoint Value	$150.3	21.6x	102.6%	104.6%	0.57%
(1)
Pricing multiples based on the value of the Total Merger Value of $147.8 million; DCF Analysis – Terminal P/E Multiple median merger value of $230.3 million; and a DCF Analysis – Terminal Adjusted P/ TBV Multiple median merger value of $150.3 million.

(2)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of aggregate merger consideration less excess capital (assumes dollar-for-dollar payment of excess capital).

(3)
Represents the premium of the implied merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected aggregate values of Malvern Bancorp stock.

The table below summarizes the analyses performed under the market approach and the income approach described above.
Summary of Valuation Methodologies(1):
Total Merger Value: $147,825
Six Factor Average Implied merger Value(2): $171,669
Implied Value for Malvern Bancorp Stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$128,906	$170,819	$195,592
Comparable M&A Transactions – Nationwide Group	$130,123	$173,530	$195,768
Pay-to-trade Implied Value - Regional Group Group(4)	$119,681	$159,522	$208,855
Pay-to-Trade Implied Value – Nationwide Group	$119,681	$145,555	$208,885
DCF – Terminal P/E Multiple	$210,127	$230,330	$251,829
DCF – Terminal P/ Adjusted TBV Multiple	$133,209	$150,260	$168,452
(1)	All values are rounded to the nearest thousand.
(2)
Rounded to the nearest thousand; reflects the average of the two implied merger values (four factor average) from the two market approach comparable merger and acquisition transactions groups, two Implied Aggregate merger Values (median values) from the two market approach Pay-to-Trade Ratio Analysis groups and the two DCF present values calculated using the two terminal median valuation multiples and a 15.50% annual discount rate over a period of 4.25 years.

(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the comparable merger and acquisition transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Pro Forma Impact Analysis - For informational purposes only, Hovde performed a pro forma financial impact analysis that combined projected balance sheet and estimated earnings per share information of First Bank and Malvern Bancorp over the projection period of years ended December 31, 2022 through 2027. Using (i) closing balance sheet estimates as of June 30, 2023 for each of First Bank and Malvern Bancorp; (ii) financial forecasts and projections for each of First Bank and Malvern Bancorp for the years ending December 31, 2022 through 2027; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments), each of which were provided by First Bank management. Hovde analyzed the estimated financial impact of the merger on certain projected financial results for the combined organization. This analysis indicated that, based on pro forma shares to be outstanding, the merger (i) could be dilutive to First Bank’s estimated tangible book value per share at estimated closing of June 30, 2023 becoming accretive by 2025 with an estimated tangible book value payback period of 2.46 years and (ii) could be immediately accretive to First Bank’s estimated earnings per share over the projection period. For all of the above analyses, the actual results achieved by the company following the merger may vary from the projected results, and the variations may be material.
Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: the current market environment; the merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 3000 Index.
Conclusion. Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the Total Merger Value to be paid to Malvern Bancorp shareholders by First Bank in connection with the merger is fair from a financial point of view to the shareholders of First Bank.
Each First Bank shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex C to this joint proxy statement/offering circular.

Regulatory Approvals
Under the terms of the merger agreement, First Bank and Malvern Bancorp agreed to use their reasonable best efforts to obtain all regulatory approvals, consents, non-objections and waivers required to complete the transactions contemplated by the merger agreement; provided, that in no event will First Bank be required take any action or agree to take any action, or accept any new restriction or condition on First Bank or its subsidiaries which would reasonably be expected to have a material adverse effect on the surviving institution and its subsidiaries, taken as a whole, after giving effect to the merger. These approvals include approval from the Federal Reserve Board, the FDIC and the NJDOBI, among others. First Bank and Malvern Bancorp have filed the applications, notices, requests and letters necessary to obtain the required regulatory determinations as of the date of this joint proxy statement/offering circular. Approval by these bank regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Malvern Bancorp shareholders.
Interests of Malvern Bancorp’s Management and Others in the Merger
When Malvern Bancorp shareholders are considering the recommendation of the Malvern Bancorp board of directors with respect to approving the merger proposal at the Malvern Bancorp special meeting, Malvern Bancorp shareholders should be aware that Malvern Bancorp directors and executive officers have interests in the merger as individuals that are in addition to, or different from, the interests of shareholders of Malvern Bancorp generally. The Malvern Bancorp board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger, and in recommending to shareholders that they vote for approval of the merger proposal. See “—Background of the Merger” and “—Malvern Bancorp’s Reasons for the Merger and Recommendations of the Malvern Bancorp board of directors” beginning on pages 68 and 80, respectively. These interests are described below, and certain of them are quantified in the narrative below. For purposes of this disclosure, the named executive officers of Malvern Bancorp are Anthony Weagley, President and Chief Executive Officer; Joseph Gangemi, Executive Vice President and Chief Financial Officer; and William Boylan, Executive Vice President and Chief Lending Officer.
Malvern Bancorp Stock Ownership
The directors and executive officers of Malvern Bancorp, as a group, beneficially owned and had the power to vote as of the Malvern Bancorp record date, a total of 433,534 shares of Malvern Bancorp common stock, representing approximately 5.7% of the outstanding shares of Malvern Bancorp common stock as of that date. All of the shares of Malvern Bancorp common stock beneficially owned by the directors and executive officers of Malvern Bancorp are expected to be voted in favor of the merger agreement, pursuant to the voting agreements entered into by First Bank, Malvern Bancorp and each director and certain executive officers of Malvern Bancorp who own shares of Malvern Bancorp common stock. See “—Voting Agreements” beginning on page 128. Each of these persons will receive the same merger consideration for their shares of Malvern Bancorp common stock as the other Malvern Bancorp shareholders.
Treatment of Malvern Bancorp Restricted Stock, Malvern Bancorp Restricted Stock Units and Stock Options
Each outstanding award of Malvern Bancorp restricted stock issued pursuant to the Malvern Bancorp LTIP held by an individual, including the directors and executive officers of Malvern Bancorp, will automatically vest in full and all restrictions on such restricted stock shall lapse, effective as of the effective time of the merger. The awards will be treated at the effective time of the merger as issued and outstanding shares of Malvern Bancorp common stock and the holders thereof will receive the same merger consideration as other holders of Malvern Bancorp common stock pursuant to the terms of the merger agreement.

Each outstanding option issued pursuant to the Malvern Bancorp LTIP held by an individual including the directors and executive officers of Malvern Bancorp, whether vested or unvested, will be cancelled and converted into a right to receive a cash payment by First Bank. The amount in cash paid in exchange for the cancelled options will be equal to (1) the product of (a) the number of shares of Malvern Bancorp Common Stock underlying such stock option multiplied by (b) the excess, if any, of (i) the 0.7733 exchange ratio multiplied by the average closing price of First Bank common stock for the 20 trading days preceding the 10th day prior to the closing date of the Merger, plus $7.80 in cash over (ii) the per share exercise price of such option, minus (2) all applicable withholding taxes. The number of Restricted Stock Awards, Restricted Stock Units, and stock options held by each director and named executive officer is set forth in the table below.
Name	Restricted Stock Awards	Restricted Stock Value	Stock Options	Stock Options Value	Restricted Stock Units	Restricted Stock Units Value
Current Named Executive Officers
Anthony C. Weagley President and Chief Executive Officer	9,134	$162,951	—	$—	—	$—
Joseph Gangemi Executive Vice President, Chief Financial Officer	2,203	$39,302	—	$—	—	$—
William Boylan Executive Vice President, Chief Lending Officer	998	$17,804	—	$—	—	$—
Norman Feinstein Director	2,380	$42,459	7,166	$1,830	—	$—
Andrew Fish Director	2,380	$42,459	7,166	$1,830	—	$—
Cynthia Felzer Leitzell Director	2,380	$42,459	7,166	$1,830	—	$—
Howard Kent Director	2,380	$42,459	8,166	$3,650	—	$—
Stephen Scartozzi Director	2,380	$42,459	8,166	$3,650	—	$—
Julia Corelli Director	2,380	$42,459	5,000	$1,830	—	$—
The estimated aggregate amount that would be realized by the Malvern Bancorp executive officers who hold unvested Malvern Bancorp equity awards in respect of their unvested Malvern Bancorp equity awards, if the merger were to be completed on May 31, 2023 is $220,056. The estimated amounts that would be realized by Malvern Bancorp’s named executive officers and non-employee directors in respect of their unvested Malvern Bancorp equity awards if the merger were to be completed on May 31, 2023 is shown in the above table. The amounts in this paragraph and above table are based on equity award holdings as of March 6, 2023 and were calculated based on a price per share of Malvern Bancorp common stock equal to $17.84 (the average closing market price of Malvern Bancorp common stock over the first five business days following the public announcement of the merger on December 14, 2022). These amounts do not attempt to forecast any additional equity grants, vesting or forfeitures that may occur prior to the closing of the merger. As a result of the foregoing assumptions, the actual amounts to be received by the Malvern Bancorp executive officers and directors may differ materially from the amounts discussed above.
Appointment of the Malvern Bancorp Nominees to the Board of Directors of First Bank
Pursuant to the terms of the merger agreement, First Bank has agreed that, effective as of the effective time of the merger, the size of the First Bank board of directors of directors shall be increased by three (3) members, who shall be individuals serving on the Malvern Bancorp board of directors of directors as of the date of the merger agreement determined by First Bank in consultation with Malvern Bancorp (the “New Directors”). The appointment of each New Director shall be subject to First Bank’s customary background screening and evaluation procedures for potential directors, and will be contingent on First Bank shareholder approval.
As directors of First Bank, the New Directors will be entitled to receive the same compensation as the current non-employee directors of First Bank. The First Bank director compensation plan is a retainer based compensation plan. Non-employee directors are paid a service retainer of $55,000 annually with 50% payable in cash and 50% payable in equity. No meeting or committee fees are paid under the First Bank director compensation plan. The Audit and Risk Management Committee Chair, the Nominating and Governance Committee Chair, the Compensation and Personnel Committee Chair, the Information Technology Committee Chair and the Compliance Committee Chair receive an additional $10,000, $7,500, $7,500, $5,000 and $5,000, respectively. The total retainers for the Chairman of the Board and Vice Chairman of the Board/Lead Independent Director are $155,000 and $90,000, respectively. The Chairman and Vice Chairman do not receive additional fees as Committee chairs.
Payments Upon Termination of Employment or a Change of Control
Malvern Bancorp Employment Agreements
Malvern Bancorp is party to employment agreements with each of Mr. Weagley and Mr. Boylan, as well as a change of control agreement with Mr. Gangemi. Each of these agreements provides for severance benefits in the event of certain qualifying terminations of employment, including a termination due to a change of control (such as the merger).
Mr. Weagley
•
If Mr. Weagley’s employment is terminated by Malvern Bancorp or Malvern Bank without cause, other than for death or disability, or if Mr. Weagley’s employment is terminated for non-renewal, in either case occurring after a change of control, or if Mr. Weagley terminates his employment for good reason after a change of control, he will be entitled to receive, after signing a mutually satisfactory release, a lump sum cash payment equal to three (3) years’ of his annual base salary, in addition to any amounts he has already earned as of the date of termination, and any vesting restrictions on any grants of equity that have been made to him will be waived and all such equity shall vest. Mr. Weagley’s employment agreement also provides that he will be entitled to reimbursement of the premium otherwise payable for COBRA continuation coverage for the 18 months immediately following the date of termination of employment without cause, or on account of non-renewal, or if terminated by the Mr. Weagley for good reason (regardless of whether such termination occurs before or after a change of control). In addition, the employment agreement provides that the amounts and benefits payable to Mr. Weagley in the circumstances described above will be reduced to the extent necessary to avoid causing any of the payments or benefits to be nondeductible under Section 280G of the Code, or subject to an excise tax under Section 4999 of the Code, unless his after-tax amounts and benefits would be greater without such a reduction. The employment agreement contains 12-month, post-termination non-compete, non-solicitation of customers and non-solicitation of employees provisions.

Mr. Boylan
•
If Mr. Boylan’s employment is terminated without cause, other than due to death or disability, or upon non-renewal, in each case on or after a change of control, or if Mr. Boylan’s employment is terminated by him for good reason on or after a change of control, Mr. Boylan will be entitled to receive all unpaid salary and accrued benefits to the termination date, plus, subject to his execution of a mutually satisfactory release, a lump sum cash payment equal to any unpaid annual bonus earned and owed to him for a previous calendar year and any amounts earned by him but unpaid under the Malvern Bancorp Lender Incentive Plan, plus 24 months’ of his base salary. In addition, Mr. Boylan would become fully vested in all equity-based options and other equity awards, and he would be entitled to reimbursement for COBRA premiums paid by him for up to 18 months immediately following a termination as described above. If Mr. Boylan’s employment is terminated at any time for cause or if he resigns without good reason, he will be entitled to receive only unpaid salary and accrued benefits up to the termination date. In addition, the employment agreement provides that the amounts and benefits payable to Mr. Boylan in the circumstances described above will be reduced to the extent necessary to avoid causing any of the payments or benefits to be nondeductible under Section 280G of the Code, or subject to an excise tax under Section 4999 of the Code, unless his after-tax amounts and benefits would be greater without such a reduction.

•
In connection with executing the employment agreement, Mr. Boylan executed a Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement, which is comparable to Mr. Gangemi’s Restrictive Covenants Agreement, as described below.

Malvern Bancorp Change of Control Agreements
Mr. Gangemi
•
If Mr. Gangemi’s employment with Malvern Bank ceases within 12 months following the date of a change of control, or during the 90 days immediately preceding a change of control, as a result of termination by Malvern Bank without cause or termination by Mr. Gangemi for good reason, then Mr. Gangemi will be entitled to receive any base salary that remains unpaid through the date of termination, any bonus that remains unpaid and which is payable with respect to a fiscal year which ended prior to the effective date of termination, and any expense reimbursement which is due and remains unpaid, plus a lump sum cash payment equal to 150% of his base salary as in effect on the date of termination. In addition, if Mr. Gangemi elects to receive continuation coverage under Malvern Bank’s group health plan under COBRA, the change of control agreement provides that he will be entitled to reimbursement of the premium otherwise payable for COBRA continuation coverage for the 12 months immediately following the date of termination of employment, to the extent such premium exceeds the monthly amount charged to active similarly-situated employees for the same coverage. The potential payments under the change of control agreement are in lieu of, and not in addition to, any other severance plan, fund, agreement or other arrangement maintained by Malvern Bancorp and Malvern Bank. Payment of the lump sum cash amount and reimbursement for COBRA premiums described above are conditioned on Mr. Gangemi’s execution and delivery of a mutually satisfactory release in favor of Malvern Bancorp and Malvern Bank. In addition, the change of control agreement provides that the amounts and benefits payable to Mr. Gangemi in the circumstances described above will be reduced to the extent necessary to avoid causing any of the payments or benefits to be nondeductible under Section 280G of the Code, or subject to an excise tax under Section 4999 of the Code, unless his after-tax amounts and benefits would be greater without such a reduction.

•
In exchange for the potential payment of the severance amount, Mr. Gangemi entered into a Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement (the “Restrictive Covenants Agreement”) with Malvern Bank. Mr. Gangemi’s Restrictive Covenants Agreement provides that during the course of his employment with the Bank and for a period of 12 months after his termination of employment with the Bank for any reason, Mr. Gangemi will not, directly or indirectly, engage, participate or invest in any Competing Business (as defined in the Restrictive Covenants Agreement) in the Competitive Territory (as defined in the Restrictive Covenants Agreement). The Restrictive Covenants Agreement also contains provisions prohibiting the solicitation of employees and customers of Malvern Bancorp or Malvern Bank or any of their respective affiliates.

Other Executives
•
Malvern Bancorp is party to seven other change in control agreements with non-named executive officers. The estimated aggregate amounts that would be payable to the seven other non-named executive officers of Malvern Bancorp under their change in control agreements is $1,518,518.

Other Interests
Prior to the effective time of the merger, First Bank may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of the Malvern Bancorp executive officers or directors regarding compensation or benefits and, either Malvern Bancorp or First Bank may enter into definitive agreements with, or provide additional compensation or benefits to, the Malvern Bancorp executive officers or directors. As of the date of this joint proxy statement/offering circular, no new agreements, arrangements or understandings regarding compensation or benefits with any of the Malvern Bancorp executive officers or directors have been agreed.

Potential Payments and Benefits to Malvern Bancorp’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Malvern Bancorp that is based on or otherwise relates to the merger and that will or may become payable to each such named executive officer at the effective time or on a qualifying termination of employment in connection with the merger. The “golden parachute” compensation payable to these individuals is subject to an advisory vote of Malvern Bancorp shareholders, as described in more detail in the section titled “—Information about the Malvern Bancorp Special Meeting” and “—Recommendation of the Malvern Bancorp’s board of directors” beginning on pages 31 and 84.
The estimated potential payments in the table below are based on the following assumptions:
•	a merger closing on May 31, 2023 (the assumed date of the closing of the merger solely for purposes of this golden parachute compensation disclosure);
•	each named executive officer will experience a qualifying termination at the effective time of the merger;
•
a price per share of Malvern Bancorp common stock equal to $17.84, the average closing market price of Malvern Bancorp common stock over the first five business days following the public announcement of the merger on December 14, 2022;

•	base salary and equity award holdings as of March 6, 2023; and
•	each named executive officer receiving a 2023 annual bonus equal to his 2023 annual bonus target.
Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with Malvern Bancorp, independent of the merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/offering circular, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.
Name	Cash Severance(1)	Equity(2)	Welfare Benefits(3)	Total(4)
Current Named Executive Officers
Anthony C. Weagley President and Chief Executive Officer	$2,111,580	$162,951	$24,390	$2,298,921
Joseph Gangemi Executive Vice President, Chief Financial Officer	$466,292	$39,302	$22,092	$527,686
William Boylan Executive Vice President, Chief Lending Officer	$531,184	$17,804	$35,334	$584,322
(1)
Represents cash amounts payable to each of the named executive officers pursuant to the applicable employment agreement or change of control agreement. As described under “—Potential Payments and Benefits to Malvern Bancorp’s Named Executive Officers in Connection with the Merger” above, upon certain terminations of employment following a change of control, each named executive officer is entitled to receive severance equal to, with respect to Mr. Weagley, a severance payment equal to 3.0x Mr. Weagley’s base salary (as then in effect), with respect to Mr. Gangemi, a severance payment equal to 1.5x Mr. Gangemi’s base salary (as then in effect), and with respect to Mr. Boylan, a severance payment equal to 2.0x Mr. Boylan’s base salary (as then in effect). All of these potential severance benefits are double trigger benefits.

(2)
These values represent the payments in respect of the Malvern Bancorp restricted stock held by each of Malvern Bancorp’s named executive officers as of March 6, 2023 and set forth in the table below. As described above, pursuant to the merger agreement, all Malvern Bancorp restricted stock held by Mr. Weagley, Mr. Gangemi, and Mr. Boylan (and other holders of restricted stock) will automatically vest in full, effective as of the closing of the merger. The accelerated vesting of restricted stock is a single trigger benefit.

Name	Malvern Bancorp Restricted Stock (# Shares)
Current Named Executive Officers
Anthony C. Weagley President and Chief Executive Officer	9,134
Joseph Gangemi Executive Vice President and Chief Financial Officer	2,203
William Boylan Executive Vice President, Chief Lending Officer	998
(3)
Represents cash payments to be paid to each of Mr. Weagley, Mr. Gangemi and Mr. Boylan upon certain terminations of employment following a change of control, equal to the value of continued participation for their covered dependents in substantially comparable life, medical, dental and disability insurance coverage for 18 months (12 months for Mr. Gangemi) as described under “—Potential Payments and Benefits to Malvern Bancorp’s Named Executive Officers in Connection with the Merger” above. These cash payments are a double trigger benefit.

(4)
The employment agreements with Mr. Weagley and Mr. Boylan, and the change of control agreement with Mr. Gangemi, provide that any change of control benefits are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code; provided that such reduction will only apply if and to the extent it would result in a better after-tax result for the named executive officer. The amounts above do not reflect any possible reductions under those provisions.

Directors’ and Officers’ Indemnification; Directors’ and Officers’ Insurance
Under the merger agreement, each present and former director, officer and employee of Malvern Bancorp or any of its subsidiaries is entitled to continued indemnification and insurance coverage through First Bank for acts or omissions occurring at or prior to the effective time of the merger. The obligation to indemnify includes the obligation to advance expenses incurred in connection with the defense of any actions. For additional information, see “—Covenants and Agreements— D&O Indemnification and Insurance” beginning on page 122.
Other than as set forth above, no director or officer of Malvern Bancorp has any direct or indirect material interest in the merger, except insofar as ownership of Malvern Bancorp common stock might be deemed such an interest.
Management and Board of Directors of First Bank after the Merger
The directors and officers of First Bank immediately prior to the effective time of the merger will continue as the directors and officers of the surviving institution of the merger, except that at the effective time of the merger, the number of directors constituting the First Bank board of directors immediately prior to the effective time of the merger will be increased by three and three members of the Malvern Bancorp board of directors will be appointed to the First Bank board of directors. Information about the current First Bank directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 150.
Public Trading Markets
First Bank common stock is listed on the Nasdaq Global Market under the ticker symbol “FRBA.” Malvern Bancorp common stock is listed on the Nasdaq Global Market under the ticker symbol “MLVF.” The newly issued First Bank common stock issuable pursuant to the merger agreement will be listed on the Nasdaq Global Market.
Nasdaq Listing of First Bank Common Stock
Before the effective time of the merger, First Bank has agreed to cause the shares of First Bank common stock to be issued in the merger to be approved for listing on the Nasdaq Global Market. The listing of the shares of First Bank common stock is also a condition to the consummation of the merger.
Accounting Treatment
First Bank will account for the merger under the purchase method of accounting in accordance with Generally Accepted Accounting Principles (United States), or “U.S. GAAP”. First Bank will record, at fair value, the acquired assets and assumed liabilities of Malvern Bancorp. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, First Bank may record intangible assets, which include goodwill and core deposit intangibles. To the extent that the total purchase price is less than the fair value of the assets acquired, First Bank may record a bargain purchase gain. First Bank will include in its results of operations the results of Malvern Bancorp’s operations after consummation of the merger.
Dissenters’ Appraisal Rights
Malvern Dissenters’ Appraisal Rights
Malvern Bancorp shareholders are not entitled to appraisal rights under the Pennsylvania Business Corporation Law.
First Bank Dissenters’ Appraisal Rights
General. Under Sections 17:9A-140 through 17:9A-145 of the NJBA, First Bank shareholders will have dissenters’ appraisal rights in connection with the merger, meaning that First Bank shareholders have the right to dissent from the merger and to obtain payment of the “fair value” of their shares in the event we complete the merger. First Bank shareholders must strictly follow the procedures prescribed by Sections 17:9A-140 through 17:9A-145 of the NJBA, which is attached to this joint proxy statement/offering circular as Annex D. Holders of shares of First Bank common stock are encouraged to read these provisions carefully and in their entirety. Failure to strictly comply with these provisions will result in the loss of dissenters’ appraisal rights. This discussion is qualified in its entirety by reference to the applicable dissenters’ appraisal rights provisions of New Jersey law. You are advised to consult legal counsel if you are considering the exercise of your dissenters’ appraisal rights.
To be eligible to exercise your right to dissent, you must:
•	not vote to approve the merger at the First Bank Shareholder Meeting; and
•	deliver a written notice of dissent to the principal office of First Bank stating that you intend to demand payment for your shares of your common stock if the merger is consummated.
The notice of dissent must be delivered via registered mail or in person by you or your representative. Your notice of dissent should be delivered to:
First Bank
2465 Kuser Road Hamilton
New Jersey 08690
Attention: Donna Bencivengo, Corporate Secretary
The notice of dissent must be received by First Bank not later than the third day prior to the date of the First Bank Shareholder Meeting held to vote on the First Bank merger proposal.
Your vote against the merger, by proxy or otherwise, is not sufficient to perfect your rights as a dissenting shareholder. Additionally, if you file the required notice of dissent and vote in favor of the merger, whether at the meeting or by proxy (including those shareholders who return the enclosed proxy card executed but without a designation as to the vote on the merger), then you will be deemed to have waived your right to qualify as a dissenter. If the merger is not consummated for any reason, appraisal rights will no longer be available.
Written Demand for Payment and Offer of Payment. Following approval by the shareholders, if obtained, Malvern Bancorp and First Bank will on the effective date of the merger file the merger agreement with the NJDOBI along with certifications of the presidents of Malvern Bancorp and First Bank that the merger and the merger agreement were approved at shareholder meetings by the requisite number of shareholder votes required by each company. If you are a dissenting shareholder who has delivered a timely written notice of dissent and who did not vote in favor of the merger, then you may within thirty (30) days of the filing of the merger agreement with the NJDOBI serve a demand upon First Bank, as the receiving bank in the merger, at its principal office for payment of the value of your shares.
First Bank may then, within ten (10) days after the receipt of such demand, offer to pay you a sum for your shares, which, in the opinion of its board of directors, does not exceed the amount which would be paid for such shares if the business and assets of Malvern Bancorp had been liquidated on the effective date of the merger.
Commencement of Lawsuit by Dissenting Shareholder and Determination of Value. If you fail to accept the sum offered by First Bank for your shares, you may, within three (3) weeks after you receive First Bank’s offer of payment, or, if no such offer is made, within three (3) weeks after the date upon which your demand for payment was served upon First Bank, institute an action in the Superior Court in the State of New Jersey for the appointment of three (3) appraisers to determine the value of your shares. The Superior Court will fix the compensation of the appraisers, which will be paid by First Bank. First Bank and each dissenting shareholder may be represented by attorneys in the proceedings before the appointed appraisers, and each side may present evidence. The determination of any two (2) of the appraisers will control.
Upon the conclusion of their deliberations, the appraisers will file in the Superior Court a report and appraisal of the value of the dissenting shares. First Bank and each dissenting shareholder will then have ten (10) days after the appraisers file their report and appraisal to object to the appraisers’ determination. If no objections are made, then the report and appraisal will be binding upon First Bank and upon the dissenting shareholders, and First Bank will pay each dissenting shareholder the value of their shares as determined by the appraisers, with interest, from the effective date of the merger. If objections are made, then the court will make an order or judgment with respect to the value of the dissenting shares based upon what the court deems just.
NO NOTIFICATION OF THE BEGINNING OR END OF ANY STATUTORY PERIOD WILL BE GIVEN BY FIRST BANK TO ANY DISSENTING SHAREHOLDER EXCEPT AS REQUIRED BY LAW. IF YOU ARE CONSIDERING DISSENTING FROM THE MERGER, YOU ARE URGED TO CONSULT YOUR OWN LEGAL COUNSEL.

THE MERGER AGREEMENT
The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/offering circular as Annex A and is incorporated by reference into this joint proxy statement/offering circular. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
Each of the Malvern Bancorp and Malvern Bank board of directors and the First Bank board of directors has approved the merger agreement, which provides for the merger of Malvern Bancorp with and into First Bank (through a newly created merger subsidiary of First Bank), immediately followed by the merger of Malvern Bank with and into First Bank, with First Bank continuing as the surviving institution.
The Merger Consideration
As a result of the merger, each share of Malvern Bancorp common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 0.7733 shares of First Bank common stock and $7.80 in cash, subject to adjustment as described in the merger agreement as described below.
Malvern Bancorp’s Shareholders’ Equity and Price Adjustment
As a condition to closing, Malvern Bancorp’s adjusted shareholders’ equity must equal or exceed $140.0 million as of the 10th day prior to the closing date. If Malvern Bancorp does not meet this threshold, First Bank will not be obligated to consummate the merger at the currently set merger price. If Malvern Bancorp’s adjusted shareholders’ equity is less than $140.0 million but greater than $125.0 million, the cash component of the merger consideration will be reduced, on a dollar-for-dollar basis, in an amount equal to the difference between Malvern Bancorp’s final adjusted shareholders’ equity and $140.0 million, and First Bank will not have the right to prevent closing based on the equity shortfall. If the adjusted shareholder’s equity is below $125.0 million, First Bank is not obligated to consummate the merger and may terminate the merger agreement.
In calculating its adjusted shareholders’ equity, Malvern Bancorp is permitted to add back certain expenses, including, among others, expenses related to this transaction, losses incurred or accrued by Malvern Bancorp relating to certain previously identified loans, unrealized losses in the securities portfolio, and any changes to shareholders’ equity as a result of the initial adoption of Current Expected Credit Losses methodology.
Fractional Shares
First Bank will not issue any fractional shares of First Bank common stock in the merger. Instead, a Malvern Bancorp shareholder who otherwise would have been entitled to receive a fraction of a share of First Bank common stock will receive, in lieu thereof, an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of First Bank common stock to which the holder would otherwise be entitled by the average value of the closing price of First Bank’s common stock for the twenty (20) consecutive full trading days on which such shares are actually traded on the Nasdaq Global Market ending at the close of trading on the date immediately preceding the date which is the tenth day prior to the closing date of the merger.
Effective Time of the Merger
The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/offering circular and set forth in the merger agreement are either satisfied or waived (subject to applicable laws). See “The Merger — Conditions to Consummation of the Merger” beginning on page 124.
The merger will become effective on the date and at the time specified in the certificate of merger to be filed with the NJDOBI and the Statement of Merger filed with the Department of State of the Commonwealth of Pennsylvania. In the merger agreement, we have agreed to cause the effective time of the merger to occur on a date within ten (10) business days following the satisfaction or waiver (subject to applicable laws) of the last of the conditions specified in the merger agreement, or on another mutually agreed date. It currently is anticipated that the effective time of the merger will occur in the second quarter of 2023, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the merger will be completed.
Conversion of Shares; Exchange of Certificates
The conversion of Malvern Bancorp common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the exchange agent will exchange certificates representing shares of Malvern Bancorp common stock for the merger consideration to be received pursuant to the merger agreement. First Bank shall appoint Computershare or another exchange agent acceptable to Malvern Bancorp for the purpose of exchanging shares of Malvern Bancorp common stock for the merger consideration pursuant to the merger agreement.
Withholding
First Bank and the exchange agent will be entitled to deduct and withhold from the cash portion of the merger consideration and the cash in lieu of fractional shares otherwise payable pursuant to the merger agreement to any Malvern Bancorp shareholder the amounts, if any, it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to Malvern Bancorp shareholders in respect of which such deduction and withholding was made.
Dividends and Distributions
Whenever a dividend or other distribution is declared by First Bank on First Bank common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of First Bank common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered such holder’s Malvern Bancorp common stock certificates in accordance with the merger agreement.
First Bank Dissenters’ Appraisal Rights
Under Section 17:9A-140 of the NJBA, First Bank shareholders will have dissenters’ appraisal rights in connection with the merger. To exercise dissenters’ appraisal rights, First Bank shareholders must strictly follow the procedures prescribed by the NJBA. These procedures are summarized under the section entitled “The Merger — First Bank Dissenters’ Appraisal Rights” beginning on page 111, and Section 17:9A-140 of the NJBA is attached to this joint proxy statement/offering circular as Annex D. If any dissenting First Bank shareholder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 17:9A-140 of the NJBA, or a court of competent jurisdiction determines that such dissenting First Bank shareholder is not entitled to the relief provided by Section 17:9A-140 of the NJBA, then the shares of First Bank common stock held by such dissenting First Bank shareholder shall be deemed to revert to shares of First Bank common stock.
Representations and Warranties
In the merger agreement, Malvern Bancorp has made customary representations and warranties to First Bank with respect to, among other things:
•	the due organization, valid existence, good standing and corporate power and authority of Malvern Bancorp;
•
Malvern Bancorp’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement (subject to receipt of the approval of the affirmative majority of the votes cast by the holders of the outstanding shares of Malvern Bancorp common stock at the Malvern Bancorp special meeting) and the enforceability of the merger agreement against Malvern Bancorp in accordance with its terms;

•
the absence of conflicts with or breaches of Malvern Bancorp’s governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;
•	the capitalization of Malvern Bancorp, including in particular the number of shares of Malvern Bancorp common stock issued and outstanding;
•	Malvern Bancorp’s subsidiaries and equity interests in other entities;
•	Malvern Bank’s deposits are FDIC insured to the maximum amount permitted by applicable law;
•	reports have been timely filed with regulatory authorities and the SEC since September 30, 2021;
•	financial matters, including the accuracy of Malvern Bancorp’s financial statements, call reports, systems and processes, and records;
•	books and records;
•	the absence of any undisclosed liabilities;
•
the absence since September 30, 2021 of an event that has had, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Malvern Bancorp, the conduct by Malvern Bancorp of its respective business in the ordinary and usual course of business consistent with past practice since September 30, 2021, and the absence of any material damage, destruction or other casualty loss with respect to any material asset;

•	tax matters;
•	the assets of Malvern Bancorp;
•	intellectual property and privacy matters;
•	environmental matters;
•	compliance with laws, orders and permits;
•	compliance with the Community Reinvestment Act and the regulations promulgated thereunder;
•	foreign corrupt practices compliance;
•	labor and employment;
•	matters relating to employee benefit plans and the Employee Retirement Income Security Act;
•	matters with respect to certain of Malvern Bancorp’s material contracts;
•	agreements with regulatory authorities;
•	investment securities;
•	derivative instruments and transactions;
•	legal proceedings;
•	the inapplicability of state anti-takeover statutes;
•	receipt by the Malvern Bancorp board of directors of the fairness opinion from Piper Sandler;
•
the lack of action by Malvern Bancorp that is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;

•	loan matters;
•	deposits;
•	allowance for loan and lease losses;
•	insurance matters;
•	OFAC and sanctions compliance;
•	affiliate transactions;
•	the absence of undisclosed brokers’ fees and expenses;

•	investment adviser subsidiaries;
•	the absence of broker-dealer and insurance subsidiaries; and
•
Malvern Bancorp confirmation that the board of directors of the Malvern Charitable Foundation has appointed such individuals as reasonably requested by First Bank to serve as directors of the Malvern Charitable Foundation effective and contingent upon the consummation of the merger such that the Malvern Charitable Foundation will be governed by a board of directors consisting of a majority of First Bank representatives, following the effective time of the merger.

In the merger agreement, First Bank made customary representations and warranties to Malvern Bancorp with respect to, among other things:
•	the due organization, valid existence, good standing and corporate power and authority of First Bank;
•
First Bank’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement (subject to receipt of the approval of the affirmative vote of at least two-thirds of the outstanding shares of First Bank common stock entitled to vote) and the enforceability of the merger agreement against First Bank in accordance with its terms;

•
the absence of conflicts with or breaches of First Bank’s governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;
•	First Bank’s capitalization, including in particular the number of shares of First Bank common stock issued and outstanding;
•	First Bank has no direct or indirect subsidiaries or owns any equity interests in another entity;
•	First Bank’s FDIC filings since December 31, 2021, including financial statements contained therein;
•	books and records
•	the absence of undisclosed liabilities;
•	the absence since December 31, 2021 of a material adverse effect on First Bank;
•	tax matters;
•	intellectual property and privacy matters;
•	environmental matters;
•	compliance with the Community Reinvestment Act and the regulations promulgated thereunder;
•	reports;
•	agreements with regulatory authorities;
•	foreign corrupt practices compliance;
•	tax and regulatory matters;
•	allowance for loan and lease losses;
•	the absence of undisclosed brokers’ fees and expenses;
•	deposits;
•	insurance matters;
•	OFAC and sanctions compliance;
•	compliance with laws, orders and permits; and
•	legal proceedings.

Many of the representations and warranties in the merger agreement made by Malvern and First Bank are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material to or have a material adverse effect on Malvern or First Bank, as applicable).
Material adverse effect means with respect to any party and its subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement or (ii) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its subsidiaries taken as a whole; provided, that a “material adverse effect” shall not be deemed to include effects to the extent resulting from any of the following (except, in certain cases, to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate):
•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;
•	changes after the date of the merger agreement in laws (including pandemic measures) of general applicability to companies in the financial services industry;
•
changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Malvern Bancorp and First Bank, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry (including any such change arising out of any pandemic or any pandemic measures);

•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;
•
failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded;

•	the public disclosure of the merger and the impact thereof on relationships with customers or employees;
•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;
•
changes from the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or public health event (including any pandemic);

•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger; and
•	the expenses incurred by the party in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement.
This summary and the copy of the merger agreement attached to this joint proxy statement/offering circular as Annex A are included solely to provide investors with information regarding the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This summary is qualified in its entirety by reference to the merger agreement. The merger agreement contains representations and warranties by First Bank, Malvern Bancorp and Malvern Bank, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of First Bank, Malvern Bancorp and Malvern Bank or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in First Bank’s and Malvern Bancorp’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that First Bank publicly files with the FDIC and Malvern Bancorp files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” beginning on page 150.
Covenants and Agreements
•
Conduct of business prior to the effective time of the merger. Malvern Bancorp has agreed that, with certain exceptions, prior to the effective time of the merger or the termination of the merger agreement, it will, and will cause each of its subsidiaries to, (a) operate its business in the ordinary course in all material respects, (b) use its reasonable best efforts to preserve intact its business and maintain its rights, authorizations, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its directors, officers and employees, and (c) use commercially reasonable efforts to obtain consents from counterparties to such contracts and terminate such other contracts as First Bank may reasonably request. In addition, Malvern Bancorp will take no action that is intended to or which would reasonably be expected to adversely affect or materially delay (i) the receipt of any regulatory approvals, (ii) the consummation of the transactions contemplated by the merger agreement or (iii) performance of its covenants and agreements in the merger agreement.

•
Additionally, on or prior to the date of the merger agreement, Malvern Bancorp has confirmed that the board of directors of the Malvern Charitable Foundation has appointed such individuals as reasonably requested by First Bank to serve as directors of the Malvern Charitable Foundation effective and contingent upon the consummation of the merger.

Additionally, Malvern Bancorp has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of First Bank has been obtained (which consent First Bank may not unreasonably withhold, condition or delay) and except for certain exceptions and as otherwise expressly contemplated in the merger agreement, Malvern Bancorp will not, and will not permit any of its subsidiaries to, undertake the following actions or commit to undertake the following actions:
•	amend the articles of incorporation, articles of association, charter, bylaws or other governing instruments of Malvern Bancorp or any of its subsidiaries;
•
incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the ordinary course);

•
repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of the merger agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of Malvern Bancorp or any of its subsidiaries (except for the acceptance of shares of Malvern Bancorp common stock as payment for the exercise of Malvern Bancorp stock options or for withholding taxes incurred in connection with the exercise of Malvern Bancorp stock options and dividend equivalents thereon, in each case in the ordinary course and in accordance with the terms of the applicable Malvern Bancorp stock plan and award agreement in effect on the date of the merger agreement), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Malvern Bancorp’s capital stock or other equity interests;

•
issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Malvern Bancorp common stock or any other capital stock of Malvern Bancorp or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity right, other than the issuance of any shares of Malvern Bancorp common stock upon the exercise of Malvern Bancorp stock options or the vesting or settlement of any Malvern restricted stock awards that are outstanding on the date of the merger in accordance with the terms of the applicable Malvern Bancorp stock plan and award agreement;

•
directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of Malvern Bancorp or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Malvern Bancorp common stock, or sell, transfer, lease, mortgage, permit any lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of Malvern Bancorp or any of its subsidiaries (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to Malvern Bancorp or one of its subsidiaries) or (ii) any asset other than pursuant to contracts in force on the date of the merger agreement or sales of investment securities in the ordinary course;

•
except for purchases of investment securities in the ordinary course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course), any person, or otherwise acquire direct or indirect control over any person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Malvern Bancorp), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

•
except as required by law or in the ordinary course or under the terms of any Malvern Bancorp benefit plan in effect as of the date of the merger agreement, (i) grant any increase in compensation or benefits to any employee or other service provider of Malvern Bancorp or any of its subsidiaries, (ii) grant or pay any bonus, retention, change in control, severance or termination payments or benefits, (iii) grant any awards under any Malvern Bancorp stock plan, waive any stock repurchase rights, or amend or terminate any Malvern Bancorp stock option or Malvern Bancorp restricted stock award, (iv) fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any employee whose annual base compensation is greater than $75,000, other than for cause, (vi) hire any officer, employee, independent contractor or consultant who has annual base compensation greater than $75,000, other than to replace any officer, employee independent contractor or consultant whose employment or service terminates prior to the effective time of the merger, or (vii) enter into, establish, adopt, modify, amend or terminate any Malvern Bancorp benefit plan or any plan, program, policy, agreement or arrangement that would be a Malvern Bancorp benefit plan if in existence as of the date of the merger agreement, other than modifications or amendments that would not increase the cost of such Malvern Bancorp benefit plan;

•
make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required by a regulatory authority or to conform to changes in regulatory accounting requirements or GAAP;

•
commence any litigation other than in the ordinary course, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (i) involving any liability of Malvern Bancorp or any of its subsidiaries for money damages in excess of $100,000 or that would impose any material restriction on the operations, business or assets of Malvern Bancorp or any of its subsidiaries or the surviving institution or (ii) arising out of or relating to the transactions contemplated by the merger agreement;

•
except in the ordinary course, enter into, renew, extend, materially modify, materially amend or terminate any contract that calls for aggregate annual payments of $50,000 or more or certain other specified contracts;

•
enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), or change its policies and practices in any material respect with respect to underwriting, originating, acquiring, selling, servicing or buying or selling rights to service loans, except as required by law or by rules or policies imposed by a regulatory authority;

•	make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000, in the aggregate;
•
except as required by law or applicable regulatory authorities, make any material changes in its policies and practices with respect to (i) its hedging practices and policies or (ii) insurance policies, including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

•
cancel or release any material indebtedness owed to any person or any claims held by any person, except for (i) sales of loans and sales of investment securities, in each case in the ordinary course or (ii) as expressly required by the terms of any contracts in force at the date of the merger agreement;

•
permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility, other than any such activity already commenced or authorized as of the date of the merger agreement;

•
materially change or restructure its investment securities portfolios, its investment securities practices or policies, or materially change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or materially change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

•
alter materially its interest rate policies or fee pricing policies with respect to depository accounts of Malvern Bancorp or any of its subsidiaries or waive any material fees with respect thereto, except in the ordinary course;

•
make, change or revoke any material tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, settle or compromise any material tax liability of Malvern Bancorp or any of its subsidiaries, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•
take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;
•
foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 24 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

•
make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Malvern Bancorp), except (i) new loans not in excess of $1,000,000 to a person not a current borrower or an affiliate of a current borrower, (ii) loans or commitments for loans that have previously been approved by Malvern Bancorp prior to the date of the merger agreement, (iii) any amendments or modifications that have previously been approved by Malvern Bancorp prior to the date of the merger agreement with respect to any existing loan rated “special mention” or worse with total credit exposure not in excess of $100,000 or (iv) any amendments or modifications of any Loan that have previously been approved by Malvern Bancorp prior to the date of the merger agreement that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Malvern Bancorp, in each case not in excess of $100,000;
•
enter into or agree in writing to abide by or comply with any regulatory enforcement order with or issued by any banking or securities regulatory authority without first notifying and consulting with First Bank;

•
take any action that is reasonably likely to result in any of the conditions set forth in Article 8 of the merger agreement not being satisfied, or materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, except as required by applicable law or a regulatory authority; or

•	agree to take, make any commitment to take, or adopt any resolutions of Malvern Bancorp’s board of directors in support of, any of the above prohibited actions.
First Bank has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of Malvern Bancorp has been obtained (which consent Malvern Bancorp may not unreasonably withhold, condition or delay) and except as otherwise expressly contemplated in the merger agreement, First Bank will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:
•
amend the certificate of incorporation, bylaws, charter or other governing instruments of First Bank or any significant subsidiaries (as defined by the FDIC rules and regulations) in a manner that would adversely affect Malvern Bancorp or the holders of Malvern Bancorp common stock relative to holders of First Bank common stock;

•
take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
take any action that is reasonably likely to result in any of the conditions set forth in Article 8 of the merger agreement not being satisfied, or materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, except as required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of First Bank’s board of directors in support of, any of the above prohibited actions.
In addition, First Bank will take no action that is intended to or which would reasonably be expected to adversely affect or materially delay (i) the receipt of any regulatory approvals, (ii) the consummation of the transactions contemplated by the merger agreement or (iii) performance of its covenants and agreements in the merger agreement.
Regulatory Matters. Each of First Bank and Malvern Bancorp have agreed to file all reports required to be filed by it with applicable regulatory authorities between the date of the merger agreement and the consummation of the merger and shall deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the FDIC or the SEC, as applicable, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.
Director Designees. Prior to the consummation of the merger, the board of directors of First Bank shall take all necessary actions to increase by three the number of directors constituting the entire board of directors of First Bank, effective as of and contingent upon the consummation of the merger, and will duly elect three directors of Malvern Bancorp as of the date of the merger agreement to be designated, prior to the effective time of the merger, by First Bank, in consultation with Malvern Bancorp, to be directors of First Bank.
Consents of Regulatory Authorities. First Bank and Malvern Bancorp have agreed to use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and regulatory authorities which are necessary or advisable to complete the transactions contemplated by the merger agreement (including the merger and the bank merger of Malvern Bank into First Bank). First Bank has agreed to use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the merger and the bank merger under any applicable law or order, but First Bank will not be required take any action or agree to take any action, or accept any new restriction or condition on First Bank which would reasonably be expected to have a material adverse effect on the surviving institution and its subsidiaries, taken as a whole, after giving effect to the merger.
Tax Matters. First Bank and Malvern Bancorp have agreed to use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to take no action that would cause the merger not to so qualify.
Employee Matters. The merger agreement provides that employees of Malvern Bancorp or its subsidiaries generally will be eligible to receive benefits (other than equity and other long-term incentive awards) that are, as a whole, comparable to those provided to similarly situated First Bank employees. Additionally, employees of Malvern Bancorp or its subsidiaries generally will receive service credit based on their service with Malvern Bancorp or its subsidiaries for purposes of participation in the First Bank benefit plans and credit for covered expenses incurred prior to the effective time of the merger for purposes of satisfying deductibles and out-of-pocket expenses under health care plans.
Malvern Bancorp will terminate its 401(k) plan and Employee Stock Ownership Plan prior to the consummation of the merger. The account balance in the Employee Stock Ownership Plan will be distributed to participants after receipt of a favorable determination letter from the IRS.
Other than employees who have separate severance arrangements under employment, change in control or related agreements, employees of Malvern Bancorp who First Bank elects not to employee after the effective time of the merger or who remain employed by Malvern Bancorp upon closing of the merger and whose employment is terminated by First Bank or Malvern Bank (absent termination for cause) within six months of the closing of the merger will be entitled to severance benefits equal to two (2) weeks of annual base pay for each year of service (including years of service with Malvern Bancorp or any of its subsidiaries) with a minimum of four (4) weeks of annual base pay and a maximum of twenty-six (26) weeks of annual base pay, subject to receipt of a release of claims from the employee receiving such severance payment, which release shall be in form and substance reasonably satisfactory to Malvern Bancorp and First Bank. Effective as of the day immediately after the day that is six (6) months subsequent to the effective time of the merger, former employees of Malvern Bancorp shall be eligible to receive severance benefits under First Bank’s severance policy, as in effect from time to time. In addition, Malvern Bancorp may grant retention bonuses to its employees who remain employed by Malvern Bancorp as of the closing of the merger, with such employees and retention bonus amounts determined mutually between Malvern Bancorp and First Bank.
D&O Indemnification and Insurance. The merger agreement provides that First Bank will (i) indemnify and hold harmless each individual who was a director, officer or employee of Malvern Bancorp or any of its subsidiaries in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that such person was an officer, director or employee of Malvern Bancorp or any of its subsidiaries or acts or omissions by such person in such capacity or taken at the request of Malvern Bancorp or any of its subsidiaries, at or any time prior to the effective time of the merger (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated by the merger agreement), to the fullest extent permitted by law and (ii) assume all obligations of Malvern Bancorp and its subsidiaries to such indemnified parties in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger. In addition, First Bank, from and after the effective time of the merger, will advance any expenses (including legal expenses) of any such indemnified party as incurred to the fullest extent permitted by applicable law.
The merger agreement requires First Bank to use its reasonable best efforts to maintain in effect for six years after the effective time of the merger the current directors’ and officers’ liability insurance policies maintained by Malvern Bancorp (provided that First Bank may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the effective time of the merger; provided, however, that First Bank is not required to spend more than an amount per year equal to 275% of the current annual premiums paid by Malvern Bancorp for such insurance and, in the event the cost of such coverage shall exceed that amount, First Bank shall purchase as much coverage as possible for such amount.
Certain Additional Covenants. The merger agreement also contains additional covenants, including covenants relating to the filing of this joint proxy statement/offering circular, obtaining required consents, the listing on NASDAQ of the shares of First Bank common stock to be issued in the merger, delivery of closing financial statements of Malvern Bancorp, and public announcements with respect to the transactions contemplated by the merger agreement.
Agreement Not to Solicit Other Offers
Malvern Bancorp has agreed that it will not, from the date of the merger agreement through the date of the closing of the merger or the termination of the merger agreement and will cause its representatives not to, directly or indirectly:
•	take any action to solicit, encourage (including by providing information or assistance), initiate, facilitate or induce any acquisition proposal;
•
participate or engage in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any nonpublic information with respect to, or take any action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to an acquisition proposal;

•	approve, agree to, accept, endorse or recommend any acquisition proposal; or
•
approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

However, if prior to the approval of the merger at the Malvern Bancorp special meeting, Malvern Bancorp receives an unsolicited, bona fide written acquisition proposal by any third party that did not result from or arise in connection with a breach of the non-solicitation provisions described above, if the Malvern Bancorp board of directors (or any committee thereof) has (1) determined, in its good faith judgment (after consultation with Malvern Bancorp’s financial advisors and outside legal counsel), that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to take such action would be reasonably likely to cause the Malvern Bancorp board of directors to violate its fiduciary duties under applicable law, and (2) obtained from such third party an executed confidentiality agreement containing terms at least as restrictive with respect to such third party as the terms of Malvern Bancorp’s confidentiality agreement with First Bank, then Malvern Bancorp may furnish information to, and enter into discussions and negotiations with, such person with respect to such unsolicited, bona fide written acquisition proposal.
In addition, if the board of directors of Malvern Bancorp has determined in its good faith judgement (after consultation with Malvern Bancorp’s financial advisors and outside legal counsel and after taking into account any amendment or modification to the merger agreement proposed by First Bank) that making a recommendation to its shareholders to approve the merger agreement would be reasonably likely to cause it to violate its fiduciary duties under applicable law, then in submitting the merger agreement to its shareholders at the Malvern Bancorp special meeting, the board of directors of Malvern Bancorp may make a change in its recommendation or submit the merger agreement without recommendation, in which event the board of directors of Malvern Bancorp may communicate the basis for its lack of a recommendation or change in recommendation to the shareholders of Malvern Bancorp.
Malvern Bancorp has agreed to, and to direct its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to the date of the merger agreement, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, to request the prompt return or destruction of all confidential information previously furnished to any third party that has made or indicated an intention to make an acquisition proposal and not to waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary, and to strictly enforce any such provisions.
For purposes of the merger agreement,
•	an “acquisition agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement;
•
an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Malvern Bancorp or publicly announced to Malvern Bancorp’s shareholders and whether binding or non-binding) by any person (other than a First Bank entity) for an acquisition transaction;

•
an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (i) any acquisition or purchase, direct or indirect, by any person or “group” (other than First Bank) of 20% or more in interest of the total outstanding voting securities of Malvern Bancorp or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or “group” (other than First Bank) beneficially owning 20% or more in interest of the total outstanding voting securities of Malvern Bancorp or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Malvern Bancorp or any of its subsidiaries pursuant to which the shareholders of Malvern Bancorp immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated assets of Malvern Bancorp and its subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Malvern Bancorp; and

•
“superior proposal” means any unsolicited bona fide written acquisition proposal with respect to which the board of directors of Malvern Bancorp determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to Malvern Bancorp’s shareholders than the merger and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by First Bank), taking into account all relevant factors (including the acquisition proposal and the merger (including any proposed changes to the merger that may be proposed by First Bank in response to such acquisition proposal)); provided, that for purposes of the definition of “superior proposal,” the references to “20%” and “80%” in the definitions of acquisition proposal and acquisition transaction shall be deemed to be references to “50%”.

Conditions to Consummation of the Merger
The obligations to consummate the merger are subject to the fulfillment or waiver of the following conditions:
•	the adoption by Malvern Bancorp shareholders of the Malvern merger proposal;
•	the approval by First Bank shareholders of the First Bank merger proposal and the First Bank board increase proposal;
•
the receipt of all regulatory approvals, consents, non-objections and waivers required from the Federal Reserve, the FDIC and NJDOBI, and any other required regulatory approvals or consents, the failure of which to obtain would reasonably be expected to have a material adverse effect on First Bank or Malvern Bancorp (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement, and expiration of all related statutory waiting periods; provided that no such regulatory approval contains a condition that would have a material adverse effect on First Bank after giving effect to the merger;
•
the absence of any rule, regulation, law, judgment, injunction or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement;

•
no orders suspending the use of this offering circular have been issued, and no action, suit, proceeding or investigation by the SEC or the FDIC to suspend the use thereof have been initiated and are continuing;

•	the approval of the listing on the Nasdaq Global Market of the First Bank common stock to be issued in the merger;
•	receipt by each of First Bank and Malvern Bancorp of an opinion of Luse Gorman and Holland & Knight, respectively, as to certain tax matters;
•
the accuracy of the representations and warranties of each party in the merger agreement as of the date of the merger agreement and as of the effective time of the merger, subject to the materiality standards provided in the merger agreement, and the performance by each party in all material respects of all agreements and covenants of such party under the merger agreement prior to the effective time of the merger (and the receipt by each party of a certificate from the other party to such effect); and

•
Malvern Bancorp and First Bank taking actions necessary for First Bank to enter into a supplemental indenture with the trustee under the Indenture, dated as of February 7, 2017, relating to Malvern Bancorp’s outstanding 6.125% Fixed-to-Floating Rate Subordinated Notes due 2027 to assume the covenants, agreements and obligations of Malvern Bancorp under the indenture, including the obligation to make all payments when due in respect of the debt securities.

•
Malvern Bancorp’s adjusted shareholders’ equity, as of the 10th day prior to the closing date on which shares of First Bank common stock actually trade on NASDAQ (the “Determination Date”) must equal or exceed $140.0 million (“Minimum Shareholders’ Equity”). Malvern Bancorp’s adjusted shareholders’ equity is defined as Malvern Bancorp’s shareholders’ equity as determined in accordance with GAAP as of the Determination Date plus the sum of the following adjustments (collectively, the “Adjustments”) (i) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Malvern Bancorp for services rendered in connection with the transactions contemplated by the merger agreement, (ii) any employee severance, retention or change-in-control payments or expenses consistent with the terms of the merger agreement paid by Malvern Bank or Malvern Bancorp, (iii) any payment made or expense accrued by Malvern Bancorp for the purchase of a directors’ and officers’ liability insurance policy pursuant to the merger agreement, (iv) other third-party costs, fees and expenses incurred or accrued by Malvern Bancorp in connection with the transactions contemplated by the merger agreement, and in each case, paid by or payable by Malvern Bancorp prior to the closing of the merger, (v) losses incurred or accrued by Malvern Bancorp relating to specified loans as agreed to by Malvern Bancorp and First Bank, (vi) costs, fees expenses, or any other amounts or payments, incurred or accrued by Malvern Bancorp in connection with the matter set forth in Section 8.2(f)(2) of Malvern’s Disclosure Memorandum (as defined in the merger agreement), (vii) changes in accumulated other comprehensive income from September 30, 2022 through the closing of the merger and (viii) changes to GAAP or regulatory accounting requirements, including GAAP shareholders’ equity as a result of the initial adoption of the Current Expected Credit Losses Methodology. If Malvern Bancorp does not meet or exceed the Minimum Shareholders’ Equity, as adjusted by the Adjustments, as of the Determination date but is greater than $125.0 million (the “Floor Shareholders’ Equity”), First Bank may not terminate the merger for failure by Malvern Bancorp to meet the Minimum Shareholder’s Equity but the cash component of the merger consideration will be reduced, on a dollar for dollar basis, in amount equal to the difference between the Minimum Shareholders’ Equity and the Floor Shareholders’ Equity; provided, that any change in the composition of cash and stock components of the merger consideration due to such reduction shall not result in the merger failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In the event the Malvern Bancorp does not meet the Minimum Shareholder’s Equity, as adjusted by the Adjustments, First Bank may terminate the merger agreement.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/offering circular, we have no reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the effective time of the merger by mutual written consent, or by either party in the following circumstances:
•
(i) any regulatory authority denies a requisite regulatory approval and such denial has become final, or has advised that it will not grant (or intends to rescind or revoke if previously approved) a requisite regulatory approval), or any regulatory authority shall have requested in writing that Malvern Bancorp or First Bank withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval, provided that (1) the failure to obtain a requisite regulatory approval is not due to the failure of the party seeking to terminate the merger agreement to perform or observe, in any material respect, the obligations, covenants and agreements of such party and (2) the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change such denial, or (ii) any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement are final and nonappealable, provided that (1) the party seeking to terminate the merger agreement used its reasonable best efforts to contest, appeal and remove such law or order and (2) the failure of such condition to be satisfied or fulfilled is not a result of the failure of the party seeking to terminate the merger agreement to perform or observe, in any material respect, the obligations, covenants and agreements of such party contained in the merger agreement;

•
if the merger is not consummated by December 13, 2023, if the failure to consummate the merger on or before such date is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement;

•
if (i) First Bank shareholder approval at the First Bank Shareholder Meeting or (ii) the Malvern Bancorp shareholder approval at the Malvern Bancorp shareholder meeting, in either case, is not obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders as may be adjourned or postponed in accordance with the merger agreement; provided, that the party seeking to terminate the merger agreement has not failed to perform or observe, in any material respect, the obligations, covenants and agreements of such party included in the merger agreement; and

•
if the FDIC or NJDOBI shall have requested in writing that First Bank or Malvern Bancorp withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval.

In addition, Malvern Bancorp may terminate the merger agreement if:
•
the board of directors of First Bank (i) fails to recommend the First Bank merger proposal and the First Bank board increase proposal to the shareholders of First Bank or otherwise effected a change in the First Bank recommendation in a manner adverse in any respect to the interests of Malvern Bancorp, (ii) breaches the merger agreement in any respect adverse to Malvern Bancorp (other than unintentional, immaterial breaches that do not prejudice Malvern Bancorp’s rights under such section), or (iii) breaches its obligations by failing to call, give notice of, convene and/or hold First Bank shareholders meeting; or

•
any of the conditions precedent to the obligations of Malvern Bancorp to consummate the merger cannot be satisfied or fulfilled by December 13, 2023 (provided that the failure of such condition to be satisfied or fulfilled is not a result of Malvern Bancorp’s failure to perform, in any material respect, any of its covenants or agreements contained in the merger agreement or the breach by Malvern Bancorp of any of its material representations or warranties contained in the merger agreement) and which is not cured within forty-five (45) days following written notice to First Bank, or by its nature or timing cannot be cured during such period.

In addition, First Bank may terminate the merger agreement if:
•
any of the conditions precedent to the obligations of First Bank to consummate the merger cannot be satisfied or fulfilled by December 13, 2023 (provided that the failure of such condition to be satisfied or fulfilled is not a result of First Bank’s failure to perform, in any material respect, any of its covenants or agreements contained in the merger agreement or the breach by First Bank of any of its material representations or warranties contained in the merger agreement) and which is not cured within forty-five (45) days following written notice to Malvern Bancorp, or by its nature or timing cannot be cured during such period;

•
the board of directors of Malvern Bancorp (i) fails to recommend the Malvern merger proposal to the Malvern shareholders or otherwise effected a change in the Malvern Bancorp recommendation in a manner adverse in any respect to the interests of First Bank, (ii) breaches its non-solicitation obligation and its obligation with respect to other acquisition approvals in any respect adverse to First Bank (other than unintentional, immaterial breaches that do not prejudice First Bank’s rights), or (iii) breaches its obligations by failing to call, give notice of, convene and/or hold Malvern Bancorp shareholders meeting; or

•
the FDIC or NJDOBI has granted a requisite regulatory approval but such approval contains or would result in the imposition of a burdensome condition (as defined in the merger agreement) and there is no meaningful possibility that such approval could be revised prior to December 13, 2023 so as not to contain or result in a burdensome condition.

Effect of Termination
If the merger agreement is terminated, it will become void, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information, and (ii) both First Bank and Malvern Bancorp will remain liable for any liability resulting from any fraud or intentional breaches by such party of the merger agreement occurring prior to the termination of the merger agreement.
If the merger is completed, the representations, warranties, obligations, covenants, and agreements of the parties generally will not survive the effective time, except for certain provisions, including those governing the payment of the merger consideration; the parties’ confidentiality obligations; the parties’ obligations to use reasonable best efforts to cause the merger to be treated as a “reorganization” under Section 368(a) of the Code; the parties’ agreements regarding employee benefits and contracts and director and officer insurance and indemnification; and First Bank’s obligation to cause the stock issued as merger consideration to be listed on NASDAQ.
Termination Fee
Malvern Bancorp will pay First Bank a $5.9 million termination fee if:
•
(1)(A) either First Bank or Malvern Bancorp terminates the merger agreement prior to receipt of Malvern Bancorp’s shareholder approval of the Malvern merger proposal because (i) the merger is not consummated by December 13, 2023, and the failure to consummate the merger is not caused by any breach of the merger agreement by the party electing to terminate, or (ii) either the First Bank shareholder approval at the First Bank shareholder meeting or the Malvern Bancorp shareholder approval at the Malvern Bancorp shareholder meeting, in either case, has not been obtained because of the failure to obtain the required vote at a duly held meeting of shareholders as adjourned or postponed in accordance with the merger agreement, provided, that the party seeking to terminate the merger agreement has not failed to perform or observe, in any material respect, the obligations, covenants and agreements of such party set forth in the merger agreement, or (B) First Bank terminates the merger agreement because any conditions to its obligations to consummate the merger cannot be satisfied or fulfilled by December 13, 2023 as a result of a willful breach by Malvern Bancorp; and (2) at the time of any such termination a third party has made and not withdrawn, or has publicly announced an intention to make an acquisition proposal, and within twelve (12) months of such termination Malvern Bancorp either consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction; or

•
First Bank terminates the merger agreement because the Malvern Bancorp board of directors has failed to recommend the adoption of the merger agreement by the Malvern Bancorp shareholders, has breached its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect adverse to First Bank, or has breached its obligations to call, give notice of, convene and/or hold a shareholders’ meeting to obtain approval of the Malvern merger proposal by the Malvern Bancorp shareholders.

Malvern Bancorp’s payment of the $5.9 million termination fee would constitute liquidated damages and be First Bank’s sole remedy in the event of such a termination.
Voting Agreements
As a condition to First Bank’s execution of the merger agreement, members of the Malvern Bancorp board of directors and certain executive officers, who beneficially owned a total of approximately 5.7% of Malvern Bancorp’s outstanding common stock as of the date of the merger agreement, have entered into a voting agreement with First Bank and Malvern Bancorp. A copy of the form of voting agreement is attached to this joint proxy statement/offering circular as Exhibit A to the merger agreement which is attached as Annex A. Under the voting agreement, the directors and other shareholders who are parties to such agreement have agreed to vote in favor of the Malvern merger proposal and against any competing proposal.
Expenses and Fees
Each of First Bank and Malvern Bancorp will be responsible for all direct costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement. The costs and expenses of printing and filing this joint proxy statement/offering circular will be shared equally by Malvern Bancorp and First Bank.
Additionally, if either (i) First Bank terminates the merger agreement due to the failure of Malvern Bancorp to obtain shareholder approval of the Malvern merger proposal, and at the time of the Malvern Bancorp shareholder meeting no person had made an acquisition proposal or publicly announced an intention (whether or not conditional) to make an acquisition proposal, or (ii) Malvern Bancorp terminates the merger agreement due to the failure of First Bank to obtain shareholder approval of the First Bank merger proposal and the First Bank board increase proposal, then the party exercising such right of termination is entitled to reimbursement from the other party for all reasonable out-of-pocket costs and expenses incurred by such party in connection with the transactions contemplated by the merger agreement, up to $350,000.
Amendment, Waiver and Extension of the Merger Agreement
To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after Malvern Bancorp shareholders or First Bank shareholders have approved the respective shareholder proposals; however, after obtaining the Malvern Bancorp shareholder approval or the First Bank shareholder approval, as applicable, no amendment that requires further approval by Malvern Bancorp shareholders or First Bank shareholders, respectively, shall be made.
At any time prior to the effective time of the merger, each of Malvern Bancorp and First Bank, acting through its respective board of directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the merger agreement by the other party, waive or extend the time for the performance of any of the obligations of the other party, or waive any or all conditions precedent to the other party’s obligations under the merger agreement, except any condition which, if not satisfied, would result in a violation of law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Malvern Bancorp common stock that exchange their shares of Malvern Bancorp common stock for shares of First Bank common stock and cash in the merger and U.S. holders (as defined below) of First Bank common stock that dissent from the merger, exercise their appraisal rights and receive cash for their shares of First Bank common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/offering circular. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those Malvern Bancorp common shareholders that hold their shares of Malvern Bancorp common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
•	a financial institution;
•	a tax-exempt organization;
•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a dealer or broker in stocks and securities, or currencies
•	a trader in securities that elects mark-to-market treatment;
•	a holder of Malvern Bancorp common stock subject to the alternative minimum tax provisions of the Code;
•
a holder of Malvern Bancorp common stock that received Malvern Bancorp common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);
•	a person that has a functional currency other than the U.S. dollar;
•	a holder of Malvern Bancorp common stock that holds Malvern Bancorp common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or
•	a United States expatriate.
In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Malvern Bancorp or First Bank. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Malvern Bancorp common stock or First Bank common stock that is for United States federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Malvern Bancorp common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Malvern Bancorp common stock should consult their own tax advisors.
Tax Consequences of the Merger
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to First Bank’s obligation to complete the merger that First Bank receive an opinion from Luse Gorman, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Malvern Bancorp’s obligation to complete the merger that Malvern Bancorp receive an opinion from Holland & Knight, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by First Bank and Malvern Bancorp and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. First Bank and Malvern Bancorp have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
As a “reorganization” within the meaning of Section 368(a) of the Code, the tax consequences upon exchanging your Malvern Bancorp common stock for First Bank common stock and cash (other than cash received in lieu of a fractional share), are as follows. You generally will recognize gain (but not loss) in an amount equal to the lesser of (a) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the First Bank common stock received pursuant to the merger over your adjusted tax basis in the shares of Malvern Bancorp common stock surrendered) and (b) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of Malvern Bancorp common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the Malvern Bancorp common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.
The aggregate tax basis in the shares of First Bank common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the Malvern Bancorp common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of First Bank common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Malvern Bancorp common stock that you surrender in the exchange.
Possible Treatment of Cash as a Dividend
In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of First Bank. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Malvern Bancorp common stock solely for First Bank common stock and then First Bank immediately redeemed (“deemed redemption”), a portion of the First Bank common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (a) “substantially disproportionate” with respect to the holder or (b) “not essentially equivalent to a dividend.”
The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (b) below is less than 80% of the percentage described in (a) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of First Bank. In general, that determination requires a comparison of (a) the percentage of the outstanding stock of First Bank that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (b) the percentage of the outstanding stock of First Bank that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.
The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.
These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult such holder’s tax advisor as to the application of these rules to the particular facts relevant to such holder.
Cash Instead of a Fractional Share
If you receive cash instead of a fractional share of First Bank common stock, you will be treated as having received the fractional share of First Bank common stock pursuant to the merger and then as having exchanged that fractional share for cash in redemption by First Bank. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of First Bank common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Malvern Bancorp common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding
If you are a non-corporate holder of Malvern Bancorp common stock you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.
First Bank Dissenting Shares
A First Bank shareholder who surrenders shares of First Bank common stock through the exercise of dissenters’ rights and receives the cash value of their shares of First Bank common stock will recognize gain or loss on the shares surrendered equal to the difference between the fair market value of the cash received for such shares and such shareholders’ tax basis in such shares.
This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The unaudited pro forma combined condensed consolidated financial information has been solely prepared by First Bank using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations”, giving effect to First Bank’s proposed acquisition of Malvern Bancorp. Under this method, Malvern Bancorp’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of First Bank. Any difference between the purchase price for Malvern Bancorp and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by First Bank in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of First Bank issued after the acquisition will reflect the results attributable to the acquired operations of Malvern Bancorp beginning on the date of completion of the acquisition.
The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of First Bank and accompanying notes included in First Bank’s Annual Report on Form 10-K for the year ended December 31, 2022, and the historical unaudited condensed consolidated financial statements of First Bank and accompanying notes included in First Bank’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, each of which is incorporated by reference into this joint proxy statement/offering circular, and (ii) the historical audited consolidated financial statements of Malvern Bancorp and accompanying notes included in Malvern Bancorp’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, and the historical unaudited condensed consolidated financial statements of Malvern Bancorp and accompanying notes included in Malvern Bancorp’s Quarterly Report on Form 10-Q for the period ended December 31, 2022, which is incorporated by reference into this joint proxy statement/offering circular.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, which requires the depiction of the accounting for the transaction, which we refer to as transaction accounting adjustments, and presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur, which we refer to as management’s adjustments. First Bank has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information. As such, the unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions, revenue enhancements, expense efficiencies, among other factors.
The following unaudited pro forma combined consolidated balance sheet as of December 31, 2022 combines the historical financial statements of First Bank and Malvern Bancorp. The unaudited pro forma consolidated financial statements give effect to the proposed acquisition as if the acquisition occurred on December 31, 2022 with respect to the balance sheet, and at the beginning of the period for the year ended December 31, 2022, with respect to the income statement. It is noted that First Bank and Malvern Bancorp have different fiscal years. First Bank’s fiscal year ends on December 31 of each year and Malvern Bancorp’s fiscal year ends on September 30 of each year. The Malvern Bancorp’s income statement represents the twelve months ended December 31, 2022. Certain reclassification adjustments have been made to Malvern Bancorp’s financial statements to conform to First Bank’s financial statement presentation.
The unaudited pro forma condensed consolidated financial statements were prepared with First Bank as the accounting acquirer and Malvern Bancorp as the accounting acquiree under the acquisition method of accounting. Accordingly, the consideration paid by First Bank to complete the acquisition of Malvern Bancorp will be allocated to Malvern Bancorp’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at this time, however preliminary significant valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited condensed pro forma financial statements.
The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Malvern Bancorp’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact First Bank’s consolidated income statement due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Malvern Bancorp shareholders’ equity, including results of operations from December 31, 2022 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the transaction accounting adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for First Bank common stock of $15.31, which represents the closing price of First Bank common stock on December 13, 2022, the date immediately preceding the public announcement of the merger.
In June 2016 and through several amendments, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” (collectively referred to as “ASC 326” or “CECL”). This guidance requires the earlier recognition of credit losses on loans and other financial instruments based on an expected loss model, replacing the incurred loss model that is currently in use. Under this guidance, an entity will measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The expected loss model will apply to loans and leases, unfunded lending commitments, held-to-maturity debt securities and other debt instruments measured at amortized cost. The impairment model for available-for-sale debt securities will require the recognition of credit losses through a valuation allowance when fair value is less than amortized cost, regardless of whether the impairment is considered to be other-than-temporary. First Bank is currently evaluating the impact of this guidance on its consolidated financial statements. First Bank will be implementing the adoption of this new standard effective in the first quarter 2023. Malvern Bancorp is expected to adopt the new standard effective October 1, 2023.
The adoption of ASC 326 may result in significant changes to the First Bank’s consolidated financial statements, which may include changes in the level of the allowance for loan losses that will be considered adequate, a reduction in total equity and regulatory capital, differences in the timing of recognizing changes to the allowance for loan losses and expanded disclosures about the allowance for loan losses, charge-offs and recoveries of loans, and certain loan modifications. First Bank and Malvern Bancorp have not yet determined an estimate of the effect of these changes, which will be determined based on the facts and circumstances at the time of adoption.
In this pro forma analysis, no one-time CECL cumulative effect is included for First Bank or Malvern Bancorp. The pro forma analysis does include identification of Purchase Credit Deteriorated (“PCD”) loans and non-PCD loans and the estimated CECL allowances for the acquired Malvern Bank loans in accordance with ASC 326.
The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger related expenses which will be expensed against income. Malvern Bancorp and First Bank are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either Malvern Bancorp or First Bank and certain service providers. There is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.
The pro forma combined basic and diluted earnings per share of First Bank common stock is based on the pro forma combined net income per common share for Malvern Bancorp and First Bank divided by the pro forma basic or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of Malvern Bancorp and is subject to adjustment as additional information becomes available and as final merger date analyses are performed. The pro forma combined balance sheet and book value per share data does include the impact of merger related expenses on the balance sheet with Malvern Bancorp’s after-tax charges currently estimated at $2.4 million, illustrated as an adjustment to accrued other liabilities, and First Bank’s after-tax estimated charges of $5.3 million, illustrated as an adjustment to retained earnings and to accrued other liabilities. The pro forma combined book value per share of First Bank common stock is based on the pro forma combined common stockholders’ equity of Malvern Bancorp and First Bank divided by total pro forma common shares of the combined entities.
The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of First Bank common stock or the actual or future results of operations of First Bank for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Pro Forma Balance Sheets as of December 31, 2022
($ In Thousands, Except Per Share Data)
	First Bank	Malvern Bancorp, Inc.	Transaction Accounting Adjustments	Pro Forma Combined
Assets:
Cash and due from banks	$17,577	$1,901	$—	$19,478
Federal funds sold	—	—	—	—
Interest bearing deposits with banks	109,632	33,106	—	142,738
Cash and cash equivalents	127,209	35,007	—	162,216
Investment securities available for sale	98,956	51,761	—	150,717
Investment securities held to maturity	47,193	58,147	(7,952)(3)	97,388
Restricted stocks and other investments	14,586	7,060	—	21,646
Loans held for sale	—	—	—	—
Loans, net of deferred fees and costs	2,337,814	821,193	(26,804)(4)	3,132,203
Allowance for loan losses	(25,474)	(9,099)	(15,809)(5)	(50,382)
Net loans	2,312,340	812,094	(42,613)	3,081,821
Premises and equipment, net	10,550	5,134	7,560(6)	23,244
Other real estate owned, net	—	259	—	259
Bank-owned life insurance	58,107	26,407	—	84,514
Goodwill	17,826	—	22,946(1)	40,772
Other intangible assets, net	1,579	—	13,236(7)	14,815
Deferred income taxes	13,155	3,649	9,593(8)	26,397
Other assets	31,439	18,274	—	49,713
Total assets	$2,732,940	$1,017,792	$2,770	$3,753,502

Liabilities:
Deposits:
Non-interest bearing deposits	$503,856	$51,066	$—	$554,922
Interest bearing deposits	1,790,096	686,356	—	2,476,452
Total deposits	2,293,952	737,422	—	3,031,374
Borrowings	90,932	98,000	59,599(9)	248,531
Subordinated debentures	29,731	25,000	—	54,731
Other liabilities	28,763	8,635	9,877(10)	47,275
Total liabilities	2,443,378	869,057	69,476	3,381,911

Shareholders' equity:
Preferred stock, par value	—	—	—	—
Common stock, par value	104,512	76	29,451(1)(2)	134,039
Additional paid-in capital	80,695	85,270	(24,386)(1)(2)	141,579
Retained earnings	127,532	69,155	(77,537)(2)(10)	119,150
Accumulated other comprehensive loss	(7,334)	(2,903)	2,903(2)	(7,334)
Treasury Stock	(15,843)	(2,863)	2,863(2)	(15,843)
Total shareholders' equity	289,562	148,735	(66,706)	371,591
Total liabilities and shareholders' equity	$2,732,940	$1,017,792	$2,770	$3,753,502

Per share data:
Common shares outstanding	19,451,755	7,636,586	(1,731,214)(1)	25,357,127
Book value per share	$14.89	$19.48		$14.65

Unaudited Pro Forma Combined Income Statement for twelve months ended December 31, 2022
($ In Thousands, Except Per Share Data)
	First Bank	Malvern Bancorp, Inc.	Transaction Accounting Adjustments	Pro Forma Combined
Interest and Dividend Income
Investment securities	$3,147	$3,268	$2,311(3)	$8,726
Interest bearing deposits and other	—	504	—	504
Federal funds sold and other	2,093	—	—	2,093
Loans, including fees	102,021	32,754	8,935(4)	143,710
Total interest and dividend income	107,261	36,526	11,246	155,033

Interest Expense
Deposits	11,883	4,319	—	16,202
Borrowings	1,244	879	3,358(9)	5,481
Subordinated debentures	1,761	1,418	—	3,179
Total interest expense	14,888	6,616	3,358	24,862
Net interest income	92,373	29,910	7,888	130,171
Provision for loan losses	2,872	—	—	2,872
Net interest income after provision for loan losses	89,501	29,910	7,888	127,299

Non-Interest Income
Service fees on deposit accounts	941	960	—	1,901
Loan fees	683	—	—	683
Income from bank-owned life insurance	1,474	798	—	2,272
Gains on sale of loans	296	56	—	352
Gains on recovery of acquired loans	672	—	—	672
Other non-interest income	1,054	271	—	1,325
Total non-interest income	5,120	2,085	—	7,205

Non-Interest Expense
Salaries and employee benefits	27,383	9,680	—	37,063
Occupancy and equipment	5,689	2,160	194(6)	8,043
Profession and legal fees	3,344	3,539	—	6,883
Data processing	2,476	1,214	—	3,690
Marketing and advertising	682	129	—	811
Other expense	7,159	6,578	2,407(7)	16,144
Total non-interest expense	46,733	23,300	2,601	72,634
Income Before Income Taxes	47,888	8,695	5,287	61,870
Income tax expense	11,601	1,853	1,322(8)	14,776
Net Income	$36,287	$6,842	$3,965	$47,094

Basic earnings per common share	$1.86	$0.90	$(2.38)(1)	$1.85
Diluted earnings per common share	$1.84	$0.90	$(2.38)(1)	$1.84
Cash dividends per common share	$0.24	$—		$0.24

Basic weighted average common shares outstanding	19,503,837	7,569,626	(1,664,254)	25,409,209
Diluted weighted average common shares outstanding	19,716,684	7,573,088	(1,667,716)	25,622,056

Unaudited Pro Forma Per Share Data
For The Twelve Months Ended December 31, 2022
	First Bank Historical	Malvern Historical	Pro Forma Combined	Pro Forma Equivalent Malvern Share(A)
For The Twelve Months Ended December 31, 2022:
Earnings per share
Net income per share (Basic)	$1.86	$0.90	$1.85	$1.43
Net income per share (Diluted)	$1.84	$0.90	$1.84	$1.42

Cash Dividends Per Share	$0.24	$—	$0.24	$0.19

Book Value per common share as of December 31, 2022	$14.89	$19.48	$14.65	$11.33
(A)
Pro forma equivalent Malvern Bancorp per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.7733 in accordance with the reorganization agreement.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(1)
At the effective time of the merger, each share of Malvern Bancorp’s common stock issued and outstanding and unvested shares of restricted stock awarded to officers and directors immediately prior to the effective time of the Merger (the “Malvern Shares”) will be converted into the right to receive $7.80 in cash and 0.7733 of common stock, par value $5.00 per share of First Bank. While not assumed in these pro formas, the merger agreement allows for an adjustment to the merger consideration. If Malvern Bancorp’s adjusted shareholders’ equity as of the tenth day prior to the closing date of the Merger is less than $140,000,000 but greater than $125,000,000, the cash component of the merger consideration will be reduced, on a dollar-for-dollar basis, in an amount equal to the difference between Malvern Bancorp’s adjusted shareholders’ equity and $140,000,000.

The total estimated purchase price of $150.0 million used in the goodwill calculation, is based on First Bank’s common stock price of $15.31 per share as of 12/13/2022 (the date immediately preceding the public announcement of the merger). The following is a summary of the fair value of assets acquired and liabilities assumed resulting in goodwill. Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. Goodwill of $22.9 million results from the transaction; however, the final acquisition accounting analysis will be performed as of the merger date and amounts therein are subject to change based on operations and market conditions until the closing date and additional information becomes available and as additional analyses are performed.
(dollars in thousands, except per share data)
Purchase price
Shares of Malvern Bancorp	7,636,586
Exchange ratio	0.7733
First Bank shares to be issued	5,905,372
Price per share of Malvern Bancorp common stock on December 13, 2022	$15.31
Purchase price consideration for common stock	$90,411

Cash purchase price per each share of Malvern Bancorp common stock	$7.80
Purchase price cash consideration for Malvern Bancorp common stock	$59,565
Purchase price assigned to Malvern Bancorp stock options settled for cash	$34
Total cash consideration	$59,599
Total purchase price consideration	$150,010

	Malvern Bancorp Book Value 12/31/2022	Fair Value Adjustments	Malvern Bancorp Fair Value 12/31/2022
Total purchase price consideration			$150,010

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$35,007	$—	$35,007
Investment securities available for sale	51,761	—	51,761
Investment securities held to maturity	58,147	(7,952)(3)	50,195
Loans held for sale	—	—	—
Loans, net of deferred fees and costs	821,193	(26,804)(4)	794,389
Allowance loan losses	(9,099)	(11,685)(5)	(20,784)
Net loans	812,094	(38,489)	773,605
Restricted stock	7,060	—	7,060
Premises and equipment, net	5,134	7,560(6)	12,694
Accrued interest receivable	4,675	—	4,675
Core deposit intangibles	—	13,236(7)	13,236
Deferred tax asset	3,649	7,004(8)	10,653
Other real estate owned, net	259	—	259
Other assets	40,006	—	40,006
Total assets acquired	1,017,792	(18,641)	999,151

Non-interest bearing deposits	51,066	—	51,066
Interest bearing deposits	686,356	—	686,356
Borrowings	98,000	—	98,000
Subordinated debentures	25,000	—	25,000
Accrued interest payable	1,068	—	1,068
Other liabilities	7,567	3,030(10)	10,597
Total Liabilities assumed	869,057	3,030	872,087
Total identifiable net assets	$148,735	$(21,671)	127,064
Goodwill			$22,946
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of First Bank common stock from the December 13, 2022 baseline with its impact on the pro forma goodwill.
(dollars in thousands except per share data)	12/13/2022	10% Increase	10% Decrease
Shares of Malvern Bancorp	7,636,586	7,636,586	7,636,586
Exchange ratio	0.773	0.773	0.773
First Bank shares to be issued	5,905,372	5,905,372	5,905,372
Price per share of Malvern Bancorp common stock	$15.31	$16.84	$13.78
Pro forma consideration for common stock	$90,411	$99,452	$81,370
Cash consideration	59,599	59,599	59,599
Total pro forma purchase price consideration	$150,010	$159,051	$140,969
Pro forma goodwill	$22,946	$31,987	$13,905

(2)	Balance sheet adjustments to reflect the reversal of Malvern Bancorp’s historical equity accounts to APIC and record the purchase price consideration for common stock.
		Balance Sheet
		12/31/2022
Transaction accounting adjustment for common stock
Reversal of Malvern Bancorp's common stock		$(76)

Number of First Bank Shares issued	5,905,372
Par value of First Bank common stock	$5.00
Par value of First Bank shares issued for merger		29,527
Total transaction accounting adjustment for common stock		$29,451
		Balance Sheet
		12/31/2022
Transaction accounting adjustment for APIC
Reversal of Malvern Bancorp's common stock to APIC		$76
Reversal of Malvern Bancorp's retained earnings to APIC		69,155
Reversal of Malvern Bancorp's accumulated other comprehensive loss to APIC		(2,903)
Reversal of Malvern Bancorp's treasury stock to APIC		(2,863)

Shares of Malvern Bancorp	7,636,586
Exchange ratio	0.7733
Number of First Bank Shares issued	5,905,372
Price per share of Malvern Bancorp common stock on December 13, 2022	$15.31
Purchase price consideration for common stock	90,411
Par value of First Bank shares issued for merger at $5.00 per share	(29,527)
APIC adjustment for First Bank shares issued	60,884
Less: Malvern Bancorp Equity	(148,735)
Net adjustment to APIC for stock consideration	(87,851)
Total transaction accounting adjustment for APIC	$(24,386)
Balance Sheet
12/31/2022
Transaction accounting adjustment for retained earnings
Reversal of Malvern Bancorp's retained earnings	$(69,155)
Acquisition activity - First Bank merger costs	(5,289)
Provision for loan losses for Non-PCD loans	(3,093)
Total transaction accounting adjustment for retained earnings	$(77,537)
Balance Sheet
12/31/2022
Transaction accounting adjustment for accumulated other comprehensive loss
Reversal of Malvern Bancorps's accumulated other comprehensive loss	$2,903
Total transaction accounting adjustment for accumulated other comprehensive loss	$2,903

Balance Sheet
12/31/2022
Transaction accounting adjustment for treasury stock
Reversal of Malvern Bancorp's treasury stock	$2,863
Total transaction accounting adjustment for treasury stock	$2,863
(3)
Securities available-for-sale were recorded at fair value at December 31, 2022, therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment of $7.5 million to an amortizing discount which will be amortized into income based on the expected life. Securities held for maturity balance sheet and income statement adjustment to reflect the negative fair value adjustment for securities held to maturity of $8.0 million. This income statement adjustment was recognized using an amortization based upon the estimated maturities of the securities.

	Balance Sheet	Income Statement
	12/31/2022	12/31/2022
Securities held to maturity fair value	$(7,952)	$1,192
Securities available for sale	—	1,119
	$(7,952)	$2,311
(4)
Balance sheet and income statement adjustment to reflect the fair value discount for acquired PCD and non-PCD loans of $47.6 million of which $26.8 million is assigned to loans and $20.8 million is assigned to the allowance for loan losses. The accruing loan fair value adjustments was recognized over the expected life of the loans.

	Balance Sheet	Income Statement
	12/31/2022	12/31/2022
Allowance for loan losses
Reversal of existing allowance for loan losses	9,099	—
Fair value of PCD loans assigned to allowance for loan losses	(20,784)	—
Total fair value adjustments to allowance for loan losses	(11,685)	—
Allowance for loan losses for Non-PCD loans	(4,124)	—
Total adjustments to allowance for loan losses	$(15,809)	$—
(5)
Balance sheet adjustment for the reversal of the Malvern Bancorp’s existing allowance for loan losses of $9.1 million. Balance sheet adjustment of $20.8 million of PCD loan fair value assigned to the allowance for losses. Balance sheet and equity adjustment for the CECL allowance for loan losses of $4.1 million for acquired non-PCD loans. The pro forma income statement does not include one-time provision expense of $4.1 million related to CECL allowance for loan losses for non-PCD loans as it is shown as a direct retained earnings equity adjustment.

(6)	Balance sheet and income statement adjustment to reflect the fair value of premise of $7.6 million and amortized over the expect life using the straight-line method.
	Balance Sheet	Income Statement
	12/31/2022	12/31/2022
Premises	$7,560	$194

(7)
Balance sheet and income statement adjustment to intangible assets to reflect the fair value of $13.2 million for acquired core deposit intangible asset and the related amortization adjustment based upon the sum-of-the years method over 10 years.

	Balance Sheet	Income Statement
	12/31/2022	12/31/2022
Core deposit intangible asset	$13,236	$2,407
(8)
Balance sheet adjustment to reflect the net deferred tax asset, at a rate of 25.0%, related to fair value adjustments and tax benefits related to First Bank one-time merger related charges and related income statement adjustments to pro forma adjustments using an effective tax rate of 25.0% for book income tax expense.

	Balance Sheet	Income Statement
	12/31/2022	12/31/2022
Deferred Tax assets
Fair value adjustments	$7,004	$—
First Bank merger costs	1,558	—
Allowance for loan losses for Non-PCD loans	1,031
Total deferred tax asset adjustments	$9,593	$—
(9)
Borrowings balance sheet adjustment related to the payment of the purchase price cash consideration and corresponding income statement adjustment related to the net funding cost for interest expense impact assumed at a rate of 4.37% (assumed FHLB 5 Year Advance Rate as of 12/30/2022 of 4.37%).

The fair value of hedging derivatives associated with FHLB Advances were recorded at fair value on December 31, 2022, therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing derivative fair value adjustment of $3.9 million to an amortizing premium which was amortized over on the expected life.
	Balance Sheet	Income Statement
	12/31/2022	12/31/2022
Borrowings
Purchase price - cash consideration	$59,599	$—
Hedge derivatives related to FHLB Advances	—	754
Net funding cost related to cash consideration	—	2,604
Total borrowings	$59,599	$3,358
(10)
Balance sheet adjustment to reflect the accrual of one-time merger related charges for First Bank and Malvern Bancorp: (a) Malvern Bancorp pre-tax charges are estimated at $3.0 million ($2.4 million after-tax) and are included as a pro forma fair value liability accrual, and (b) First Bank pre-tax charges are estimated at $6.8 million ($5.3 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings. The pro forma income statement does not include one-time merger related expenses which will be expensed against income when incurred. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible.

	Balance Sheet	Income Statement
	12/31/2022	12/31/2022
Other Liabilities
First Bank accrual for one-time merger related charges	6,847	—
Malvern Bancorp for one-time merger related charges	3,030	—
Total other liabilities adjustments	$9,877	$—

DESCRIPTION OF FIRST BANK CAPITAL STOCK
As a result of the merger, Malvern Bancorp shareholders who receive shares of First Bank common stock in the merger will become First Bank shareholders. Your rights as First Bank shareholders will be governed by NJBA, the First Bank certificate of incorporation and the First Bank bylaws. The following description of the material terms of First Bank’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of New Jersey law, the First Bank certificate of incorporation and the First Bank bylaws carefully and in their entirety. Copies of the First Bank certificate of incorporation and bylaws may be obtained from the corporate secretary of First Bank by contacting First Bank at the address previously set forth herein.
General
As of the date of this joint proxy statement/offering circular, First Bank has 50,000,000 shares of authorized capital stock, consisting of 40,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock, par value $2.00 per share. Within the limits of applicable law and the listing rules of Nasdaq, these shares are available to be issued, without prior shareholder approval, in classes. As of the record date for the First Bank Shareholder Meeting, there were 19,569,807 shares of First Bank common stock and no shares of First Bank preferred stock issued and outstanding and 271,422 shares of First Bank common stock reserved for issuance under various stock-based equity plans. All outstanding shares of First Bank capital stock are duly authorized, fully paid, validly issued and non-assessable.
Common Stock
Voting Rights. First Bank shareholders are entitled to one (1) vote for each share of common stock held of record by them on all matters to be voted on by shareholders. A person is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person.
First Bank shareholders are not entitled to cumulative voting rights. Under the NJBA, directors are elected by a plurality of the votes of the shares present or represented by proxy at the meeting at which a quorum is present and entitled to vote on the election of directors, unless the certificate of incorporation or bylaws of a corporation provide otherwise. The First Bank bylaws provide that all elections of directors will be determined by a plurality of the votes cast at the meeting, and all other matters will be determined by a majority of the votes cast affirmatively or negatively at the meeting, unless the question is one upon which, by express provision of the NJBA, the First Bank certificate of incorporation or First Bank bylaws, a greater vote is required, in which case such express provision will govern and control the decision of such matter.
Dividends. First Bank shareholders are entitled to receive and share equally in dividends as declared from time to time by the First Bank board of directors out of funds legally available therefor, subject to certain restrictions. Under the NJBA, no cash dividend may be paid by First Bank unless, following the payment of such dividend, First Bank capital stock will be unimpaired and will have a surplus of no less than 50% of the capital stock or, if not, the payment of such dividend will not reduce the surplus.
Liquidation or Dissolution. In the event of First Bank’s liquidation, dissolution or winding up, each holder of First Bank common stock would be entitled to receive a pro rata portion of all of the assets available for distribution to holders of First Bank common stock after payment of all debts and liabilities.
No Preemptive Rights. First Bank shareholders have no preemptive or other subscription rights, and the shares of First Bank common stock are not subject to any further calls or assessments by First Bank. There are no redemption or conversion rights or sinking fund provisions applicable to the shares of First Bank common stock.
For more information regarding the rights of First Bank shareholders, please see the description captioned “Comparison of Shareholders Rights,” beginning on page 145.
Preferred Stock
Under First Bank’s certificate of incorporation, the board of directors may set the terms and conditions of any class of preferred stock without further shareholder approval. The board of directors may also issue the preferred stock in such circumstances, for such consideration, as the board of directors deems appropriate. The board of directors has no current agreements or plans to issue shares of preferred stock.

Certain Certificate of Incorporation and Bylaw Provisions Affecting First Bank Common Stock; Anti-Takeover Measures
Various provisions contained in the certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of First Bank or a change in First Bank management and may limit the ability of First Bank shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests. Among other things, these provisions provide for:
•	rules regarding how First Bank shareholders may present proposals or nominate directors for election at shareholder meetings;
•	limitations on the right of shareholders to remove directors;
•	limitations on the right of shareholders to act by written consent; and
•	limitations on the right of shareholders to call for special meetings.
New Jersey Shareholders Protection Act. Under New Jersey law, the New Jersey Shareholders’ Protection Act (the “Shareholders’ Protection Act”) prohibits certain transactions involving an “interested shareholder” and a resident domestic corporation. When used in reference to any such corporation, an “interested shareholder” is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of that corporation or who is an affiliate or associate of that corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of that corporation. The Shareholders’ Protection Act generally prohibits any business combination between an interested shareholder and a resident domestic corporation for a period of five years following that interested shareholder’s stock acquisition date unless: (a) that business combination is approved by the corporation’s board of directors prior to that interested shareholder’s stock acquisition date or (b) the transaction(s) which caused the person to become an interested shareholder was approved by the corporation’s board of directors prior to that interested shareholder’s stock acquisition date and any subsequent business combinations with that interested shareholder are approved by the corporation’s board of directors, provided that any such subsequent business combination is approved by (1) the board of directors, or a committee thereof, consisting solely of persons who are not employees, officers, directors, shareholders, affiliates or associates of that interested shareholder, and (2) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose. After the five-year period expires, the prohibition on business combinations with an interested shareholder continues unless certain conditions are met. Subject to further limitations, these conditions include: (a) a business combination approved by the corporation’s board of directors prior to that interested shareholder’s stock acquisition date; (b) a business combination approved by a vote of two-thirds of the voting stock not owned by the interested shareholder; (c) a business combination that meets certain valuation requirements and whereby the corporation’s shareholders receive consideration in accordance with the Shareholders’ Protection Act; and (d) a business combination approved by the corporation’s board of directors, or a committee thereof, consisting solely of persons who are not employees, officers, directors, shareholders, affiliates or associates of that interested shareholder prior to the consummation of the business combination and by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose if the transaction(s) with the interested shareholder which caused the person to become an interested shareholder was approved by the corporation’s board of directors prior to the consummation of such transaction(s).

COMPARISON OF SHAREHOLDERS’ RIGHTS
The rights of First Bank shareholders are governed by the NJBA, and its certificate of incorporation and bylaws. The rights of Malvern Bancorp shareholders are governed by the PBCL, and the regulations promulgated thereto and its articles of incorporation and bylaws. There are differences between First Bank and Malvern Bancorp that will affect the relative rights of First Bank shareholders and Malvern Bancorp shareholders.
The following discussion describes and summarizes the material differences between the rights of First Bank common shareholders and Malvern Bancorp common shareholders. With respect to each issue described below, the information set forth in the left column describes the rights Malvern Bancorp common shareholders currently enjoy, while the information set forth in the right column describes the rights enjoyed by First Bank common shareholders. If the merger is completed, any Malvern Bancorp common shareholder who becomes a common shareholder of First Bank will be entitled to and become subject to all of the rights described in the right column. The following discussion is not a complete discussion of all of the differences. For a complete understanding of all of the differences, you should review the certificate of incorporation and bylaws of First Bank, the articles of incorporation and bylaws of Malvern Bancorp, the PBCL and the New Jersey statutes. Copies of the respective certificates of incorporation or articles of incorporation, as the case may be, and bylaws of both First Bank and Malvern Bancorp may be obtained from the corporate secretary of each entity, by contacting Malvern Bancorp or First Bank, as applicable, at the addresses for each company as previously set forth herein.
MALVERN BANCORP	FIRST BANK
Voting Rights

Requires the vote of the majority of votes cast to approve certain extraordinary transactions, including a merger or consolidation.	The NJBA requires a supermajority affirmative vote of two-thirds of the outstanding shares to approve certain extraordinary transactions, including a merger or consolidation.

Rights on Liquidation

In the event of a liquidation, dissolution or winding up, holders of common shares are entitled to receive, on a pro rata share basis, any remaining assets of the corporation after the holders of any class of stock having preference over the common shares have been paid in full any sums to which they may be owed.

In the event of liquidation, dissolution or winding up, each holder of First Bank common stock would be entitled to receive a pro rata portion of all of First Bank’s assets available for distribution to holders of its common stock after payment of all its debts and liabilities.

Rights to Call a Special Meeting of the Shareholders

A special meeting of the Malvern Bancorp shareholders may be called only by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

The NJBA provides that special meetings of the shareholders may be called at any time by the President, the board of directors, or the holders of not less than one-tenth of all shares outstanding with voting rights.

Appraisal Rights

Common shareholders do not have appraisal rights upon a merger or certain other reorganizations.	Common shareholders may have appraisal rights upon a merger or certain other reorganizations.

Dividend Rights

Malvern Bancorp may pay dividends out of funds lawfully available for that purpose.
First Bank may pay dividends as declared from time to time by its board of directors out of funds legally available therefor, subject to certain restrictions. Under the NJBA, no cash dividend may be paid by First Bank unless, following the payment of such dividend, capital stock will be unimpaired and there is a surplus of no less than 50% of First Bank’s capital stock or, if not, the payment of such dividend will not reduce First Bank’s surplus.

SECURITY OWNERSHIP OF CERTAIN MALVERN BANCORP BENEFICIAL OWNERS AND MANAGEMENT
Malvern Bancorp
The following table sets forth as of March 9, 2023 certain information as to the common stock of Malvern Bancorp beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors of Malvern Bancorp, (iii) the named executive officers of Malvern Bancorp, and (iv) all current directors and executive officers of Malvern Bancorp as a group.
Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 9, 2023(1)	Percent of Common Stock
PL Capital Advisors, LLC. 750 Eleventh Street South Suite 202 Naples, FL 34102	746,461(2)	9.76%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	686,761(3)	8.98%
The Banc Funds Company, LLC 20 North Wacker, Suite 3300 Chicago, IL 60606	531,959(4)	6.96%
Lawrence B. Seidman 100 Lanidex Plaza, Suite 100 Parsippany, NJ 07054	448,649(5)	5.87%
Directors and Nominees:
Norman Feinstein	27,070(6)	*
Andrew Fish	22,645(7)	*
Cynthia Felzer Leitzell	28,544(8)	*
Stephen P. Scartozzi	28,432(9)	*
Anthony C. Weagley	93,510(10)	1.22%
Howard Kent	209,483(11)	2.74%
Julia Corelli	22,667(12)	*
Other Named Executive Officers:	*
Joseph D. Gangemi	17,248(13)	*
William Boylan	9,590(14)	*
All Current Directors, Director Nominees and Executive Officers as a Group (nine persons)	459,189(15)	6.00%
*	Represents less than 1.0% of our outstanding common stock.
(1)
Based upon filings made with the SEC pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he, she or it directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
According to a filing under the Exchange Act made on August 10, 2020 by PL Capital Advisors, LLC, John W. Palmer and Richard J. Lashley have shared voting and dispositive power over 746,461 shares of common stock of Malvern Bancorp.

(3)
According to a filing under the Exchange Act made on February 14, 2023 by AllianceBernstein L.P., AllianceBernstein L.P. has sole voting and dispositive power over 686,761 shares of common stock of Malvern Bancorp.

(4)
According to a filing under the Exchange Act made on February 7, 2022 by The Banc Funds Company, L.L.C., Banc Fund X L.P., Banc Fund VIII L.P. and Banc Fund IX L.P., the reporting persons as of such filing have voting and dispositive power over an aggregate of 531,959 shares of common stock (with Banc Fund X L.P. having sole voting and dispositive power over 214,107 of such shares, and Banc Fund IX L.P. having sole voting and dispositive power over 317,852 of such shares).

(5)
According to a filing under the Exchange Act made on December 19, 2022, Lawrence Seidman has sole voting and dispositive power over 448,649 shares of common stock. Mr. Seidman, (i) as the manager of Seidman and Associates, L.L.C. (“SAL”), may be deemed the beneficial owner of the 91,240 shares owned by SAL, (ii) as the sole officer of Veteri Place Corporation (“Veteri”), the general partner of each of Seidman Investment Partnership, L.P. (“SIP”) and Seidman Investment Partnership II, L.P. (“SIPII”), may be deemed the beneficial owner of the 76,466 shares owned by SIP and the 100,773 shares owned by SIPII, (iii) as the managing member of JBRC I, LLC, a co-general partner of Seidman Investment Partnership III, L.P. (“SIP III”), may be deemed the beneficial owner of the 26,268 shares owned by SIPIII, (iv) as the sole officer of Veteri, the trading advisor of LSBK06-08, L.L.C. (“LSBK”), may be deemed the beneficial owner of the 60,184 shares owned by LSBK, and (v) as the investment manager for each of Broad Park Investors, L.L.C. (“Broad Park”) and Chewy Gooey Cookies, L.P. (“Chewy”), may be deemed the beneficial owner of the 64,760 shares owned by Broad Park and the 28,958 shares owned by Chewy. Accordingly, Mr. Seidman may be deemed the beneficial owner of an aggregate of 448,649 shares. In the foregoing capacities, Mr. Seidman has sole and exclusive investment discretion and voting authority with respect to all such share.
(6)
Includes 8,764 shares held directly by Mr. Feinstein, 14,140 shares held indirectly in a profit sharing plan and 4,166 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mr. Feinstein. 2,100 shares are restricted shares that will not have vested within 60 days following the date of this table.

(7)
Includes 11,101 shares held directly by Mr. Fish, 3,783 shares held indirectly by a family partnership, 3,595 shares held indirectly through Mr. Fish’s IRA, 4,166 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mr. Fish. 2,100 shares are restricted shares that will not have vested within 60 days following the date of this table.

(8)
Includes 24,378 shares held directly by Mrs. Leitzell and 4,166 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mrs. Leitzell. 2,100 shares are restricted shares that will not have vested within 60 days following the date of this table.

(9)
Includes 14,003 shares held directly by Mr. Scartozzi, 9,263 shares held indirectly through Mr. Scartozzi’s IRA and 5,166 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mr. Scartozzi. 2,100 shares are restricted shares that will not have vested within 60 days following the date of this table.

(10)
Includes 53,395 shares held directly by Mr. Weagley, 7,218 shares allocated to Mr. Weagley in the ESOP, 1,731 shares held in the 401(k) Plan and 31,166 shares held indirectly through Mr. Weagley’s IRA. 6,520 shares are restricted shares that will not have vested within 60 days following the date of this table.

(11)
Includes 165,598 shares held directly by Mr. Kent and 38,719 shares held indirectly by a trust for the benefit of Mr. Kent’s spouse, and 5,166 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mr. Kent. 2,100 shares are restricted shares that will not have vested within 60 days following the date of this table.

(12)
Includes 13,525 shares held directly by Mrs. Corelli, 7,142 shares held indirectly through Mrs. Corelli’s IRA, and 2,000 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mrs. Corelli. 2,100 shares are restricted shares that will not have vested within 60 days following the date of this table.

(13)
Includes 5,571 shares held directly by Mr. Gangemi, 4,308 shares held indirectly through Mr. Gangemi’s IRA, 900 shares held in trust for Mr. Gangemi’s children, 6,109 shares allocated to Mr. Gangemi in the ESOP, and 360 shares held in the 401(k). 1,932 shares are restricted shares that will not have vested within 60 days following the date of this table.

(14)
Includes 3,901 shares held directly by Mr. Boylan, 13 shares held in the 401(k) Plan and 5,676 shares allocated to Mr. Boylan in the ESOP. 633 shares are restricted shares that will not have vested within 60 days following the date of this table.

(15)	Includes an aggregate of 2,104 shares allocated to the 401(k) Plan accounts of the executive officers.
EXPERTS
The consolidated financial statements of First Bank as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated in this joint proxy statement/offering circular by reference to First Bank’s Annual Report on Form 10-K for the years ended December 31, 2021 and 2022 in reliance upon the reports of RSM US LLP, First Bank’s independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Malvern Bancorp as of September 30, 2022 and 2021, and for each of the fiscal years in the three-year period ended September 30, 2022, have been incorporated in this joint proxy statement/offering circular by reference to Malvern Bancorp’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 in reliance upon the reports of Wolf & Company, P.C., Malvern Bancorp’s independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
DELINQUENT FIRST BANK SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires First Bank’s officers and directors, and persons who own more than 10% of a registered class of First Bank’s equity securities, to file reports of ownership and changes in ownership with the FDIC by certain deadlines. Officers, directors and greater than 10% shareholders are required by FDIC regulation to furnish First Bank with copies of all Section 16(a) forms they file. First Bank believes that all persons associated with First Bank and subject to Section 16(a) have made all required filings for the fiscal year ended December 31, 2022.

FIRST BANK SHAREHOLDER PROPOSALS AND NOMINATIONS
First Bank presently anticipates that its 2024 Annual Meeting of First Bank Shareholders will be held on or about April 26, 2024.
In accordance with First Bank’s bylaws, any shareholder entitled to vote for the election of directors may nominate candidates for election to the board of directors in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary of First Bank not less than ninety (90) days prior to such annual meeting (which is anticipated to be April 26, 2024, for the 2024 Annual Meeting of First Bank Shareholders) (provided that if less than twenty one (21) days’ notice is given to shareholders, such written nomination must be delivered or mailed to the Corporate Secretary of First Bank not later than the close of business on the seventh (7th) day following the day on which notice of the meeting was mailed to shareholders). Additionally, any shareholder entitled to vote for the election of directors may propose business for consideration at an annual meeting by written notice received by the Corporate Secretary of First Bank not less than one hundred twenty (120) days prior to release date of the previous year’s annual meeting proxy statement (March 27, 2023 for the 2023 First Bank Shareholder Meeting) (provided, however, that if the date fixed for any annual meeting is more than thirty (30) days before or after such anniversary date, the written notice must be received no later than sixty (60) days prior to the date fixed for the annual meeting or fifteen (15) days after the public announcement of the date fixed for the annual meeting, whichever is later).
Shareholder nominations for directors and written notice of shareholder business proposals delivered to the Corporate Secretary must include all of the information required by the bylaws. A copy of the bylaws may be obtained by writing to First Bank, 2465 Kuser Road, Hamilton, New Jersey 08690 (Attn: Donna Bencivengo, Corporate Secretary).
Shareholders may also recommend qualified persons for consideration by First Bank’s Nominating and Governance Committee for nomination to the board of directors. See “Nominating and Governance Committee” above for the proper procedures to do so.
A shareholder who desires to propose a matter for consideration at the 2024 Annual Meeting of First Bank Shareholders for inclusion in First Bank’s proxy materials for that meeting under Rule 14a-8 promulgated under the Exchange Act must provide notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary of First Bank, not less than one hundred twenty (120) calendar days before the release date of the previous year’s annual meeting proxy statement. Therefore, if this joint proxy statement/offering circular is mailed to shareholders on March 27, 2023, as anticipated, a shareholder desiring to propose a matter for consideration at the 2024 Annual Meeting of First Bank Shareholders or for inclusion in First Bank’s proxy materials relating to that meeting must submit such proposal in writing, addressed to First Bank, 2465 Kuser Road, Hamilton, New Jersey 08690 (Attn: Donna Bencivengo, Corporate Secretary), on or before November 28, 2023.
Additionally, in accordance with Rule 14a-19 promulgated under the Exchange Act, a shareholder intending to engage in a director election contest at the First Bank Annual Meeting of Shareholders must give First Bank notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least sixty (60) calendar days before the anniversary of the previous year’s annual meeting.
For the 2024 Annual Meeting of Shareholders, this deadline is February 28, 2024.

OTHER BUSINESS
As of the date of this joint proxy statement/offering circular, neither First Bank nor Malvern Bancorp knows of any other matter that will be presented for consideration at their respective shareholders’ meetings other than as described in this joint proxy statement/offering circular. However, if any other matter is to be voted upon, the form of proxies submitted to shareholders of First Bank and Malvern Bancorp shall be deemed to confer authority to the individuals named as proxies to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger will be voted in favor of any adjournment or postponement of the Malvern Bancorp special meeting or the First Bank shareholders meeting, as applicable.
MALVERN BANCORP SHAREHOLDERS SHARING THE SAME ADDRESS
The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders of Malvern Bancorp who reside at the same address may receive a single copy of this joint proxy statement/offering circular and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.
Under applicable law, if a shareholder of Malvern Bancorp consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of this joint proxy statement/offering circular and other proxy materials to such shareholder’s address for all residents that own shares of Malvern Bancorp common stock in street name. If a shareholder of Malvern Bancorp wishes to revoke its consent to householding, such shareholder must contact its broker, bank or other intermediary. If a shareholder of Malvern Bancorp is receiving multiple copies of this joint proxy statement/offering circular and other proxy materials, it may be able to request householding by contacting your broker, bank or other intermediary. Upon written or oral request, Malvern Bancorp will promptly deliver a separate set of this joint proxy statement/offering circular other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If a shareholder of Malvern Bancorp wishes to request copies free of charge of this joint proxy statement/offering circular or other proxy materials, please send your request to Mr. Joseph Gangemi, Malvern Bancorp, Inc., 42 E. Lancaster Avenue, Paoli, Pennsylvania 1930 or call the Company with your request at (610) 644-9400.

WHERE YOU CAN FIND MORE INFORMATION
The FDIC allows First Bank to “incorporate by reference” information in this document. This means that First Bank can disclose important information to you by referring you to another document filed separately with the FDIC and also distributed with this document. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.
This document incorporates by reference the documents listed below that First Bank previously filed with the FDIC. They contain important information about First Bank and its financial condition.
FIRST BANK
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the FDIC on March [•], 2023).
•	Current Reports on Form 8-K and amendments thereto, filed with the FDIC on January 26, 2023.
•	Definitive Proxy Statement on Schedule 14A for First Bank’s 2022 Annual Meeting (filed with the FDIC on March 30, 2022).
•
The description of First Bank’s common stock contained in First Bank’s registration statement on Form 8-A filed with the FDIC on October 1, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

In addition, First Bank also incorporates by reference additional documents that it files with the FDIC between the date of this joint proxy statement/offering circular and the date of the First Bank Shareholder Meeting and the Malvern Bancorp special meeting. These documents include periodic and current reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
You can also obtain any of the above documents incorporated by reference in this document through First Bank or from the FDIC through the FDIC’s website at https://www.fdic.gov/. Documents incorporated by reference are available from First Bank without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Bank at the following address:
Andrew Hibshman, Executive Vice President & Chief Financial Officer
First Bank
2465 Kuser Road
Hamilton, New Jersey 08690
Telephone: 877-821-2265
Email: andrew.hibshman@firstbanknj.com
MALVERN BANCORP
This document incorporates by reference the documents listed below that Malvern Bancorp previously filed with the SEC. They contain important information about Malvern Bancorp and its financial condition.
The SEC allows Malvern Bancorp to “incorporate by reference” information in this document. This means that Malvern Bancorp can disclose important information to you by referring you to another document filed separately with the SEC and also distributed with this document. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.
•	Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (filed with the SEC on December 27, 2022).
•	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2022 (filed with the SEC on February 14, 2023).
•	Current Reports on Form 8-K and amendments thereto, filed with the SEC on December 14, 2022 and February 24, 2023.

•	Definitive Proxy Statement on Schedule 14A for Malvern Bancorp’s 2023 Annual Meeting (filed with the SEC on January 10, 2023).
•
The description of Malvern Bancorp’s common stock contained in Exhibit 4.3 of Malvern Bancorp’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, or in any registration statement filed by Malvern Bancorp pursuant to the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

In addition, Malvern Bancorp also incorporates by reference additional documents that it files with the SEC between the date of this joint proxy statement/offering circular and the date of the Malvern Bancorp shareholder meeting. These documents include periodic and current reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
You can also obtain any of the above documents incorporated by reference in this document through Malvern Bancorp or from the SEC through the SEC’s website at https://www.sec.gov/. Documents incorporated by reference are available from Malvern Bancorp without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Malvern Bancorp at the following address:
Joseph D. Gangemi, Executive Vice President, Chief Financial Officer & Corporate Secretary
Malvern Bancorp, Inc.
42 East Lancaster Avenue
Paoli, Pennsylvania 19301
Telephone: (610) 695-3676
Email: jgangemi@MyMalvernBank.com
IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [•], 2023 TO RECEIVE THEM BEFORE THE SHAREHOLDERS’ MEETINGS. If you request from us any documents incorporated by reference in this document, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.
WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE FDIC OR SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.
IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.
THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER BY AND

AMONG

FIRST BANK,

MALVERN BANCORP, INC.

AND

MALVERN BANK, NATIONAL ASSOCIATION

Dated as of December 13, 2022

Exhibits
Exhibit A – Form of Voting Agreement
Exhibit B – Form of Plan of Bank Merger

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 13, 2022, by and among First Bank (“First Bank”), a New Jersey chartered commercial bank, Malvern Bancorp, Inc. (“Malvern”), a Pennsylvania corporation, and Malvern Bank, National Association, a national bank (“Malvern Bank”).
Preamble
This Agreement provides for the acquisition of Malvern by First Bank pursuant to the merger of Malvern with and into First Bank with First Bank as the surviving corporation. After the Merger, Malvern Bank will merge with and into First Bank with First Bank as the surviving bank. At the Effective Time (as defined below) of such Merger, the outstanding shares of capital stock of Malvern shall be converted into the right to receive a fixed number of shares of common stock of First Bank and a fixed amount of cash subject to the terms and conditions set forth herein.
As an inducement for First Bank to enter into this Agreement, each of the directors and the other Malvern Insiders have simultaneously herewith entered into a Voting Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in the form of Exhibit A hereto.
The transactions described in this Agreement are subject to the approvals of the shareholders of Malvern and First Bank and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that: (i) the Merger for federal income tax purposes qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code and (ii) the merger of Malvern Bank with and into First Bank shall constitute a “liquidation” within the meaning of Section 332 of the Internal Revenue Code and this Agreement is intended to be and is adopted as a “plan of liquidation” for purposes of Section 332 of the Internal Revenue Code and Section 1.332-6 of the United States Treasury Regulations.
On or prior to the execution of the Agreement, in light of the Merger (as defined below), the board of directors of Malvern Charitable Foundation (the “Malvern Foundation”) has adopted resolutions related to, and shall take actions required to give effect to, the expansion of the Board of Directors of the Foundation to nine (9) directors and appointment of certain designees of First Bank as further set forth in such resolutions, which actions shall be effective and contingent upon the consummation of the Merger (collectively, the “Foundation Actions”).
Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1. Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time, Malvern shall be merged with and into First Bank in accordance with the provisions of New Jersey Banking Law (“NJBL”) and the Pennsylvania Business Corporation Law (the “PBCL”), as applicable, with the effects set forth in the PBCL (the “Merger”). First Bank shall be the Surviving Corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Malvern in accordance with the NJBL and PBCL. Malvern shall dissolve as a Pennsylvania corporation as of the Effective Time, pursuant to the requirements of the PBCL. Upon consummation of the Merger the separate corporate existence of Malvern shall terminate and First Bank shall continue as a New Jersey-chartered commercial bank. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the boards of directors of First Bank and Malvern.
1.2. Time and Place of Closing.
The closing of the transactions contemplated hereby (the “Closing”) will take place by electronic exchange and release of signed documents at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing.

1.3. Effective Time.
The Merger shall become effective (the “Effective Time”) on the date and at the time indicated in a certificate of merger filed with the New Jersey Department of Banking and Insurance (the “NJDBI”) and the Statement of Merger filed with the Department of State of the Commonwealth of Pennsylvania (the “PADOS”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on a date within ten Business Days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
1.4. Charter.
The First Restated Certificate of Incorporation of First Bank in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.
1.5. Bylaws.
The Amended and Restated Bylaws of First Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.
1.6. Directors and Officers.
The directors of First Bank in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation except as contemplated in Section 6.5. The officers of First Bank in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.
1.7. Bank Merger.
Effective as of 12:01 am EST on the day immediately following the Effective Time of the Merger (the “Bank Merger Effective Time”), Malvern Bank will merge with and into First Bank (the “Bank Merger”) pursuant to a plan of merger by and between Malvern Bank and First Bank, substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). First Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Malvern Bank shall cease. Malvern shall cause Malvern Bank to, and First Bank will, execute such certificates or articles of merger, the Bank Merger Agreement and such other documents and certificates as are necessary to make the Bank Merger effective as of the Bank Merger Effective Time.
ARTICLE 2
MANNER OF CONVERTING SHARES
2.1. Conversion of Shares.
Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of First Bank, Malvern or their respective shareholders, the shares of Malvern shall be converted as follows:
(a) Each share of capital stock of First Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
(b) Each share of Malvern Common Stock issued and outstanding immediately prior to the Effective Time that is held by Malvern, any wholly owned Malvern Subsidiary, by First Bank or any First Bank Subsidiary (in each case other than shares held in any Malvern Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall be treated pursuant to Section 2.4.
(c) Each share of Malvern Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive, without interest, (i) 0.7733 shares

(the “Exchange Ratio”) of First Bank Common Stock (the “Stock Consideration”) and (ii) $7.80 in cash (the “Per Share Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”); provided, however, the Merger Consideration may be reduced as provided by Section 8.2(f).
(d) All shares of Malvern Common Stock, when so converted pursuant to Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Malvern that immediately prior to the Effective Time represented shares of Malvern Common Stock shall cease to have any rights with respect to such Malvern Common Stock other than the right to receive the Stock Consideration and Per Share Cash Consideration in accordance with Article 3, including the right, if any, to receive pursuant to Section 2.5, cash in lieu of fractional shares of First Bank Common Stock into which such shares of Malvern Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.1(d) and subject to Section 3.1(e).
(e) Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, Malvern should (i) split, combine or otherwise reclassify the shares of Malvern Common Stock, (ii) make a dividend or other distribution in shares of Malvern Common Stock (including any dividend or other distribution of securities convertible into Malvern Common Stock), (iii) engage in a reclassification, reorganization, recapitalization or exchange or other like change, or (iv) issue additional shares of Malvern Common Stock or any Equity Right for Malvern Common Stock, other than upon the exercise of any Malvern Stock Options outstanding on the date hereof, then (without limiting any other rights of First Bank hereunder), the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.
2.2. Anti-Dilution Provisions.
In the event First Bank changes the number of shares of First Bank Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.
2.3. Treatment of Malvern Equity Awards.
(a) At the Effective Time, each option granted by Malvern to purchase shares of Malvern Common Stock under a Malvern Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Malvern Stock Option” and the holders of any Malvern Stock Option, the “Malvern Stock Optionholders”) shall be canceled and converted into the right to receive a cash payment by First Bank equal to (1) the product of (a) the number of shares of Malvern Common Stock underlying such Malvern Stock Option multiplied by (b) the excess, if any, of the Stock Option Price over the per share exercise price of the Malvern Stock Option, minus (2) all applicable Taxes required to be withheld, if any, in accordance with Section 3.1(g). Any Malvern Stock Option with a per share exercise price that equals or exceeds the Stock Option Price shall be canceled with no consideration being paid to the Malvern Stock Optionholder with respect to such Malvern Stock Option. For purposes of this Agreement, the term “Stock Option Price” means the product of (i) the Exchange Ratio multiplied by (ii) the Average Closing Price, plus the Per Share Cash Consideration.
(b) At the Effective Time, any vesting restrictions on each outstanding restricted stock award granted by Malvern (a “Malvern RSA”) under a Malvern Stock Plan shall automatically lapse and such awards shall be treated as issued and outstanding shares of Malvern Common Stock for the purposes of this Agreement, including but not limited to, the provisions of this Section 2.3 and Article 3.
(c) At or prior to the Effective Time, Malvern, the board of directors of Malvern and/or its compensation committee, as applicable, shall adopt any resolutions, effective and contingent on the Closing, and take any actions that are necessary to effectuate the provisions of this Section 2.3, and to ensure that following the Effective Time, no Malvern Stock Optionholder, or any other Person by virtue of holding any Malvern RSAs or any Malvern Stock Option, shall have any right to acquire any capital stock of Malvern or the Surviving Corporation or any other equity interests therein (including any phantom stock or stock appreciation rights).

2.4. Shares Held by Malvern or First Bank.
Each Canceled Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.
2.5. Fractional Shares.
No certificate, book-entry share or scrip representing fractional shares of First Bank Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of First Bank shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of First Bank. Notwithstanding any other provision of this Agreement, each holder of shares of Malvern Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of First Bank Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of First Bank Common Stock that such holder of shares of Malvern Common Stock would otherwise have been entitled multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
ARTICLE 3
EXCHANGE OF SHARES
3.1. Exchange Procedures.
(a) Deposit of Merger Consideration. Prior to or at the Effective Time, First Bank shall deposit, or shall cause to be deposited, with Computershare Inc., First Bank’s transfer agent, or another exchange agent reasonably acceptable to Malvern and First Bank (the “Exchange Agent”), for the benefit of the holders of record of shares of Malvern Common Stock issued and outstanding immediately prior to the Effective Time (the “Malvern Shareholders”), for exchange in accordance with this Article 3, (i) an amount in cash sufficient to pay (A) the aggregate Per Share Cash Consideration and (B) any cash due in lieu of fractional shares pursuant to Section 2.5 and (ii) evidence of First Bank Common Stock in book-entry form issuable in accordance with Section 2.1(c) (collectively referred to as “First Bank Certificates”) for shares of First Bank Common Stock equal to the aggregate Stock Consideration payable to the Malvern Shareholders pursuant to Section 2.1(c), and subject to Section 3.1(e) (collectively, the “Exchange Fund”), and First Bank shall instruct the Exchange Agent to timely pay the Stock Consideration, the Cash Consideration and cash in lieu of fractional shares, in accordance with this Agreement. In addition, each Malvern Stock Optionholder shall be entitled to payment from or on behalf of First Bank pursuant to Section 2.3 (subject to withholding pursuant to Section 3.1(g)) and, at or promptly following the Effective Time, First Bank shall deposit or cause to be deposited to Malvern, and Malvern shall make pay or cause to be paid to such Malvern Stock Optionholders, an amount sufficient to satisfy any such payments; provided, that in lieu of any payment by First Bank, Malvern shall be entitled to accrue the amount of such payments, but any such accrual shall be disregarded for the purposes of the calculation of Malvern’s adjusted shareholders’ equity in accordance with Section 8.2(f).
(b) Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Malvern Shareholder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration payable to such Malvern Shareholder pursuant to Section 2.1(c), plus the sum of (A) any cash in lieu of fractional shares which such Malvern Shareholder has a right to receive pursuant to Section 2.5, and (B) any dividends or distributions which such Malvern Shareholder has the right to receive pursuant to Section 3.1(d) with respect to the shares of Malvern Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of the Malvern Shareholders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. The Stock Consideration delivered to each Malvern Shareholder shall be in non-certificated book-entry form.
(c) Share Transfer Books. At the Effective Time, the share transfer books of Malvern shall be closed, and thereafter there shall be no further registration of transfers of shares of Malvern Common Stock. From and after the Effective Time, Malvern Shareholders who held shares of Malvern Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Malvern Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Article 2 in exchange therefor, subject, however, to First Bank’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Malvern in respect of such shares of Malvern Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time and subject to Section 3.1(e). On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration payable to such Malvern Shareholder pursuant to Section 2.1(c), any cash in lieu of fractional shares (if any) pursuant to Section 2.5 and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Malvern Common Stock formerly represented thereby.
(d) Dividends with Respect to First Bank Common Stock. No dividends or other distributions declared with respect to First Bank Common Stock with a record date after the Effective Time shall be paid to the Malvern Shareholder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of First Bank Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Shares (or affidavit of loss and other documentation required by the Surviving Corporation or the Exchange Agent in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of First Bank Common Stock, if any, issued in exchange therefor, without interest, all dividends and other distributions payable in respect of any such whole shares of First Bank Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid.
(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Malvern Shareholders on the first anniversary of the Effective Time shall be delivered to First Bank, and any former Malvern Shareholders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to First Bank Common Stock) to which they are entitled under this Article 3 shall thereafter look only to First Bank and the Surviving Corporation for payment of their claims with respect thereto.
(f) No Liability. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of First Bank, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of First Bank, Malvern, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Malvern Shareholder in respect of any cash that would have otherwise been payable in respect of any Certificate from the Exchange Fund delivered to a Representative of a Regulatory Authority pursuant to any applicable abandoned property, escheat or similar Law.
(g) Withholding Rights. Each and any of First Bank, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Per Share Cash Consideration, any cash in lieu of fractional shares of First Bank and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement (including with respect to any Malvern Stock Option) such amounts or property (or portions thereof) as First Bank, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue

Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by First Bank, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by First Bank, the Surviving Corporation, or the Exchange Agent, as applicable. The Parties shall cooperate in good faith to minimize to the extent permissible the amount of any deduction or withholding, including providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction or withholding.
(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and dividends or distributions to which the holder thereof is entitled pursuant to this Article 3.
(i) Change in Name on Certificate. If any shares of First Bank Common Stock are to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of shares of First Bank Common Stock in any name other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MALVERN
Except (a) as set forth in Malvern’s Disclosure Memorandum or (b) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), Malvern hereby represents and warrants to First Bank as follows:
4.1. Malvern Disclosure Memorandum.
Malvern has delivered to First Bank its Disclosure Memorandum. For purposes of Malvern’s Disclosure Memorandum, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in Malvern’s Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by Malvern that such item represents a material exception or fact, event or circumstance or that such item would be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect on Malvern, (c) no such item is required to be set forth as an exception to a representation or warranty to the extent such item was disclosed in any Malvern SEC Report filed by Malvern prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature) and (d) any item included in Malvern’s Disclosure Memorandum in response to any disclosure requirement or representation or warranty contained in this Article 4 shall be deemed to qualify any other applicable section of this Agreement to the extent that such disclosure is specifically referenced or cross-referenced.
4.2. Organization, Standing, and Power.
(a) Status of Malvern. Malvern is duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Malvern is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures to be so qualified or licensed or in good standing which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Malvern. Malvern is duly registered with the Federal Reserve as a bank company under the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”). True, complete and correct copies of the Amended and Restated Articles of Incorporation of Malvern and the Amended and Restated Bylaws of Malvern, each as in effect as of the date of this Agreement, have been delivered or made available to First Bank.
(b) Status of Malvern Bank. Malvern Bank is a direct, wholly owned Malvern Subsidiary, is duly organized, validly existing and in good standing under the Laws of the United States and has the corporate power necessary to carry on its business as now conducted and to own, lease and operate its Assets. Malvern Bank is authorized by the Office of the Comptroller of the Currency (“OCC”) to engage in the business of banking. Malvern Bank is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification, except where failure to be so qualified or licensed or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Malvern. Complete and correct copies of the charter and bylaws of Malvern Bank, as currently in effect as of the date of this Agreement, have been delivered or made available to First Bank.
4.3. Authority of Malvern; No Breach By Agreement.
(a) Authority. Malvern and Malvern Bank have the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by Malvern’s shareholders in accordance with this Agreement and the PBCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Malvern (including approval by all of the members of the board of directors of Malvern and directing the submission of this Agreement to a vote at a meeting of shareholders of Malvern), subject to the approval of this Agreement by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Malvern Common Stock entitled to vote on this Agreement and the Merger (the “Malvern Shareholder Approval”) as contemplated by Section 7.1. Subject to such requisite Malvern Shareholder Approval, the First Bank Shareholder Approval and the Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by First Bank, this Agreement represents a legal, valid, and binding obligation of Malvern, enforceable against Malvern in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b) No Conflicts. Neither the execution and delivery of this Agreement by Malvern, nor the consummation by Malvern of the transactions contemplated hereby, nor compliance by Malvern with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Malvern’s articles of incorporation, charter, bylaws, similar governing instruments or articles of incorporation, charter, bylaws or similar governing instruments of any other Malvern Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Malvern Entity under, any Contract or Permit of any Malvern Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, the Malvern Shareholder Approval or the other Consents described in Section 4.3(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Malvern Entity or any of their respective material Assets, except (in the case of clauses (ii) and (iii) above) where such Default or failure to obtain any such Consent has not resulted or would not reasonably be expected to result in, either individually or in the aggregate, material Liability on the part of Malvern.
(c) Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and any declaration of effectiveness of the Joint Proxy Statement-Offering Circular), applicable state corporate and Securities Laws, PBCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Malvern of the Merger, the Bank Merger and the other transactions contemplated in this Agreement.
(d) Malvern Debt. Malvern has no debt that is secured by Malvern capital stock.

4.4. Capitalization of Malvern.
(a) Ownership. The authorized capital stock of Malvern consists of (i) 50,000,000 shares of Malvern Common Stock, $0.01 par value per share and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share. As of the date hereof, (i) 7,633,828 shares of Malvern Common Stock (excluding treasury shares) were issued and outstanding, which include 27,417 shares of Malvern Common Stock subject to Malvern RSAs, (ii) 194,516 shares of Malvern Common Stock were held by Malvern in its treasury, (iii) 36,830 shares of Malvern Common Stock were reserved for issuance upon the exercise of outstanding Malvern Stock Options, (iv) 283,776 shares of Malvern Common Stock were reserved for grant under the Malvern Stock Plan, and (v) no shares of Malvern preferred stock were issued and outstanding or held by Malvern in its treasury. As of the Effective Time, no more than (A) 7,633,828 shares of Malvern Common Stock will be issued and outstanding (excluding treasury shares), (B) 194,516 shares of Malvern Common Stock will be held by Malvern in its treasury and (C) zero shares of Malvern preferred stock will be issued and outstanding or held by its treasury.
(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Malvern have been duly authorized and validly issued, and are fully paid and nonassessable under the PBCL and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than Malvern Stock Options and Malvern RSAs issued prior to the date of this Agreement and set forth in Section 4.4(c) of Malvern’s Disclosure Memorandum, none of the outstanding shares of capital stock of Malvern has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Malvern. Malvern has not issued any shares of capital stock subject to vesting, right of repurchase, forfeiture provisions or restrictions on transfer imposed by Malvern or any stock appreciation rights, phantom stock, performance units, rights to receive capital stock on a deferred basis or other rights that are linked to the value of Malvern’s capital stock.
(c) Malvern Stock Options and Malvern RSAs. Section 4.4(c) of Malvern’s Disclosure Memorandum lists all outstanding stock options granted by Malvern, including the Malvern Stock Options, and for each option outstanding as of the date of this Agreement: (i) the name of the grantee and whether the grantee is located outside the United States; (ii) the grant date; (iii) the number of shares of Malvern Common Stock underlying the option; (iv) the per share exercise price; (v) the Malvern Stock Plan under which the option was granted; (vi) the vesting schedule; and (vii) whether the option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code. Each such stock option (A) was granted under a Malvern Stock Plan and a duly delivered and executed stock option agreement in the form(s) set forth in Section 4.4(c) of Malvern’s Disclosure Memorandum, with variation for number of shares, grant date, exercise price and vesting schedule, (B) was duly authorized by no later than the date on which the grant was by its terms to be effective, (C) was granted in accordance with the terms of the applicable Malvern Stock Plan and applicable Law, (D) if intended to qualify as incentive stock option under Section 422 of the Internal Revenue Code, so qualifies, and (E) was granted with an exercise price no less than fair market value within the meaning of Section 409A of the Internal Revenue Code and otherwise exempt from Section 409A of the Internal Revenue Code. The treatment of the Malvern Stock Options provided for under Section 2.3 complies with the requirements of the applicable Malvern Stock Plan and award agreement and applicable Law. In addition, Section 4.4(c) of Malvern’s Disclosure Memorandum lists all outstanding Malvern RSAs granted by Malvern, including the names of the grantees, dates of grant, dates of vesting and shares of Malvern Common Stock subject to each grant.
(d) Outstanding Equity Rights. Other than Malvern Stock Options and Malvern RSAs issued prior to the date of this Agreement and set forth in Section 4.4(c) of Malvern’s Disclosure Memorandum, there are no (i) existing Equity Rights with respect to the securities of Malvern, (ii) Contracts under which Malvern is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Malvern, (iii) other than the Voting Agreements, shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Malvern is a party or of which Malvern is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Malvern, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Malvern may vote.
(e) Voting Debt. No bonds, debentures, notes or other indebtedness of any Malvern Entity having the right to vote (or which are convertible into, or exchangeable for, securities of Malvern having the right to vote) on any matters on which shareholders of Malvern may vote are issued or outstanding. There are no Contracts pursuant to which Malvern or any Malvern Subsidiaries are or could be required to register shares of Malvern’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Malvern or any Malvern Subsidiaries. No Malvern Subsidiary owns any capital stock of Malvern.
4.5. Capitalization of Malvern Bank.
(a) Ownership. The authorized capital stock of Malvern Bank consists of 50,000,000.00 shares of Malvern Bank Common Stock, $0.01 par value per share. As of the date of this Agreement, 7,828,344 shares of Malvern Bank Common Stock were issued and outstanding (including 194,516 shares of Malvern Bank Common Stock held in treasury), all of which were owned by Malvern free and clear of any Liens.
(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Malvern Bank have been duly authorized and validly issued, and are fully paid and nonassessable under the Laws of the United States and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Malvern Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Malvern Bank. Malvern Bank has not issued any shares of capital stock subject to vesting, right of repurchase, forfeiture provisions or restrictions on transfer imposed by Malvern Bank or any stock appreciation rights, phantom stock, performance units, rights to receive capital stock on a deferred basis or other rights that are linked to the value of Malvern Bank’s capital stock.
(c) Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of Malvern Bank, (ii) Contracts under which Malvern Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Malvern Bank, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Malvern Bank is a party or of which Malvern is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Malvern Bank, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Malvern Bank may vote.
4.6. Malvern Subsidiaries.
Malvern has no direct or indirect Subsidiaries nor does it own any equity interests in any other Person, other than Malvern Bank and the entities set forth in Section 4.6 of Malvern’s Disclosure Memorandum. Malvern owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of the Malvern Subsidiaries. No capital stock (or other equity interest) of a Malvern Subsidiary is or may become required to be issued (other than to another Malvern Entity) by reason of any Equity Rights, and there are no Contracts by which a Malvern Subsidiary is bound to issue (other than to another Malvern Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Malvern Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Malvern Subsidiary (other than to another Malvern Entity). Other than the Voting Agreements, there are no Contracts relating to the rights of any Malvern Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Malvern Subsidiary. All of the shares of capital stock (or other equity interests) of each Malvern Subsidiary held by a Malvern Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Malvern Entity free and clear of any Lien. Malvern Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Malvern, threatened. The articles of incorporation or association, charter, bylaws, or similar governing documents of each Malvern Subsidiary comply in all material respects with applicable Law.
4.7. Regulatory Reports.
(a) Malvern’s Reports. Since September 30, 2021, Malvern has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority.

(b) Malvern Bank Reports. Since September 30, 2021, Malvern Bank has filed on a timely basis with the OCC and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law, including any and all federal banking Laws, and the requirements of the applicable Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of Malvern Bank and (ii) since September 30, 2021, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Malvern Bank which would be reasonably likely to have a material impact on Malvern.
4.8. SEC Filings; Financial Matters.
(a) Financial Statements. Malvern has timely filed and made available to First Bank all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Malvern or any of its Subsidiaries with the SEC required to be filed by Malvern since September 30, 2021 (the “Malvern SEC Reports”). The Malvern SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of Joint Proxy Statement-Offering Circular, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Malvern SEC Reports or necessary in order to make the statements in such Malvern SEC Reports, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Each of the Malvern Financial Statements (including, in each case, any related notes) contained in the Malvern SEC Reports, including any Malvern SEC Reports filed after the date of this Agreement until the Effective Time, complied, as of their respective dates of filing with the SEC, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by the SEC), and fairly presented in all material respects the consolidated financial position of Malvern and its Subsidiaries as at the respective dates and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
(b) Call Reports. The financial statements contained in the Call Reports of Malvern Bank since September 30, 2021 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Malvern Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Malvern Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Malvern Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Malvern Bank for the respective periods set forth therein, subject to year-end adjustments.
(c) Systems and Processes. Since September 30, 2021, Malvern and each of its Subsidiaries has had in place disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) reasonably designed and maintained to ensure that all material information (both financial and non-financial) required to be disclosed by Malvern in the Malvern SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Malvern as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Malvern required by the SEC with respect to such reports. Since September 30, 2021, Malvern and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Malvern has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Malvern’s outside auditors and the audit committee of the board of directors of Malvern, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Malvern’s ability to accurately record, process summarize and report financial information and (ii) to the Knowledge of Malvern, any fraud by any Malvern Entity or any fraud that involves management or other employees who have a significant role in Malvern’s internal control over financial reporting, in each case, whether or not material and that occurred during any period covered by the Malvern Financial Statements.
(d) Records. The records, systems, controls, data and information of Malvern and the Malvern Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Malvern or the Malvern Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Malvern.
(e) Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Malvern Financial Statements is or were, and has or have been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Malvern has not resigned or been dismissed as a result of or in connection with any disagreements with Malvern on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
4.9. Books and Records.
The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Malvern and the Malvern Entities.
4.10. Absence of Undisclosed Liabilities.
No Malvern Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since September 30, 2021, (b) incurred in connection with this Agreement and the transactions contemplated hereby, (c) that are accrued or reserved against in the consolidated balance sheet of Malvern Bancorp as of September 30, 2021, included in the Malvern Financial Statements at and for the period ending September 30, 2021 or in any quarterly report from and after such date filed prior to the date of this Agreement or (d) set forth on Section 4.10 of Malvern’s Disclosure Memorandum.
4.11. Absence of Certain Changes or Events.
(a) Since September 30, 2021, there has not been a Material Adverse Effect on Malvern.
(b) Since September 30, 2021, (i) Malvern and Malvern Subsidiaries have carried on their respective businesses only in the Ordinary Course and (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by Malvern or any Malvern Subsidiary whether or not covered by insurance.
4.12. Tax Matters.
(a) All Malvern Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Malvern Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Malvern Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any amount of Taxes (other than a Lien for Taxes not yet due and payable or which is being contested in appropriate proceedings) on any of the Assets of any of the Malvern Entities. No claim has ever been made in writing to Malvern by an authority in a jurisdiction where any Malvern Entity does not file a Tax Return that such Malvern Entity may be subject to Taxes by that jurisdiction.
(b) None of the Malvern Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Malvern Entity or the Assets of any Malvern Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the Malvern Entities has waived any statute of limitations in respect of any Taxes.
(c) Each Malvern Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.
(d) The unpaid Taxes of each Malvern Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Malvern Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Malvern Entities in filing their Tax Returns.
(e) None of the Malvern Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Malvern Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Malvern Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Malvern Bancorp, Inc.) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Malvern is parent), or as a transferee or successor.
(f) During the two-year period ending on the date hereof, none of the Malvern Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.
(g) Except as set forth on Section 4.12(g) of Malvern’s Disclosure Memorandum, neither Malvern nor any Malvern Subsidiary has any current or future obligation to gross up or reimburse any employee or other service provider for Taxes.
(h) None of the Malvern Entities will be required to include after the Closing any adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Malvern Entities have participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4.
4.13. Assets.
(a) Except as set forth on Section 4.13 of Malvern’s Disclosure Memorandum, each Malvern Entity has good and marketable title to those Assets reflected in the most recent Malvern Financial Statements as being owned by the Malvern Entities or acquired after the date thereof (except for immaterial Assets or Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due or any discount with, borrowing from or other obligations to inter-bank credit facilities, or any transaction by a Malvern Entity acting in a fiduciary capacity, (b) Liens for Taxes not yet due and payable or which is being contested in appropriate proceedings, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (e) Liens described and reflected in the Malvern Financial Statements (collectively, “Permitted Liens”). Malvern is the fee simple owner of all owned real property or has a valid leasehold interest of all leasehold estates reflected in the most recent Malvern Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of or has the right under valid and existing leases to use the properties purported to be owned or leased thereunder, as applicable. There are no pending or, to the Knowledge of Malvern, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Malvern. Malvern and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted. No person has any option or right to acquire or purchase any ownership interest in the owned real property of Malvern or any of its Subsidiaries or any portion thereof.
(b) Section 4.13(b) of Malvern’s Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Malvern Entity or otherwise occupied by a Malvern Entity or used or held for use by any Malvern Entity (collectively, the “Real Property”). Other than as set forth on Section 4.13(b) of Malvern’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any Malvern Entity other than such Malvern Entity, and no Person other than a Malvern Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Malvern Entity. Malvern or a Malvern Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.
(c) All leases of Real Property under which any Malvern Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and Malvern or such Malvern Subsidiary has good and marketable leasehold interests to all Real Property leased by it. There is not under any such lease any material existing Default by any Malvern Entity or, to Malvern’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.
(d) The Assets reflected in the most recent Malvern Financial Statements which are owned or leased by the Malvern Entities, and in combination with the Real Property, the Intellectual Property of any Malvern Entity, and contractual benefits and burdens of the Malvern Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Malvern Entities to operate their consolidated businesses in the Ordinary Course and as the same is expected to be conducted immediately prior to the Closing Date.
4.14. Intellectual Property; Privacy.
(a) Malvern Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Malvern Entity, and all registered trademarks are set forth on Section 4.14 of Malvern’s Disclosure Memorandum. Each Malvern Entity is the owner of or has a license, with the right to sublicense, any Intellectual Property sold or licensed to a third party by such Malvern Entity in connection with such Malvern Entity’s business operations, and such Malvern Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Malvern Entity is in Default under any of its Intellectual Property licenses in any material respect. To Malvern’s Knowledge, no proceedings have been instituted, or are pending or threatened which challenge the rights of any Malvern Entity with respect to Intellectual Property used, sold or licensed by such Malvern Entity in the course of its business, nor has any person claimed or alleged to any Malvern Entity any violation of their rights with respect to such Intellectual Property. To Malvern’s Knowledge, the conduct of the business of the Malvern Entities and the use of any Intellectual Property by Malvern and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to Malvern in writing that Malvern or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Malvern Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement. At and after the Effective Time, the use of the “Malvern Bank” trademark and trade name in the present possession of any Malvern Entity shall be transferred to First Bank in connection with the Merger and no Person besides First Bank (or another First Bank Entity, if applicable) shall have right and title to such “Malvern Bank” trademark and trade name. The Malvern Bank’s right to the use of and title to the name “Malvern Bank” will not be adversely impacted by consummation of the transactions contemplated by this Agreement.
(b) (i) The computer, information technology and data processing systems, facilities and services used by Malvern and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, but excluding the public internet and other utilities, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Malvern and its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Malvern and each of its Subsidiaries as currently conducted. To Malvern’s Knowledge, since September 30, 2019, no third party has gained unauthorized access to any Systems owned or controlled by Malvern or any of its Subsidiaries in any material respect, and Malvern and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to secure the Systems from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Malvern and each of its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and to the Knowledge of Malvern, sufficient to reasonably maintain the operation of the respective businesses of Malvern and each of its Subsidiaries in all material respects.
(c) Since September 30, 2019, Malvern and each of its Subsidiaries have (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures designed to protect all personally identifiable information in its possession or control against loss, damage, and unauthorized access, use, modification, or other misuse. To Malvern’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Malvern, any of its Subsidiaries or any other person acting on Malvern or any of its Subsidiaries’ behalf which either (i) remains uncured or (ii) is reasonably expected to result in, individually or in the aggregate, material Liability on the part of Malvern.
4.15. Environmental Matters.
(a) Each Malvern Entity, its Participation Facilities, and its Operating Properties are, and have been, during the last seven (7) years, in compliance, in all material respects, with all Environmental Laws.
(b) There is no Litigation pending or, to the Knowledge of Malvern, threatened before any Regulatory Authority or other forum in which any Malvern Entity or any of its Operating Properties or Participation Facilities (or Malvern in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Malvern Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.
4.16. Compliance with Laws.
(a) Each Malvern Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith) in all material respects. There has occurred no Default under any Permits held by such Malvern Entities and to the Knowledge of Malvern no suspension or cancellation of any such Permit is threatened. None of the Malvern Entities:
(i) is in Default under its Certificate of Incorporation or Bylaws (or similar governing instruments);
(ii) is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or
(iii) since September 30, 2021, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Malvern Entity is not in compliance with any Laws or Orders, or (ii) requiring any Malvern Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal or informal agreement, directive, consent decree, commitment or memorandum of understanding, order of prohibition or suspension or other written statements as described under 12 U.S.C. 1818(u), or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

(b) Malvern and each Malvern Entity is in material compliance with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Laws promulgated by the Consumer Financial Protection Bureau, Laws administered or enforced by the Federal Reserve, or the FDIC, all Laws relating to data protection or privacy, any applicable state, federal or self- regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, all Laws relating to truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the Holding Company Act, the FDIA, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Malvern is “well-capitalized” (as this term is defined in applicable regulations).
(c) Since September 30, 2021, Malvern and each of its Subsidiaries has properly administered, in all material respects, all accounts for which Malvern or any of its Subsidiaries acts as a fiduciary, including accounts for which Malvern or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since September 30, 2021, none of Malvern or any of its Subsidiaries, or, to Malvern’s Knowledge, any director, officer, or employee of Malvern or its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
4.17. Community Reinvestment Act Performance.
Malvern Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and Malvern has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Malvern Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”
4.18. Foreign Corrupt Practices.
During the last five (5) years, no Malvern Entity, or, to the Knowledge of Malvern, any director, officer, agent, employee or other Person acting on behalf of a Malvern Entity has, in the course of its actions for, or on behalf of, any Malvern Entity (i) used any funds of Malvern or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of Malvern or any of its Subsidiaries, (iii) violated in any material respect or is in violation in any material respect of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable similar Law, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Malvern or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Malvern or any of its Subsidiaries, (v) established or maintained any unlawful fund of monies or other Assets of Malvern or any of its Subsidiaries, (vi) made any fraudulent entry on the books or records of Malvern or any of its Subsidiaries or (vii) violated in any material respect or is in violation in any material respect of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction applicable to Malvern, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Regulatory Authority with jurisdiction over Malvern and its Subsidiaries (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Malvern Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Malvern, threatened. For the last five (5) years, each Malvern Entity has been conducting operations at all times in material compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Malvern Entity has established and maintained a system of internal controls designed to ensure material compliance by the Malvern Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.
4.19. Labor and Employment.
(a) Section 4.19(a)(i) of Malvern’s Disclosure Memorandum sets forth a true and complete list of all employees of the Malvern Entities as of the date hereof, including for each such employee: name, job title, hire date, whether full-time or part-time, Fair Labor Standards Act designation, work location, current annual salary, current annual bonus opportunity, fringe benefits (other than employee benefits applicable to all employees), annual bonus payouts for the past three years, and immigration status. To Malvern’s Knowledge, no employee, independent contractor or consultant of any Malvern Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non- competition agreement, that in any way adversely affects or restricts the performance of such person’s duties for the Malvern Entities. No current employee, independent contractor or consultant of any Malvern Entity has provided written notice to a Malvern Entity of his or her intent to terminate employment or services with any Malvern Entity. Except as set forth on Section 4.19(a)(ii) of Malvern’s Disclosure Memorandum, no Malvern Entity has any “leased employees” within the meaning of Section 414(n) of the Internal Revenue Code. No employee listed (or required to be listed) on Section 4.19(a)(i) of Malvern’s Disclosure Memorandum has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States.
(b) No Malvern Entity has, at any time, been a party to or had any obligations under a collective bargaining, works council or similar agreement with respect to services provided to such Malvern Entity. No Malvern Entity has at any time had, nor to Malvern’s Knowledge is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown, or any effort or attempt to organize, certify or represent the labor force of any Malvern Entity. Except as set forth on Section 4.19(b) of Malvern’s Disclosure Memorandum, there are no material controversies, claims, audits, investigations, actions or similar proceedings pending or, to the Knowledge of Malvern, threatened with respect to any current or former employees or other service providers of the Malvern Entities regarding their employment or affiliation with any Malvern Entity.
(c) Each Malvern Entity is and at all times for the last five years, has been in compliance, in all material respects, with all Laws governing labor, employment and the withholding of employment-related Taxes, including but not limited to, all contractual commitments and all Laws relating to wages, hours, overtime, affirmative action, employee benefits, worker classification, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, reporting, collection and payment of Social Security taxes and similar taxes, and immigration. For the last five years, each individual who has been classified by the Malvern Entities as a non- employee has been properly classified under all applicable Laws, and no such individual shall have a claim against any Malvern Entity for eligibility to participate in, or benefit under, any Malvern Benefit Plan if such individual is later reclassified as an employee of the Malvern Entities.
(d) Each Malvern Entity has, or will have no later than the Closing Date, paid all accrued salaries, wages, bonuses, commissions, overtime, and other amounts due to be paid through the Closing Date. Except as set forth on Section 4.19(d) of Malvern’s Disclosure Memorandum, the employment of each employee listed (or required to be listed) on Section 4.19(a)(i) of Malvern’s Disclosure Memorandum and the engagement of each current independent contractor or similar consultant of the Malvern Entities are terminable at will by the relevant Malvern Entity without any penalty, liability or severance obligation incurred by the Malvern Entity.
4.20. Employee Benefit Plans.
(a) Section 4.20(a) of Malvern’s Disclosure Memorandum sets forth a complete and accurate list of all Malvern Benefit Plans. With respect to each Malvern Benefit Plan, Malvern has made available to First Bank true and correct copies of, if applicable: (i) the governing plan document and all amendments thereto (or, if such Malvern Benefit Plan is unwritten, a written description of its material terms), (ii) the summary plan description, any summaries of material modifications and any other material employee communications, (iii) the annual reports on Forms 5500 for the last three plan years, (iv) any actuarial valuations, (v) material contracts including trust agreements, insurance contracts, and administrative services agreements, (vi) the most recent determination or opinion letters for any Malvern Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and (vii) any non-routine correspondence received from the Department of Labor, Internal Revenue Service or any other governmental entity regarding such Malvern Benefit Plan during the last three plan years. No Malvern Benefit Plan is subject to any laws other than those of the United States or any state, county or municipality in the United States.
(b) Each Malvern Benefit Plan is and has been established, maintained and administered, in all material respects, in accordance with its terms and with all provisions of ERISA, the Internal Revenue Code and all other applicable Laws. No Malvern Benefit Plan is required to be amended in order to continue to comply with ERISA, the Internal Revenue Code, or any other applicable Law as of the Closing Date. Neither Malvern nor any ERISA Affiliate has, or could reasonably be expected to have, any Liability for Taxes or reporting obligations under Sections 4975 through 4980 or Sections 4980B through 4980I of the Internal Revenue Code. No actions, investigations, proceedings, suits or claims with respect to any Malvern Benefit Plan are pending or, to Malvern’s Knowledge, threatened, and, to Malvern’s Knowledge, there are no facts that reasonably would be expected to give rise to any such actions, investigations, proceedings, suits or claims against any Malvern Benefit Plan, any fiduciary with respect to a Malvern Benefit Plan or the assets of a Malvern Benefit Plan (other than routine claims for benefits).
(c) Each Malvern Benefit Plan that is a health or welfare plan has been administered, in all material respects, in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended. Malvern provides health insurance benefits that satisfy the requirements for “minimum essential coverage” under Section 4980H(a) of the Internal Revenue Code (as applicable to “applicable large employers” within the meaning of Section 4980H(a) of the Internal Revenue Code, without regard to whether Malvern is an “applicable large employer”), which minimum essential coverage satisfies an affordability safe harbor under Treasury Regulation Section 54.4980H-5 and provides “minimum value” as defined in Treasury Regulation Section 54.4980H-1(a)(28), and Malvern has offered such minimum essential coverage to all “full-time employees” (within the meaning of Section 4980H of the Internal Revenue Code) and their dependents.
(d) Each Malvern Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service that is still in effect and on which such Malvern Benefit Plan is entitled to rely, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of material Liability, penalty or tax under ERISA, the Internal Revenue Code or any other applicable Laws. All assets of each Malvern Benefit Plan that is a qualified retirement plan consist solely of cash and actively traded securities.
(e) Neither Malvern nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to (i) any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) or 4001(a)(3)), (iii) a “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law), (v) a self-funded health or other welfare benefit plan, or (vi) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code). No Malvern Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any current or former employee or other service provider of any Malvern Entity, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.
(f) Prior to the Closing Date, Malvern shall have made all contributions required to be made to or with respect to each Malvern Benefit Plan as of the Closing Date and paid or accrued all Liabilities on account of any Malvern Benefit Plan in existence on or before the Closing Date. All contributions under a Malvern Benefit Plan that are due have been made within the time periods, if any, prescribed by ERISA and the Internal Revenue Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of Malvern. Each Malvern Benefit Plan may be terminated as of or after the Closing Date without resulting in any Liability to First Bank or the Surviving Corporation for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.

(g) Other than as set forth on Section 4.20(g) of Malvern’s Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment that would reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Internal Revenue Code; (ii) result in any payment or benefit becoming due, or increase the amount of any payment or benefit due (x) to any current or former employee or other service provider of any Malvern Entity or (y) under any Malvern Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits; (iv) result in the triggering or imposition of any restrictions or limitations on the rights of Malvern to amend or terminate any Malvern Benefit Plan; or (v) require the funding of any benefits or setting aside of benefits in a trust (including a rabbi trust).
(h) Section 4.20(h) of Malvern’s Disclosure Memorandum sets forth a schedule of all termination benefits (with the exception of benefits paid pursuant to tax-qualified plans) and related payments that would be payable to, or accelerated with respect to, the individuals identified thereon under any employment agreement, change in control agreement, severance arrangements or policies, equity incentive plan, supplemental executive retirement plans, bonus plans, deferred compensation plans, salary continuation plans or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by any Malvern Entity for the benefit of officers, employees or directors of any Malvern Entity assuming their employment or service is terminated without cause as of January 1, 2023 and the Effective Time occurs on such date and based on other assumptions specified in Section 4.20(h) of Malvern’s Disclosure Memorandum.
(i) Each Malvern Benefit Plan that is a deferred compensation plan is in material compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409A of the Code and the regulations promulgated thereunder, to the extent applicable. Neither Malvern nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Malvern Benefit Plan or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Malvern Benefit Plan for the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.
4.21. Material Contracts.
Section 4.21 of Malvern’s Disclosure Memorandum sets forth any Contract (whether written or oral) for which any of Malvern Entities, or any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (a) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (b) that is an employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000 and which is not disclosed in Section 4.20 of Malvern’s Disclosure Memorandum, (c) relating to the borrowing of money by any Malvern Entity or the guarantee by any Malvern Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $100,000, (d) which prohibits or materially restricts any Malvern Entity (and/or, following consummation of the transactions contemplated by this Agreement, First Bank) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, in each case, other than employee non-solicitation clauses in the Ordinary Course of Business (e) relating to the purchase or sale of any goods or services by a Malvern Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $100,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Malvern Entity in the Ordinary Course), (f) which obligates any Malvern Entity to conduct business with any third party on an exclusive basis, (g) which limits the payment of dividends by any Malvern Entity, (h) pursuant to which any Malvern Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (i) pursuant to which any Malvern Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or all or substantially all of the Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (j) between Malvern or any of the Malvern Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in

Rule 3b-7 under the Exchange Act) of Malvern or any of the Malvern Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Malvern Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Malvern) on the other hand, of the type required to be reported in any Malvern SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis, (k) that is a Contract with annual payments to the counterparty in excess of $100,000 that provide for an acceleration of payments to be made by Malvern or any of the Malvern Subsidiaries upon occurrence of the execution and delivery of this Agreement, receipt of the Malvern Shareholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, (l) that may not be canceled by First Bank (after the consummation of the transactions contemplated herein), Malvern or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $100,000 (assuming such Contract was terminated on the Closing Date), (m) containing any standstill or similar agreement pursuant to which Malvern has agreed not to acquire Assets or equity interests of another Person, (n) that primarily relate to indemnification obligations by Malvern or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the Ordinary Course or any contractual indemnification obligations for the benefit of any director or officer of Malvern or any of its Subsidiaries entered into in connection with such individual’s appointment as a director or officer, (o) with or to a labor union or guild (including any collective bargaining agreement), (p) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of Malvern or its Subsidiaries, taken as a whole, or (q) any other Contract or amendment thereto not otherwise entered into in the Ordinary Course and the failure to have in place following the Closing would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Malvern. Each Contract of the type described in this Section 4.21, whether or not set forth in Malvern’s Disclosure Memorandum, together with all Contracts referred to in Sections 4.14 and 4.20(a), are referred to herein as the “Malvern Contracts.” With respect to each Malvern Contract: (i) the Malvern Contract is legal, valid and binding on Malvern or a Malvern Subsidiary and is in full force and effect and is enforceable in accordance with its terms; (ii) no Malvern Entity is in material Default thereunder; (iii) no Malvern Entity has repudiated or waived any material provision of any such Malvern Contract; (iv) no other party to any such Malvern Contract is, to the Knowledge of Malvern, in material Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Malvern, threatened cancellations of any Malvern Contract, which cancellations would reasonably be expected to result in material Liability to Malvern. Complete and correct copies of each Malvern Contract have been made available to First Bank. Except as set forth on Section 4.21 of Malvern’s Disclosure Memorandum, all of the indebtedness of any Malvern Entity for money borrowed in amounts greater than $100,000 is prepayable at any time by such Malvern Entity without penalty or premium.
4.22. Agreements with Regulatory Authorities.
Neither Malvern nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any formal or informal written agreement, consent decree, or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, order of prohibition or suspension or other written statement as described under 12 U.S.C. 1818(u), or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Malvern’s Disclosure Memorandum, a “Malvern Regulatory Agreement”), nor has Malvern or any Malvern Subsidiary been advised in writing or, to Malvern’s Knowledge, orally, since September 30, 2021, by any Regulatory Authority that it is likely to be considering issuing, initiating, ordering, or requesting any such Malvern Regulatory Agreement.
4.23. Investment Securities.
(a) Each of Malvern and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or advances and loans from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Malvern Financial Statements and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of Malvern or its Subsidiaries. Such securities are valued on the books of Malvern in accordance with GAAP in all material respects.

(b) Malvern and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Malvern believes are prudent and reasonable in the context of their respective businesses, and Malvern and its Subsidiaries have, since September 30, 2021, been in compliance with such policies, practices and procedures in all material respects.
4.24. Derivative Instruments and Transactions.
All Derivative Transactions (as defined below) whether entered into for the account of any Malvern Entity or for the account of a customer of any Malvern Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Malvern Entity party thereto and, to the Knowledge of Malvern, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms. Malvern or its Subsidiaries and, to the Knowledge of Malvern, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Malvern, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Malvern and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of Malvern and such Subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
4.25. Legal Proceedings.
Except as set forth on Section 4.25 of Malvern’s Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Malvern, threatened against any Malvern Entity, or against any current or former director, officer or employee of a Malvern Entity in their capacities as such or Malvern Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Malvern Entity, in each case, that would reasonably be expected to result in any Liability in excess of $25,000. Section 4.25 of Malvern’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Malvern Entity is a party, and Section 4.25 of Malvern’s Disclosure Memorandum sets forth a list of all Orders to which any Malvern Entity is subject, in each case, which are currently outstanding or still in effect.
4.26. [Reserved]
4.27. State Takeover Statutes and Takeover Provisions.
To the extent permitted by applicable Law, the board of directors of Malvern has taken all action required to be taken by it, if any, in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”). No Malvern Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of First Bank entitled to vote in the election of First Bank’s directors.
4.28. Opinion of Financial Advisor.
Malvern has received the opinion of Piper Sandler & Co., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Malvern Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.29. Tax and Regulatory Matters.
To the Knowledge of Malvern, no Malvern Entity has taken or agreed to take any action, and Malvern does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals or would reasonably likely subject First Bank to a Burdensome Condition as defined in Section 7.4.
4.30. Loan Matters.
(a) Except as such disclosure may be limited by any applicable Law, Section 4.30(a) of Malvern’s Disclosure Memorandum sets forth a true, correct and complete list of (i) any written or oral Loans in which Malvern or any Malvern Subsidiary is a creditor which as of September 30, 2022, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of September 30, 2022, over 90 days or more delinquent in payment of principal or interest, (ii) all of the Loans of Malvern and its Subsidiaries that, as of September 30, 2022 had an outstanding balance of $100,000 or more and were (1) on non-accrual status or (2) classified by Malvern as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.
(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, to Malvern’s Knowledge, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Malvern Entity.
(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Malvern’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.
(d) None of the Contracts pursuant to which any Malvern Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Except as would not be material to Malvern and its Subsidiaries, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Malvern, acquired by Malvern or any of its Subsidiaries (a “Pool”) meets all material eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been, to the Knowledge of Malvern, finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Knowledge of Malvern, no Pools have been improperly certified, and, except as would not be material to Malvern and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.
(e) (i) Section 4.30(e) of Malvern’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Malvern to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Malvern Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(f) Neither Malvern nor any of its Subsidiaries is now nor has it ever been since September 30, 2022, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.31. Deposits.
All of the deposits held by Malvern (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Malvern and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by Malvern are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Malvern, threatened.
4.32. Allowance for Loan and Lease Losses.
The allowance for loan and lease losses (“ALLL”) reflected in the Malvern Financial Statements was, as of the date of each of the Malvern Financial Statements, in the opinion of management of Malvern, (i) in compliance in all material respects with Malvern’s existing methodology for determining the adequacy of its ALLL and (ii) in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.
4.33. Insurance.
The Malvern Entities are insured with reputable insurers against such risks and in such amounts as the management of Malvern reasonably has determined to be prudent. Section 4.33 of Malvern’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Malvern Entities, correct and complete copies of which policies have been provided to First Bank prior to the date hereof. The Malvern Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Malvern Entities, a Malvern Entity is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To Malvern’s Knowledge, no Malvern Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Malvern’s Knowledge, is the termination of any such policies threatened.
4.34. OFAC; Sanctions.
None of Malvern, or any Malvern Entity or, to the Knowledge of Malvern, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any Malvern Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals (“SDN List”) of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.
4.35. Brokers and Finders.
Except for Piper Sandler & Co., neither Malvern nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
4.36. Transactions with Affiliates.
There are no Contracts, plans, arrangements or other transactions between any Malvern Entity, on the one hand, and (a) any “executive officer” (as defined in Rule 3b-7 under the Exchange Act) or director of any Malvern Entity, (b) to Malvern’s Knowledge, any (i) record or beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange

Act) of five percent or more of the voting securities of Malvern or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Malvern, on the other hand, in each case, of the type required to be reported in any Malvern SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis and except those, in each case, of a type available to employees of Malvern generally and other than normal reimbursements for business expenses or depository relationships made in the Ordinary Course.
4.37. Investment Adviser Subsidiary.
Except as set forth on Section 4.37 of Malvern’s Disclosure Memorandum, neither Malvern nor any Malvern Subsidiary provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
4.38. No Broker-Dealer Subsidiary.
Except as set forth on Section 4.38 of Malvern’s Disclosure Memorandum, neither Malvern nor any Malvern Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.
4.39. No Insurance Subsidiary.
Except as set forth on Section 4.39 of Malvern’s Disclosure Memorandum, neither Malvern nor any Malvern Subsidiary conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.
4.40. Malvern Foundation.
Malvern has confirmed that the board of directors of the Malvern Foundation has duly authorized and approved the Foundation Actions on or prior to the date of this Agreement, which Foundation Actions shall be effective and contingent upon the consummation of the Merger.
4.41. No Other Representations and Warranties
Except for the representations and warranties in this Article 4, Malvern does not make any express or implied representation or warranty with respect to Malvern (or any other Malvern Entity), or its businesses, operations, Assets, Liabilities, conditions (financial or otherwise) or prospects, and Malvern hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Malvern in this Article 4, Malvern does not make and has not made any representation to First Bank or any of First Bank’s Affiliates or Representatives with respect to any oral or written information presented to First Bank or any of First Bank’s Affiliates or Representatives in the course of their due diligence investigation of Malvern (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. Malvern acknowledges and agrees that First Bank has not made and is not making any express or implied representation or warranty other than those contained in Article 5.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FIRST BANK
Except (a) as set forth in First Bank’s Disclosure Memorandum or (b) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), First Bank hereby represents and warrants to Malvern as follows:
5.1. First Bank Disclosure Memorandum.
First Bank has delivered to Malvern its Disclosure Memorandum. For purposes of First Bank’s Disclosure Memorandum, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in First Bank’s Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by First Bank that such item represents a material exception or fact, event or circumstance or that such item would be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect on First Bank, (c) no such item is required to be set forth as an exception to a representation or warranty to the extent such item was disclosed in any First Bank FDIC Report filed by First Bank prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature) and (d) any item included in First Bank’s Disclosure Memorandum in response to any disclosure requirement or representation or warranty contained in this Article 5 shall be deemed to qualify any other applicable section of this Agreement to the extent that such disclosure is specifically referenced or cross-referenced.
5.2. Organization, Standing, and Power.
(a) Status of First Bank. First Bank is a bank duly organized, validly existing, and in good standing under the Laws of the State of New Jersey, and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. First Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures to be so qualified or licensed or in good standing which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Bank.
5.3. Authority of First Bank; No Breach By Agreement.
(a) Authority. First Bank has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by First Bank’s shareholders in accordance with this Agreement and the NJBL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of First Bank (including approval by all of the members of the board of directors of First Bank and directing the submission of this Agreement to a vote at a meeting of shareholders of First Bank), subject to the approval of this Agreement by the affirmative vote of at least two-thirds of the outstanding shares of First Bank Common Stock entitled to vote on this Agreement and the Merger (the “First Bank Shareholder Approval”) as contemplated by Section 7.1. Subject to such requisite First Bank Shareholder approval, the Malvern Shareholder Approval and the Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by Malvern, this Agreement represents a legal, valid, and binding obligation of First Bank, enforceable against First Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b) No Conflicts. Neither the execution and delivery of this Agreement by First Bank, nor the consummation by First Bank of the transactions contemplated hereby, nor compliance by First Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Bank’s certificate of incorporation, charter, bylaws, other governing instruments or certificate of incorporation, charter, bylaws or other governing instruments of any other First Bank Entity or any resolution adopted by the board of directors or the shareholders of any First Bank Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Bank Entity under, any Contract or Permit of any First Bank Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, the First Bank Shareholder Approval or the other Consents described in Section 5.3(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any First Bank Entity or any of their respective material Assets, except (in the case of clauses (ii) and (iii) above) where such Default or failure to obtain any such Consent has not resulted or would not reasonably be expected to result in, either individually or in the aggregate, material Liability on the part of First Bank.
(c) Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and any declaration of effectiveness of the Joint Proxy Statement- Offering Circular), applicable state corporate and Securities Laws, PBCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Bank of the Merger, the Bank Merger and the other transactions contemplated in this Agreement.
(d) First Bank Debt. First Bank has no debt that is secured by First Bank capital stock.

5.4. Capitalization of First Bank.
(a) Ownership. The authorized capital stock of First Bank consists of (i) 40,000,000 shares of First Bank Common Stock, of which 19,451,755 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of preferred stock, par value $2.00 per share, of First Bank, of which no shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, no more than 714,140 shares of First Bank Common Stock are subject to outstanding First Bank Options or other Equity Rights in respect of First Bank Common Stock, and no more than 440,915 shares of First Bank Common Stock were reserved for future grants under the First Bank Stock Plans. Upon any issuance of any shares of First Bank Common Stock in accordance with the terms of the First Bank Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.
(b) Other Rights and Obligations. All of the issued and outstanding shares of First Bank Capital Stock are, and all of the shares of First Bank Common Stock to be issued in exchange for shares of Malvern Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable, including under the NJBL. None of the shares of First Bank Common Stock to be issued in exchange for shares of Malvern Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of First Bank, and no such preemptive rights exist.
(c) Outstanding Equity Rights. Except as set forth in Section 5.4(a), as of the date of this Agreement, there are no shares of capital stock or other equity securities of First Bank outstanding and no outstanding Equity Rights relating to the capital stock of First Bank. No First Bank Subsidiary owns any capital stock of Malvern.
(d) Voting Debt. No bonds, debentures, notes or other indebtedness of First Bank having the right to vote (or which are convertible into, or exchangeable for, securities of First Bank having the right to vote) on any matters on which shareholders of First Bank may vote are issued or outstanding. There are no Contracts pursuant to which First Bank is or could be required to register shares of Malvern’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of First Bank.
5.5. First Bank Subsidiaries.
First Bank has no direct or indirect Subsidiaries nor does it own any equity interests in any other Person, other than the entities set forth in Section 5.5 of First Bank’s Disclosure Memorandum. First Bank owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of the First Bank Subsidiaries. No capital stock (or other equity interest) of a First Bank Subsidiary is or may become required to be issued (other than to another First Bank Entity) by reason of any Equity Rights, and there are no Contracts by which a First Bank Subsidiary is bound to issue (other than to another First Bank Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any First Bank Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a First Bank Subsidiary (other than to another First Bank Entity). There are no Contracts relating to the rights of any First Bank Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a First Bank Subsidiary. All of the shares of capital stock (or other equity interests) of each First Bank Subsidiary held by a First Bank Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the First Bank Entity free and clear of any Lien. First Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, the deposits in which are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of First Bank, threatened. The articles of incorporation or association, charter, bylaws, or other governing documents of each First Bank Subsidiary comply in all material respects with applicable Law.
5.6. FDIC Filings; Financial Matters.
(a) Financial Statements. First Bank has timely filed and made available to Malvern all FDIC Documents required to be filed by First Bank since December 31, 2021 (the “First Bank FDIC Reports”). The First Bank FDIC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of the Joint Proxy Statement-Offering Circular, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such First Bank FDIC Reports or necessary in order to make the statements in such First Bank FDIC Reports, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.
(b) Call Reports. Each of the First Bank Financial Statements (including, in each case, any related notes) contained in the First Bank FDIC Reports, including any First Bank FDIC Reports filed after the date of this Agreement until the Effective Time, complied, as of their respective dates of filing with the FDIC, as to form in all material respects with the applicable published rules and regulations of the FDIC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by the FDIC), and fairly presented in all material respects the consolidated financial position of First Bank and its Subsidiaries as at the respective dates and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
(c) Systems and Processes. Since December 31, 2021, First Bank and each of its Subsidiaries has had in place disclosure controls and procedures reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by First Bank in the First Bank FDIC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the FDIC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of First Bank as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of First Bank required by the FDIC with respect to such reports. First Bank and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. First Bank has disclosed, based on its most recent evaluation prior to the date of this Agreement, to First Bank’s outside auditors and the audit committee of the board of directors of First Bank, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would be reasonably likely to adversely affect First Bank’s ability to accurately record, process summarize and report financial information and (ii) to the Knowledge of First Bank, any fraud that involves management or other employees who have a significant role in First Bank’s internal control over financial reporting, whether or not material and that occurred during any period covered by First Bank’s Financial Statements.
(d) Records. The records, systems, controls, data and information of First Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Bank.
(e) Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to First Bank’s Financial Statements is, and has been throughout the periods covered thereby, “independent” within the meaning of applicable accounting requirements. As of the date hereof, the external auditor for First Bank has not resigned or been dismissed as a result of or in connection with any disagreements with First Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
5.7. Books and Records.
The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by First Bank.

5.8. Absence of Undisclosed Liabilities.
No First Bank Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course consistent with past practice since December 31, 2021, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheets of First Bank as of December 31, 2021, included in the First Bank Financial Statements at and for the period ending December 31, 2021 or in any quarterly report from and after such date filed prior to the date of this Agreement.
5.9. Absence of Certain Changes or Events.
Since December 31, 2021 there has not been a Material Adverse Effect on First Bank.
5.10. Tax Matters.
(a) The First Bank Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The First Bank Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the First Bank Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the First Bank Entities. No claim has ever been made in writing by an authority in a jurisdiction where any First Bank Entity does not file a Tax Return that such First Bank Entity may be subject to Taxes by that jurisdiction.
(b) None of the First Bank Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any First Bank Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the First Bank Entities has waived any statute of limitations in respect of any Taxes.
(c) Each First Bank Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.
(d) The unpaid Taxes of each First Bank Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such First Bank Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the First Bank Entities in filing their Tax Returns.
5.11. Intellectual Property; Privacy.
(a) Each First Bank Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such First Bank Entity. Each First Bank Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such First Bank Entity in connection with such First Bank Entity’s business operations, and such First Bank Entity has the right to convey by sale or license any Intellectual Property so conveyed. No First Bank Entity is in Default under any of its Intellectual Property licenses in any material respect. To First Bank’s Knowledge, no proceedings have been instituted, or are pending or threatened, which challenge the rights of any First Bank Entity with respect to Intellectual Property used, sold or licensed by such First Bank Entity in the course of its business, nor has any Person claimed or alleged to First Bank any violation of their rights with respect to such Intellectual Property. The conduct of the business of the First Bank Entities and the use of any Intellectual Property by First Bank and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to First Bank in writing that First Bank or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any First Bank Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement.
(b) (i) The computer, information technology and data processing systems, facilities and services used by First Bank and each of its Subsidiaries, including all Systems, are reasonably sufficient for the conduct of the respective businesses of First Bank and its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of First Bank and each of its Subsidiaries as currently conducted. To First Bank’s Knowledge, since December 31, 2019, no third party has gained unauthorized access to any Systems owned or controlled by First Bank or any of its Subsidiaries in any material respect, and First Bank and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to secure the Systems from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. First Bank and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and to the Knowledge of First Bank sufficient to reasonably maintain the operation of the respective businesses of First Bank and each of its Subsidiaries in all material respects.
(c) Since December 31, 2019, First Bank and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures designed to protect all personally identifiable information in its possession or control against loss, damage, and unauthorized access, use, modification, or other misuse. To First Bank’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by First Bank, any of its Subsidiaries or any other person acting on First Bank or any of its Subsidiaries’ behalf which either (i) remains uncured or (ii) is reasonably expected to result in, individually or in the aggregate, material Liability on the part of First Bank.
5.12. Environmental Matters.
(a) Each First Bank Entity, its Participation Facilities, and its Operating Properties are, and have been, during the last seven (7) years, in compliance, in all material respects, with all Environmental Laws.
(b) There is no Litigation pending or, to the Knowledge of First Bank, threatened before any Regulatory Authority or other forum in which any First Bank Entity or any of its Operating Properties or Participation Facilities (or First Bank in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any First Bank Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.
5.13. Compliance with Laws.
(a) Each First Bank Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith) in all material respects. There has occurred no Default under any such Permit and to the Knowledge of First Bank, no suspension, cancellation of any such Permit is threatened. None of the First Bank Entities:
(i) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments);
(ii) is in material Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or
(iii) since December 31, 2021, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof

(i) asserting that any First Bank Entity is not in compliance with any Laws or Orders, or (ii) requiring any First Bank Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal or informal agreement, directive, consent decree, commitment or memorandum of understanding, order of prohibition or suspension or other written statements as described under 12 U.S.C. 1818(u), or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.
(b) First Bank and each First Bank Entity is in material compliance with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Laws promulgated by the Consumer Financial Protection Bureau, Laws administered or enforced by the Federal Reserve, or the FDIC, all Laws relating to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, all Laws relating to truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the Holding Company Act, the FDIA, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Bank is “well-capitalized” (as this term is defined in applicable regulations).
5.14. Community Reinvestment Act Performance.
First Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and First Bank has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in First Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”
5.15. Legal Proceedings.
There is no Litigation instituted or pending, or, to the Knowledge of First Bank, threatened against any First Bank Entity, or against any current or former director, employee or employee benefit plan of any First Bank Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any First Bank Entity, in each case, that would reasonably be expected to result in any Liability in excess of $25,000.
5.16. Reports.
Since December 31, 2021, each First Bank Entity has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents, together with any amendments required to be made with respect thereto, including Call Reports, that it was required to file or furnish with Regulatory Authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements made therein not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.
5.17. Agreements with Regulatory Authorities.
Neither First Bank nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any formal or informal written agreement, consent decree, or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, order of prohibition or suspension or other written statement as described under 12 U.S.C. 1818(u), or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its management or its business (each, a “First Bank Regulatory Agreement”), nor has First Bank or any of its Subsidiaries been advised in writing or, to First Bank’s Knowledge, orally, since December 31, 2021, by any Regulatory Authority that it is likely to be considering issuing, initiating, ordering, or requesting any such First Bank Regulatory Agreement.
5.18. Foreign Corrupt Practices.
During the last five (5) years, no First Bank Entity, or, to the Knowledge of First Bank, any director, officer, agent, employee or other Person acting on behalf of a First Bank Entity has, in the course of its actions for, or on behalf of, any First Bank Entity (i) used any funds of First Bank or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of First Bank or any of its Subsidiaries, (iii) violated in any material respect or is in violation in any material respect of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable similar Law, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for First Bank or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Bank or any of its Subsidiaries, (v) established or maintained any unlawful fund of monies or other Assets of First Bank or any of its Subsidiaries, (vi) made any fraudulent entry on the books or records of First Bank or any of its Subsidiaries or (vii) violated in any material respect or is in violation in any material respect of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction applicable to First Bank, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Regulatory Authority with jurisdiction over First Bank and its Subsidiaries (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any First Bank Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of First Bank, threatened. For the last five (5) years, each First Bank Entity has been conducting operations at all times in material compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each First Bank Entity has established and maintained a system of internal controls designed to ensure material compliance by the First Bank Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.
5.19. Tax and Regulatory Matters.
To the Knowledge of First Bank, no First Bank Entity or any Affiliate thereof has taken or agreed to take any action, and First Bank does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals or would reasonably likely subject First Bank to a Burdensome Condition as defined in Section 7.4.
5.20. Allowance for Loan and Lease Losses.
The ALLL reflected in the First Bank Financial Statements was, as of the date of each of the First Bank Financial Statements, in the opinion of management of First Bank, (i) in compliance in all material respects with First Bank’s existing methodology for determining the adequacy of its ALLL and (ii) in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.
5.21. Brokers and Finders.
Except for Hovde Group, neither First Bank nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.22. Deposits.
All of the deposits held by First Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of First Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by First Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of First Bank, threatened.
5.23. Insurance.
The First Bank Entities are insured with reputable insurers against such risks and in such amounts as the management of First Bank reasonably has determined to be prudent. Section 5.23 of First Bank’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the First Bank Entities, correct and complete copies of which policies have been provided to Malvern prior to the date hereof. The First Bank Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the First Bank Entities, First Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To First Bank’s Knowledge, no First Bank Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to First Bank’s Knowledge, is the termination of any such policies threatened.
5.24. OFAC; Sanctions.
None of First Bank, any First Bank Entity or, to the Knowledge of First Bank, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any First Bank Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Sanctioned Countries, (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) SDN List of OFAC, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.
5.25. No Other Representations and Warranties.
Except for the representations and warranties in this Article 5, First Bank does not make any express or implied representation or warranty with respect to First Bank (or any other First Bank Entity), or its businesses, operations, Assets, Liabilities, conditions (financial or otherwise) or prospects, and First Bank hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by First Bank in this Article 5, First Bank does not make and has not made any representation to Malvern or any of Malvern’s Affiliates or Representatives with respect to any oral or written information presented to Malvern or any of Malvern’s Affiliates or Representatives in the course of their due diligence investigation of First Bank (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. First Bank acknowledges and agrees that Malvern has not made and is not making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1. Affirmative Covenants of Malvern.
(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Bank shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein, as required by Law (including the Pandemic Measures) or as set forth in Section 6.1 of Malvern’s Disclosure Memorandum, Malvern shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the Ordinary Course in all material respects, (b) use its reasonable best efforts to (i) preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and (ii) maintain its rights, authorizations, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its directors, officers and employees, and (c) use commercially reasonable efforts to obtain Consents from counterparties to such Contracts and terminate such other Contracts as First Bank may reasonably request, in each case, effective and contingent upon the consummation of the Merger. In addition, Malvern shall, and shall cause each of its Subsidiaries to take no action that is intended to or which would reasonably be expected to adversely affect or materially delay (i) the receipt of any Requisite Regulatory Approvals, (ii) the consummation of the transactions contemplated by this Agreement or (iii) performance of its covenants and agreements in this Agreement. Notwithstanding anything to the contrary set forth in this Section 6.1 or Section 6.2, Malvern and its Subsidiaries may take any commercially reasonable actions that Malvern reasonably determines are necessary or prudent for it to take in response to the Pandemic or the Pandemic Measures; provided, that Malvern shall provide prior notice to and consult in good faith with First Bank to the extent such actions would otherwise require consent of the other party under this Section 6.1 or Section 6.2.
(b) On or prior to the date hereof, Malvern has confirmed that the board of directors of the Malvern Foundation has (i) duly authorized and approved the Foundation Actions, effective and contingent upon the consummation of the Merger, and (ii) appointed such individuals as reasonably requested by First Bank to serve as directors of the Malvern Foundation effective and contingent upon the consummation of the Merger. It is the intent of the Parties that (i) the Malvern Foundation shall be governed by a board of directors consisting of a majority of First Bank representatives, following the Effective Time, and (ii) the individuals serving as directors of the Malvern Foundation immediately prior to Effective Time may continue to serve as directors of the Malvern Foundation after the Effective Time in their own discretion.
6.2. Negative Covenants of Malvern.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Bank shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed (and in the case of Section 6.2(v), unless First Bank has not notified Malvern of its disapproval in writing within two Business Days of Malvern’s request), and except as required by Law (including the Pandemic Measures), as otherwise expressly contemplated herein or as set forth in Section 6.2 of Malvern’s Disclosure Memorandum, Malvern covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a) amend the articles of incorporation, articles of association, charter, bylaws or other governing instruments of any Malvern Entity;
(b) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the Ordinary Course);
(c) (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Malvern Entity (except for the acceptance of shares of Malvern Common Stock as payment for the exercise of Malvern Stock Options or for withholding Taxes incurred in connection with the exercise of Malvern Stock Options and dividend equivalents thereon, in each case in the Ordinary Course and in accordance with the terms of the applicable Malvern Stock Plan and award agreement in effect on the date hereof), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Malvern’s capital stock or other equity interests;
(d) issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Malvern Common Stock or any other capital stock of any Malvern Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, other than the issuance of any shares of Malvern Common Stock upon the exercise of Malvern Stock Options or the vesting or settlement of any Malvern RSAs that are outstanding on the date of this Agreement in accordance with the terms of the applicable Malvern Stock Plan and award agreement;
(e) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Malvern Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Malvern Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Malvern Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to Malvern or one of the Malvern Subsidiaries) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;
(f) (i) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Malvern Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;
(g) except as required by Law or in the Ordinary Course or under the terms of any Malvern Benefit Plan in effect as of the date of this Agreement or pursuant to Section 7.08(g) of this Agreement, (i) grant any increase in compensation or benefits to any employee or other service provider of any Malvern Entity, (ii) grant or pay any bonus, retention, change in control, severance or termination payments or benefits, (iii) grant any awards under any Malvern Stock Plan, waive any stock repurchase rights, or amend or terminate any Malvern Stock Option or Malvern RSA, (iv) fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any employee whose annual base compensation is greater than $75,000, other than for cause, (vi) hire any officer, employee, independent contractor or consultant who has annual base compensation greater than $75,000, other than to replace any officer, employee independent contractor or consultant whose employment or service terminates prior to the Effective Time, or (vii) enter into, establish, adopt, modify, amend or terminate any Malvern Benefit Plan or any plan, program, policy, agreement or arrangement that would be a Malvern Benefit Plan if in existence as of the date hereof, other than modifications or amendments that would not increase the cost of such Malvern Benefit Plan;
(h) make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required by a Regulatory Authority or to conform to changes in regulatory accounting requirements or GAAP;
(i) commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Malvern Entity for money damages in excess of $100,000 or that would impose any material restriction on the operations, business or Assets of any Malvern Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby (other than with respect to a breach by First Bank hereof);
(j) except in the Ordinary Course or as set forth on Section 6.2(j) of Malvern’s Disclosure Memorandum, (i) enter into, renew, extend, materially modify, materially amend or terminate any (A) Contract that calls for aggregate annual payments of $50,000 or more, (B) Malvern Contract, (C) Contract referenced in Section 4.35

(or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), (ii) make any material amendment or material modification to any Contract described in clause (i), or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);
(k) (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), or (ii) change its policies and practices in any material respect with respect to underwriting, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority;
(l) make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000, in the aggregate;
(m) except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) its hedging practices and policies or (ii) insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;
(n) cancel or release any material indebtedness owed to any Person or any claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of this Agreement;
(o) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility, other than any such activity already commenced or authorized as of the date of this Agreement and disclosed on Section 6.2 of Malvern’s Disclosure Memorandum;
(p) materially change or restructure its investment securities portfolios, its investment securities practices or policies, or materially change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or materially change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;
(q) alter materially its interest rate policies or fee pricing policies with respect to depository accounts of any Malvern Subsidiaries or waive any material fees with respect thereto, except in the Ordinary Course;
(r) make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Malvern Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
(s) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
(t) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;
(u) except as set forth on Section 6.2(u) of Malvern’s Disclosure Memorandum, foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 24 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material;
(v) except as set forth on Section 6.2(v) of Malvern’s Disclosure Memorandum, make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Malvern), except (i) new Loans not in excess of

$1,000,000 to a Person not a current borrower or an Affiliate of a current borrower, (ii) Loans or commitments for Loans that have previously been approved by Malvern prior to the date of this Agreement, (iii) any amendments or modifications that have previously been approved by Malvern prior to the date hereof with respect to any existing Loan rated “special mention” or worse with total credit exposure not in excess of $100,000 or (iv) any amendments or modifications of any Loan that have previously been approved by Malvern prior to the date hereof that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Malvern, in each case not in excess of $100,000;
(w) enter into or agree in writing to abide by or comply with any regulatory enforcement order with or issued by any banking or securities regulatory authority without first notifying and consulting with First Bank;
(x) take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law or a Regulatory Authority; or
(y) agree to take, make any commitment to take, or adopt any resolutions of Malvern’s board of directors in support of, any of the actions prohibited by this Section 6.2.
6.3. Covenants of First Bank.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Malvern shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed, and except as required by Law, as otherwise expressly contemplated herein or as set forth in First Bank’s Disclosure Memorandum, First Bank covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a) amend the Certificate of Incorporation, bylaws, charter or other governing instruments of First Bank or any Significant Subsidiaries (as defined by the FDIC rules and regulations) in a manner that would adversely affect Malvern or the holders of Malvern Common Stock adversely relative to other holders of First Bank Common Stock;
(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
(c) take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or
(d) agree to take, make any commitment to take, or adopt any resolutions of First Bank’s board of directors in support of, any of the actions prohibited by this Section 6.3.
In addition, First Bank shall not, and shall cause its Subsidiaries not to, take any action that is intended to or which would reasonably be expected to adversely affect or materially delay (i) the receipt of any Requisite Regulatory Approvals, (ii) the consummation of the transactions contemplated by this Agreement or (iii) performance of its covenants and agreements in this Agreement.
6.4. Reports.
Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with applicable Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the FDIC or the SEC, as applicable, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to information contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

6.5. Director Designees.
Prior to the Closing, the Board of Directors of First Bank shall take all necessary actions to increase by three the number of directors constituting the entire Board of Directors of First Bank, effective as of and contingent upon the occurrence of the Effective Time, and shall duly elect three individuals to be designated, prior to the Effective Time, by First Bank, in consultation with Malvern, pursuant to the procedure set forth in the following sentence (the “Director Designees”) to become directors of First Bank, effective as of and contingent upon the occurrence of the Effective Time. The Director Designees shall be individuals serving on the Board of Directors of Malvern as of the date of this Agreement, determined by First Bank in consultation with Malvern, subject to First Bank’s customary background screening and evaluation procedures for potential directors. First Bank shall use its reasonable best efforts to obtain First Bank Shareholder Approval as contemplated by the foregoing provisions of this Section 6.5.
ARTICLE 7
ADDITIONAL AGREEMENTS
7.1. Joint Proxy Statement-Offering Circular; Shareholder Approvals.
(a) First Bank and Malvern shall promptly prepare and file with the FDIC and the SEC, as applicable, a Joint Proxy Statement and an offering circular of First Bank (the “Offering Circular,” and together, including any amendments thereto, the “Joint Proxy Statement-Offering Circular”) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. First Bank and Malvern agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and accountants in the preparation of the Joint Proxy Statement-Offering Circular. Each of First Bank and Malvern agrees to use all commercially reasonable efforts to cause the Joint Proxy Statement-Offering Circular to be cleared by the FDIC and the SEC, as applicable, as promptly as reasonably practicable after filing thereof, and following the Joint Proxy Statement-Offering Circular being cleared by the FDIC and the SEC (whether affirmatively or by lapse of any required review period by the FDIC or the SEC), Malvern and First Bank shall promptly thereafter mail or deliver the Joint Proxy Statement-Offering Circular to their respective shareholders. First Bank also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Malvern shall furnish all information concerning Malvern and the holders of Malvern Common Stock as may be reasonably requested in connection with any such action. Each of First Bank and Malvern agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or as may be reasonably requested in connection with the Joint Proxy Statement-Offering Circular or any other statement, filing, notice or application made by or on behalf of First Bank, Malvern or their respective Subsidiaries to any Regulatory Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Malvern shall have the right to review and consult with First Bank with respect to any information included in the Joint Proxy Statement-Offering Circular prior to being filed with the FDIC and the SEC. First Bank will advise Malvern, promptly after First Bank receives notice thereof, of the time when the Joint Proxy Statement-Offering Circular has been cleared by the FDIC, or the suspension of the qualification of First Bank Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the FDIC for the amendment or supplement of the Joint Proxy Statement-Offering Circular or for additional information. Malvern will advise First Bank, promptly after Malvern receives notice thereof, of the time when the Joint Proxy Statement-Offering Circular has been cleared by the SEC (whether affirmatively or by lapse of any required review period by the SEC), or of any request by the SEC for the amendment or supplement of the Joint Proxy Statement-Offering Circular or for additional information. The information supplied or to be supplied by any Malvern Entity or any Affiliate thereof and specifically called for inclusion (including by incorporation by reference) in the Joint Proxy Statement-Offering Circular to be filed by First Bank with the FDIC and Malvern with the SEC, when supplied or when the Joint Proxy Statement-Offering Circular is cleared by the FDIC or the SEC, as applicable (or when incorporated by reference), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement-Offering Circular relating to Malvern and the Malvern Subsidiaries and other portions within the reasonable control of Malvern and the Malvern Subsidiaries will comply as to form in all material respects with the requirements of the SEC and with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The information supplied or to be supplied by any Malvern Entity or any Affiliate thereof and specifically called for inclusion (including by incorporation by reference) in the Joint Proxy Statement-Offering Circular, and any other documents required to be filed by a Malvern Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will not, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy Statement-Offering Circular, when first mailed to the shareholders of Malvern and the shareholders of First Bank, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or, in the case of the Joint Proxy Statement-Offering Circular or any amendment thereof or supplement thereto, at the time of Malvern Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement in any earlier communication with respect to the solicitation of any proxy for Malvern Shareholders Meeting, in light of the circumstances in which they were made, not misleading. None of the information supplied or to be supplied by any First Bank Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy Statement-Offering Circular to be filed by First Bank with the FDIC or Malvern with the SEC, will, when supplied or when the Joint Proxy Statement-Offering Circular is cleared by the FDIC or SEC, as applicable (or when incorporated by reference), contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Joint Proxy Statement-Offering Circular relating to First Bank and its Subsidiaries and other portions within the reasonable control of First Bank and its Subsidiaries will comply as to form in all material respects with the requirements of the FDIC and with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by any First Bank Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy Statement-Offering Circular, and any other documents to be filed by any First Bank Entity or any Affiliate thereof with the FDIC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy Statement-Offering Circular, when first mailed to the shareholders of Malvern and the shareholders of First Bank, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement-Offering Circular or any amendment thereof or supplement thereto, at the time of First Bank Shareholders Meeting, contain any untrue statement of material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to make any statement in any earlier communication with respect to the solicitation of any proxy for First Bank Shareholders Meeting, not misleading.
(b) Malvern shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Malvern Shareholders Meeting”) and Malvern shall use its reasonable best efforts to convene such meeting as promptly as reasonably practicable after the Joint Proxy Statement-Offering Circular is cleared by the FDIC and the SEC, for the purpose of voting upon the approval of this Agreement and obtaining the Malvern Shareholder Approval and such other related matters as it deems appropriate. Malvern agrees that its obligations pursuant to this Section 7.1 shall not be affected by the commencement, proposal, disclosure or communication to Malvern of any Acquisition Proposal, except to the extent that its board of directors has made a Change in the Malvern Recommendation (as defined below) pursuant to Section 7.2(b). Malvern shall (i) through its board of directors (which shall unanimously recommend the Merger and this Agreement), recommend to its shareholders the approval of this Agreement (the “Malvern Recommendation”), (ii) include such Malvern Recommendation in the Joint Proxy Statement-Offering Circular and (iii) use its reasonable best efforts to obtain the Malvern Shareholder Approval, in each case, except to the extent that its board of directors has made a Change in the Malvern Recommendation pursuant to Section 7.2(b). Subject to Section 7.2(b), neither the board of directors of Malvern nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to First Bank, the Malvern Recommendation or take any action, or make any public statement, filing or release inconsistent with the Malvern Recommendation (any of the foregoing being a “Change in the Malvern Recommendation”). Without limiting the generality of the foregoing, subject to Section 7.2(b), unless this Agreement has been terminated in accordance with its terms, this Agreement and the Merger shall be submitted to Malvern’s shareholders at the Malvern Shareholders Meeting whether or not (x) Malvern’s board of directors shall have effected a Change in the Malvern Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Malvern or any of its advisors. In addition to the foregoing, Malvern shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger or enter into any Acquisition Agreement with respect to any Acquisition Transaction other than the Merger, unless this Agreement has been terminated in accordance with its terms. Malvern shall not, without the prior written consent of First Bank, adjourn or postpone the Malvern Shareholder Meeting, except as provided in Section 7.1(c) and unless this Agreement has been terminated in accordance with its terms. If requested by First Bank, Malvern shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, First Bank in connection with obtaining the Malvern Shareholder Approval.
(c) Malvern shall adjourn or postpone the Malvern Shareholders Meeting two times (except in the event of a Change in Malvern Recommendation, in which case Malvern shall only be required to adjourn or postpone the Malvern Shareholders Meeting one time) if, as of the time for which such meeting or adjournment or postponement is originally scheduled there are insufficient shares of Malvern Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Malvern shall also adjourn or postpone the Malvern Shareholders Meeting two times (except in the event of a Change in Malvern Recommendation, in which case Malvern shall only be required to adjourn or postpone the Malvern Shareholders Meeting one time) if, on the date of the Malvern Shareholders Meeting or adjournment or postponement thereof, Malvern has not recorded proxies representing a sufficient number of shares necessary to obtain the Malvern Shareholder Approval. Notwithstanding anything to the contrary herein, subject to Section 7.2(b), unless this Agreement has been terminated in accordance with its terms, the Malvern Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of Malvern at the Malvern Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Malvern of such obligation.
(d) First Bank shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“First Bank Shareholders Meeting”) and First Bank shall use its reasonable best efforts to convene such meeting as promptly as reasonably practicable after the Joint Proxy Statement-Offering Circular is cleared by the FDIC and the SEC, for the purpose of voting upon the approval of this Agreement, including increasing the size of its board of directors in accordance with the terms hereof, and obtaining the First Bank Shareholder Approval and such other related matters as it deems appropriate. First Bank shall (i) through its board of directors (which shall unanimously recommend the Merger and this Agreement), recommend to its shareholders the approval of this Agreement and to increase by three the number of directors constituting the entire Board of Directors of First Bank (the “First Bank Recommendation”), (ii) include such First Bank Recommendation in the Joint Proxy Statement-Offering Circular and (iii) use its reasonable best efforts to obtain the First Bank Shareholder Approval. First Bank shall retain a proxy solicitor reasonably acceptable to Malvern in connection with obtaining the First Bank Shareholder Approval.
(e) First Bank shall adjourn or postpone First Bank Shareholders Meeting two times, if, as of the time for which such meeting or adjournment or postponement is originally scheduled there are insufficient shares of First Bank Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. First Bank shall also adjourn or postpone First Bank Shareholders Meeting two times, if on the date of First Bank Shareholders Meeting or adjournment or postponement thereof, First Bank has not recorded proxies representing a sufficient number of shares necessary to obtain the First Bank Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the First Bank Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of First Bank at the First Bank Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve First Bank of such obligation.
7.2. Acquisition Proposals.
(a) During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Article 9, each Malvern Entity shall not, and shall cause its respective Representatives not to, directly or indirectly, (i) take any action to solicit, encourage (including by providing information or assistance), initiate, facilitate or induce any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any nonpublic information with respect to, or take any action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to an Acquisition Proposal, except to notify a Person that has made or, to the Knowledge of Malvern, is making inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of this Section 7.2, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Malvern shall constitute a breach of this Section 7.2 by Malvern.
(b) Notwithstanding anything to the contrary in Section 7.2(a), if Malvern or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to receipt of the Malvern Shareholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), Malvern may, and may permit Malvern Subsidiaries and its Representatives to furnish or cause to be furnished nonpublic information and participate in discussions or negotiations with respect to such Acquisition Proposal, if the board of directors of Malvern (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Malvern’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be reasonably likely to cause it to violate its fiduciary duties under applicable Law, and (ii) prior to furnishing any nonpublic information or engaging in any discussions permitted by this sentence, obtained from such Person or “Group” an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or “Group” as the terms of the confidentiality agreement entered into between Malvern and First Bank are with respect to First Bank (and such confidentiality agreement shall not provide such Person or “Group” with any exclusive right to negotiate with Malvern). Malvern will promptly following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, advise First Bank in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making any such Acquisition Proposal, request or inquiry), and provide to First Bank (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Notwithstanding anything in this Agreement to the contrary, if the board of directors of Malvern has determined in its good faith judgement (after consultation with Malvern’s financial advisors and outside legal counsel) that making the Malvern Recommendation would be reasonably likely to cause it to violate its fiduciary duties under applicable Law, then in submitting this Agreement to its stockholders, the board of directors of Malvern may make a Change in the Malvern Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided, that the board of directors of Malvern may not take any actions under this sentence unless (i) prior to such action it has complied in all material respects with its obligations under this Agreement and in all respects with its obligations under Sections 7.1 and 7.2 (other than unintentional, immaterial breaches that do not prejudice First Bank’s rights under such section), and following such action it complies with, and fulfills, its obligations under Sections 7.1 and 7.2 (other than unintentional, immaterial breaches that do not prejudice First Bank’s rights under such section), (ii) Malvern gives First Bank at least five Business Days’ prior written notice of its intention to make a Change in the Malvern Recommendation and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, the latest material terms and conditions of, and the identity of the third party making, any Acquisition Proposal, or any amendment or modification thereof) and (iii) at the end of such notice period, the board of directors of Malvern takes into account any amendment or modification to this Agreement proposed by First Bank and after receiving the advice of its outside counsel, has determined in its good faith judgment that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to make the Malvern Recommendation. Any amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2 and will require a new notice period as referred to in this Section 7.2.
Notwithstanding any Change in the Malvern Recommendation, unless this Agreement has been terminated in accordance with its terms, this Agreement shall be submitted to the shareholders of Malvern at the Malvern Shareholders Meeting in accordance with Section 7.1(c); provided, that if the board of directors of Malvern shall have effected a Change in the Malvern Recommendation pursuant to Section 7.2(b) and in accordance with the terms of this Agreement, then the board of directors of Malvern, in connection with the submission of this Agreement to the shareholders of Malvern may submit this Agreement without recommendation, or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Malvern may communicate the basis for its lack of a recommendation or change in recommendation to the shareholders of Malvern in the Joint Proxy Statement-Offering Circular or an appropriate amendment or supplement thereto.
Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
(c) Malvern and Malvern Subsidiaries shall, and Malvern shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than First Bank and its Representatives) that has made or indicated an intention to make an Acquisition Proposal heretofore and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.
7.3. Exchange Listing.
First Bank shall cause the shares of First Bank Common Stock to be issued to the holders of Malvern Common Stock pursuant to the Merger to be approved for listing on NASDAQ, and First Bank shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.
7.4. Consents of Regulatory Authorities.
(a) First Bank and Malvern and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all Permits, Consents, approvals and authorizations of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such Permits, Consents, approvals and authorizations of all such third parties and Regulatory Authorities. First Bank shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger and the Bank Merger under any applicable Law or Order; provided, that in no event shall First Bank be required take any action or agree to take any action, or accept any new restriction or condition on the First Bank Entities which would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (any such condition or restriction, a “Burdensome Condition”). Each of First Bank and Malvern shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing review and consultation rights, each of the Parties hereto agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, the receiving Party shall, to the extent permitted by applicable Law (i) promptly advise the other Party of the receipt of such Regulatory Communication, (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain confidential or non-public supervisory information or competitively sensitive business or proprietary information), and (iii) if permitted by the applicable Regulatory Authority, provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement to the extent such meetings or telephone conversations do not contain or involve confidential or non-public supervisory information, competitively sensitive business or proprietary information.
(b) Each Party agrees, upon request, subject to applicable Laws related to the exchange of information, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.
7.5. Investigation and Confidentiality.
(a) Each Party shall promptly notify the other Party of any material change in the normal course of business or in the operation of its properties and, to the extent permitted by applicable Law (and not involving confidential or non-public supervisory information), of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the written threat of a material claim, action, suit, proceeding or investigation involving such Party or any Subsidiary.
(b) Each Party shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to such Party or (ii) which such Party believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Article 8 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article 8 to be satisfied; and, provided, further, that the delivery of any notice pursuant to this Section 7.5(b) shall not cure any breach of, or non-compliance with, any provision of this Agreement or otherwise limit the remedies available to First Bank or Malvern.
(c) Prior to the Effective Time, each Party shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as such other Party reasonably requests, provided that such investigation shall be conducted during normal business hours and shall not interfere unnecessarily with normal operations of such Person. No investigation by a Party shall affect the ability of such Party to rely on the representations, warranties, covenants and agreements of the other Party, and no investigation shall expand or modify the representations, warranties, covenants and agreements contained herein. Neither First Bank nor Malvern nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of First Bank’s or Malvern’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties), involve confidential or non-public supervisory information, or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will use their reasonable best efforts to make reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(d) Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party, in accordance with the terms of the confidentiality agreement in place between the Parties.

7.6. Press Releases.
Malvern and First Bank agree that no press release or other public disclosure or company-wide communication related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.
7.7. Tax Treatment.
(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions. The Parties adopt: (i) this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code, and (ii) this Agreement and Bank Merger Agreement as a “plan of liquidation” within the meaning of Section 332 of the Code and Section 1.332-6 of the United States Treasury Regulations.
(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of First Bank and Malvern shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.
7.8. Employee Benefits and Contracts.
(a) Unless otherwise agreed between First Bank and a Covered Employee, for the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date (or such shorter period of employment, as the case may be), each employee of Malvern who remains employed by the Surviving Corporation or any First Bank Entity after the Closing Date (each, a “Covered Employee”) shall receive (i) an annual rate of salary or wages and annual cash bonus opportunity that is no less favorable than the annual rate of salary or wages, or bonus opportunity, as applicable, provided to such Covered Employee by Malvern as of immediately prior to the Closing and (ii) benefits (excluding equity and other long-term incentive awards) that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of First Bank; provided, that until such time as First Bank shall cause the Covered Employees to participate in the applicable First Bank employee benefit plans, the continued participation of the Covered Employees in Malvern Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in First Bank’s employee benefit plans may commence at different times with respect to each of First Bank’s employee benefit plans).
(b) For purposes of determining a Covered Employee’s eligibility to participate and vesting under First Bank’s employee benefit plans (other than any defined benefit pension plan, post-employment health or welfare plan, or equity incentive plan), the service of a Covered Employee with a Malvern Entity prior to the Effective Time shall be treated as service with a First Bank Entity to the same extent that such service was recognized by the Malvern Entities under a corresponding Malvern Benefit Plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program, policy, agreement or arrangement (x) under which similarly-situated employees of First Bank Entities do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. In no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any First Bank Entity.
(c) The Malvern Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of the day before the Closing Date, any Malvern Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (a “401(k) Plan”). Malvern shall provide

First Bank with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plan in advance and give First Bank a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Malvern shall provide First Bank with the final documentation evidencing that the 401(k) Plan has been terminated.
(d) Upon request by First Bank in writing prior to the Closing Date, the Malvern Entities shall cooperate in good faith with First Bank, effective on Closing Date, and conditioned upon the consummation of the transaction contemplated hereby, to amend, freeze, terminate or modify any Malvern Benefit Plan to the extent and in the manner determined by First Bank effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Malvern shall provide First Bank with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give First Bank a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Malvern shall provide First Bank with the final documentation evidencing that the actions contemplated herein have been effectuated.
(e) The provisions of this Section 7.8 are solely for the benefit of the Parties to this Agreement, and no employee, any dependent or beneficiary thereof, or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Malvern Benefit Plan or any employee benefit plan, program, policy, agreement or arrangement maintained or sponsored by First Bank, Malvern or any of their respective Affiliates; (ii) alter or limit the ability of any First Bank Entity (including, after the Closing Date, the Malvern Entities) to amend, modify or terminate any Malvern Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee or other service provider any right to employment or continued employment or continued service with any First Bank Entity (including, following the Closing Date, the Malvern Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Malvern, First Bank or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee or other service provider at any time for any reason whatsoever.
(f) Malvern and Malvern Bank shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to Malvern’s employee stock ownership plan (the “Malvern ESOP”) prior to or simultaneous with the Effective Time, as applicable. Effective on the fifth (5th) Business Day before the Effective Time, the ESOP shall be terminated (the “ESOP Termination Date”). No new participants shall be admitted on or after the ESOP Termination Date and all existing ESOP participants’ accounts shall become fully vested and 100% non-forfeitable. Malvern Bank shall direct the ESOP trustee to remit a sufficient number of shares of Malvern Common Stock held in the Malvern ESOP’s Loan Suspense Account (as defined in Section 2.01(z) of the Malvern ESOP) to Malvern to repay the outstanding ESOP loan in full, with each remitted share to be valued equal to the closing price of Malvern Common Stock on the day immediately prior to the ESOP Termination Date. All remaining shares of Malvern Common Stock held by the ESOP as of the Effective Time shall be exchanged for the Merger Consideration. After repayment of the outstanding ESOP loan and the exchange of the shares of Malvern Common Stock for the Merger Consideration, the Merger Consideration received upon conversion of the remaining shares of Malvern Common Stock held in the Malvern ESOP’s Loan Suspense Account shall be deemed to be earnings and shall be allocated as earnings to the accounts of the ESOP participants who are employed as of the ESOP Termination Date based on their account balances under the ESOP as of the ESOP Termination Date and distributed to ESOP participants after the receipt of a favorable determination letter from the IRS. No benefit distributions shall be made from the ESOP without the prior written consent of First Bank before the IRS issues a favorable determination letter with respect to the tax-qualified status of the ESOP on termination unless otherwise required by law. Prior to the Effective Time, Malvern shall take all such actions as are necessary to submit the application for favorable determination letter in advance of the Effective Time (and to provide First Bank with the opportunity to review the application for a favorable determination letter at least twenty (20) days prior to the filing date with the IRS), and following the Effective Time, First Bank shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). Malvern, Malvern Bank, and following the Effective Time, First Bank, will adopt such amendments to the ESOP to effect the provisions of this Section 7.8(f). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.
(g) Employees of Malvern as of the date of the Agreement who remain employed by Malvern as of the Effective Time and whose employment is terminated by First Bank or Malvern Bank (absent termination for cause) within the time period set forth in Section 7.8(g)(i) of Malvern’s Disclosure Memorandum shall receive severance pay equal to the amounts set forth in Section 7.8(g) of First Bank’s Disclosure Memorandum, subject to receipt of an effective release of claims from the employee receiving such severance payment, which release shall be in form and substance reasonably satisfactory to Malvern and First Bank. In addition, Malvern shall be permitted to grant retention bonuses to Employees of Malvern as of the date of this Agreement who remain employed by Malvern as of the Effective Time, with such Employees and retention bonus amounts determined mutually between Malvern and First Bank.
7.9. D&O Indemnification.
(a) From and after the Effective Time, First Bank shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of Malvern or any of its Subsidiaries (the “Indemnified Parties”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that such Indemnified Party was an officer, director or employee of Malvern or any Malvern Subsidiary or acts or omissions by such Indemnified Party in such capacity or taken at the request of Malvern or any Malvern Subsidiary, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated hereby), to the fullest extent permitted by Law and (ii) assume all obligations of Malvern and any Malvern Subsidiary to the Indemnified Parties in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the articles of incorporation, charter, bylaws or similar organizational documents Malvern or the Malvern Subsidiaries. In addition, First Bank, from and after the Effective Time, shall advance any expenses (including legal expenses) of any Indemnified Party under this Section 7.9 as incurred to the fullest extent permitted by applicable Law and in any articles of incorporation, charter, bylaws or similar organizational documents of Malvern or the Malvern Subsidiaries.
(b) First Bank shall use its reasonable best efforts to maintain in effect for six years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Malvern (provided that First Bank may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall First Bank be required to expend pursuant to this Section 7.9(b) more than an amount per year equal to 275% of current annual premiums paid by Malvern for such insurance and, in the event the cost of such coverage shall exceed that amount, First Bank shall purchase as much coverage as possible for such amount. The provisions of this Section 7.9 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by Malvern for purposes of this Section 7.9 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement. First Bank shall keep such coverage in effect after the Effective Time.
(c) Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify First Bank thereof. The provisions of this Section 7.9 are intended for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, and in shall no way limit, any other rights to indemnification or contribution that any Indemnified Party may have under applicable Law, the articles of incorporation, charter, bylaws or similar organizational documents of Malvern or the Malvern Subsidiaries, by contract or otherwise. In the event First Bank or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Bank or the purchaser of its assets and properties shall assume the obligations set forth in this Section 7.9. This Section 7.9 shall survive the Effective Time.

7.10. Operating Functions.
Malvern shall cooperate with First Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of First Bank and Malvern, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as First Bank may decide. Malvern shall take any action First Bank may reasonably request prior to the Effective Time to facilitate the combination of the operations of Malvern with First Bank. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non- disclosure and similar agreements with such service providers and/or the other party). Without limiting the foregoing, upon at least forty-eight (48) hours’ advance written notice to Malvern, (i) Malvern shall provide office space (and other reasonably requested support and assistance) in connection with the foregoing, and (ii) senior officers of Malvern and First Bank shall meet from time to time as Malvern or First Bank may reasonably request to review the financial and operational affairs of Malvern, and Malvern shall give due consideration to First Bank’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) First Bank shall not under any circumstance be permitted to exercise control of Malvern or any other Malvern Subsidiaries prior to the Effective Time, (b) Malvern shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, (c) Malvern shall not be required to agree to any obligation or input that is not contingent upon the consummation of the Merger and (d) any such access or meetings shall be held or conducted during normal business hours and shall not interfere unnecessarily with normal operations of Malvern.
7.11. Shareholder Litigation.
Each of First Bank and Malvern shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of First Bank or Malvern, as applicable, threatened against First Bank, Malvern or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by First Bank, Malvern or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against such Party and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
7.12. Legal Conditions to Merger.
Subject to Sections 7.1, 7.2 and 7.4 of this Agreement, each of First Bank and Malvern shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by, any Regulatory Authority and any other third party that is required to be obtained by Malvern or First Bank or any of their respective Subsidiaries in connection with, or to effect, the Merger and the other transactions contemplated by this Agreement.
7.13. Change of Method.
First Bank may at any time change the method of effecting the Merger if and to the extent requested by First Bank, and Malvern agrees to enter into such amendments to this Agreement as First Bank may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Malvern’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.
7.14. Takeover Statutes.
Neither First Bank nor Malvern shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of First Bank and Malvern shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of First Bank and Malvern will take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
7.15. Exemption from Liability from Short Swing Profits.
Malvern and First Bank agree that, in order to most effectively compensate and retain those officers and directors of Malvern subject to the reporting requirements of Section 16(a) of the Exchange Act, pursuant to 12 C.F.R. § 335.601 (the “Malvern Insiders”), both prior to and after the Effective Time, it is desirable that Malvern Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act, pursuant to 12 C.F.R. § 335.601, to the fullest extent permitted by applicable Law in connection with the conversion of shares of Malvern Common Stock in the Merger, and for compensatory and retentive purposes agree to the provisions of this Section 7.15. The boards of directors of First Bank and of Malvern, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Malvern Common Stock and (ii) any acquisitions of First Bank Common Stock pursuant to the transactions contemplated by this Agreement and by any Malvern Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, pursuant to 12 C.F.R. § 335.601, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, pursuant to 12 C.F.R. § 335.601, to the fullest extent permitted by applicable Law.
7.16. Closing Financial Statements.
At least eight Business Days prior to the Effective Time of the Merger, Malvern shall provide First Bank with Malvern’s consolidated financial statements presenting the financial condition of Malvern and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and Malvern’s consolidated results of operations for the period from January 1, 2022 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, that if the Effective Time of the Merger occurs on or before the 15th Business Day of the month, Malvern shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall be accompanied by a certificate of Malvern’s chief financial officer, dated as of the date of delivery, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Malvern in all material respects. Such financial statements shall have been prepared in all material respects in accordance with GAAP, and reflect all period-end accruals and other adjustments. Such Closing Financial Statements shall also reflect as of their date (a) accruals for (i) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Malvern for services rendered in connection with the transactions contemplated by this Agreement, (ii) any employee severance, retention or change-in-control payments or expenses consistent with the terms of this Agreement, (iii) any payment made or expense accrued for the purchase of a directors’ and officers’ liability insurance policy pursuant to this Agreement, (iv) other third-party costs, fees and expenses incurred or accrued by Malvern in connection with the transactions contemplated by this Agreement, and in each case, paid by Malvern or payable by Malvern prior to the Effective Time, (v) losses incurred or accrued by Malvern relating to the loans listed in Section 8.2(f)(1) of Malvern’s Disclosure Memorandum, (vi) costs, fees expenses, or any other amounts or payments, incurred or accrued by Malvern in connection with the matter set forth in Section 8.2(f)(2) of Malvern’s Disclosure Memorandum, (vii) changes in accumulated other comprehensive income from September 30, 2022 through the Closing Date, and (viii) changes to changes to GAAP or regulatory accounting requirements, including GAAP shareholders’ equity as a result of the initial adoption of the Current Expected Credit Losses (CECL) Methodology and (b) the shareholders’ equity referenced in Section 8.2(f).
7.17. Approval of Bank Merger Agreement.
Promptly after the execution of this Agreement, Malvern (a) shall cause the board of directors of Malvern Bank to take all actions as may be necessary by such board of directors to approve the Bank Merger Agreement and the Bank Merger, to the extent not already approved, (b) shall, as the sole shareholder of Malvern Bank thereupon approve the Bank Merger Agreement and the Bank Merger, and (c) promptly following all such approvals, cause the Bank Merger Agreement to be executed and delivered by Malvern Bank.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1. Conditions to Obligations of Each Party.
The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:
(a) Shareholder Approvals. The shareholders of Malvern and First Bank shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, and, in the case of First Bank, the increase by three of the number of directors constituting the entire Board of Directors of First Bank, in each case, to the extent required by Law or by the provisions of the articles of incorporation, certificate of incorporation, charter, bylaws or similar governing documents of such Person.
(b) Regulatory Approvals. (i) All required regulatory approvals from the NJDBI, the FDIC, the Federal Reserve and any other Regulatory Authority and (ii) any other regulatory approvals or consents contemplated by Sections 4.3(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Bank and Malvern (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition.
(c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), in each case that remains in effect.
(d) Exchange Listing. The shares of First Bank Common Stock issuable pursuant to the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(e) Offering Circular. The Offering Circular shall have been filed with the FDIC, no orders suspending the use of the Offering Circular shall have been issued, and no action, suit, proceeding or investigation by the SEC or the FDIC to suspend the use thereof shall have been initiated and be continuing.
(f) Tax Matters. Each Party shall have received a written opinion of their representative counsel, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Malvern and First Bank reasonably satisfactory in form and substance to such counsel.
(g) Assumption of Indenture. Prior to Closing, Malvern and First Bank shall take all actions necessary for First Bank to enter into a supplemental indenture with the trustee under the Indenture, dated as of February 7, 2017 (the “Indenture”), relating to Malvern’s outstanding 6.125% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Debt Securities”) to evidence the succession of First Bank as of the Effective Time. Pursuant to such supplemental indenture, First Bank will agree to assume the covenants, agreements and obligations of Malvern under the Indenture, including the obligation to make all payments when due in respect of the Debt Securities.
8.2. Conditions to Obligations of First Bank.
The obligations of First Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Bank pursuant to Section 10.6(a):
(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Malvern set forth in this Agreement shall (in each case after giving effect to the lead-in to Article 4, Section 4.1 and Section 10.15) be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.4(a), 4.4(c), 4.4(d), 4.5(a), 4.5(c), 4.11(a) and 4.35 shall be true and correct (other than, in the case of Sections 4.4(a), 4.4(c), 4.4(d), 4.5(a) and 4.5(c), such failures to be true and correct as are de minimis). The representations and warranties set forth in Sections 4.2, 4.3, 4.4(b), 4.4(e), 4.5(b), 4.6, 4.28 and 4.29 shall be true and correct in all material respects. The representations and warranties set forth in each other section in Article 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Malvern.
(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Malvern to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c) Certificates. Malvern shall have delivered to First Bank (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Malvern and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Malvern’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as First Bank and its counsel shall request.
(d) FIRPTA Certificate. Malvern shall have delivered to First Bank a certificate stating that Malvern Common Stock is not a “United States real property interest” within the meaning of Section 897I(1)(A)(ii) of the of the Internal Revenue Code satisfying the requirements of §§1.897-2(h) and 1.1445-2(c)(3) of Title 26 of the Code of Federal Regulations, in form and substance satisfactory to First Bank.
(e) [Reserved]
(f) Malvern’s Minimum Shareholders’ Equity and Price Adjustment. Malvern’s adjusted shareholders’ equity shall equal or exceed $140,000,000 (“Minimum Shareholders’ Equity”) which such adjusted shareholders’ equity shall equal Malvern’s shareholders’ equity as determined in accordance with GAAP as of the Determination Date plus the sum of (i) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Malvern for services rendered in connection with the transactions contemplated by this Agreement, (ii) any employee severance, retention or change-in-control payments or expenses consistent with the terms of this Agreement, (iii) any payment made or expense accrued for the purchase of a directors' and officers' liability insurance policy pursuant to this Agreement, (iv) other third-party costs, fees and expenses incurred or accrued by Malvern in connection with the transactions contemplated by this Agreement, and in each case, paid by Malvern or payable by Malvern prior to the Effective Time, (v) losses incurred or accrued by Malvern relating to the loans listed in Section 8.2(f)(1) of Malvern’s Disclosure Memorandum, (vi) costs, fees expenses, or any other amounts or payments, incurred or accrued by Malvern in connection with the matter set forth in Section 8.2(f)(2) of Malvern’s Disclosure Memorandum, (vii) changes in accumulated other comprehensive income from September 30, 2022 through the Closing Date, and (viii) changes to GAAP or regulatory accounting requirements, including GAAP shareholders’ equity as a result of the initial adoption of the Current Expected Credit Losses (CECL) Methodology; provided, however, in the event Malvern’s adjusted shareholders’ equity as of the Determination Date is below the Minimum Shareholders’ Equity but is greater than $125,000,000 (the amount of such adjusted shareholders’ equity, the “Floor Shareholders’ Equity”), this Section 8.2(f) shall not act to permit First Bank to fail to consummate the Merger and instead the cash component of the Merger Consideration will be reduced, on a dollar for dollar basis, in amount equal to the difference between the Minimum Shareholders’ Equity and the Floor Shareholders’ Equity; provided, further, that any change in the composition of cash and stock components of the Merger Consideration due such reduction shall not result in the Merger failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
(g) Bank Merger Agreement. Malvern shall have caused Malvern Bank to execute and deliver the Bank Merger Agreement to First Bank, to be filed and effective on the timeline set forth in this Agreement.

8.3. Conditions to Obligations of Malvern.
The obligations of Malvern to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Malvern pursuant to Section 10.6(b):
(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of First Bank set forth in this Agreement shall (in each case after giving effect to the lead-in to Article 5, Section 5.1 and Section 10.15) be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.4(a), 5.4(c), 5.9 and 5.21 shall be true and correct (other than, in the case of Sections 5.4(a) and 5.4(c), such failures to be true and correct as are de minimis). The representations and warranties set forth in Sections 5.2, 5.3, 5.4(b), 5.4(d), 5.5 and 5.19 shall be true and correct in all material respects. The representations and warranties set forth in each other section in Article 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on First Bank.
(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c) Certificates. First Bank shall have delivered to Malvern (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to First Bank and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by First Bank’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Malvern and its counsel shall request.
(d) Bank Merger Agreement. First Bank shall have executed and delivered the Bank Merger Agreement to Malvern Bank, to be filed and effective on the timeline set forth in this Agreement.
ARTICLE 9
TERMINATION
9.1. Termination.
Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Malvern or First Bank, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a) By mutual written agreement of First Bank and Malvern;
(b) By either Party in the event (i)(A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party in writing or both Parties orally that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval), or (B) any Regulatory Authority shall have requested in writing that Malvern or First Bank or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval, provided that (1) the failure to obtain a Requisite Regulatory Approval shall be not be due to the failure of the Party seeking to terminate this Agreement to perform or observe, in any material respect, the obligations, covenants and agreements of such Party set forth herein and (2) the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that (A) the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order and (B) the failure of such condition to be satisfied or fulfilled is not a result of the failure of the Party seeking to terminate this Agreement to perform or observe, in any material respect, the obligations, covenants and agreements of such Party set forth herein;

(c) By either Party in the event that the Merger shall not have been consummated by the 12-month anniversary of the date hereof, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);
(d) By First Bank in the event that any of the conditions precedent to the obligations of First Bank to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of First Bank’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by First Bank of any of its material representations or warranties contained in this Agreement) and which is not cured within forty-five (45) days following written notice to Malvern, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));
(e) By First Bank in the event that the board of directors of Malvern has (i) failed to recommend the Merger and the approval of this Agreement by the shareholders of Malvern or otherwise effected a Change in the Malvern Recommendation in a manner adverse in any respect to the interests of First Bank, (ii) breached the terms of Section 7.2 in any respect adverse to First Bank (other than unintentional, immaterial breaches that do not prejudice First Bank’s rights under such section), or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold Malvern Shareholders Meeting in accordance with Section 7.1;
(f) By Malvern in the event that any of the conditions precedent to the obligations of Malvern to consummate the Merger contained in Section 8.3 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Malvern’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Malvern of any of its material representations or warranties contained in this Agreement) and which is not cured within forty-five (45) days following written notice to First Bank, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));
(g) by First Bank, if the FDIC or NJDOBI has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the date specified in Section 9.1(c) so as not to contain or result in a Burdensome Condition;
(h) by First Bank or Malvern if the FDIC or NJDOBI shall have requested in writing that First Bank, Malvern or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval;
(i) by either Malvern or First Bank if (i) First Bank Shareholder Approval at the First Bank Shareholder Meeting or (ii) the Malvern Shareholder Approval at the Malvern Shareholder Meeting, in either case, shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders as may be adjourned or postponed in accordance with this Agreement; provided, that the Party seeking to terminate the Agreement has not failed to perform or observe, in any material respect, the obligations, covenants and agreements of such Party set forth herein; or
(j) by Malvern, in the event that the board of directors of First Bank has (i) failed to recommend the Merger, the approval of this Agreement and the increase by three of the number of directors constituting the entire Board of Directors of First Bank by the shareholders of First Bank or otherwise effected a change in the First Bank Recommendation in a manner adverse in any respect to the interests of Malvern, (ii) breached the terms of Section 7.2 in any respect adverse to Malvern (other than unintentional, immaterial breaches that do not prejudice Malvern’s rights under such section), or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold First Bank Shareholders Meeting in accordance with Section 7.1.
9.2. Effect of Termination.
In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party hereto for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(d), and Article 10, shall survive any such termination and (ii) no such termination shall relieve any breaching Party from Liability resulting from any fraud or intentional breach by that Party of this Agreement occurring prior to such termination.
9.3. Non-Survival of Representations and Covenants.
The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.3, 7.5(d), 7.7, 7.8, 7.9 and 7.15 and Article 1, Article 2, Article 3 and Article 10, which shall survive in accordance with their respective terms.
ARTICLE 10
MISCELLANEOUS
10.1. Definitions.
(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“Acquisition Agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.
“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Malvern or publicly announced to Malvern’s shareholders and whether binding or non-binding) by any Person (other than a First Bank Entity) for an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person or “Group” (other than a First Bank Entity) of 20% or more in interest of the total outstanding voting securities of Malvern or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than a First Bank Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Malvern or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Malvern or any of its Subsidiaries pursuant to which the shareholders of Malvern immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of Malvern and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Malvern.
“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract.
“Asset Quality Measuring Date” is as of the last day of the month reflected in the Closing Financial Statements.
“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, wherever located.
“Average Closing Price” shall mean the average of the daily closing prices for the shares of First Bank Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.
“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to such Person and such Person’s Subsidiaries or relating to the business of such Person or such Person’s Subsidiaries, as applicable.
“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.
“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Malvern or First Bank.
“Classified Assets” means all of the Loans of Malvern and its Subsidiaries that, as of September 30, 2022, had an outstanding balance of $50,000 or more and were classified by Malvern as substandard, doubtful, loss or OREO as reported by Malvern in the Malvern SEC Reports.
“Closing Date” means the date on which the Closing occurs.
“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Contract” means any legally-binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business but excludes any Loan or deposit agreement.
“Default” means (i) any breach or violation of, default under, contravention of, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
“Delinquent Loans” means (i) all Loans with principal and/or interest that are 30-89 days past due, (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing, and (iii) all Loans with principal and/or interest that are non-accruing.
“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of First Bank Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of First Bank Common Stock actually trade on NASDAQ.
“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to or concurrently with execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4 and Article 5 or to one or more of its covenants contained in this Agreement.
“Environmental Laws” means all Laws, orders, permit, opinion or agency requirement relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which together with a Malvern Entity would be treated as a single employer under Internal Revenue Code Section 414.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“FDIC Documents” means all forms, the Joint Proxy Statement-Offering Circular, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by First Bank or any of its Subsidiaries with the FDIC on or after December 31, 2021.
“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.
“First Bank Capital Stock” means, collectively, First Bank Common Stock, any preferred stock of First Bank and any other class or series of capital stock of First Bank.
“First Bank Common Stock” means the $5.00 par value common stock of First Bank.
“First Bank Entities” means, collectively, First Bank and all First Bank Subsidiaries.
“First Bank Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of First Bank as of December 31, 2021 and 2020, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2021, 2020 and 2019, as filed by First Bank in FDIC Documents, and (ii) the consolidated statements of condition of First Bank (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in the First Bank FDIC Reports filed with respect to periods ended subsequent to September 30, 2021.
“First Bank Options” means each option or other Equity Right to purchase shares of First Bank Common Stock pursuant to stock options or stock appreciation rights.
“First Bank Stock Plans” means the existing stock option and other stock-based compensation plans of First Bank.
“First Bank Subsidiaries” means the Subsidiaries of First Bank, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of First Bank, including after the date hereof and held as a Subsidiary by First Bank at the Effective Time.
“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.
“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.
“Holding Company Act” means the federal Bank Holding Company Act of 1956, as amended.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the president, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation of such Person’s direct reports.
“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.
“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Malvern is a party as a creditor.
“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.
“Malvern Bank Common Stock” means the $0.01 par value common stock of Malvern Bank.
“Malvern Benefit Plan” means (a) all employee benefit plans, programs, policies, agreements and arrangements of the Malvern Entities (including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (b) all employment, consulting, retention, change in control, pension, retirement (qualified and non-qualified), profit sharing, savings, bonus, deferred or incentive compensation, hospitalization, medical, life insurance, disability insurance, paid time off, paid holiday, termination or severance pay, stock purchase, restricted stock, stock option, performance shares, stock appreciation rights benefit plans, employee stock ownership, share purchase, equity-based compensation, health, welfare, or other similar plans, programs, policies, agreements and arrangements, in each case that is (x) sponsored, maintained or contributed to by Malvern or any of its Affiliates for the benefit of any employee or any beneficiary or dependent thereof or (y) under which Malvern or any of its Affiliates has or could have any Liability with respect to any employee or any beneficiary or dependent thereof.

“Malvern Common Stock” means the $0.01 par value common stock of Malvern.
“Malvern Entities” means, collectively, Malvern and all Malvern Subsidiaries. For the avoidance of doubt, neither the Malvern Foundation nor Bell Rock Capital shall be deemed to be a Malvern Entity for any purpose hereunder.
“Malvern Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Malvern as of September 30, 2021 and 2020, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the fiscal years ended September 30, 2021, 2020 and 2019, and (ii) the consolidated statements of condition of Malvern (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), included in the Malvern SEC Reports filed with the SEC with respect to periods ended subsequent to September 30, 2021.
“Malvern Stock Plan” means Malvern Bancorp, Inc. 2014 Long Term Incentive Plan.
“Malvern Subsidiary” means the Subsidiaries of Malvern, which shall include the entities set forth on Section 4.6 of Malvern’s Disclosure Memorandum and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Malvern after the date hereof and held as a Subsidiary by Malvern at the Effective Time. For the avoidance of doubt, neither the Malvern Foundation nor Bell Rock Capital shall be deemed to be a Malvern Subsidiary for any purpose hereunder.
“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws (including Pandemic Measures) of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Malvern and First Bank, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry (including any such change arising out of any Pandemic or any Pandemic Measures), (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) changes from the date hereof, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or public health event (including any Pandemic), (I) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement, and (J) the expenses incurred by the Party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“NASDAQ” means the NASDAQ Global Market.
“Non-Performing Assets” means Loans on non-accrual status, accruing Loans that are past due 90 days more, troubled debt restructurings and OREO held by Malvern.
“Non-Performing Loans” means Loans on non-accrual status, accruing Loans that are past due 90 days more and troubled debt restructurings held by Malvern.
“OCC” is the Office of the Comptroller of the Currency.
“Offering Circular” means the Offering Circular in a form required by the FDIC to be filed with the FDIC by First Bank with respect to the shares of First Bank Common Stock to be issued to the shareholders of Malvern pursuant to this Agreement.
“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries.
“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.
“Ordinary Course” means the conduct of the business of a Party in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with such Party’s practices and procedures prior to and as of such date. For purposes of this Agreement, the term “Ordinary Course,” with respect to either Party, shall take into account the commercially reasonable action or inaction by such Party and its Subsidiaries in response to the Pandemic to comply with the Pandemic Measures to the extent disclosed to the other Party prior to the date hereof.
“OREO” means “other real estate owned” or words of similar import held by Malvern.
“Pandemic” means any outbreaks, epidemics or pandemics including those relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.
“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.
“Participation Facility” means any facility or property in which the Party in question is the owner or operator of such facility or property, but only with respect to such facility or property.
“Party” means either of Malvern or First Bank, and “Parties” means Malvern and First Bank.
“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.
“Regulatory Authorities” means, collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the Consumer Financial Protection Bureau, the IRS, the DOL, the OCC, NJDOBI, PADOS and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial advisor, attorney or accountant engaged or retained by such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means 12 C.F.R. Part 335, the FDIC Statement of Policy on the Use Offering Circulars in Connection with Public Distribution of Bank Securities (effective September 5, 1996), the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. For the avoidance of doubt, neither the Malvern Foundation nor Bell Rock Capital shall be deemed to be a Subsidiary of Malvern for any purpose hereunder.
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Malvern determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to Malvern’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by First Bank), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by First Bank in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”.
“Surviving Corporation” means First Bank as the surviving corporation resulting from the Merger.
“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.
“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

10.2. Referenced Pages.
The terms set forth below shall have the meanings ascribed thereto in the referenced pages:
401(k) Plan	55
Agreement	5
ALLL	30
Acquisition Agreement	65
Acquisition Proposal	66
Acquisition Transaction	66
Affiliate	66
Asset Quality Measuring Date	66
Assets	66
Average Closing Price	66
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Effective Time	7
Book-Entry Share	7
Books and Records	66
Burdensome Condition	53
Call Reports	67
Canceled Shares	7
Certificate	7
Change in the Malvern Recommendation	49
Chosen Courts	81
Classified Assets	67
Closing	6
Closing Date	67
Closing Financial Statements	60
Consent	67
Contract	67
Covered Employee	55
Debt Securities	61
Default	67
Delinquent Loans	67
Derivative Transaction	28
Determination Date	67
Director Designees	47
Disclosure Memorandum	67
Effective Time	6
Environmental Laws	68
Equity Rights	68
ERISA	68
ERISA Affiliate	68
Exchange Act	68
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	7
Exhibit	68
Expense Reimbursement	78
FDIA	15
FDIC	15
FDIC Documents	68

Federal Reserve	68
First Bank	5
First Bank Capital Stock	68
First Bank Certificates	9
First Bank Common Stock	68
First Bank Entities	68
First Bank FDIC Reports	31
First Bank Financial Statements	68
First Bank Options	69
First Bank Regulatory Agreement	40
First Bank Stock Plans	69
First Bank Subsidiaries	69
Foundation Actions	5
GAAP	69
Hazardous Materials	69
Holding Company Act	69
Indemnified Party	57
Indenture	61
Intellectual Property	69
Internal Revenue Code	69
Joint Proxy Statement-Offering Circular	48
Knowledge	69
Law	69
Liability	70
Lien	70
Litigation	70
Loans	70
Losses	70
Malvern	5
Malvern Bank	5
Malvern Benefit Plan	70
Malvern Common Stock	70
Malvern Contracts	26
Malvern Entities	71
Malvern ESOP	56
Malvern Financial Statements	71
Malvern Foundation	5
Malvern Insiders	59
Malvern Recommendation	49
Malvern Regulatory Agreement	27
Malvern RSA	8
Malvern SEC Reports	16
Malvern Shareholder Approval	12
Malvern Shareholders	9
Malvern Stock Option	8
Malvern Stock Optionholders	8
Malvern Stock Plan	71
Malvern Subsidiary	71
Material	71
Material Adverse Effect	71
Merger	5
Merger Consideration	7

Money Laundering Laws	22
NASDAQ	72
NJBL	5
NJDBI	6
Non-Performing Assets	72
Non-Performing Loans	72
OCC	72
OFAC	31
Offering Circular	72
Operating Property	72
Order	72
Ordinary Course	72
OREO	72
PADOS	6
Pandemic	72
Pandemic Measures	73
Participation Facility	73
Party	73
PBCL	5
Per Share Cash Consideration	7
Permit	73
Permitted Liens	19
Person	73
Pool	30
Real Property	19
Regulatory Authorities	73
Regulatory Communication	53
Representatives	73
Requisite Regulatory Approvals	60
Sanctioned Countries	31
Sanctions	31
SDN List	31
SEC	73
Securities Act	73
Securities Laws	73
Stock Consideration	7
Stock Option Price	8
Subsidiaries	73
Superior Proposal	74
Surviving Corporation	74
Systems	20
Takeover Laws	29
Tax or Taxes	74
Tax Opinion	61
Tax Return	74
Termination Fee	78
Voting Agreements	5
Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule, Exhibit, Disclosure Memorandum, document, instrument or certificate made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party and its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, (c) filed by First Bank with the FDIC and publicly available on the FDIC’s website at least two Business Days prior to the date hereof or (d) filed by Malvern with the SEC and publicly available on the SEC’s website at least two Business Days prior to the date hereof.
10.3. Expenses.
(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Joint Proxy Statement-Offering Circular and printing costs incurred in connection with the printing of the Joint Proxy Statement-Offering Circular.
(b) Notwithstanding the foregoing, if:
(i) (x) (A) Either Malvern or First Bank terminates this Agreement pursuant to Section 9.1(c) or Section 9.1(i) without the Malvern Shareholder Approval having been obtained (and all other conditions set forth in Sections 8.1 and 8.3 were satisfied or were capable of being satisfied prior to such termination), or (B) First Bank terminates this Agreement pursuant to Section 9.1(d) as a result of a willful breach by Malvern, and (y) (A) at the time of such termination, any Person has made and not withdrawn an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (B) within 12 months of such termination Malvern shall either (1) consummate an Acquisition Transaction or (2) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated, then Malvern shall pay to First Bank an amount equal to $5,900,000 (the “Termination Fee”);
(ii) First Bank terminates this Agreement pursuant to Sections 9.1(e)(i), (ii) or (iii), then Malvern shall pay to First Bank the Termination Fee; or
(iii) Either (x) First Bank terminates this Agreement pursuant to Section 9.1(i) due to the failure of Malvern to obtain the Malvern Shareholder Approval at the Malvern Shareholder Meeting, and at the time of the Malvern Shareholder Meeting no Person had made an Acquisition Proposal or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or (y) Malvern terminates this Agreement pursuant to Section 9.1(i) due to the failure of First Bank to obtain the First Bank Shareholder Approval at the First Bank Shareholder Meeting, then the Party exercising such right of termination shall be entitled to reimbursement from the other Party for all reasonable out-of-pocket costs and expenses incurred by such Party in connection with the transactions contemplated by this Agreement (the “Expense Reimbursement”), up to $350,000.
The payment of the Termination Fee by Malvern pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of First Bank in the event of termination of this Agreement under the circumstances described above in Section 10.3(b)(i) and (ii). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Expense Reimbursement or Termination Fee shall be payable pursuant to subsection (ii) or (iii) of this Section 10.3(b), the Expense Reimbursement or Termination Fee, as applicable, shall be paid in same-day funds within two Business Days from the date of termination of this

Agreement. Notwithstanding the foregoing, in no event shall Malvern be required to pay a Termination Fee (x) on more than one occasion or (y) if, at the time this Agreement is terminated by First Bank, this Agreement could have been terminated by Malvern pursuant to Section 9.1(f). In no event shall Malvern be required to pay both the Expense Reimbursement and the Termination Fee.
(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if a Party fails to pay any fee (or reimbursement) payable by it pursuant to this Section 10.3 when due, and if such other Party prevails in any action against the non-paying Party to collect same, then such Party shall pay to the other Party its costs and expenses (including attorneys’ fees) in connection with collecting such fee (or reimbursement), together with interest on the amount of the fee at an annual rate of 9.00% from the date such payment was due under this Agreement until the date of payment.
10.4. Entire Agreement; Third Party Beneficiaries.
Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Malvern and First Bank, the exhibits, the schedules, and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9, which is intended for each Indemnified Party and Section 7.15, which is intended for each Malvern Insider. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.
10.5. Amendments.
To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Malvern Shareholder Approval or the First Bank Shareholder Approval of this Agreement has been obtained; provided, that after obtaining Malvern Shareholder Approval or the First Bank Shareholder Approval, as applicable, there shall be made no amendment that requires further approval by such Malvern shareholders or the First Bank shareholders, respectively.
10.6. Waivers.
(a) Prior to or at the Effective Time, First Bank, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Malvern, to waive or extend the time for the compliance or fulfillment by Malvern of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Bank.
(b) Prior to or at the Effective Time, Malvern, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Bank, to waive or extend the time for the compliance or fulfillment by First Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Malvern under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Malvern.
(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this

Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
10.7. Assignment.
Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.8. Notices.
All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed followed by overnight courier) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:
First Bank:	First Bank
2465 Kuser Road
Hamilton, NJ 08690
	Attention:	Patrick L. Ryan
	Email:	patrick.ryan@firstbanknj.com

Copy to Counsel:	Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
	Attention:	Lawrence Spaccasi
Marc Levy
	Email:	lspaccasi@luselaw.com
mlevy@luselaw.com

Malvern	Malvern Bancorp, Inc.
42 East Lancaster Avenue
Paoli, PA 19301
	Attention:	Anthony C. Weagley
	Email:	tweagley@mymalvernbank.com

Copy to Counsel:	Holland & Knight LLP
31 West 52nd Street
New York, NY 10019
	Attention:	Paul Aguggia
	Email:	paul.aguggia@hklaw.com
10.9. Governing Law; Jurisdiction; Waiver of Jury Trial
(a) The Parties agree that this Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed in all respects, and enforced in accordance with the internal Laws of the State of New Jersey (including its statutes of limitations) without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.
(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of New Jersey (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.
10.10. Counterparts; Signatures.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e- mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.
10.11. Captions; Articles and Sections.
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
10.12. Interpretations.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law (which shall include for purposes of this Agreement any Pandemic Measures).

10.13. Enforcement of Agreement.
The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.
10.14. Severability.
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.15. Disclosure.
Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement, in any schedule or exhibit attached hereto or in any Disclosure Memorandum shall apply only to, or only qualify, the indicated Section of this Agreement, except to the extent that (a) any other Section of this Agreement specifically referenced or cross-referenced in such disclosure or (b) the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections of this Agreement.
[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.
FIRST BANK

By:	/s/ Patrick L. Ryan
Name: Patrick L. Ryan
Title: President and Chief Executive Officer

MALVERN BANCORP, INC.

By:	/s/ Anthony C. Weagley
Name: Anthony C. Weagley
Title: President and Chief Executive Officer

MALVERN BANK, NATIONAL ASSOCIATION

By:	/s/ Anthony C. Weagley
Name: Anthony C. Weagley
Title: President and Chief Executive Officer
[Signature Page Merger Agreement]

EXHIBIT A
FORM OF VOTING AGREEMENT

[See attached.]

VOTING AGREEMENT
This VOTING AGREEMENT, dated as of December 13, 2022 (this “Agreement”), by and among First Bank (“First Bank”), a New Jersey chartered commercial bank, Malvern Bancorp, Inc. (“Malvern”), a Pennsylvania corporation, and the undersigned stockholder and director (the “Stockholder”) of Malvern.
W I T N E S S E T H:
WHEREAS, concurrently with the execution of this Agreement, First Bank and Malvern are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Malvern will merge with and into First Bank, with First Bank as the surviving corporation (the “Merger”);
WHEREAS, as of the date hereof, the Stockholder is a director and/or officer of Malvern and has Beneficial Ownership of, in the aggregate, those shares of common stock, with $0.01 par value per share of Malvern (“Malvern Common Stock”) specified on Schedule 1 attached hereto, which, by virtue of the Merger, will be converted into the right to receive shares of First Bank common stock and cash consideration, and therefore the Merger is expected to be of substantial benefit to the Stockholder;
WHEREAS, as a material inducement to First Bank entering into the Merger Agreement, First Bank has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein; and
WHEREAS, other individuals, as a material inducement to First Bank entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar voting agreements.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
General
1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.
“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has sole (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.
“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.
“Control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.
“Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of Malvern Common Stock or other capital stock of Malvern and any securities convertible into or exercisable or exchangeable for shares of Malvern Common Stock or other capital stock of Malvern, in each case, that the Stockholder acquires Beneficial Ownership of on or after the date hereof.
“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under Securities Laws.
“Existing Shares” means, with respect to the Stockholder, all shares of Malvern Common Stock Beneficially Owned by the Stockholder and set forth on Schedule 1 hereto.
“Permitted Transfer” means a Transfer (i) as the result of the death of the Stockholder by the Stockholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Stockholder, (ii) Transfers to Affiliates (including trusts) and family members in connection with estate and tax planning purposes, including transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Stockholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, or by means of an in-kind distribution of all or part of the Stockholders Covered Shares to the Stockholder’s direct or indirect equityholders, and (iii) Transfers to any other stockholder and director and/or executive officer of Malvern who has executed a copy of this Agreement on the date hereof; provided, that in the foregoing clauses (i) and (ii), prior to the effectiveness of such Transfer, such transferee executes and delivers to First Bank and Malvern a written agreement, in form and substance acceptable to First Bank and Malvern, to assume all of Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares Transferred as the Stockholder shall have made hereunder.
“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.
“Representatives” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.
“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “Transferred” shall have a correlative meaning.
ARTICLE II
COVENANTS OF STOCKHOLDER
2.1. Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at a special meeting of the stockholders of Malvern or at any other meeting of the stockholders of Malvern, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of Malvern (collectively, “Malvern Stockholders’ Meeting”), the Stockholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:
(a) appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and
(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote:
(i) in favor of the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and any actions required in furtherance thereof;
(ii) against any Acquisition Proposal; and
(iii) against any action, agreement or transaction submitted for the vote or written consent of the stockholders of Malvern that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Malvern of its obligations under the Merger Agreement or by the Stockholder of his, her or its obligations under this Agreement.
2.2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney in contravention of the obligations of the Stockholder under this Agreement with respect to the Covered Shares, (c) will not commit any act, except for Permitted Transfers, that could restrict or affect his, her or its legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Stockholder or otherwise reasonably expected to prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement, and (d) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of his, her or its obligations under this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Malvern and First Bank as follows:
(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him, her or it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) Ownership. The Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned or owned of record by the Stockholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. For the date hereof through and on the Closing Date, the Stockholder has and will have title to the Existing Shares, free and clear of any Encumbrances other than those imposed by applicable Securities Laws. As of the date hereof, the Existing Shares constitute all of the shares of Malvern Common Stock Beneficially Owned or owned of record by the Stockholder. The Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in ARTICLE II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Closing Date.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations under this Agreement will not, (i) conflict with or violate any Law of any Governmental Authority applicable to the Stockholder or by which any of his, her or its Assets is bound, or (ii) conflict with, result in any breach of or constitute a Default, or result in the creation of any Encumbrance on the Assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of his, her or its Assets is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform his, her or its obligations under this Agreement. Except as contemplated by this Agreement, the Stockholder has not (1) entered into any voting agreement or voting trust with respect to any Covered Shares or entered into any Contract relating to the voting of the Covered Shares or (2) appointed or granted a proxy or power of attorney with respect to any Covered Shares.
(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require the Stockholder to obtain any Consent of any Governmental Authority.
(e) Legal Proceedings. There is no Proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of his, her or its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
(f) Reliance by First Bank. The Stockholder understands and acknowledges that First Bank is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.
ARTICLE IV
OTHER COVENANTS
4.1. Prohibition on Transfers, Other Actions.
(a) Until the earliest of (1) the receipt of the Malvern Stockholder Approval, (2) the date on which the Merger Agreement is terminated in accordance with its terms, (3) the Effective Time (as defined in the Merger Agreement) or (4) the date, if any, on which First Bank releases, pursuant to a written instrument, the Stockholder from such Stockholder’s obligations hereunder (the earliest of the foregoing, the “Termination Date”), the Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him, her or it, or otherwise comply with and perform his, her or its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.
(b) The Stockholder understands and agrees that if the Stockholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Malvern shall not, and the Stockholder hereby unconditionally and irrevocably instructs Malvern to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Stockholder shall have complied with the terms of this Agreement.
4.2. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Malvern Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
4.3. Notice of Acquisitions, etc. The Stockholder hereby agrees to notify Malvern as promptly as practicable (and in any event within two Business Days after receipt) in writing of (i) the number of any additional shares of

Malvern Common Stock or other securities of Malvern of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (ii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.
4.4. Further Assurances. From time to time, at the request of First Bank and Malvern and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.
4.5. Disclosure. Without limiting the foregoing, the Stockholder hereby authorizes Malvern to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, including the Joint Proxy Statement-Prospectus, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement.
ARTICLE V
MISCELLANEOUS
5.1. Termination. This Agreement shall remain in effect until the Termination Date; provided, that the provisions of ARTICLE V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.
5.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in First Bank or Malvern any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and First Bank or Malvern shall not have any authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
5.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed followed by overnight courier) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:
(a)	First Bank:

First Bank
2465 Kuser Road
Hamilton, NJ 08690
609-528-4400
	Attention:	Patrick Ryan, Chief Executive Officer

with a copy to:

Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
	Attention:	Lawrence Spaccasi
Marc Levy
	Email:	lspaccasi@luselaw.com
mlevy@luselaw.com

(b)	Malvern:

Malvern Bancorp, Inc.
42 East Lancaster Avenue
Paoli, PA 19301
	Attention:	Anthony C. Weagley
	Email:	TWeagley@mymalvernbank.com

with a copy to:

Holland & Knight LLP
31 West 52nd Street
New York, NY 10019
	Attention:	Paul Aguggia
	Email:	paul.aguggia@hklaw.com

(c)	if to the Stockholder, to those persons indicated on Schedule 1.
5.4. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
5.5. Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by e-mail delivery of a “.pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
5.6. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersede any prior arrangements or understandings with respect thereto, written and oral.
5.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a) The parties agree that this Agreement shall be governed by, construed in all respects, and enforced in accordance with the internal Laws of the State of New Jersey (including its statutes of limitation) without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of New Jersey (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.
5.8. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties.
5.9. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled, without the requirement of posting bond, to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or bond as a re-requisite to obtaining equitable relief.
5.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
5.11. Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by merger, consolidation or operation of Law) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
5.12. Third Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.
5.13. Stockholder Capacity. The Stockholder is signing this Agreement solely in his, her or its capacity as a holder of Malvern Common Stock, and nothing herein shall prohibit, prevent or preclude the Stockholder from taking or not taking any action in the Stockholder’s capacity as an officer or director of Malvern to the extent permitted by the Merger Agreement.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.
FIRST BANK

By:
Name:	Patrick L. Ryan
Title:	President and Chief Executive Officer

MALVERN BANCORP, INC.

By:
Name:	Anthony C. Weagley
Title:	President and Chief Executive Officer

STOCKHOLDER

By:
Name:
[Signature Page to Voting Agreement]

Schedule 1

INFORMATION
Name	Existing Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Email:

EXHIBIT B

FORM OF BANK MERGER

[See attached.]

EXHIBIT B

FORM OF PLAN OF BANK MERGER

Agreement and Plan of Merger

between

Malvern Bank

and

First Bank

under the charter of

First Bank
Malvern Bank (“Malvern Bank”), the merging bank, shall be merged with and into First Bank (“First Bank”), the receiving bank, in accordance with the provisions of Chapter 9A, Article 21 of the New Jersey Banking Act of 1948, as amended (the “NJBA”) with the effects set forth in the NJBA (the “Merger”). [The Merger shall constitute a distribution in complete liquidation of Malvern Bank within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended from time to time.] First Bank, as the receiving bank, shall be the surviving bank resulting from the Merger, and shall succeed to and assume all the rights and obligations of Malvern Bank in accordance with the NJBA. The name of the Combined Bank (as defined below) shall be First Bank. Upon consummation of the Merger the separate corporate existence of Malvern Bank shall terminate. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the board of directors of First Bank and approved by the board of directors of Malvern Bank.
This Agreement and Plan of Merger (this “Agreement”) made between Malvern Bank, a national bank, being located in Paoli, Chester County, in the Commonwealth of Pennsylvania, with total capital of $[•] million, paid in capital and surplus of $[•] million for [•] shares of common stock, each with a par value $[1.00] per share, and undivided profits or capital reserves of $[•] million, as of [•], 2022, and First Bank, a New Jersey state chartered bank, being headquartered in Hamilton, Mercer County, in the state of New Jersey (First Bank, together with Malvern Bank, the “Merging Banks”), with total capital of $[•] million, paid in capital and surplus of $[•] million for [•] shares of common stock, each with a par value of $5.00 per share, and undivided profits and capital reserves of $[•] million, as of [•], 2022, each acting pursuant to a unanimous resolution of its board of directors, witnessed as follows:
Section 1.
Malvern Bank, the merging bank, shall be merged with and into First Bank, the receiving bank, under the charter of First Bank (the “Bank Merger”) in accordance with the provisions of Chapter 9A, Article 21 of the NJBA with the effects set forth in the NJBA. First Bank, as the receiving bank, shall be the surviving corporation resulting from the Bank Merger and shall succeed to and assume all the rights and obligations of Malvern Bank in accordance with the NJBA. The separate corporate existence of Malvern Bank shall terminate as a result of the Bank Merger. On the terms and subject to the conditions of this Agreement, at the effective time of the Bank Merger, by virtue of the Bank Merger and without any action on the part of First Bank or Malvern Bank, all of the capital stock of Malvern Bank issued and outstanding immediately prior to the effective time of the Bank Merger shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor.
Section 2.
The name of the combined bank (hereinafter referred to as the “Combined Bank”) shall be First Bank.
Section 3.
The business of the Combined Bank shall be that of a New Jersey state-chartered bank. This business shall be conducted by the Combined Bank at its main office located at 2465 Kuser Road, Hamilton, NJ 08690 and its legally established branches.

Section 4.
The amount of capital stock of the Combined Bank shall be $[•] million, divided into [•] shares of common stock, each of $5.00 par value, and at the time the Bank Merger shall become effective, the Combined Bank shall have a surplus of $[•] million, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the Merging Banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between [•], 2022, and the effective time of the Bank Merger.
Section 5.
All assets of each of the Merging Banks as they exist at the effective time of the Bank Merger shall pass to and vest in the Combined Bank without any conveyance or other transfer. The Combined Bank shall be responsible for all of the liabilities of every kind and description, of each of the Merging Banks existing as of the effective time of the Bank Merger.
Section 6.
At the effective time of the Bank Merger, First Bank shall have on hand assets having book value above its liabilities to its creditors, and having a fair value, over and above its liabilities to its creditors.
Section 7.
With respect to the capital stock of the Combined Bank, the presently outstanding [•] shares of common stock each of $5.00 par value shall be retained by the holders thereof and such holders shall retain their present rights therein, and the shares of Malvern Bank shall be cancelled for no consideration.
Section 8.
Neither Malvern Bank nor First Bank shall declare nor pay any dividend to its shareholders between the date of this Agreement and the time at which the Bank Merger shall become effective, nor dispose of any of its assets in any other manner, except in order to facilitate the Bank Merger or, in the case of First Bank, in the normal course of business, and in any event for adequate value.
Section 9.
The present board of directors of First Bank as of the effective time of the Bank Merger shall serve as the board of the Combined Bank. In addition, prior to the closing of the Bank Merger, the board of directors of First Bank shall take all such actions required to increase by three (3) the number of directors constituting the entire board of directors of First Bank, effective as of and contingent upon the occurrence of the Effective Time (as defined in the Parent Merger Agreement (as defined below)), and shall duly elect three (3) individuals to be designated, prior to the Effective Time (as defined in the Parent Merger Agreement), by First Bank, in consultation with Malvern, pursuant to the procedure set forth in the following sentence (the “Director Designees”) to become directors of First Bank, effective as of and contingent upon the occurrence of the Effective Time (as defined in the Parent Merger Agreement). The Director Designees shall be individuals serving on the board of directors of Malvern Bank as of the date of the Parent Merger Agreement, determined by First Bank in consultation with Malvern Bank, subject to First Bank’s customary background screening and evaluation procedures for potential directors, and each Director Designee’s agreeing to be in compliance with First Bank’s governance and ethics policies in place from time to time. The officers of First Bank in office immediately prior to the effective time of the Bank Merger are set forth in Schedule 9(b) to this Agreement and those officers shall serve as the officers of the Combined Bank from and after the effective time of the Bank Merger in accordance with the bylaws of the Combined Bank. The proposed board of directors of the Combined Bank is set forth on Schedule 9(a) to this Agreement.
Section 10.
The branch offices of First Bank are set forth on Schedule 10(a) to this Agreement. The branch offices of Malvern Bank are set forth on Schedule 10(b) to this Agreement. The branch offices at the locations on each of Schedule 10(a) and Schedule 10(b) shall be continued as branch offices of the Combined Bank.

Section 11.
The Bank Merger shall become effective as specified in the Bank Merger approval to be issued by the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, the Articles of First Bank as the resulting bank shall be the Articles of the Combined Bank as in existence immediately prior to the effective time of the Bank Merger.
The bylaws of First Bank as the resulting bank in effect immediately prior to the effective time of the Bank Merger shall be the bylaws of the Combined Bank following the Bank Merger.
Section 12.
This Agreement may be terminated by the mutual written consent of Malvern Bank and First Bank.
Section 13.
This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of First Bank owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the board of directors of First Bank (or by the written consent of such shareholders in lieu of such meeting, pursuant to applicable law); and the Bank Merger shall become effective at the time specified in a Bank Merger approval to be issued by the Federal Deposit Insurance Company and the New Jersey Department of Banking and Insurance.
Section 14.
Each of Malvern Bank and First Bank hereby represents and warrants to the other that (a) it has full power and authority to enter into this Agreement; (b) this Agreement does not conflict with or violate or cause it to be in default under any other agreement, document or instrument to which it is a party or by which it or its assets is bound or affected; and (c) this Agreement is a valid, binding and enforceable obligation against it (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
Section 15.
Conditions Precedent. Malvern Bank and First Bank agree that the Bank Merger shall (a) occur under this Agreement immediately after the effective time of the merger (the “Parent Transaction”) contemplated by the Agreement and Plan of Merger by and between First Bank and Malvern Bancorp, Inc., dated as of December 13, 2022 (the “Parent Merger Agreement”); and (b) not occur until after the receipt of all necessary regulatory approvals for the transactions contemplated for consummation of the Parent Transaction and the Bank Merger.
Section 16.
Liquidation Account. [The liquidation account of Malvern Bank existing at the effective time of the Bank Merger shall be assumed in full by the Combined Bank. For the purposes of granting a limited priority claim to the assets of the Combined Bank in the unlikely event (and only upon such event) of a complete liquidation of the Combined Bank to persons who continue to maintain savings accounts with the Combined Bank after the effective time of the Bank Merger and who, immediately prior to the effective time of the Bank Merger, had a sub-account balance as described in 12 C.F.R. § 563b.460 and 12 C.F.R. § 563b.470 with respect to the liquidation account of Malvern Bank, the Combined Bank shall, at the effective time of the Bank Merger, establish a liquidation account in an amount equal to the liquidation account of Malvern Bank immediately prior to the effective time of the Bank Merger. If the balance in any savings account to which a sub-account balance relates at the close of business on the last day of any fiscal year of the Combined Bank after consummation of the Bank Merger is less than the balance in such savings account at the close of business on the last day of any other fiscal year of the Combined Bank after consummation of the Bank Merger, such sub-account balance shall be reduced in an amount proportionate to the reduction in such savings account balance.]
Section 17.
Further Assurances. First Bank and Malvern Bank agree to (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Amendment and Waivers. Any term of this Agreement may be amended, modified or terminated only with the written consent of First Bank and Malvern Bank or waived only with the written approval of the party granting the waiver.
Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to the conflict of laws or choice of law principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
Construction. Each of First Bank and Malvern Bank acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.
[Signatures on Following Page]

WITNESS, the signatures of First Bank and Malvern Bank this      day of     , each set by its president or a vice president and attested to by its secretary, pursuant to a resolution of its board of directors, acting unanimously.
Attest:FIRST BANK

By:
President

Secretary

Attest:MALVERN BANK, NATIONAL ASSOCIATION

By:
President

Secretary

Annex B

December 13, 2022
Board of Directors
Malvern Bancorp, Inc.
42 East Lancaster Avenue
Paoli, PA 19301
Ladies and Gentlemen:
Malvern Bancorp, Inc. (“Malvern”), Malvern Bank, National Association (“Malvern Bank”) and First Bank (“First Bank”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Malvern shall merge with and into First Bank with First Bank as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Malvern Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of the Malvern Common Stock as specified in the Agreement, shall be converted into the right to receive, without interest, (i) 0.7733 shares of First Bank Common Stock (the “Stock Consideration”), and (ii) $7.80 in cash (the “Per Share Cash Consideration,” and together with the Stock Consideration, the “ Merger Consideration”); provided, however, the Merger Consideration may be reduced as described more fully in the Agreement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Malvern Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 13, 2022; (ii) certain publicly available financial statements and other historical financial information of Malvern and Malvern Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Bank that we deemed relevant; (iv) certain internal financial projections for Malvern for the fiscal year ending September 30, 2023 with an estimated annual long-term asset, loan and deposit growth rate for the fiscal years ending September 30, 2024 through September 30, 2027, as provided by the senior management of Malvern; (v) publicly available median analyst net income estimates for First Bank for the years ending December 31, 2022 through December 31, 2024 with an annual long-term earnings per share growth rate for First Bank for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of First Bank; (vi) the pro forma financial impact of the Merger on First Bank based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for current expected credit losses (CECL) accounting standards, as provided by the senior management of First Bank; (vii) the publicly reported historical price and trading activity for Malvern Common Stock and First Bank Common Stock, including a comparison of certain stock trading information for Malvern Common Stock and First Bank Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Malvern and First Bank with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Malvern and its representatives the business, financial condition, results of operations and prospects of Malvern and held similar discussions with certain members of the senior management of First Bank and its representatives regarding the business, financial condition, results of operations and prospects of First Bank.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Malvern, First Bank or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Malvern and First Bank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Malvern or First Bank, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Malvern or First Bank. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Malvern or First Bank, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Malvern or First Bank. We have assumed, with your consent, that the respective allowances for loan losses for both Malvern and First Bank are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for Malvern for the fiscal year ending September 30, 2023 with an estimated annual long-term asset, loan and deposit growth rate for the fiscal years ending September 30, 2024 through September 30, 2027, as provided by the senior management of Malvern. In addition, Piper Sandler used publicly available median analyst net income estimates for First Bank for the years ending December 31, 2022 through December 31, 2024 with an annual long-term earnings per share growth rate for First Bank for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of First Bank. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of First Bank. With respect to the foregoing information, the respective senior managements of Malvern and First Bank confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Malvern and First Bank, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Malvern’s or First Bank’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Malvern and First Bank will remain as going concerns for all periods relevant to our analyses.
For purposes of our analyses, and at your direction and with your consent, we have assumed that the Merger Consideration will not be adjusted or reduced. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in a ll material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Malvern, First Bank, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Malvern has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of First Bank Common Stock at any time or what the value of First Bank Common Stock will be once it is actually received by the holders of Malvern Common Stock.
We have acted as Malvern’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Malvern has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Malvern in the two years preceding the date hereof. Piper Sandler did not provide any investment banking services to First Bank in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Malvern, First Bank and their respective affiliates. We may also actively trade the equity and debt securities of Malvern and First Bank for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Malvern in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Malvern as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Malvern Common Stock and does not address the underlying business decision of Malvern to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Malvern or the effect of any other transaction in which Malvern might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Malvern officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement-Offering Circular and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Malvern Common Stock from a financial point of view.
Very truly yours

Annex C
December 13, 2022
Board of Directors First Bank
2465 Kuser Road
Suite 101
Hamilton, New Jersey 08690
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understand that First Bank (“First Bank”), a New Jersey chartered commercial bank, Malvern Bancorp, Inc. (“Malvern”), a Pennsylvania corporation, and Malvern Bank, National Association, a national bank (“Malvern Bank”), are about to enter into an Agreement and Plan of Merger to be dated on or about December 13, 2022 (the “Agreement”). Subject to the terms and conditions of the Agreement, at the Effective Time, Malvern shall be merged with and into First Bank in accordance with the applicable provisions of New Jersey Banking Law (“NJBL”) and Pennsylvania Business Corporation Law (the PCBL”) with the effects set forth in the PBCL (the “Merger”). First Bank shall be the Surviving Corporation resulting from the Merger and shall succeed to and assume all the rights and obligations of Malvern in accordance with the NJBL and PBCL. Malvern shall dissolve as a Pennsylvania corporation as of the Effective Time, pursuant to the requirements of the PBCL. Upon consummation of the Merger the separate corporate existence of Malvern shall terminate and First Bank shall continue as a New Jersey-chartered commercial bank. On the day immediately following the Effective Time of the Merger, Malvern Bank will merge with and into First Bank (the “Bank Merger”) pursuant to a plan of merger by and between Malvern Bank and First Bank as set forth in the Bank Merger Agreement. First Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Malvern Bank shall cease. Prior to the Closing, the Board of Directors of First Bank shall, elect three individuals designated by First Bank, in consultation with Malvern, currently serving on the board of Directors of Malvern to become directors of First Bank, effective as of and contingent upon the occurrence of the Effective Time.
Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all article and section references herein shall refer to articles and sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated December 10, 2022 provided to Hovde by First Bank.
Subject to the provisions of Article 2 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of First Bank, Malvern or their respective shareholders, each share of Malvern Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive, without interest, (i) 0.7733 shares (the “Exchange Ratio”) of First Bank Common Stock (the “Stock Consideration”) and (ii) $7.80 in cash (the “Per Share Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”); provided, however, the Merger Consideration may be reduced the event Malvern’s adjusted shareholders’ equity as of the Determination Date (calculated as set forth in Section 8.2(f)) is below the Minimum Shareholders’ Equity of $140,000,000 but is greater than $125,000,000 (the amount of such adjusted shareholders’ equity, the “Floor Shareholders’ Equity”). In the event that the adjusted shareholders’ equity is below the Minimum Shareholders’ Equity but greater than the Floor Shareholders’ Equity, the Merger will be consummated as a result of the cash component of the Merger Consideration being reduced, on a dollar for dollar basis, in amount equal to the difference between the Minimum Shareholders’ Equity and the Floor Shareholders’ Equity; provided, that any change in the composition of cash and stock components of the Merger Consideration due such reduction shall not result in the Merger failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
At the Effective Time, each option granted by Malvern to purchase shares of Malvern Common Stock under a Malvern Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Malvern Stock Option” and the holders of any Malvern Stock Option, the “Malvern Stock Optionholders”) shall be canceled and converted into the right to receive a cash payment by First Bank equal to (1) the product of (a) the number of shares of Malvern Common Stock underlying such Malvern Stock Option multiplied by (b) the excess, if any, of the Stock Option Price over the per share exercise price of the Malvern Stock Option, minus (2) all applicable Taxes required to be withheld. Any Malvern Stock Option with a per share exercise price that equals or exceeds the Stock Option Price shall be canceled with no consideration being paid to the Malvern Stock Optionholder with respect to such Malvern Stock Option. As set forth in the Agreement, the term “Stock Option Price” means the product of (i) the Exchange Ratio multiplied by (ii) the Average Closing Price, plus the Per Share Cash Consideration.
With your knowledge and consent and for purposes of our analysis and opinion, we have assumed that the Merger Consideration shall not be adjusted pursuant to the provisions of Section 8.2(f) of the Agreement and shall remain as consisting of 0.7733 shares of First Bank Common Stock and $7.80 in cash for each share of Malvern Common Stock. Therefore, based on the closing price of First Bank Common Stock as of December 9, 2022 of $15.02 per share and 7,612,349 shares Malvern Common Stock outstanding, the Merger Consideration would equal $147,793,497 comprised of total Stock Consideration of $ 88,417,175 and total Per Share Cash Consideration of $59,376,322. Additionally, based on 14,000 Malvern Stock Options outstanding as of December 9, 2022, at a weighted average exercise price per share of $17.18, the total value of the consideration paid to the Malvern Stock Optionholders is $31,330. Therefore, for purposes of our analysis and opinion we have assumed that the Total Merger Value is equal to $147,824,827 and comprised of the Merger Consideration of $147,793,497 and $31,330 to be paid to the Malvern Optionholders.
We note that Article 8 of the Agreement sets forth the respective obligations of the Parties to consummate the Merger which include usual and customary closing conditions including (i) both Malvern and First Bank having obtained shareholder approval for the Merger, (ii) having obtained all necessary regulatory approvals and all statutory waiting periods, if any, shall have expired or been terminated, and no such regulatory approval includes or shall have resulted in the imposition of, any Burdensome Condition, (iii) the shares of First Bank Common Stock issuable pursuant to the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance, (iv) the Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, (v) each Party shall have received a written opinion of their representative counsel to the effect that, on the basis of the facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (vi) First Bank will agree to assume the covenants, agreements and obligations of Malvern under the Indenture of the Debt Securities of Malvern.
We also note that the Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time if any of the conditions set forth in Section 9.1 of the Agreement are met which include, among other usual and customary conditions, (i) termination by either Party in the event that the Merger shall not have been consummated by the 12-month anniversary of the date of the Agreement, (ii) termination by First Bank in the event that the board of directors of Malvern has failed to recommend the Merger and the approval of the Agreement by the shareholders of Malvern or otherwise effected a Change in the Malvern Recommendation in a manner adverse to the interests of First Bank, (iii) termination by either Malvern or First Bank if First Bank Shareholder Approval or Malvern Shareholder Approval, in either case, shall not have been obtained at a duly held meeting of such shareholders, and (iv) termination pursuant to the terms of Section 7.2 relating to the receipt of an Acquisition Proposal which constitutes or could reasonably be expected to lead to a Superior Proposal. In the event of the occurrence of the conditions set forth in Sections 9.1(c), 9.1(d)(relating to an Acquisition Proposal), 9.1(e) or 9.1(i) of the Agreement, Malvern shall pay first Bank a Termination Fee in the amount of $6,000,000.
With your consent and for purposes of our analysis and opinion, we have assumed that (i) the Agreement will not be terminated, (ii) there will be no adjustment to the Merger Consideration, and (iii) the Merger will proceed and be consummated in accordance with the terms of the Agreement.
You have requested our opinion as to the fairness to the shareholders of First Bank Common Stock, from a financial point of view, of the Total Merger Value to be paid by First Bank to Malvern in connection with the Merger. This opinion addresses only the fairness of the Total Merger Value to be paid by First Bank in connection with the Merger, and we are not opining on any individual stock, cash, or other components of the consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i) reviewed a draft of the Agreement dated December 10, 2022 as provided to Hovde by First Bank;
(ii) reviewed financial statements of Malvern for the twelve-month periods ended September 30, 2022, September 30, 2021 and September 30, 2020;
(iii) reviewed certain historical publicly available business and financial information concerning Malvern;
(iv) reviewed certain internal financial statements and other financial and operating data concerning Malvern;
(v) worked with First Bank and Malvern to develop a financial forecast for Malvern and a pro forma projection of the combined company following the Merger;
(vi) discussed with certain members of senior management of First Bank the business, financial condition, results of operations and future prospects of each entity, the history and past and current operations of First Bank and Malvern, First Bank’s and Malvern’s historical financial performance, and their assessment of the rationale for the Merger;
(vii) reviewed and analyzed materials detailing the Merger prepared by and First Bank, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Merger Adjustments”);
(viii) analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Merger Adjustments;
(ix) assessed current general economic, market and financial conditions;
(x) reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;
(xi) taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;
(xii) reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and
(xiii) performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time there will be, no material changes in the financial condition and results of operations of First Bank or Malvern since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by First Bank and Malvern are true and complete. We have relied upon the management of First Bank and Malvern as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by First Bank and Malvern, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by First Bank and Malvern on a basis reflecting the best currently available information and First Bank’s and Malvern’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by First Bank to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by First Bank or Malvern or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of First Bank and Malvern that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for First Bank and Malvern are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of First Bank or Malvern, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of First Bank or Malvern.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which First Bank or Malvern is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither First Bank nor Malvern is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by First Bank or Malvern or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. First Bank has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on First Bank or Malvern or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on First Bank or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of First Bank; (iii) any other strategic alternatives that might be available to First Bank; or (iv) whether First Bank has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Our opinion does not constitute a recommendation to First Bank as to whether or not First Bank should enter into the Agreement or to any stockholders of First Bank as to how such stockholders should vote at any meetings of stockholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Malvern relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the total Merger value is necessarily the lowest or best price that could be obtained in a merger or combination transaction of First Bank with Malvern. We do not express any opinion as to the value of First Bank Common Stock following the announcement of the proposed Merger, or the value of First Bank Common Stock following the consummation of the Merger, or the prices at which shares of First Bank Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of First Bank or Malvern.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of First Bank and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of First Bank Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with First Bank, we will receive from First Bank an opinion fee that is contingent upon the issuance of this opinion letter and a completion fee, less the opinion fee, that is contingent upon the consummation of the Merger. First Bank has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to Malvern for which it received a fee. During the past two years preceding the date of this opinion, Hovde has provided investment banking or financial advisory services to First Bank for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from First Bank in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, First Bank or Malvern or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Bank or Malvern for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and First Bank.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Total Merger Value to be paid to Malvern by First Bank in connection with the Merger is fair from a financial point of view to the shareholders of First Bank.
Sincerely,

HOVDE GROUP, LLC
Hovde Group, LLC

ANNEX D
STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS
New Jersey Statutes Annotated (“NJSA”) 17:9A-140
A. A stockholder who
(1) is entitled to vote at the meeting of stockholders prescribed by section 137; and who
(2) serves a written notice of dissent from the merger agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who
(3) does not vote to approve the merger agreement at the meeting prescribed by section 137, or at any adjournment thereof, may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the stockholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such stockholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.
B. Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting stockholder, and shall be made not later than the third day prior to the day fixed for the meeting of the stockholders of such bank pursuant to section 137.
C. Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting stockholder or his agent.
NJSA 17:9A-141
If a stockholder fails to accept the sum offered for his shares pursuant to section one hundred forty, he may, within three weeks after the receipt by him of the bank's offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section one hundred forty, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the merger agreement pursuant to section one hundred thirty-seven. The court may proceed in the action in a summary manner or otherwise. Any other stockholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all stockholders of such bank who are parties to such action.
NJSA 17:9A-142
A. The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The bank and each stockholder who is a party to the action instituted pursuant to section one hundred forty-one, may be represented by attorneys in the proceedings before such appraisers, and may present such evidence to them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each stockholder who is a party to said action.
B. The bank and each stockholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the report and appraisal shall be binding upon the bank and upon such stockholders, and the bank shall pay each such stockholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the merger agreement pursuant to section one hundred thirty-seven, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.
C. The Superior Court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of an action instituted pursuant to section one hundred forty-one. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a stockholder, or of the receiving bank, fill such vacancy.
D-1

NJSA 17:9A-143
Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.
NJSA 17:9A-144
A stockholder who fails to act pursuant to sections 140 or 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a stockholder in the receiving bank.
NJSA 17:9A-145
An offer by the bank and an acceptance thereof by the stockholder pursuant to section 140 and the determination of value upon proceedings brought pursuant to sections 141 and 142 shall constitute a debt of the receiving bank for the recovery of which an action will lie.
D-2

MALVERN
Bancorp Inc.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on April 27, 2023 for shares held directly and by 11:59 p.m. EDT on April 26, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MLVF2023SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on April 27, 2023 for shares held directly and by 11:59 p.m. EDT on April 26, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received no later than 11:59 p.m. EDT on April 27, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04400-S63553

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MALVERN BANCORP, INC.

NOTE: To transact such other business, as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

V04401-S63553

MALVERN BANCORP, INC.
Special Meeting of Shareholders
April 28, 2023, 10:00 AM EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MALVERN BANCORP, INC. FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2023 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of Malvern Bancorp, Inc. or any successors thereto, as proxies with full powers of substitution, to represent and vote, as designated on the reverse side, all the shares of common stock of Malvern Bancorp, Inc. held of record by the undersigned on March 10, 2023 at the Special Meeting of Shareholders to be held via a live webcast at www.virtualshareholdermeeting.com/MLVF2023SM, on Friday, April 28, 2023, at 10:00 a.m., EDT, or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Continued and to be signed on reverse side